As filed with the Securities and Exchange Commission on July 16, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE BEAUTY HEALTH COMPANY

(Exact name of registrant as specified in its charter)

Delaware	3841	85-1908962
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

2165 Spring Street

Long Beach, CA 90806

(800) 603-4996

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Liyuan Woo

Chief Financial Officer

2165 Spring Street

Long Beach, CA 90806 (800) 603-4996

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Brent T. Epstein, Esq.

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, CA 90071

(213) 485-1234

Approximate date of commencement of proposed offer to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”) check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per security	Proposed maximum aggregate offering price	Amount of registration fee
Class A common stock, par value $0.0001 per share(1)	89,501,743	$18.73(2)	$1,676,367,646.39(2)	$182,891.71
Warrants	9,333,333	—(3)	—(3)	—
Class A common stock underlying warrants(1) (4)	24,666,666	$11.50(5)	$283,666,659	$30,948.03
Total	112,813,071		$1,960,034,305.39	$213,839.74

(1)

Pursuant to Rule 416 under the Securities Act, the registrant is also registering an indeterminate number of additional shares of Class A common stock issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the shares of Class A common stock on The Nasdaq Global Market on July 14, 2021 (such date being within five business days of the date that this registration statement was first filed with the Securities and Exchange Commission (the “SEC”)). This calculation is in accordance with Rule 457(c) of the Securities Act.

(3)	Pursuant to Rule 457(g) of the Securities Act of 1933, as amended (the “Securities Act”), no separate fee is recorded for the warrants and the entire fee is allocated to the underlying common stock.
(4)

Reflects the shares of Class A common stock that may be issued upon exercise of the warrants, with each warrant exercisable for one share of Class A common stock, subject to adjustment, for an exercise price of $11.50 per share.

(5)	Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. The preliminary prospectus is not an offer to sell these securities and does not constitute the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 16, 2021

THE BEAUTY HEALTH COMPANY

89,501,743 SHARES OF CLASS A COMMON STOCK

9,333,333 WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK

24,666,666 SHARES OF CLASS A COMMON STOCK UNDERLYING WARRANTS

This prospectus relates to the resale from time to time of (i) an aggregate of 89,501,743 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of The Beauty Health Company, a Delaware corporation, and (ii) 9,333,333 warrants to purchase Class A Common Stock at an exercise price of $11.50 per share (the “Private Placement Warrants”) by the selling stockholders named in this prospectus (each a “Selling Stockholder” and, collectively, the “Selling Stockholders”). This prospectus also relates to the issuance by us of up to 15,333,333 shares of Class A Common Stock upon the exercise of outstanding public warrants (the “public warrants”) and private placement warrants (collectively, the “warrants”).

On May 4, 2021, we consummated the previously announced business combination pursuant to that certain Agreement and Plan of Merger, dated December 8, 2020, by and among Vesper Healthcare Acquisition Corp. (“Vesper Healthcare”), Hydrate Merger Sub I, Inc. (“Merger Sub I”), Hydrate Merger Sub II, LLC (“Merger Sub II”), LCP Edge Intermediate, Inc., the indirect parent of Edge Systems LLC d/b/a The HydraFacial Company (“HydraFacial”), and LCP Edge Holdco, LLC (“LCP,” and, in its capacity as the stockholders’ representative, the “Stockholders’ Representative”) (the “Merger Agreement”), pursuant to which we acquired, directly or indirectly, 100% of the stock of HydraFacial and its subsidiaries and the stockholders of HydraFacial as of immediately prior to the effective time (the “HydraFacial Stockholders”) hold a portion of our Class A Common Stock and changed our name from Vesper Healthcare Acquisition Corp. to The Beauty Health Company.

We are registering the resale of shares of Class A Common Stock and Private Placement Warrants as required by (i) an Amended and Restated Registration Rights Agreement, dated as of May 4, 2021 (the “Registration Rights Agreement”), entered into by and among us, BLS Investor Group LLC (the “Sponsor”) and the HydraFacial Stockholders and (ii) those certain subscription agreements (the “PIPE Subscription Agreements”), each dated December 8, 2020, entered into by us and certain qualified institutional buyers and accredited investors that purchased shares of Class A Common Stock in private placements consummated in connection with the Business Combination.

We will receive the proceeds from any exercise of the warrants for cash, but not from the resale of the shares of Class A Common Stock or private placement warrants by the Selling Stockholders.

We will bear all costs, expenses and fees in connection with the registration of the shares of Class A Common Stock and warrants. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares of Class A Common Stock and warrants.

Our shares of Class A Common Stock are listed on The Nasdaq Capital Market LLC (“Nasdaq”) under the symbol “SKIN.” On July 15, 2021, the closing sale price per share of our Class A Common Stock was $18.21. Our public warrants are listed on The Nasdaq Capital Market under the symbol “SKINW.” On July 15, 2021, the closing sale price per warrant of our public warrants was $7.25.

Investing in shares of our Class A Common Stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2021.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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CERTAIN DEFINED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company” and “Beauty Health” refer to The Beauty Health Company. In this prospectus:

“2021 Plan” means The Beauty Health Company 2021 Incentive Award Plan.

“Board” or “Board of Directors” means the board of directors of the Company.

“Business Combination” means the transactions contemplated by the Merger Agreement.

“Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of the Company.

“Class B Common Stock” means the shares of Class B common stock, par value $0.0001 per share, of the Company.

“Closing” means the closing of the Business Combination.

“Closing Date” means May 4, 2021, the closing date of the Business Combination.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the shares of common stock, par value $0.0001 per share, of the Company, consisting of Class A Common Stock and Class B Common Stock.

“Company” means The Beauty Health Company, a Delaware corporation.

“DGCL” means the General Corporation Law of the State of Delaware.

“DWHP” means DW Healthcare Partners IV (B), L.P., a Delaware limited partnership.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Founder Shares” means the 11,500,000 shares of Class B Common Stock that were owned by the Sponsor and converted to shares of Class A Common Stock prior in connection with the Business Combination.

“HydraFacial” means prior to the Business Combination, LCP Edge Intermediate, Inc., a Delaware corporation and indirect parent of Edge Systems LLC d/b/a The HydraFacial Company, and, unless the context otherwise requires, together with its subsidiaries, and after the Business Combination, the Company and its subsidiaries.

“HydraFacial Stockholder” means the holders of common stock and preferred stock of HydraFacial that is issued and outstanding immediately prior to the effective time of the Mergers, DWHP and LCP.

“Investor Rights Agreement” means the investor rights agreement, dated May 4, 2021, by and between LCP and the Company.

“IPO” means the Company’s initial public offering, consummated on October 2, 2020, through the sale of 46,000,000 public units (including 6,000,000 units sold pursuant to the underwriters’ partial exercise of their over-allotment option) at $10.00 per unit.

“IPO Closing Date” means October 2, 2020.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“LCP” means LCP Edge Holdco, LLC, a Delaware limited liability company.

“Marcum” means Marcum LLP, independent registered public accounting firm to Vesper.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of December 8, 2020, by and among the Company, Merger Sub I, Merge Sub II, HydraFacial, and LCP.

“Mergers” means the First Merger and the Second Merger.

“Nasdaq” means The Nasdaq Capital Market.

“Private Placement” means the private placement of 35,000,000 shares of Class A Common Stock with a limited number of qualified institutional buyers and accredited investors (as defined by Rule 501 of Regulation D) pursuant to Section 4(a)(2) of the Securities Act, for gross proceeds to the Company in an aggregate amount of approximately $350,000,000.

“Private Placement Investors” means those certain investors who have entered into the Subscription Agreements to purchase 35,000,000 shares of Class A Common Stock in the Private Placement.

“Private Placement Warrants” means the warrants held by the Sponsor that were issued to the Sponsor on the IPO Closing Date, each of which is exercisable for one share of Class A Common Stock, in accordance with its terms.

“public shares” means shares of Class A Common Stock included in the public units issued in the Company’s IPO, whether they were purchases in the IPO or thereafter in the open market.

“public stockholders” means the holders of our public shares.

“public units” means one share of Class A Common Stock and one-third of one public warrant of the Company, whereby each whole public warrant entitles the holder thereof to purchase one share of Class A Common Stock at an exercise price of $11.50 per share of Class A Common Stock, sold in the IPO.

“public warrants” means the warrants included in the public units issued in the Company’s IPO, each of which is exercisable for one share of Class A Common Stock, in accordance with its terms.

“Registration Rights Agreement” means that certain amended and restated registration rights agreement, by and among the Company, the Sponsor and the HydraFacial Stockholders.

“Restricted Stockholders” means the Sponsor and the HydraFacial Stockholders.

“SEC” means the United States Securities and Exchange Commission.

“Second Amended and Restated Certificate of Incorporation” means the second amended and restated certificate of incorporation of the Company.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor” means BLS Investor Group LLC, a Delaware limited liability company.

“Subscription Agreements” means, collectively, those certain subscription agreements entered into on December 8, 2020, between the Company and certain investors, pursuant to which such investors have agreed to purchase an aggregate of 35,000,000 shares of Class A Common Stock in the Private Placement.

“Trust Account” means the trust account of the Company that held the proceeds from the Company’s IPO.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “believes,” “estimates,” “anticipates,” “expects,” “intends,” “plans,” “may,” “will,” “potential,” “projects,” “predicts,” “continue,” or “should,” or, in each case, their negative or other variations or comparable terminology. There can be no assurance that actual results will not materially differ from expectations. Such statements include, but are not limited to, any statements that are not statements of current or historical facts. These statements are based on management’s current expectations, but actual results may differ materially due to various factors, including, but not limited to:

•	the inability to maintain the Company’s listing on Nasdaq following the Business Combination;

•	the risk that the Business Combination disrupts current plans and operations as a result of the announcement and consummation of the transactions;

•

the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

•	costs related to the Business Combination;

•	the outcome of any legal proceedings that may be instituted against the Company following consummation of the Business Combination;

•	changes in applicable laws or regulations;

•	the possibility that the Company may be adversely affected by other economic, business and/or competitive factors;

•	the impact of the continuing COVID-19 pandemic on the Company’s business; and

•	other risks and uncertainties set forth in the section titled “Risk Factors.”

The forward-looking statements contained in this report are based on our current expectations and beliefs concerning future developments and their potential effects on us. Future developments affecting us may not be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” See also the section entitled “Where You Can Find Additional Information.”

Unless the context otherwise requires, all references in this prospectus to “Beauty Health,” the “Company,” the “Registrant,” “we,” “us” and “our” in this prospectus refer to the parent entity formerly named Vesper Healthcare Acquisition Corp., after giving effect to the Business Combination, and as renamed The Beauty Health Company, and where appropriate, our consolidated subsidiaries, including Edge Systems LLC d/b/a The HydraFacial Company, and references in this prospectus to “Vesper” refer to Vesper Healthcare Acquisition Corp. before giving effect to the Business Combination.

Our Company

Founded in 1997, HydraFacial is a category-creating beauty health company. Its offerings in skin care and scalp health occupy a position at the intersection of medical aesthetics and traditional skin and personal care products. HydraFacial treatments are convenient, affordable, personalized and have demonstrated effectiveness. HydraFacial distributes its products in 87 countries through multiple channels including day spas, hotels, dermatologists, plastic surgeons and beauty retail.

HydraFacial uses a unique, Vortex-Fusion Delivery System (as defined below) to cleanse, extract, and hydrate with proprietary serums that are made with nourishing ingredients, offering consumers a gratifying glow in just three steps and 30 minutes. Treatments can be further customized to address individual skin concerns and needs with the use of a variety of specific booster serums. HydraFacial makes skin care accessible to a broad consumer base at a relatively affordable price point and can be used by women and men of all ages and skin types. HydraFacial believes that its community of estheticians and providers, consumers and partners, which it calls, collectively, the “HydraFacial Nation,” is an important contributor to HydraFacial’s success and growth.

We believe that HydraFacial is a powerful platform for the providers of HydraFacial treatments to create loyal and satisfied customers who book this base service and, furthermore, create an opportunity for the providers to serve as trusted sources for additional offerings such as HydraFacial’s and its partners’ boosters, among other add-on offerings. HydraFacial’s data show that 20% of HydraFacial users receive at least six other skin care procedures annually, making them highly sought customers for providers. HydraFacial has also generated high Net Promoter Scores (“NPS”), a customer loyalty and satisfaction measurement assessed by asking customers how likely they are to recommend a certain product or service to others. Based on a study performed by a major consulting firm on our behalf which surveyed over 1,000 HydraFacial users, and consistent with studies conducted in the industry, HydraFacial enjoys a strong NPS of 40, which is much higher than the NPS scores for other skin care regimens reported as commonly used by HydraFacial users, which are typically between 2 and 25. HydraFacial’s NPS score among estheticians and providers, where awareness is higher, is 80.

HydraFacial has focused on educating and deploying estheticians on a worldwide basis. These estheticians are not HydraFacial employees or contractors, but nonetheless go on to become the brand’s greatest awareness drivers and advocates, and most often, the point of education for consumers. Consumer awareness of HydraFacial has continued to build due to the recommendations and influence of estheticians, who we believe the consumers view as trusted resources. The esthetician providers of HydraFacial treatments, many of whom have been highly trained by HydraFacial, are one of the critical components to its success and, ultimately, an important competitive advantage, since their cumulative training, expertise and skills help provide for a superior skin care experience for the consumer. HydraFacial’s goal is to elevate the capabilities, knowledge and economic benefits for estheticians globally. We believe HydraFacial’s products provide a compelling rationale for adoption and use by estheticians for the benefit of their consumers.

With more than 17,000 delivery systems currently across 87 countries globally, the HydraFacial brand spans across channels, through partnerships with medical professionals, spas and resorts, and beauty retailers like Sephora, in addition to co-branded strategic partnerships with global brands and international partners. Currently, Sephora is HydraFacial’s largest account globally. Among the providers of HydraFacial treatments, dermatologists, plastic surgeons and the estheticians at their offices have the most multiple units in their facilities.

HydraFacial’s business model is based upon selling delivery systems that use a stream of consumables. HydraFacial’s consumables include core serums, tips and boosters sold for single use for each treatment by the HydraFacial delivery system. Both the delivery systems and the related consumable revenue streams are highly profitable with very attractive product margin profiles. From 2016 to 2019, revenues grew at a CAGR of 52%, while adjusted EBITDA grew at a CAGR of 33%. Due to the impact of COVID-19 on HydraFacial’s results during 2020, revenue grew at a CAGR of 26% while adjusted EBITDA decreased at a CAGR of (17)% from 2016 to 2020. HydraFacial’s sales growth has been driven by delivery system growth in the U.S. and international markets and increasing revenue driven by its consumables. From 2016 to 2019, delivery systems grew globally at a CAGR of 28%.

HydraFacial has continued to focus on innovation, including in delivery systems and serums. With the successful launch of its Perk by HydraFacial for Sephora, which is at a lower price point, HydraFacial is expanding its retail reach. In addition, with the launch of Keravive in January of 2020, HydraFacial entered the emerging area of scalp health. Similar to the HydraFacial treatment, Keravive cleans, decongests and hydrates the scalp with growth factor serums. For both these products, HydraFacial and Keravive, we believe the combination of HydraFacial’s delivery systems, consumables, provider training, consumers, powerful platform, ecosystem of partners and data flywheel creates a potent formula for growth.

Initial Business Combination

On April 29, 2021, the Business Combination was approved by the Company’s stockholders at a special meeting.

Pursuant to the terms of the Merger Agreement and customary adjustments set forth therein, the aggregate merger consideration paid to the HydraFacial Stockholders in connection with the Business Combination was approximately $975,000,000 less HydraFacial’s net indebtedness as of the Closing Date, and subject to further adjustments for transaction expenses, and net working capital relative to a target. The merger consideration included both cash consideration and consideration in the form of newly issued Class A Common Stock. The aggregate cash consideration paid to the HydraFacial Stockholders at the Closing was approximately $368 million, consisting of the Company’s cash and cash equivalents as of the Closing (including proceeds of $350 million from the Private Placement, and approximately $433 million of cash available to the Company from the trust account that held the proceeds from the Company’s initial public offering (the “Trust Account”)) after giving effect to income and franchise taxes payable in respect of interest income earned in the Trust Account and redemptions that were elected by the Company’s public stockholders, minus approximately $224 million used to repay HydraFacial’s outstanding indebtedness at the Closing, minus approximately $94 million of transaction expenses of HydraFacial and the Company, minus $100 million. The remainder of the consideration paid to the HydraFacial Stockholders consisted of 35,501,743 newly issued shares of Class A Common Stock.

Earn-Out

Under the Merger Agreement, in addition to the consideration paid at the closing of the Business Combination, the stockholders of HydraFacial received contingent consideration from the Company if certain acquisition targets identified by HydraFacial within one year after the closing of the Business Combination (the “Earn-out Shares”). The Earn-out shares were issued on July 15, 2021.

Summary Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” immediately following this prospectus summary, that represent challenges that we face in connection with the successful implementation of our strategy and the growth of our business. In particular, the following considerations, among others, may offset our competitive strengths or have a negative effect on our business strategy, which could cause a decline in the price of shares of our Class A Common Stock or warrants and result in a loss of all or a portion of your investment:

•	The beauty health industry is highly competitive, and if we are unable to compete effectively its results will suffer.

•	Our new product introductions may not be as successful as it anticipates.

•	Any damage to HydraFacial’s reputation or brand may materially and adversely affect its business, financial condition and results of operations.

•	Our success depends, in part, on the quality, performance and safety of its products.

•	We may not be able to successfully implement its growth strategy.

•	Our growth and profitability are dependent on a number of factors, and its historical growth may not be indicative of its future growth.

•	We may be unable to manage its growth effectively.

•	We have a history of net losses and may experience future losses.

•	A disruption in HydraFacial’s operations could materially and adversely affect our business.

•	We rely on a number of third-party suppliers, distributors and other vendors.

•	If we are unable to protect our intellectual property the value of our brand and other intangible assets may be diminished through counterfeit versions of some of its products.

•

Our success depends on its ability to operate its business without infringing, misappropriating or otherwise violating the trademarks, patents, copyrights and other proprietary rights of third parties.

•	We require United States Food and Drug Administration (“FDA”) approval for its products and other regulatory approval internationally, and it may encounter difficulty in obtaining that approval.

•	Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.

•

We have identified a material weakness in our internal control over financial reporting as of December 31, 2020, and, as a result, we have determined that our disclosure controls and procedures were not effective as of December 31, 2020. If we are unable to develop and maintain an effective system of internal control over financial reporting and effective disclosure controls and procedures, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

•	We may face litigation and other risks as a result of the material weakness in our internal control over financial reporting.

Corporate Information

On May 4, 2021, we completed the Business Combination with Vesper, under which Vesper was renamed “The Beauty Health Company.” As of the open of trading on May 5, 2021, the Class A Common Stock and warrants of Beauty Health, formerly those of Vesper, began trading on Nasdaq as “SKIN” and “SKINW,” respectively.

Our principal executive offices are located at 2165 Spring Street, Long Beach, CA 90806, and our telephone number is (800) 603-4996. Our website address is www.beautyhealth.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Sources of Industry and Market Data

Where information has been sourced from a third-party, the source of such information has been identified. Unless otherwise indicated, the information contained in this prospectus on the market environment, market developments, growth rates, market trends and competition in the markets in which we operate is taken from publicly available sources, including third-party sources, or reflects our estimates that are principally based on information from publicly available sources.

Emerging Growth Company and Smaller Reporting Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of Vesper’s initial public offering of units, which occurred on October 2, 2020, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the prior June 30th; and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates exceeds $250 million as of the end of that fiscal year’s second fiscal quarter, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the end of that fiscal year’s second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.

In the course of conducting our business operations, we are exposed to a variety of risks. These risks are generally inherent to the alternative asset management industry or otherwise generally impact alternative asset managers like us. Any of the risk factors we describe below have affected or could materially adversely affect our business, financial condition and results of operations. The market price of shares of our Class A Common Stock could decline, possibly significantly or permanently, if one or more of these risks and uncertainties occurs. Certain statements in “Risk Factors” are forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

The beauty health industry is highly competitive, and if the Company is unable to compete effectively its results will suffer.

The Company faces vigorous competition from companies throughout the world, including large multinational consumer products companies that have many beauty health brands under ownership and standalone beauty and skincare brands, including those that may target the latest trends or specific distribution channels. Competition in the beauty and skincare industry is based on the introduction of new products, pricing of products, quality of products and packaging, brand awareness, perceived value and quality, innovation, in-store presence and visibility, promotional activities, advertising, editorials, e-commerce and mobile-commerce initiatives and other activities. The Company must compete with a high volume of new product introductions and existing products by diverse companies across several different distribution channels.

Many multinational consumer companies have greater financial, technical or marketing resources, longer operating histories, greater brand recognition or larger customer bases than The Company does and may be able to respond more effectively to changing business and economic conditions than it can. The Company’s competitors may attempt to gain market share by offering products at prices at or below the prices at which its products are typically offered, including through the use of large percentage discounts. Competitive pricing may require The Company to reduce its prices, which would decrease its profitability or result in lost sales. The Company’s competitors, many of whom have greater resources than the Company does, may be better able to withstand these price reductions and lost sales.

It is difficult for the Company to predict the timing and scale of its competitors’ activities in these areas or whether new competitors will emerge in the beauty health industry. In recent years, numerous online, “indie” and influencer-backed beauty health companies have emerged and garnered significant followings. In addition, further technological breakthroughs, including new and enhanced technologies that increase competition in the online retail market, new product offerings by competitors and the strength and success of The Company’s competitors’ marketing programs may impede its growth and the implementation of its business strategy.

The Company’s ability to compete also depends on the continued strength of its brand and products, the success of its marketing, innovation and execution strategies, the continued diversity of its product offerings, the successful management of new product introductions and innovations, strong operational execution, including in order fulfillment, and its success in entering new markets and expanding its business in existing geographies. If the Company is unable to continue to compete effectively, it could have a material adverse effect on its business, financial condition and results of operations.

The Company’s new product introductions may not be as successful as it anticipates.

The beauty health industry is driven in part by beauty and skincare trends, which may shift quickly. The Company’s continued success depends on its ability to anticipate, gauge and react in a timely and cost-effective manner to changes in consumer preferences for beauty health products, consumer attitudes toward its industry and brand and where and how consumers shop for and use these products. The Company must continually work to develop, produce and market new products, maintain and enhance the recognition of its brand, maintain a favorable mix of products and develop its approach as to how and where it markets and sells its products.

The Company has an established process for the development, evaluation and validation of its new product concepts. Nonetheless, each new product launch involves risks, as well as the possibility of unexpected consequences. For example, the acceptance of new product launches and sales to its providers may not be as high as it anticipates, due to lack of acceptance of the products themselves or their price, or limited effectiveness of the Company’s marketing strategies. In addition, the Company’s ability to launch new products may be limited by delays or difficulties affecting the ability of its suppliers or manufacturers to timely manufacture, distribute and ship new products. The Company may also experience a decrease in sales of certain existing products as a result of newly launched products Any of these occurrences could delay or impede the Company’s ability to achieve its sales objectives, which could have a material adverse effect on the Company’s business, financial condition and results of operations.

Any damage to the Company’s reputation or brand may materially and adversely affect its business, financial condition and results of operations.

The Company believes that developing and maintaining its brand is critical and that its financial success is directly dependent on consumer perception of its brand. Furthermore, the importance of brand recognition may become even greater as competitors offer more products similar to the Company’s products.

The Company has relatively low brand awareness among consumers when compared to other beauty health brands and maintaining and enhancing the recognition and reputation of its brand is critical to its business and future growth. Many factors, some of which are beyond the Company’s control, are important to maintaining its reputation and brand. These factors include the Company’s ability to comply with ethical, social, product, labor and environmental standards. Any actual or perceived failure in compliance with such standards could damage the Company’s reputation and brand.

The growth of the Company’s brand depends largely on its ability to provide a high-quality consumer experience, which in turn depends on its ability to bring innovative products to the market at competitive prices that respond to consumer demands and preferences. Additional factors affecting the Company’s consumer experience include a reliable and user-friendly website interface and mobile applications for its consumers to browse and purchase products on its e-commerce websites. If the Company is unable to preserve its reputation, enhance its brand recognition or increase positive awareness of its products and Internet platforms, it may be difficult for the Company to maintain and grow its consumer base, and its business, financial condition and results of operations may be materially and adversely affected.

The success of the Company’s brand may also suffer if its marketing plans or product initiatives do not have the desired impact on its brand’s image or its ability to attract consumers. Further, the Company’s brand value could diminish significantly due to a number of factors, including consumer perception that it has acted in an irresponsible manner, adverse publicity about its products, its failure to maintain the quality of its products, product contamination, the failure of its products to deliver consistently positive consumer experiences, or its products becoming unavailable to consumers.

The Company’s success depends, in part, on the quality, efficacy and safety of its products.

Any loss of confidence on the part of consumers in the ingredients used in the Company’s products, whether related to product contamination or product safety or quality failures, actual or perceived, or inclusion of prohibited ingredients, could tarnish the image of its brand and could cause consumers to choose other products. Allegations of contamination or other adverse effects on product safety or suitability for use by a particular consumer, even if untrue, may require the Company to expend significant time and resources responding to such allegations and could, from time to time, result in a recall of a product from any or all of the markets in which the affected product was distributed. Any such issues or recalls could negatively affect the Company’s profitability and brand image.

If the Company’s products are found to be, or perceived to be, defective or unsafe, or if they otherwise fail to meet its consumers’ expectations, its relationships with consumers could suffer, the appeal of its brand could be diminished, the Company may need to recall some of its products and/or become subject to regulatory action, and it could lose sales or market share or become subject to boycotts or liability claims. In addition, third parties may sell counterfeit versions of some of its products. These counterfeit products may pose safety risks, may fail to meet consumers’ expectations, and may have a negative impact on its business. Any of these outcomes could result in a material adverse effect on its business, financial condition and results of operations.

Demand for the Company’s products may not increase as rapidly as it anticipates due to a variety of factors including a weakness in general economic conditions and resistance to non-traditional treatment methods.

Consumer spending habits are affected by, among other things, prevailing economic conditions, levels of employment, salaries and wage rates, consumer confidence and consumer perception of economic conditions. A general slowdown in the U.S. economy and certain international economies or an uncertain economic outlook would adversely affect consumer spending habits which may, among other things, result in reduced patient traffic in dermatology or internal medicine offices, and in medical spa facilities and spa facilities, reduction in consumer spending on elective, non-urgent, or higher value treatments such as those offered by the Company’s providers or a reduction in the demand for aesthetic services generally, each of which would have a material adverse effect on the Company’s sales and operating results. Weakness in the global economy results in a challenging environment for selling aesthetic technologies and doctors and/or aestheticians may postpone investments in capital equipment, such as the Company’s delivery systems. Increased market acceptance of all of the Company’s products and treatments will depend in part upon the recommendations of medical and aesthetics professionals, as well as other factors including effectiveness, safety, ease of use, reliability, aesthetics, and price compared to competing products and treatment methods.

The Company may experience declines in average selling prices of its products which may decrease its net revenues.

The Company provides volume-based discount programs to its customers and may offer additional products purchased at a discounted price. In addition, the Company sells a number of products at different list prices which also differ based on regions and or country. If the Company changes volume-based discount programs affecting its average selling prices; if it introduces any price reductions or consumer rebate programs; if it expands its discount programs or participation in these programs increases; if its critical accounting estimates materially differ from actual behavior or results; or if its geographic, channel, or product mix shifts to lower priced products or to products that have a higher percentage of deferred revenue, its average selling prices would be adversely affected. Additionally, in response to the COVID-19 pandemic, the Company may find it needs to discount the price for its products to facilitate sales in uncertain times. Were any of the foregoing to occur, the Company’s net revenues, gross profit, gross margin and net income may be reduced.

Risks factors related to the Company’s growth and profitability

The Company may not be able to successfully implement its growth strategy.

The Company’s future growth, profitability and cash flows depend upon its ability to successfully implement its business strategy, which, in turn, is dependent upon a number of key initiatives, including its ability to:

•	drive demand in the brand;

•	invest in digital capabilities;

•	improve productivity in its retailers, U.S. medical spa facilities and U.S. spa facilities;

•	implement the necessary cost savings to help fund its marketing and digital investments; and

•	pursue strategic extensions that can leverage its strengths and bring new capabilities.

There can be no assurance that the Company can successfully achieve any or all of the above initiatives in the manner or time period that it expects. Further, achieving these objectives will require investments which may result in short-term cost increases with net sales materializing on a longer-term horizon and therefore may be dilutive to the Company’s earnings. The Company cannot provide any assurance that it will realize, in full or in part, the anticipated benefits it expects its strategy will achieve. The failure to realize those benefits could have a material adverse effect on its business, financial condition and results of operations.

The Company’s growth and profitability are dependent on a number of factors, and its historical growth may not be indicative of its future growth.

The Company’s historical growth should not be considered as indicative of its future performance. The Company may not be successful in executing its growth strategy, and even if it achieves its strategic plan, it may not be able to sustain profitability. In future periods, the Company’s revenue could decline, or grow more slowly than it expects. The Company also may incur significant losses in the future for a number of reasons, including the following risks and the other risks described in this report, and it may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors:

•	it may lose one or more significant providers, or sales of its products through these providers may decrease;

•	the ability of its third-party suppliers to produce its products and of its distributors to distribute its products could be disrupted;

•	its products may be the subject of regulatory actions, including but not limited to actions by the FDA, the FTC and the Consumer Product Safety Commission (“CPSC”) in the United States;

•	it may be unable to introduce new products that appeal to consumers or otherwise successfully compete with its competitors in the beauty health industry;

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it may be unsuccessful in enhancing the recognition and reputation of its brand, and its brand may be damaged as a result of, among other reasons, its failure, or alleged failure, to comply with applicable ethical, social, product, labor or environmental standards;

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it may experience service interruptions, data corruption, cyber-based attacks or network security breaches which result in the disruption of its operating systems or the loss of confidential information of its consumers;

•	it may be unable to retain key members of its senior management team or attract and retain other qualified personnel; and

•	it may be affected by any adverse economic conditions in the United States or internationally.

The Company may be unable to grow its business effectively or efficiently, which would harm its business, financial condition and results of operations.

Growing the Company’s business will place a strain on its management team, financial and information systems, supply chain and distribution capacity and other resources. To manage growth effectively, the Company must continue to enhance its operational, financial and management systems, including its warehouse management and inventory control; maintain and improve its internal controls and disclosure controls and procedures; maintain and improve its information technology systems and procedures; and expand, train and manage its employee base.

The Company may not be able to effectively manage this expansion in any one or more of these areas, and any failure to do so could significantly harm its business, financial condition and results of operations. Growing the Company’s business may make it difficult for it to adequately predict the expenditures it will need to make in the future. If the Company does not make the necessary overhead expenditures to accommodate its future growth, the Company may not be successful in executing its growth strategy, and its results of operations would suffer.

Acquisitions or investments could disrupt the Company’s business and harm its financial condition.

The Company frequently reviews acquisition and strategic investment opportunities that would expand its current product offerings, its distribution channels, increase the size and geographic scope of its operations or otherwise offer growth and operating efficiency opportunities. There can be no assurance that the Company will be able to identify suitable candidates or consummate these transactions on favorable terms. The process of integrating an acquired business, product or technology can create unforeseen operating difficulties, expenditures and other challenges such as:

•	potentially increased regulatory and compliance requirements;

•	implementation or remediation of controls, procedures and policies at the acquired company;

•	diversion of management time and focus from operation of its then-existing business to acquisition integration challenges;

•	coordination of product, sales, marketing and program and systems management functions;

•	transition of the acquired company’s users and providers onto its systems;

•	retention of employees from the acquired company;

•	integration of employees from the acquired company into the Company’s organization;

•	integration of the acquired company’s accounting, information management, human resources and other administrative systems and operations into the Company’s systems and operations;

•	liability for activities of the acquired company prior to the acquisition, including violations of law, commercial disputes and tax and other known and unknown liabilities; and

•	litigation or other claims in connection with the acquired company, including claims brought by terminated employees, providers, former stockholders or other third parties.

If the Company is unable to address these difficulties and challenges or other problems encountered in connection with any acquisition or investment, it might not realize the anticipated benefits of that acquisition or investment and it might incur unanticipated liabilities or otherwise suffer harm to its business generally.

To the extent that the Company pays the consideration for any acquisitions or investments in cash, it would reduce the amount of cash available to the Company for other purposes. Acquisitions or investments could also result in dilutive issuances of the Company’s equity securities or the incurrence of debt, contingent liabilities, amortization expenses, increased interest expenses or impairment charges against goodwill on its consolidated balance sheet, any of which could have a material adverse effect on its business, financial condition and results of operations. There can be no assurance that any contemplated or future acquisition will occur.

The Company’s operating results have fluctuated in the past and the Company expects its future quarterly and annual operating results to fluctuate for a variety of reasons, particularly as it focuses on increasing provider and consumer demand for its products. Some of the factors that could cause the Company’s operating results to fluctuate include:

•	limited visibility into, and difficulty predicting from quarter to quarter, the level of activity in its customers’ practices;

•	changes in geographic, channel, or product mix;

•	weakness in consumer spending as a result of a slowdown in the global, U.S. or other economies;

•	higher manufacturing costs;

•	competition in general and competitive developments in the market;

•	changes in relationships with its customers and distributors, including timing of orders;

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changes in the timing of when revenues are recognized, including as a result of the timing of receipt of product orders and shipments, the introduction of new products and software releases, product offerings or promotions, modifications to its terms and conditions or as a result of new accounting pronouncements or changes to critical accounting estimates;

•	fluctuations in currency exchange rates against the U.S. dollar;

•	its inability to scale, suspend or reduce production based on variations in product demand;

•	increased participation in its customer rebate or discount programs could adversely affect its average selling prices;

•	seasonal fluctuations in demand;

•	success of or changes to its marketing programs from quarter to quarter;

•	increased advertising or marketing efforts or aggressive price competition from competitors;

•	changes to its effective tax rate;

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unanticipated delays and disruptions in the manufacturing process caused by insufficient capacity or availability of raw materials, turnover in the labor force or the introduction of new production processes, power outages or natural or other disasters beyond its control;

•	underutilization of manufacturing facilities;

•	major changes in available technology or the preferences of customers may cause its current product offerings to become less competitive or obsolete;

•	costs and expenditures in connection with litigation;

•	costs and expenditures in connection with the establishment of treatment planning and fabrication facilities in international locations;

•	costs and expenditures in connection with hiring and deployment of direct sales force personnel;

•	unanticipated delays in its receipt of patient records for any reason;

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disruptions to its business due to political, economic or other social instability or any governmental regulatory or similar actions, including the impact of a pandemic such as the COVID-19 pandemic, any of which results in changes in consumer spending habits, consumers unable or unwilling to visit spas, as well as any impact on workforce absenteeism;

•	inaccurate forecasting of net revenues, production and other operating costs;

•	investments in research and development to develop new products and enhancements;

•	material impairments in the value of its privately held companies; and

•	timing of industry tradeshows.

To respond to these and other factors, the Company may make business decisions that adversely affect its operating results such as modifications to its pricing policy, promotions, development efforts, product releases, business structure or operations. Most of its expenses, such as employee compensation and lease payment obligations, are relatively fixed in the short term. Moreover, its expense levels are based, in part, on its expectations regarding future revenue levels. As a result, if its net revenues for a particular period fall below expectations, the Company may be unable to adjust spending quickly enough to offset any shortfall in net revenues. Due to these and other factors, the Company believes that quarter-to-quarter comparisons of its operating results may not be meaningful. You should not rely on the Company’s results for any one quarter as an indication of its future performance.

The Company has a history of net losses and may experience future losses.

The Company has yet to establish any history of profitable operations. The Company reported net losses of $3.3 million and $29.2 million during the three months ended March 31, 2021 and the fiscal year ended December 31, 2020, respectively. The Company expects to incur additional operating losses for the foreseeable future. Furthermore, the Company’s strategic plan will require a significant investment in product development, sales, marketing and administrative programs, which may not result in the accelerated revenue growth that it anticipates. As a result, there can be no assurance that the Company will ever generate substantial revenues or achieve or sustain profitability.

Risk factors related to the Company’s business operations

A disruption in the Company’s operations could materially and adversely affect its business.

As a company engaged in distribution on a global scale, the Company’s operations, including those of its third-party suppliers, brokers and delivery service providers, are subject to the risks inherent in such activities, including industrial accidents, environmental events, strikes and other labor disputes, disruptions in information systems, product quality control, safety, licensing requirements and other regulatory issues, as well as natural disasters, pandemics (such as the COVID-19 pandemic), border disputes, acts of terrorism and other external factors over which the Company and its third-party suppliers, brokers and delivery service providers have no control. The loss of, or damage to, the manufacturing facilities or distribution centers of the Company’s third-party suppliers, brokers and delivery service providers could materially and adversely affect its business, financial condition and results of operations.

The Company depends heavily on contracted third-party delivery service providers to deliver its products to its distribution facilities and logistics providers, and from there to its providers. The Company also depends on contracted third-party delivery service providers to deliver its products directly to providers as part of a direct sale to those providers. Interruptions to or failures in these delivery services could prevent the timely or successful delivery of its products.

These interruptions or failures may be due to unforeseen events that are beyond the Company’s control or the control of its third-party delivery service providers, such as inclement weather, natural disasters or labor unrest. If its products are not delivered on time or are delivered in a damaged state, providers and customers may refuse to accept the Company’s products and have less confidence in its services.

The Company’s ability to meet the needs of its consumers depends on the proper operation of its distribution facilities, where most of its inventory that is not in transit is housed. The Company’s insurance coverage may not be sufficient to cover the full extent of any loss or damage to its inventory or distribution facilities, and any loss, damage or disruption of the facilities, or loss or damage of the inventory stored there, could materially and adversely affect its business, financial condition and results of operations.

The recent outbreak of the COVID-19 global pandemic and related government, private sector and individual consumer responsive actions have adversely affected, and will continue adversely affect, the Company’s business, financial condition and results of operations.

The outbreak of the COVID-19 virus has been declared a pandemic by the World Health Organization and continues to spread in the United States and around the world. Related government and private sector responsive actions, as well as changes in consumer spending behaviors, have adversely affected, and will continue to adversely affect the Company’s business, financial condition and results of operations. It is impossible to predict the effect and ultimate impact of the COVID-19 pandemic, as the situation is rapidly evolving.

In response to the spread of the COVID-19 virus, international, federal, state and local governments have ordered the shutdown of non-essential businesses and have recommended precautions to mitigate the spread of the COVID-19 virus, including warning against congregating in heavily populated areas, such as malls, shopping centers, and other retailers. The outbreak and global spread of COVID-19 virus has significantly disrupted the Company’s operating environment, including manufacturing, distribution, and the ability of many of its providers to operate. The Company has also seen shifts in consumer preferences and practices. There is significant uncertainty around the breadth and duration of business disruptions related to the COVID-19 virus, as well as its impact on the U.S. and global economy and the Company’s consumers’ spending habits.

While the Company’s suppliers and distribution centers currently remain open, there is a risk that any of these facilities (i) may become less productive or encounter disruptions due to employees at the facilities becoming infected with the COVID-19 virus and/or (ii) are no longer allowed to operate based on directives from public health officials or government authorities. Additionally, there is a risk of decreased, or further decreased, demand if the Company’s provider facilities are no longer allowed to operate based on directives from public health officials or government authorities.

As a result of the COVID-19 pandemic, the Company may be required to have many of the Company’s personnel work remotely in the future and it is possible that this could have a negative impact on the execution of its business plans and operations. If a natural disaster, power outage, connectivity issue, or other event occurs that impacts the Company’s employees’ ability to work remotely, it may be difficult or, in certain cases, impossible, for the Company to continue its business for a substantial period of time. The increase in remote working may also result in consumer privacy, IT security and fraud concerns as well as increase the Company’s exposure to potential wage and hour issues.

The uncertainty around the duration of business disruptions and the extent of the spread of the COVID-19 virus in the United States and to other areas of the world will likely continue to adversely impact the national or global economy and negatively impact consumer spending and shopping behaviors. If the pandemic worsens, the Company may see a further drop in the ability of the Company’s providers to operate or in the willingness of consumers to purchase optional beauty health treatments. Any of these outcomes could have an adverse impact on the Company’s business, financial condition and results of operations. The extent to which the COVID-19 pandemic impacts the Company’s results will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of the COVID-19 pandemic and the actions taken to contain it or treat its impact.

The Company’s success depends, in part, on its retention of key members of its senior management team and ability to attract and retain qualified personnel.

The Company’s success depends, in part, on its ability to retain its key employees, including its executive officers, senior management team and development, operations, finance, sales and marketing personnel. The Company is a small company that relies on a few key employees, any one of whom would be difficult to replace and, because it is a small company, it believes that the loss of key employees may be more disruptive to the Company than it would be to a larger company. The Company’s success also depends, in part, on its continuing ability to identify, hire, train and retain other highly qualified personnel. In addition, the Company may be unable to effectively plan for the succession of senior management, including its chief executive officer. The loss of key personnel or the failure to attract and retain qualified personnel may have a material adverse effect on its business, financial condition and results of operations.

The Company relies on a number of third-party suppliers, distributors and other vendors, and they may not continue to produce products or provide services that are consistent with the Company’s standards or applicable regulatory requirements, which could harm its brand, cause consumer dissatisfaction, and require the Company to find alternative suppliers of its products or services.

The Company uses multiple third-party suppliers based in the United States and overseas to source substantially all of its products. The Company engages its third-party suppliers on a purchase order basis and is not party to long-term contracts with any of them. The ability of these third parties to supply the Company’s products may be affected by competing orders placed by other persons and the demands of those persons. If the Company experiences significant increases in demand or need to replace a significant number of existing suppliers, there can be no assurance that additional supply capacity will be available when required on terms that are acceptable to the Company, or at all, or that any supplier will allocate sufficient capacity to the Company in order to meet its requirements.

In addition, quality control problems, such as the use of ingredients and delivery of products that do not meet its quality control standards and specifications or comply with applicable laws or regulations, could harm its business. These quality control problems could result in regulatory action, such as restrictions on importation, products of inferior quality or product stock outages or shortages, harming its sales and creating inventory write-downs for unusable products.

The Company has also outsourced significant portions of its distribution process overseas, as well as certain technology-related functions, to third-party service providers. Specifically, the Company relies on third-party distributors to sell its products in a number of foreign countries, and its international warehouses and distribution facilities are managed and staffed by its third-party distributors, and the Company utilizes a third-party hosting and networking provider to host its e-commerce websites. The failure of one or more of these entities to provide the expected services on a timely basis, or at all, or at the prices the Company expects, or the costs and disruption incurred in changing these outsourced functions to being performed under its management and direct control or that of a third-party, may have a material adverse effect on its business, financial condition and results of operations. The Company is not party to long-term contracts with some of its distributors, and upon expiration of these existing agreements, the Company may not be able to renegotiate the terms on a commercially reasonable basis, or at all.

The Company also relies on providers and estheticians to promote our treatments, which they are not under any contractual obligation to do or continue to do.

Further, the Company’s third-party suppliers and distributors may:

•	have economic or business interests or goals that are inconsistent with the Company’s;

•	take actions contrary to its instructions, requests, policies or objectives;

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be unable or unwilling to fulfill their obligations under relevant purchase orders, including obligations to meet its production deadlines, quality standards, pricing guidelines and product specifications, or to comply with applicable regulations, including those regarding the safety and quality of products and ingredients and good manufacturing practices;

•	have financial difficulties;

•	encounter raw material or labor shortages;

•	encounter increases in raw material or labor costs which may affect its procurement costs;

•	disclose its confidential information or intellectual property to competitors or third parties;

•	engage in activities or employ practices that may harm its reputation; and

•	work with, be acquired by, or come under control of, its competitors.

The occurrence of any of these events, alone or together, could have a material adverse effect on the Company’s business, financial condition and results of operations. In addition, such problems may require the Company to find new third-party suppliers or distributors, and there can be no assurance that the Company would be successful in finding third-party suppliers or distributors meeting its standards of innovation and quality.

The management and oversight of the engagement and activities of the Company’s third-party suppliers and distributors requires substantial time, effort and expense of its employees, and the Company may be unable to successfully manage and oversee the activities of its third-party suppliers and distributors. If the Company experiences any supply chain disruptions caused by its inability to locate suitable third-party suppliers, or if its raw material suppliers experience problems with product quality or disruptions or delivery of the raw materials or components used to make such products, its business, financial condition and results of operations could be materially and adversely affected.

The Company maintains single supply relationships for certain key components, and its business and operating results could be harmed if supply is restricted or ends or the price of raw materials used in its manufacturing process increases.

The Company is dependent on sole suppliers or a limited number of suppliers for certain components that are integral to its finished products. If these or other suppliers encounter financial, operating or other difficulties or if the Company’s relationship with them changes, it may be unable to quickly establish or qualify replacement sources of supply and could face production interruptions, delays and inefficiencies. In addition, technology changes by the Company’s vendors could disrupt access to required manufacturing capacity or require expensive, time consuming development efforts to adapt and integrate new equipment or processes. The Company’s growth may exceed the capacity of one or more of these suppliers to produce the needed equipment and materials in sufficient quantities to support its growth. Any one of these factors could harm the Company’s business and growth prospects.

The design, development, manufacture and sale of the Company’s products involves the risk of product liability and other claims by consumers and other third parties, and insurance against such potential claims is expensive and may be difficult to obtain.

The design, development, manufacture and sale of the Company’s products involves an inherent risk of product liability claims and the associated adverse publicity. The Company regularly monitors the use of its products for trends or increases in reports of adverse events or product complaints. In some, but not all, cases, an increase in adverse event reports may be an indication that there has been a change in a product’s specifications or efficacy. Such changes could lead to a recall of the product in question or, in some cases, increases in product liability claims related to the product in question. If the coverage limits for product liability insurance policies are not adequate or if certain of the Company’s products are excluded from coverage, a claim brought against it, whether covered by insurance or not, could have a material adverse effect on the Company’s business, results of operations, financial condition and cash flows.

The Company could also be subject to a variety of other types of claims, proceedings, investigations and litigation initiated by government agencies or third parties. These include compliance matters, product regulation or safety, taxes, employee benefit plans, employment discrimination, health and safety, environmental, antitrust, customs, import/export, government contract compliance, financial controls or reporting, intellectual property, allegations of misrepresentation, false claims or false statements, commercial claims, claims regarding promotion of its products and services, shareholder derivative suits or other similar matters. Negative publicity, whether accurate or inaccurate, about the efficacy, safety or side effects of the Company’s products or product categories, whether involving the Company or a competitor, could materially reduce market acceptance to its products, cause consumers to seek alternatives to its products, result in product withdrawals and cause its stock price to decline. Negative publicity could also result in an increased number of product liability claims, whether or not these claims have a basis in scientific fact. Any such claims, proceedings, investigations or litigation, regardless of the merits, might result in substantial costs, restrictions on product use or sales, or otherwise injure the Company’s business.

If the Company fails to manage its inventory effectively, its results of operations, financial condition and liquidity may be materially and adversely affected.

The Company’s business requires it to manage a large volume of inventory effectively. The Company depends on its forecasts of demand for, and popularity of, various products to make purchase decisions and to manage its inventory of stock-keeping units. Demand for products, however, can change significantly between the time inventory or components are ordered and the date of sale. Demand may be affected by seasonality, new product launches, rapid changes in product cycles and pricing, product defects, promotions, changes in consumer spending patterns, changes in consumer tastes with respect to the Company’s products and other factors, and its consumers may not purchase products in the quantities that the Company expects. It may be difficult to accurately forecast demand and determine appropriate levels of product or componentry. If the Company fails to manage its inventory effectively or negotiate favorable credit terms with third-party suppliers, it may be subject to a heightened risk of inventory obsolescence, a decline in inventory values, and significant inventory write-downs or write-offs. In addition, if the Company is required to lower sale prices in order to reduce inventory level or to pay higher prices to its suppliers, its profit margins might be negatively affected. Any of the above may materially and adversely affect the Company’s business, financial condition and results of operations.

A disruption in the operations of the Company’s primary freight carrier or higher shipping costs could cause a decline in its net revenues or a reduction in its earnings.

The Company is dependent on commercial freight carriers to deliver its products both within the United States and internationally. If the operations of these carriers are disrupted for any reason, the Company may be unable to timely deliver its products to its customers. If the Company cannot deliver its products on time and cost effectively, its customers may choose competitive offerings causing its net revenues and gross margins to decline, possibly materially. In a rising fuel cost environment, its freight costs will increase. In addition, the Company earns an increasingly larger portion of its total revenues from international sales. International sales carry higher shipping costs which could negatively impact its gross margin and results of operations. If freight costs materially increase and the Company is unable to pass that increase along to its customers for any reason or otherwise offset such increases in its cost of net revenues, its gross margin and financial results could be adversely affected.

In order to deepen the Company’s market penetration and raise awareness of its brand and products, it has increased the amount it spends on marketing activities, which may not ultimately prove successful or an effective use of its resources.

To increase awareness of the Company’s products and services domestically and internationally, the Company has increased the amount it spends, and anticipates spending in the future on marketing activities. The Company’s marketing efforts and costs are significant and include national and regional campaigns involving print media, social media, additional placements and alliances with strategic partners. The Company attempts to structure its advertising/marketing campaigns in ways it believes most likely to increase brand awareness and adoption; however, there is no assurance its campaigns will achieve the returns on advertising spend desired or successfully increase brand or product awareness sufficiently to sustain or increase its growth goals, which could have an adverse effect on its gross margin and business overall.

The Company manufactures and assembles the majority of its delivery systems at one site in California and if that site were to become compromised or damaged, its ability to continue to manufacture and assemble its product would be negatively affected.

One of the Company’s sites in California manufactures and assembles the vast majority of its delivery systems. Another site in California fills the majority of the Company’s consumable products and these items are kitted at the first site. If either of these sites were shut down or damaged by natural disaster, fire, social unrest, government regulation or other cause, the Company’s operations would be negatively impacted. In that situation, the Company’s ability to manufacture its products would be impaired and its ability to distribute to and service its customers would be impaired. This could materially and adversely affect the Company’s business, financial condition and results of operations and possibly its reputation.

The Company relies heavily on its direct sales force to sell its products in the United States, and any failure to train and maintain its direct sales force could harm its business.

The Company’s ability to sell its products and generate revenues primarily depends upon its direct sales force within the United States. The Company does not have any long-term employment contracts with its direct sales force and the loss of the services provided by these key personnel may harm its business. In order to provide more comprehensive sales and service coverage, the Company continues to increase the size of its sales force to pursue growth opportunities within and outside of its existing geographic markets. To adequately train new representatives to successfully market and sell its products and for them to establish strong customer relationships takes time. As a result, if the Company is unable to retain its direct sales personnel or quickly replace them with individuals of equivalent technical expertise and qualifications, if the Company is unable to successfully instill technical expertise in new and existing sales representatives, if the Company fails to establish and maintain strong relationships with its customers, or if the Company’s efforts at specializing its selling techniques do not prove successful and cost-effective, its net revenues and its ability to maintain market share could be materially harmed.

As compliance with healthcare regulations becomes more costly and difficult for the Company or its customers, the Company may be unable to grow its business.

Participants in the healthcare industry are subject to extensive and frequently changing regulations under numerous laws administered by governmental entities at the federal, state and local levels, some of which are, and others of which may be, applicable to the Company’s business. Furthermore, the Company’s healthcare provider customers are also subject to a wide variety of laws and regulations that could affect the nature and scope of their relationships with the Company. The healthcare market itself is highly regulated and subject to changing political, economic and regulatory influences. Regulations implemented pursuant to the Health Insurance Portability and Accountability Act (“HIPAA”), including regulations affecting the security and privacy of patient healthcare information held by healthcare providers and their business associates may require the Company to make significant and unplanned enhancements of software applications or services, result in delays or cancellations of orders, or result in the revocation of endorsement of its products and services by healthcare participants. The effect of HIPAA and newly enforced regulations on the Company’s business is difficult to predict, and there can be no assurance that the Company will adequately address the business risks created by HIPAA and its implementation or that it will be able to take advantage of any resulting business opportunities.

Extensive and changing government regulation of the healthcare industry may be expensive to comply with and exposes the Company to the risk of substantial government penalties.

In addition to medical device laws and regulations, numerous state and federal healthcare-related laws regulate the Company’s business, covering areas such as:

•	storage, transmission and disclosure of medical information and healthcare records;

•

prohibitions against the offer, payment or receipt of remuneration to induce referrals to entities providing beauty healthcare services or goods or to induce the order, purchase or recommendation of its products; and

•	the marketing and advertising of its products.

Complying with these laws and regulations could be expensive and time-consuming and could increase the Company’s operating costs or reduce or eliminate certain of its sales and marketing activities or its revenues.

Risk factors related to variability of demand for the Company’s products

The Company’s providers generally are not under any obligation to purchase product, and business challenges at one or more of these providers, could adversely affect its results of operations.

As is typical in the Company’s industry, its business with providers is based primarily upon discrete sales orders, and it does not have contracts requiring providers to make firm purchases from the Company. Accordingly, providers could reduce their purchasing levels or cease buying products from the Company at any time and for any reason. If the Company loses a significant provider or if sales of its products to a significant provider materially decrease, it could have a material adverse effect on its business, financial condition and results of operations.

Because a high percentage of the Company’s sales are made through its providers, its results are subject to risks relating to the general business performance of its providers. Factors that adversely affect the Company’s providers’ businesses may also have a material adverse effect on its business, financial condition and results of operations. These factors may include:

•

any reduction in consumer traffic and demand at its providers as a result of economic downturns, pandemics or other health crises, changes in consumer preferences or reputational damage as a result of, among other developments, data privacy breaches, regulatory investigations or employee misconduct;

•	any credit risks associated with the financial condition of its providers; and

•	the effect of consolidation or weakness in the retail industry or at certain providers, including store and spa closures and the resulting uncertainty.

Risk factors related to the Company’s financial condition

If the Company’s cash from operations is not sufficient to meet its current or future operating needs, expenditures and debt service obligations, its business, financial condition and results of operations may be materially and adversely affected.

The Company may require additional cash resources due to changed business conditions or other future developments, including any marketing initiatives, investments or acquisitions it may decide to pursue. To the extent the Company is unable to generate sufficient cash flow, it may be forced to cancel, reduce or delay these activities. Alternatively, if the Company sources of funding are insufficient to satisfy its cash requirements, the Company may seek to obtain an additional credit facility or sell equity or debt securities. The sale of equity securities would result in dilution of the Company’s existing stockholders. The incurrence of additional indebtedness would result in increased debt service obligations and operating and financing covenants that could restrict the Company’s operations.

The Company’s ability to generate cash to meet its operating needs, expenditures and debt service obligations will depend on its future performance and financial condition, which will be affected by financial, business, economic, legislative, regulatory and other factors, including potential changes in costs, pricing, the success of product innovation and marketing, competitive pressure and consumer preferences. If the Company’s cash flows and capital resources are insufficient to fund its debt service obligations and other cash needs, the Company could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance its indebtedness. The Company’s credit facilities may restrict its ability to take these actions, and the Company may not be able to affect any such alternative measures on commercially reasonable terms, or at all. If the Company cannot make scheduled payments on its debt, the lenders under the Company’s Credit Agreement can terminate their commitments to loan money under its revolving credit facility, and its lenders under its Credit Agreement can declare all outstanding principal and interest to be due and payable and foreclose against the assets securing their borrowings, and the Company could be forced into bankruptcy or liquidation.

Furthermore, it is uncertain whether financing will be available in amounts or on terms acceptable to the Company, if at all, which could materially and adversely affect the Company’s business, financial condition and results of operations.

The Company’s ability to use any net operating loss carryforwards and certain other tax attributes may be limited.

Federal and state net operating loss carryforwards and certain tax credits, if any, may be subject to significant limitations under Section 382 and Section 383 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), respectively, and similar provisions of state law. Under those sections of the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change attributes to offset its post-change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in a corporation’s ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. The Company anticipates that the transactions contemplated hereby constitute an “ownership change” for purposes of Section 382 and Section 383 of the Code.

Changes in tax law or in exposure to additional income tax liabilities or assessments could materially and adversely affect the Company’s business, financial condition and results of operations.

The Company is subject to changing tax laws both within and outside of the United States. Changes in law and policy relating to taxes could materially and adversely affect the Company’s income tax provision, business, financial condition and results of operations or require the Company to change the manner in which the Company operates its business. For example, the Tax Cuts and Jobs Act (“2017 Tax Act”) and the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) remain unclear in many respects. As such, the 2017 Tax Act and the CARES ACT could be subject to potential amendments and technical corrections or be subject to interpretation and implementing regulations by the Treasury and U.S. Internal Revenue Service, any of which could mitigate or increase certain adverse tax effects of the 2017 Tax Act or the CARES Act. In addition, it remains unclear in many respects how these U.S. federal income tax changes will affect state and local taxation.

In addition, governmental tax authorities are increasingly scrutinizing the tax positions of companies. Many countries in Europe, as well as a number of other countries and organizations, have recently proposed or recommended changes to existing tax laws or have enacted new laws. As the Company continues to expand its business internationally, the application and implementation of existing, new or future international laws regarding taxes, including indirect taxes (such as a value added tax), could materially and adversely affect the Company’s business, financial condition and results of operations.

Fluctuations in currency exchange rates may negatively affect its financial condition and results of operations.

Exchange rate fluctuations may affect the costs that the Company incurs in its operations. The main currencies to which the Company is exposed are the British pound, the Canadian dollar and the European Union euro. The exchange rates between these currencies and the U.S. dollar in recent years have fluctuated significantly and may continue to do so in the future. A depreciation of these currencies against the U.S. dollar will decrease the U.S. dollar equivalent of the amounts derived from foreign operations reported in its consolidated financial statements, and an appreciation of these currencies will result in a corresponding increase in such amounts. The cost of certain items, such as raw materials, manufacturing, employee salaries and transportation and freight, required by the Company’s operations may be affected by changes in the value of the relevant currencies. To the extent that the Company is required to pay for goods or services in foreign currencies, the appreciation of such currencies against the U.S. dollar will tend to negatively affect its business. There can be no assurance that foreign currency fluctuations will not have a material adverse effect on the Company’s business, financial condition and results of operations.

If the Company’s goodwill or long-lived assets become impaired, it may be required to record a significant charge to earnings.

Under GAAP, the Company reviews its goodwill and long-lived asset group for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Additionally, goodwill is required to be tested for impairment at least annually. The qualitative and quantitative analysis used to test goodwill are dependent upon various assumptions and reflect management’s best estimates. Changes in certain assumptions including revenue growth rates, discount rates, earnings multiples and future cash flows may cause a change in circumstances indicating that the carrying value of goodwill or the asset group may be impaired. The Company may be required to record a significant charge to earnings in the financial statements during the period in which any impairment of goodwill or asset group is determined.

Risk factors related to information technology and cybersecurity

The Company is increasingly dependent on information technology, and if it is unable to protect against service interruptions, data corruption, cyber-based attacks or network security breaches, its operations could be disrupted.

The Company relies on information technology networks and systems to market and sell its products, to process electronic and financial information, to assist with sales tracking and reporting, to manage a variety of business processes and activities and to comply with regulatory, legal and tax requirements. The Company is increasingly dependent on a variety of information systems to effectively process consumer orders from its e-commerce business. The Company depends on its information technology infrastructure for digital marketing activities and for electronic communications among its personnel, providers, customers, consumers, distributors and suppliers around the world. These information technology systems, some of which are managed by third parties, may be susceptible to damage, disruptions or shutdowns due to failures during the process of upgrading or replacing software, databases or components, power outages, hardware failures, computer viruses, attacks by computer hackers, telecommunication failures, user errors or catastrophic events. Any material disruption of the Company’s systems, or the systems of its third-party service providers, could disrupt its ability to track, record and analyze the products that the Company sells and could negatively impact its operations, shipment of goods, ability to process financial information and transactions and its ability to receive and process provider and e-commerce orders or engage in normal business activities. If the Company’s information technology systems suffer damage, disruption or shutdown, it may incur substantial cost in repairing or replacing these systems, and if the Company does not effectively resolve the issues in a timely manner, its business, financial condition and results of operations may be materially and adversely affected, and it could experience delays in reporting its financial results.

The Company’s e-commerce operations are important to its business. Its e-commerce websites serve as an effective extension of its marketing strategies by introducing potential new consumers to its brand, product offerings, providers and enhanced content. Due to the importance of the Company’s e-commerce operations, it is vulnerable to website downtime and other technical failures. The Company’s failure to successfully respond to these risks in a timely manner could reduce e-commerce sales and damage its brand’s reputation.

The Company must successfully maintain and upgrade its information technology systems, and its failure to do so could have a material adverse effect on its business, financial condition and results of operations.

The Company has identified the need to expand and improve its information technology systems and personnel to support historical and expected future growth. As such, the Company is in the process of implementing, and will continue to invest in and implement, significant modifications and upgrades to its information technology systems and procedures, including replacing legacy systems with successor systems, making changes to legacy systems or acquiring new systems with new functionality, hiring employees with information technology expertise and building new policies, procedures, training programs and monitoring tools. These types of activities subject the Company to inherent costs and risks associated with replacing and changing these systems, including impairment of its ability to leverage its e-commerce channels, fulfill provider and customer orders, potential disruption of its internal control structure, substantial capital expenditures, additional administration and operating expenses, acquisition and retention of sufficiently skilled personnel to implement and operate the new systems, demands on management time and other risks and costs of delays or difficulties in transitioning to or integrating new systems into its current systems. These implementations, modifications and upgrades may not result in productivity improvements at a level that outweighs the costs of implementation, or at all. In addition, difficulties with implementing new technology systems, delays in the Company’s timeline for planned improvements, significant system failures, or its inability to successfully modify its information systems to respond to changes in its business needs may cause disruptions in its business operations and have a material adverse effect on its business, financial condition and results of operations.

If the Company fails to adopt new technologies or adapt its e-commerce websites and systems to changing consumer requirements or emerging industry standards, its business may be materially and adversely affected.

To remain competitive, the Company must continue to enhance and improve the responsiveness, functionality and features of its information technology, including its e-commerce websites and mobile applications. The Company’s competitors are continually innovating and introducing new products to increase their consumer base and enhance user experience. As a result, in order to attract and retain consumers and compete against the Company’s competitors, must continue to invest resources to enhance its information technology and improve its existing products and services for its consumers. The Internet and the online retail industry are characterized by rapid technological evolution, changes in consumer requirements and preferences, frequent introductions of new products and services embodying new technologies and the emergence of new industry standards and practices, any of which could render the Company’s existing technologies and systems obsolete. The Company’s success will depend, in part, on its ability to identify, develop, acquire or license leading technologies useful in its business, and respond to technological advances and emerging industry standards and practices in a cost-effective and timely way. The development of the Company’s e-commerce websites and other proprietary technology entails significant technical and business risks. There can be no assurance that the Company will be able to properly implement or use new technologies effectively or adapt the Company’s e-commerce websites and systems to meet consumer requirements or emerging industry standards. If the Company is unable to adapt in a cost-effective and timely manner in response to changing market conditions or consumer requirements, whether for technical, legal, financial or other reasons, its business, financial condition and results of operations may be materially and adversely affected.

Failure to protect sensitive information of the Company’s consumers and information technology systems against security breaches could damage its reputation and brand and substantially harm its business, financial condition and results of operations.

The Company collects, maintains, transmits and stores data about its consumers, suppliers and others, including personal data, financial information, including consumer payment information, as well as other confidential and proprietary information important to its business. The Company also employs third-party service providers that collect, store, process and transmit personal data, and confidential, proprietary and financial information on its behalf.

The Company has in place technical and organizational measures to maintain the security and safety of critical proprietary, personal, employee, provider and financial data which the Company continues to maintain and upgrade to industry standards. However, advances in technology, the pernicious ingenuity of criminals, new exposures via cryptography, acts or omissions by its employees, contractors or service providers or other events or developments could result in a compromise or breach in the security of confidential or personal data. The Company and its service providers may not be able to prevent third parties, including criminals, competitors or others, from breaking into or altering its systems, disrupting business operations or communications infrastructure through denial-of-service attacks, attempting to gain access to its systems, information or monetary funds through phishing or social engineering campaigns, installing viruses or malicious software on its e-commerce websites or devices used by its employees or contractors, or carrying out other activity intended to disrupt its systems or gain access to confidential or sensitive information in its or its service providers’ systems. The Company is not aware of any breach or compromise of the personal data of consumers, but has been subject to attacks (, phishing, denial of service, etc.) and cannot guarantee that its security measures will be sufficient to prevent a material breach or compromise in the future.

Furthermore, such third parties may engage in various other illegal activities using such information, including credit card fraud or identity theft, which may cause additional harm to the Company, its consumers and its brand. The Company may also be vulnerable to error or malfeasance by its own employees or other insiders. Third parties may attempt to fraudulently induce the Company’s or its service providers’ employees to misdirect funds or to disclose information in order to gain access to personal data the Company maintains about its consumers or website users. In addition, the Company has limited control or influence over the security policies or measures adopted by third-party providers of online payment services through which some of its consumers may elect to make payment for purchases at its e-commerce websites. Contracted third-party delivery service providers may also violate their confidentiality or data processing obligations and disclose or use information about the Company’s consumers inadvertently or illegally.

If a material security breach were to occur, the Company’s reputation and brand could be damaged, and it could be required to expend significant capital and other resources to alleviate problems caused by such breaches including exposure of litigation or regulatory action and a risk of loss and possible liability. Actual or anticipated attacks may cause the Company to incur increasing costs, including costs to deploy additional personnel and protection technologies, train employees and engage third-party experts and consultants. In addition, any party who is able to illicitly obtain a subscriber’s password could access the subscriber’s financial, transaction or personal information. Any compromise or breach of the Company’s security measures, or those of its third-party service providers, may violate applicable privacy, data security, financial, cyber and other laws and cause significant legal and financial exposure, adverse publicity, and a loss of confidence in the Company’s security measures, all of which could have a material adverse effect on its business, financial condition and results of operations. The Company may be subject to post-breach review of the adequacy of its privacy and security controls by regulators and other third parties, which could result in post-breach regulatory investigation, fines and consumer litigation as well as regulatory oversight, at significant expense and risking reputational harm.

Furthermore, the Company is subject to diverse laws and regulations in the United States, the European Union, and other international jurisdictions that require notification to affected individuals in the event of a breach involving personal information. These required notifications can be time-consuming and costly. Furthermore, failure to comply with these laws and regulations could subject the Company to regulatory scrutiny and additional liability. Although the Company maintains relevant insurance, it cannot be certain that its insurance coverage will be adequate for all breach-related liabilities or that insurance will continue to be available to the Company on economically reasonable terms, or at all. The Company may need to devote significant resources to protect against security breaches or to address problems caused by breaches, diverting resources from the growth and expansion of its business.

Payment methods used on the Company’s e-commerce websites subject it to third-party payment processing-related risks.

The Company accepts payments from its consumers using a variety of methods, including online payments with credit cards and debit cards issued by major banks, payments made with gift cards processed by third-party providers and payments through third-party online payment platforms such as PayPal, Afterpay and Apple Pay. The Company also relies on third parties to provide payment processing services. For certain payment methods, including credit and debit cards, the Company pays interchange and other fees, which may increase over time and raise its operating costs and lower its profit margins. The Company may also be subject to fraud and other illegal activities in connection with the various payment methods the Company offers, including online payment options and gift cards. Transactions on the Company’s e-commerce websites are card-not-present transactions, so they present a greater risk of fraud. Criminals are using increasingly sophisticated methods to engage in illegal activities such as unauthorized use of credit or debit cards and bank account information. Requirements relating to consumer authentication and fraud detection with respect to online sales are complex. The Company may ultimately be held liable for the unauthorized use of a cardholder’s card number in an illegal activity and be required by card issuers to pay charge-back fees. Charge-backs result not only in its loss of fees earned with respect to the payment, but also leave the Company liable for the underlying money transfer amount. If the Company’s charge-back rate becomes excessive, card associations also may require the Company to pay fines or refuse to process its transactions. In addition, the Company may be subject to additional fraud risk if third-party service providers or its employees fraudulently use consumer information for their own gain or facilitate the fraudulent use of such information. Overall, the Company may have little recourse if it processes a criminally fraudulent transaction.

The Company is subject to payment card association operating rules, certification requirements and various rules, regulations and requirements governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for it to comply. As its business changes, the Company may also be subject to different rules under existing standards, which may require new assessments that involve costs above what it currently pays for compliance. If the Company fails to comply with the rules or requirements of any provider of a payment method the Company accepts, or if the volume of fraud in its transactions limits or terminates its rights to use payment methods the Company currently accepts, or if a data breach occurs relating to its payment systems, among other things, it may be subject to fines and higher transaction fees and lose its ability to accept credit and debit card payments from its consumers, process electronic funds transfers or facilitate other types of online payments, and its reputation and its business, financial condition and results of operations could be materially and adversely affected.

Risk factors related to conducting business internationally

International sales and operations comprise a significant portion of the Company’s business, which exposes it to foreign operational, political and other risks that may harm its business.

The Company generates an increasing share of its revenue from international sales and maintains international operations, including supply and distribution chains that are, and will continue to be, a significant part of its business. Since the Company’s growth strategy depends in part on its ability to penetrate international markets and increase the localization of the Company’s products and services, it expects to continue to increase its sales and presence outside the United States, particularly in markets it believes to have high-growth potential. The substantial up-front investment required, the lack of consumer awareness of the Company’s products in certain jurisdictions outside of the United States, differences in consumer preferences and trends between the United States and other jurisdictions, the risk of inadequate intellectual property protections and differences in packaging, labeling and related laws, rules and regulations are all substantial matters that need to be evaluated prior to doing business in new jurisdictions, and which make the success of the Company’s international efforts uncertain.

Moreover, the Company’s reliance on international operations exposes it to other risks and uncertainties that are customarily encountered in non-U.S. operations and that may have a material effect on its results of operations and business as a whole, including:

•	local political and economic instability;

•	increased expense of developing, testing and making localized versions of the Company’s products;

•	difficulties in hiring and retaining employees;

•	differing employment practices and laws and labor disruptions;

•	pandemics, such as the COVID-19 pandemic, and natural disasters;

•	difficulties in managing international operations, including any travel restrictions imposed on the Company or the Company’s customers, such as those imposed in response to the COVID-19 pandemic;

•	fluctuations in currency exchange rates;

•	foreign exchange controls that could make it difficult to repatriate earnings and cash;

•	import and export controls, license requirements and restrictions;

•	controlling production volume and quality of the manufacturing process;

•	acts of terrorism and acts of war;

•

general geopolitical instability and the responses to it, such as the possibility of economic sanctions, trade restrictions and changes in tariffs, such as recent economic sanctions implemented by the United States against China and Russia and tariffs imposed by the United States and China;

•	interruptions and limitations in telecommunication services;

•	product or material transportation delays or disruption, including as a result of customs clearance, violence, protests, police and military actions, or natural disasters;

•

risks of non-compliance by the Company’s employees, contractors, or partners or agents with, and burdens of complying with, a wide variety of extraterritorial, regional and local laws, including competition laws and anti-bribery laws such as the U.S. Foreign Corrupt Practices Act (“FCPA”) and the UK Bribery Act 2010 (the “UKBA”), in spite of the Company’s policies and procedures designed to promote compliance with these laws;

•

the impact of government-led initiatives to encourage the purchase or support of domestic vendors, which can affect the willingness of customers to purchase products from, or collaborate to promote interoperability of products with, companies whose headquarters or primary operations are not domestic;

•	an inability to obtain or maintain adequate intellectual property protection for the Company’s brand and products;

•	longer payment cycles and greater difficulty in accounts receivable collection;

•	a legal system subject to undue influence or corruption;

•	a business culture in which illegal sales practices may be prevalent; and

•	potential adverse tax consequences.

If any of the risks outlined above materialize in the future, the Company could experience production delays and lost or delayed revenues, among other potential negative consequences that could materially impact the Company’s international operations and adversely affect the Company’s business as a whole.

Adverse economic conditions in the United States, Europe or any of the other countries in which the Company may conduct business could negatively affect its business, financial condition and results of operations.

Consumer spending on beauty health products and services is influenced by general economic conditions and the availability of discretionary income. Adverse economic conditions in the United States, Europe or any of the other jurisdictions in which the Company does significant business, or periods of inflation or high energy prices may contribute to higher unemployment levels, decreased consumer spending, reduced credit availability and declining consumer confidence and demand, each of which poses a risk to the Company’s business. A decrease in consumer spending or in consumer confidence and demand for the Company’s products could have a significant negative impact on its net sales and profitability, including its operating margins and return on invested capital. These economic conditions could cause some of the Company’s providers or suppliers to experience cash flow or credit problems and impair their financial condition, which could disrupt its business and adversely affect product orders, payment patterns and default rates and increase its bad debt expense.

Legal, political, and economic uncertainty surrounding the planned exit of the United Kingdom from the European Union are a source of instability and uncertainty.

On January 31, 2020, the United Kingdom formally withdrew from the European Union. Uncertainties regarding trade arrangements between the United Kingdom and the European Union resulting from such withdrawal could result in increased costs or otherwise adversely impact the Company’s operations in the European Union and the United Kingdom. The Company distributes its products to its European Union based providers and distributors from the United Kingdom. Depending on tariffs and trade regulation negotiations, the Company may be forced to acquire duplicate arrangements in the European Union either temporarily or permanently, which may increase its costs in the European Union and the United Kingdom.

Further, since the United Kingdom will no longer be part of the European Union, its data protection regulatory regime will be independent of the European Union. It is expected that the United Kingdom will have its own data protection laws and regulations, mirroring that of the General Data Protection Regulation (the “GDPR”), including similar fines for non-compliance. Thus, if a regulatory issue arose in both the European Union and the United Kingdom (e.g., a breach that affected both the European Union and the United Kingdom residents), then the Company would be subject to receiving fines for any material non-compliance from both the European Union and the United Kingdom.

In addition, the process for the United Kingdom to withdraw from the European Union, and the longer term economic, legal, political, regulatory and social framework to be put in place between the United Kingdom and the European Union remain unclear and have had and may continue to have a material and adverse effect on global economic conditions and the stability of global financial markets and may significantly reduce global market liquidity and restrict the ability of key market participants to operate in certain financial markets. Any of these factors could depress economic activity and restrict the Company’s access to capital, which could materially and adversely affect its business, financial condition and results of operations.

The Company has growing operations in China, which exposes it to risks inherent in doing business in that country.

The Company currently source components in China and does not have substantial alternatives to those suppliers. The Company also utilizes warehouse services provided by its third-party distributors. With the rapid development of the Chinese economy, the cost of labor has increased and may continue to increase in the future. The Company’s results of operations will be materially and adversely affected if its labor costs, or the labor costs of its suppliers, increase significantly. In addition, the Company and its suppliers may not be able to find a sufficient number of qualified workers due to the intensely competitive and fluid market for skilled labor in China. Furthermore, pursuant to Chinese labor laws, employers in China are subject to various requirements when signing labor contracts, paying remuneration, determining the term of employees’ probation and unilaterally terminating labor contracts. These labor laws and related regulations impose liabilities on employers and may significantly increase the costs of workforce reductions. If the Company decides to change or reduce its workforce, these labor laws could limit or restrict its ability to make such changes in a timely, favorable and effective manner. Additionally, the Chinese government may impose additional regulations regarding ingredients and composition and these regulations may affect the Company’s products. Any of these events may materially and adversely affect its business, financial condition and results of operations.

Operating in China exposes the Company to political, legal and economic risks. In particular, the political, legal and economic climate in China, both nationally and regionally, is fluid and unpredictable. The Company’s ability to operate in China may be adversely affected by changes in U.S. and Chinese laws and regulations such as those related to, among other things, taxation, import and export tariffs, environmental regulations, land use rights, intellectual property, currency controls, network security, employee benefits, hygiene supervision and other matters. In addition, the Company or its suppliers may not obtain or retain the requisite legal permits to continue to operate in China, and costs or operational limitations may be imposed in connection with obtaining and complying with such permits. In addition, Chinese trade regulations are in a state of flux, and the Company may become subject to other forms of taxation, tariffs and duties in China. Furthermore, the third parties the Company relies on in China may disclose its confidential information or intellectual property to competitors or third parties, which could result in the illegal distribution and sale of counterfeit versions of its products. If any of these events occur, its business, financial condition and results of operations could be materially and adversely affected. See also “Recent and potential additional tariffs imposed by the United States government or a global trade war could increase the cost of the Company’s products, which could materially and adversely affect its business, financial condition and results of operations.”

Recent and potential additional tariffs imposed by the United States government or a global trade war could increase the cost of the Company’s products, which could materially and adversely affect its business, financial condition and results of operations.

The U.S. government has imposed increased tariffs on certain imports from China, some of which cover products that the Company imports from that country. The Company currently sources important components for its products from third-party suppliers in China, and, as such, current tariffs may increase its cost of goods, which may result in lower gross margin on certain of its products. In any case, increased tariffs on imports from China could materially and adversely affect its business, financial condition and results of operations. In retaliation for the current U.S. tariffs, China has implemented tariffs on a wide range of American products. There is also a concern that the imposition of additional tariffs by the United States could result in the adoption of tariffs by other countries as well, leading to a global trade war. Trade restrictions implemented by the United States or other countries in connection with a global trade war could materially and adversely affect the Company’s business, financial condition and results of operations.

Risk factors related to evolving laws and regulations and compliance with laws and regulations

New laws, regulations, enforcement trends or changes in existing regulations governing the introduction, marketing and sale of the Company’s products to consumers could harm its business.

There has been an increase in regulatory activity and activism in the United States and abroad, and the regulatory landscape is becoming more complex with increasingly strict requirements. If this trend continues, the Company may find it necessary to alter some of the ways it has traditionally manufactured and marketed its products in order to stay in compliance with a changing regulatory landscape, and this could add to the costs of its operations and have an adverse impact on its business. To the extent federal, state, local or foreign regulatory changes regarding consumer protection, or the ingredients, claims or safety of the Company’s products occurs in the future, they could require the Company to reformulate or discontinue certain of its products, revise the product packaging or labeling, or adjust operations and systems, any of which could result in, among other things, increased costs, delays in product launches, product returns or recalls and lower net sales, and therefore could have a material adverse effect on its business, financial condition and results of operations. Noncompliance with applicable regulations could result in enforcement action by the FDA or other regulatory authorities within or outside the United States, including but not limited to product seizures, injunctions, product recalls and criminal or civil monetary penalties, all of which could have a material adverse effect on the Company’s business, financial condition and results of operations.

In the United States, the FDA does not currently require pre-market approval for products intended to be sold as cosmetics. However, the FDA may in the future require pre-market approval, clearance or registration/notification of cosmetic products, establishments or manufacturing facilities. Moreover, such products could also be regulated as both drugs and cosmetics simultaneously, as the categories are not mutually exclusive. The statutory and regulatory requirements applicable to drugs are extensive and require significant resources and time to ensure compliance. For example, if any of the Company’s products intended to be sold as cosmetics were to be regulated as drugs, the Company might be required to conduct, among other things, clinical trials to demonstrate the safety and efficacy of these products. The Company may not have sufficient resources to conduct any required clinical trials or to ensure compliance with the manufacturing requirements applicable to drugs. If the FDA determines that any of the Company’s products intended to be sold as cosmetics should be classified and regulated as drug products and it is unable to comply with applicable drug requirements, the Company may be unable to continue to market those products. Any inquiry into the regulatory status of the Company’s cosmetics and any related interruption in the marketing and sale of these products could damage its reputation and image in the marketplace.

In recent years, the FDA has issued warning letters to several cosmetic companies alleging improper claims regarding their cosmetic products. If the FDA determines that the Company has disseminated inappropriate drug claims for its products intended to be sold as cosmetics, it could receive a warning or untitled letter, be required to modify its product claims or take other actions to satisfy the FDA. In addition, plaintiffs’ lawyers have filed class action lawsuits against cosmetic companies after receipt of these types of FDA warning letters. There can be no assurance that the Company will not be subject to state and federal government actions or class action lawsuits, which could harm its business, financial condition and results of operations.

Additional state and federal requirements may be imposed on consumer products as well as cosmetics, cosmetic ingredients, or the labeling and packaging of products intended for use as cosmetics. For example, several lawmakers are currently focused on giving the FDA additional authority to regulate cosmetics and their ingredients. This increased authority could require the FDA to impose increased testing and manufacturing requirements on cosmetic manufacturers or cosmetics or their ingredients before they may be marketed. The Company is unable to ascertain what, if any, impact any increased statutory or regulatory requirements may have on its business.

The Company also may begin to sell consumer products, which are subject to regulation by the CPSC in the United States under the provisions of the Consumer Product Safety Act, as amended by the Consumer Product Safety Improvement Act of 2008. These statutes and the related regulations ban from the market consumer products that fail to comply with applicable product safety laws, regulations and standards. The CPSC has the authority to require the recall, repair, replacement or refund of any such banned products or products that otherwise create a substantial risk of injury and may seek penalties for regulatory noncompliance under certain circumstances. The CPSC also requires manufacturers of consumer products to report certain types of information to the CPSC regarding products that fail to comply with applicable regulations. Certain state laws also address the safety of consumer products, and mandate reporting requirements, and noncompliance may result in penalties or other regulatory action.

The Company’s facilities are subject to regulation under the Federal Food, Drug and Cosmetic Act (the “FDCA”) and FDA implementing regulations.

The Company’s facilities are subject to regulation under the FDCA and FDA implementing regulations. The FDA may inspect all of its facilities periodically to determine if it is complying with provisions of the FDCA and FDA regulations. In addition, the Company’s facilities for manufacturing OTC drug products must comply with the FDA’s current drug good manufacturing practices (“GMP”) requirements that require it to maintain, among other things, good manufacturing processes, including stringent vendor qualifications, ingredient identification, manufacturing controls and record keeping.

The Company’s operations could be harmed if regulatory authorities make determinations that it, or its vendors, are not in compliance with these regulations. If the FDA finds a violation of GMPs, it may enjoin the Company’s manufacturing operations, seize product, restrict importation of goods, and impose administrative, civil or criminal penalties. If the Company fails to comply with applicable regulatory requirements, it could be required to take costly corrective actions, including suspending manufacturing operations, changing product formulations, suspending sales, or initiating product recalls. In addition, compliance with these regulations has increased and may further increase the cost of manufacturing certain of the Company’s products to ensure and maintain compliance. Any of these outcomes could have a material adverse effect on its business, financial condition and results of operations.

Government regulations and private party actions relating to the marketing and advertising of the Company’s products and services may restrict, inhibit or delay its ability to sell its products and harm its business, financial condition and results of operations.

Government authorities regulate advertising and product claims regarding the performance and benefits of the Company’s products. These regulatory authorities typically require a reasonable basis to support any marketing claims. What constitutes a reasonable basis for substantiation can vary widely from market to market, and there is no assurance that the efforts that the Company undertakes to support its claims will be deemed adequate for any particular product or claim. A significant area of risk for such activities relates to improper or unsubstantiated claims about the Company’s products and their use or safety. If the Company is unable to show adequate substantiation for its product claims, or its promotional materials make claims that exceed the scope of allowed claims for the classification of the specific product, the FDA, the FTC or other regulatory authorities could take enforcement action or impose penalties, such as monetary consumer redress, requiring the Company to revise its marketing materials, amend its claims or stop selling certain products, all of which could harm its business, financial condition and results of operations. Any regulatory action or penalty could lead to private party actions, or private parties could seek to challenge the Company’s claims even in the absence of formal regulatory actions, which could harm its business, financial condition and results of operations.

The Company’s business is subject to complex and evolving U.S. and foreign laws and regulations regarding privacy and data protection. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to its business practices, monetary penalties, increased costs of operations or otherwise harm its business, financial condition and results of operations.

The Company is subject to a variety of laws and regulations in the United States and abroad regarding privacy and data protection, some of which can be enforced by private parties or government entities and some of which provide for significant penalties for non-compliance. For example, the GDPR allows for a private right of action, imposes stringent data protection requirements on companies established in the European Union or companies that offer goods or services to, or monitor the behavior of, individuals in the European Union. The GDPR establishes a robust framework of data subjects’ rights and imposes onerous accountability obligations on companies, with penalties for noncompliance of up to the greater of 20 million euros or four percent of annual global revenue. Furthermore, the California Consumer Privacy Act (the “CCPA”) requires new disclosures to California consumers, imposes new rules for collecting or using information about minors, affords California consumers new abilities to opt out of certain disclosures of personal information and also establishes significant penalties for noncompliance. In response to the GDPR and CCPA, the Company has reviewed and amended its information practices involving European-resident consumers and California-resident consumers, as well as its use of service providers or interactions with other parties to whom the Company discloses personal information. The Company cannot yet predict the full impact of the CCPA and its respective implementing regulations on its business or operations, but these laws may require the Company to further modify its information practices and policies, and to incur substantial costs and expenses in an effort to comply. It also remains unclear what, if any, further modifications will be made to the CCPA and its implementing regulations, or how the statute or rules will be interpreted.

Data privacy continues to remain a matter of interest to lawmakers and regulators. A number of proposals are pending before federal, state and foreign legislative and regulatory bodies, and additional laws and regulations have been passed but are not yet effective, all of which could significantly affect the Company’s business. For example, some U.S. states are considering enacting stricter data privacy laws, some modeled on the GDPR, some modeled on the CCPA, and others potentially imposing completely distinct requirements. The U.S. is considering comprehensive federal privacy legislation, such as the Consumer Online Privacy Rights Act, which would significantly expand elements of the data protection rights and obligations existing within the GDPR and the CCPA to all U.S. consumers. In addition, the European Union’s institutions are debating the ePrivacy Regulation, which would repeal and replace the current ePrivacy Directive that regulates electronic marketing and use of cookies and tracking technologies. The new guidance and the ePrivacy Regulation would together require extensive disclosure and consent, regulate web beacons and similar technology affecting the Company’s ability to use a users’ location and other data for personalized advertising, and alter the ability of advertisers to place ads across social media and the web. The current European Union member states’ local guidance in line with GDPR has significantly increased the risk of penalties for breach of the GDPR and law implementing the ePrivacy Directive. Increased regulation of privacy and data protection may lead to broader restrictions on the way the Company markets its products on a global basis and increase its risk of regulatory oversight, its ability to reach its consumers, and its capability to provide its consumers with personalized services and experiences.

Several countries in Europe have also recently issued guidance on the use of cookies and similar tracking technologies which require an additional layer of consent from, and disclosure to, website users for third-party advertising, social media advertising and analytics.

Regulation of cookies and similar technologies may lead to broader restrictions on the Company’s marketing and personalization activities and may negatively impact its efforts to understand users’ Internet usage, online shopping and other relevant online behaviors, as well as the effectiveness of its marketing and its business generally. Such regulations, including uncertainties about how well the advertising technology ecosystem can adapt to legal changes around the use of tracking technologies, may have a negative effect on businesses, including the Company’s, that collect and use online usage information for consumer acquisition and marketing. The decline of cookies or other online tracking technologies as a means to identify and target potential purchasers may increase the cost of operating the Company’s business and lead to a decline in revenues. In addition, legal uncertainties about the legality of cookies and other tracking technologies may increase regulatory scrutiny and increase potential civil liability under data protection or consumer protection laws.

Compliance with existing, not yet effective, and proposed privacy and data protection laws and regulations can be costly and can delay or impede the Company’s ability to market and sell its products, impede its ability to conduct business through websites the Company and its partners may operate, change and limit the way the Company uses consumer information in operating its business, cause the Company to have difficulty maintaining a single operating model, result in negative publicity, increase its operating costs, require significant management time and attention, or subject the Company to inquiries or investigations, claims or other remedies, including significant fines and penalties or demands that the Company modify or cease existing business practices. In addition, if the Company’s privacy or data security measures fail to comply with applicable current or future laws and regulations, it may be subject to litigation, regulatory investigations, enforcement notices requiring the Company to change the way it uses personal data or its marketing practices, fines or other liabilities, as well as negative publicity and a potential loss of business.

Failure to comply with the U.S. Foreign Corrupt Practices Act, other applicable anti-corruption and anti-bribery laws, and applicable trade control laws could subject the Company to penalties and other adverse consequences.

The Company sells its products in several countries outside of the United States, primarily through distributors. The Company’s operations are subject to FCPA, as well as the anti-corruption and anti-bribery laws in the countries where the Company does business. The FCPA prohibits covered parties from offering, promising, authorizing or giving anything of value, directly or indirectly, to a “foreign government official” with the intent of improperly influencing the official’s act or decision, inducing the official to act or refrain from acting in violation of lawful duty, or obtaining or retaining an improper business advantage. The FCPA also requires publicly traded companies to maintain records that accurately and fairly represent their transactions, and to have an adequate system of internal accounting controls. In addition, other applicable anti-corruption laws prohibit bribery of domestic government officials, and some laws that may apply to the Company’s operations prohibit commercial bribery, including giving or receiving improper payments to or from non-government parties, as well as so-called “facilitation” payments. In addition, the Company is subject to U.S. and other applicable trade control regulations that restrict with whom it may transact business, including the trade sanctions enforced by the U.S. Treasury, Office of Foreign Assets Control (“OFAC”).

While the Company has implemented policies, internal controls and other measures reasonably designed to promote compliance with applicable anti- corruption and anti-bribery laws and regulations, and certain safeguards designed to ensure compliance with U.S. trade control laws, its employees or agents may engage in improper conduct for which the Company might be held responsible. Any violations of these anti-corruption or trade control laws, or even allegations of such violations, can lead to an investigation and/or enforcement action, which could disrupt its operations, involve significant management distraction, and lead to significant costs and expenses, including legal fees. If the Company, or its employees or agents acting on its behalf, are found to have engaged in practices that violate these laws and regulations, it could suffer severe fines and penalties, profit disgorgement, injunctions on future conduct, securities litigation, bans on transacting government business, delisting from securities exchanges and other consequences that may have a material adverse effect on its business, financial condition and results of operations. In addition, the Company’s brand and reputation, its sales activities or its stock price could be adversely affected if the Company becomes the subject of any negative publicity related to actual or potential violations of anti-corruption, anti-bribery or trade control laws and regulations.

Government regulation of the Internet and e-commerce is evolving, and unfavorable changes or failure by the Company to comply with these regulations could substantially harm its business, financial condition and results of operations.

The Company is subject to general business regulations and laws as well as regulations and laws specifically governing the Internet and e-commerce. Existing and future regulations and laws could impede the growth of the Internet, e-commerce or mobile commerce. These regulations and laws may involve taxes, tariffs, privacy and data security, anti-spam, content protection, electronic contracts and communications, consumer protection, social media marketing, third-party cookies, web beacons and similar technology for online behavioral advertising and gift cards. It is not clear how existing laws governing issues such as property ownership, sales and other taxes and consumer privacy apply to the Internet as the vast majority of these laws were adopted prior to the advent of the Internet and do not contemplate or address the unique issues raised by the Internet or e-commerce. It is possible that general business regulations and laws, or those specifically governing the Internet or e-commerce, may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or the Company’s practices. The Company cannot be sure that its practices have complied, comply or will comply fully with all such laws and regulations. Any failure, or perceived failure, by HydraFacial to comply with any of these laws or regulations could result in damage to the Company’s reputation, a loss in business and proceedings or actions against it by governmental entities or others. Any such proceeding or action could hurt the Company’s reputation, force it to spend significant amounts in defense of these proceedings, distract its management, increase its costs of doing business, decrease the use of its sites by consumers and suppliers and may result in the imposition of monetary liability. The Company may also be contractually liable to indemnify and hold harmless third parties from the costs or consequences of non-compliance with any such laws or regulations. In addition, it is possible that governments of one or more countries may seek to censor content available on its sites or may even attempt to completely block access to its sites. Adverse legal or regulatory developments could substantially harm its business. In particular, in the event that the Company is restricted, in whole or in part, from operating in one or more countries, its ability to retain or increase its consumer base may be adversely affected, and it may not be able to maintain or grow its net sales and expand its business as anticipated.

The Company’s outstanding warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.

On April 12, 2021, the Acting Chief Accountant and Acting Director of the Division of Corporation Finance of the SEC issued a Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “SEC Staff Statement”). The SEC Staff Statement sets forth the conclusion of the SEC’s Office of the Chief Accountant that certain provisions included in the warrant agreements entered into by many special purpose acquisition companies require such warrants to be accounted for as liabilities measured at fair value, rather than as equity securities, with changes in fair value during each financial reporting period reported in earnings. As a result of the SEC Staff Statement, the Company reevaluated the accounting treatment of our warrants, and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.

As a result, included on the Company’s consolidated balance sheets as of December 31, 2020 contained elsewhere in this prospectus are derivative liabilities related to embedded features contained within our warrants. Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”), provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our consolidated financial statements and results of operations may fluctuate quarterly, based on factors, which are outside of our control. Due to the recurring fair value measurement, the Company expects that it will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material.

The Company has identified material weaknesses in its internal control over financial reporting which, if not corrected, could affect the reliability of its consolidated financial statements and have other adverse consequences.

The Company has identified material weaknesses in its internal control over financial reporting that the Company is currently working to remediate, which relate to: (a) the Company’s general segregation of duties, including the review and approval of journal entries; (b) a lack of sufficient accounting resources; and (c) the lack of a formalized risk assessment process. Additionally, following the issuance of the SEC Staff Statement, after consultation with our independent registered public accounting firm, our management and our audit committee concluded that, in light of the SEC Staff Statement, it was appropriate to restate our previously issued audited financial statements as of and for the year ended December 31, 2020. See “—Our outstanding warrants are accounted for as liabilities and the changes in value of our Warrants could have a material effect on our financial results.”

A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the Company’s financial statements would not be prevented or detected on a timely basis. These deficiencies could result in additional material misstatements to the Company’s consolidated financial statements that could not be prevented or detected on a timely basis.

The Company’s management has concluded that these material weaknesses in the Company’s internal control over financial reporting are due to the fact that HydraFacial is a private company with limited resources and does not have the necessary business processes and related internal controls formally designed and implemented coupled with the appropriate resources with the appropriate level of experience and technical expertise to oversee the Company’s business processes and controls.

The Company’s management is in the process of developing a remediation plan. The material weaknesses will be considered remediated when the Company’s management designs and implements effective controls that operate for a sufficient period of time and management has concluded, through testing, that these controls are effective. The Company’s management will monitor the effectiveness of its remediation plans and will make changes management determines to be appropriate.

If not remediated, these material weaknesses could result in further material misstatements to the Company’s annual or interim consolidated financial statements that might not be prevented or detected on a timely basis, or in delayed filing of required periodic reports. If the Company is unable to assert that its internal control over financial reporting is effective, or when required in the future, if our Independent Registered Public Accounting Firm is unable to express an unqualified opinion as to the effectiveness of the internal control over financial reporting, investors may lose confidence in the accuracy and completeness of the Company’s financial reports, the market price of the Class A Common Stock could be adversely affected and the Company could become subject to litigation or investigations by the NYSE, the SEC, or other regulatory authorities, which could require additional financial and management resources.

We may face litigation and other risks as a result of the material weakness in our internal control over financial reporting.

Following the issuance of the SEC Staff Statement, after consultation with our independent registered public accounting firm, our management and our audit committee concluded that it was appropriate to restate our previously issued audited financial statements as of and for the year ended December 31, 2020. See “ —Our outstanding warrants are accounted for as liabilities and the changes in value of our Warrants could have a material effect on our financial results.” As part of the Restatement, the Company identified a material weakness in its internal controls over financial reporting.

As a result of such material weakness, the Restatement, the change in accounting for the warrants, and other matters raised or that may in the future be raised by the SEC, we face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the Restatement and material weaknesses in our internal control over financial reporting and the preparation of our financial statements or related public filings. As of the date of this prospectus, we have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition.

Risk factors related to legal and regulatory proceedings

The Company is involved, and may become involved in the future, in disputes and other legal or regulatory proceedings that, if adversely decided or settled, could materially and adversely affect its business, financial condition and results of operations.

The Company is, and may in the future become, party to litigation, regulatory proceedings or other disputes. In general, claims made by or against the Company in disputes and other legal or regulatory proceedings can be expensive and time-consuming to bring or defend against, requiring the Company to expend significant resources and divert the efforts and attention of its management and other personnel from its business operations. These potential claims include, but are not limited to, personal injury claims, class action lawsuits, intellectual property claims, employment litigation and regulatory investigations and causes of action relating to the advertising and promotional claims about its products. Any adverse determination against the Company in these proceedings, or even the allegations contained in the claims, regardless of whether they are ultimately found to be without merit, may also result in settlements, injunctions or damages that could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company may be required to recall products and may face product liability claims, either of which could result in unexpected costs and damage its reputation.

The Company sells products for human use. The Company’s products intended for use as skin care are not generally subject to pre-market approval or registration processes, so the Company cannot rely upon a government safety panel to qualify or approve its products for use. A product may be safe for the general population when used as directed but could cause an adverse reaction for a person who has a health condition or allergies, or who is taking a prescription medication. If the Company discovers that any of its products are causing adverse reactions, it could suffer adverse publicity or regulatory/government sanctions.

Potential product liability risks may arise from the testing, manufacture and sale of the Company’s products, including that the products fail to meet quality or manufacturing specifications, contain contaminants, include inadequate instructions as to their proper use, include inadequate warnings concerning side effects and interactions with other substances or for persons with health conditions or allergies, or cause adverse reactions or side effects. Product liability claims could increase the Company’s costs, and adversely affect its business, financial condition and results of operations. As the Company continues to offer an increasing number of new products, its product liability risk may increase. It may be necessary for the Company to recall products that do not meet approved specifications or because of the side effects resulting from the use of its products, which would result in adverse publicity, potentially significant costs in connection with the recall and could have a material adverse effect on its business, financial condition and results of operations.

In addition, plaintiffs in the past have received substantial damage awards from other cosmetic and drug companies based upon claims for injuries allegedly caused by the use of their products. Although the Company currently maintains general liability insurance, any claims brought against the Company may exceed its existing or future insurance policy coverage or limits. Any judgment against the Company that is in excess of the Company’s policy coverage or limits would have to be paid from its cash reserves, which would reduce its capital resources. In addition, the Company may be required to pay higher premiums and accept higher deductibles in order to secure adequate insurance coverage in the future. Further, the Company may not have sufficient capital resources to pay a judgment, in which case its creditors could levy against its assets. Any product liability claim or series of claims brought against the Company could harm its business significantly, particularly if a claim were to result in adverse publicity or damage awards outside or in excess of its insurance policy limits.

Risk factors related to intellectual property

If the Company is unable to protect its intellectual property, the value of its brand and other intangible assets may be diminished, and its business may be adversely affected.

The Company relies on trademark, copyright, trade secret, trade dress, patent and other laws protecting proprietary rights, nondisclosure and confidentiality agreements and other practices to protect its brand and proprietary information, technologies and processes. The Company’s trademarks are valuable assets that support its brand and consumers’ perception of its products. Although the Company has existing and pending trademark registrations for its brand in the United States and in many of the foreign countries in which it operates, it may not be successful in asserting trademark or trade name protection in all jurisdictions. The Company also has not applied for trademark protection in all relevant foreign jurisdictions and cannot assure you that its pending trademark applications will be approved. Third parties may also attempt to register its trademarks abroad in jurisdictions where it has not yet applied for trademark protection, oppose its trademark applications domestically or abroad, or otherwise challenge its use of the trademarks. In the event that the Company’s trademarks are successfully challenged, it could be forced to rebrand its products in some parts of the world, which could result in the loss of brand recognition and could require the Company to devote resources to advertising and marketing new brands.

Some of the Company’s earliest filed patents have expired. While the Company has other patents and pending patent applications directed to its technologies, it cannot provide any assurances that any of its remaining patents has, or that any of its pending patent applications that mature into issued patents will include claims with a scope sufficient to protect its products and technologies, including any additional features the Company develops for its products or any new products. Other parties may have developed technologies that may be related or competitive to the Company’s platform, may have filed or may file patent applications and may have received or may receive patents that overlap or conflict with its patents or patent applications, either by claiming the same methods or devices or by claiming subject matter that could dominate its patent position. Patents, if issued, may be challenged, narrowed in scope, deemed unenforceable, invalidated or circumvented. Proceedings challenging its patents could result in either loss of the patent or denial of the patent application or loss or reduction in the scope of one or more of the claims of the patent or patent application. In addition, such proceedings may be costly. Thus, any patents that the Company may own may not provide any protection against competitors. Furthermore, an adverse decision in a derivation proceeding can result in a third party receiving the patent right sought by the Company, which in turn could affect its ability to commercialize its products. Further, the U.S. Patent and Trademark Office (“USPTO”), international trademark offices or judicial bodies may deny the Company’s trademark applications, and, even if published or registered, these trademarks may not effectively protect its brand and goodwill. Like patents, trademarks also may be opposed, cancelled, or challenged by third parties.

Additionally, the Company may not be able to protect its intellectual property rights throughout the world. Filing, prosecuting and defending patents in all countries throughout the world would be prohibitively expensive, and its intellectual property rights in some countries outside the United States can be less extensive than those in the U.S. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the U.S. Consequently, the Company may not be able to prevent third parties from practicing its inventions in all countries outside the U.S., or from selling or importing products made using its inventions in and into the U.S. or other jurisdictions. Competitors may use the Company’s technologies in jurisdictions where it has not obtained patent protection to develop their own products and further, may export otherwise infringing products to territories where it has patent protection, but enforcement is not as strong as that in the U.S. These products may compete with the Company’s products, and its patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

In addition, while it is the Company’s policy to require its employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to the Company, it may be unsuccessful in executing such an agreement with each party who in fact conceives or develops intellectual property that the Company regards as its own. The Company’s assignment agreements may not be self-executing or may be breached, and it may be forced to bring claims against third parties, or defend claims they may bring against the Company, to determine the ownership of what it regards as its intellectual property. The Company may be subject to claims challenging the inventorship or ownership of its intellectual property. The Company also may be subject to claims that former employees, collaborators or other third parties have an ownership interest in its patents or other intellectual property. Litigation may be necessary to defend against these and other claims challenging inventorship or ownership. If the Company fails in defending any such claims, in addition to paying monetary damages, it may lose valuable intellectual property rights. Such an outcome could have a material adverse effect on its business. Even if the Company is successful in defending against such claims, litigation could result in substantial costs and distraction to management and other employees.

The Company’s ability to enforce its patent rights depends on its ability to detect infringement. It may be difficult to detect infringers that do not advertise the components that are used in their products. Moreover, it may be difficult or impossible to obtain evidence of infringement in a competitor’s or potential competitor’s product. The Company may not prevail in any lawsuits that it initiates and the damages or other remedies awarded if the Company were to prevail may not be commercially meaningful. Adverse proceedings can be expensive and time-consuming and may divert the efforts of its technical and managerial personnel, which could in turn harm its business, whether or not the Company receives a determination favorable to it. In addition, a court or other judicial body may decide that the patent the Company seeks to enforce is invalid or unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that the patent in question does not cover the technology in question. An adverse result in any proceeding could put one or more of the Company’s patents at risk of being invalidated or interpreted narrowly. Some of the Company’s competitors may be able to devote significantly more resources to intellectual property proceedings, and may have significantly broader intellectual property portfolios to assert against the Company if the Company asserts its rights against them. Further, because of the substantial discovery required in connection with intellectual property litigation, there is a risk that some of its confidential information could be disclosed or otherwise compromised. In addition, proceedings to enforce or defend the Company’s patents could put its patents at risk of being invalidated, held unenforceable or interpreted narrowly. Such proceedings could also provoke third parties to assert claims.

The Company also relies upon unpatented trade secrets and know-how and continuing technological innovation to develop and maintain its competitive position, which the Company seeks to protect, in part, through confidentiality agreements with its employees and its collaborators and consultants. It is possible that technology relevant to the Company’s business will be developed independently by a person that is not a party to such an agreement, and that person could be an employee of or otherwise associated with one of its competitors. Furthermore, if the employees and consultants who are parties to these agreements breach or violate the terms of these agreements, the Company may not have adequate remedies for or sufficient resources to litigate any such breach or violation, and the Company could lose its trade secrets through such breaches or violations. Further, the Company’s trade secrets could otherwise become known or independently discovered by its competitors. If the Company is unable to obtain, maintain and enforce intellectual property protection directed to its technology and any future technologies that the Company develops, others may be able to make, use, import or sell products that are the same or substantially the same as the Company’s, which could adversely affect its ability to compete in the market.

The Company may not be able to correctly estimate or control its future operating expenses in relation to obtaining intellectual property, enforcing intellectual property and/or defending intellectual property, which could affect operating expenses. The Company’s operating expenses may fluctuate significantly in the future as a result of a variety of factors, including the costs of preparing, filing, prosecuting, defending, and enforcing patent and trademark claims and other intellectual property-related costs, including adverse proceedings (such as litigation) costs.

If the Company fails to protect its intellectual property or other proprietary rights, its business, financial condition and results of operations may be materially and adversely affected.

The Company’s success depends on its ability to operate its business without infringing, misappropriating or otherwise violating the trademarks, patents, copyrights and other proprietary rights of third parties.

The Company’s commercial success depends in part on its ability to operate without infringing, misappropriating or otherwise violating the trademarks, patents, copyrights, trade secrets and other proprietary rights of others. The Company cannot be certain that the conduct of its business does not and will not infringe, misappropriate or otherwise violate such rights. From time to time the Company receives allegations of trademark or patent infringement and third parties have filed claims against the Company with allegations of intellectual property infringement. In addition, third parties may involve the Company in intellectual property disputes as part of a business model or strategy to gain competitive advantage.

To the extent the Company gains greater visibility and market exposure as a public company or otherwise, it may also face a greater risk of being the subject of such claims and litigation. For these and other reasons, third parties may allege that the Company’s products or activities infringe, misappropriate, dilute or otherwise violate their trademark, patent, copyright or other proprietary rights. Defending against allegations and litigation could be expensive, occupy significant amounts of time, divert management’s attention from other business concerns and have an adverse impact on its ability to bring products to market. In addition, if the Company is found to infringe, misappropriate, dilute or otherwise violate third-party trademark, patent, copyright or other proprietary rights, its ability to use brands to the fullest extent may be limited, the Company may need to obtain a license, which may not be available on commercially reasonable terms, or at all, or it may need to redesign or rebrand its marketing strategies or products, which may not be possible.

The Company may also be required to pay substantial damages or be subject to an order prohibiting the Company and its providers from importing or selling certain products or engaging in certain activities. The Company’s inability to operate its business without infringing, misappropriating or otherwise violating the trademarks, patents, copyrights and proprietary rights of others could have a material adverse effect on its business, financial condition and results of operations.

Risk factors related to marketing activities

Use of social media may materially and adversely affect the Company’s reputation or subject the Company to fines or other penalties.

The Company relies to a large extent on its online presence to reach consumers, and it offers consumers the opportunity to rate and comment on its products on its e-commerce websites. Negative commentary or false statements regarding the Company or the Company’s products may be posted on the Company’s e-commerce websites or social media platforms and may be adverse to its reputation or business. The Company’s target consumers often value readily available information and often act on such information without further investigation and without regard to its accuracy. The harm may be immediate without affording the Company an opportunity for redress or correction. In addition, the Company may face claims relating to information that is published or made available through the interactive features of its e-commerce websites. For example, the Company may receive third-party complaints that the comments or other content posted by users on its platforms infringe third-party intellectual property rights or otherwise infringe the legal rights of others. While the Communications Decency Act and Digital Millennium Copyright Act generally protect online service providers from claims of copyright infringement or other legal liability for the self-directed activities of its users, if it were determined that the Company did not meet the relevant safe harbor requirements under either law, the Company could be exposed to claims related to advertising practices, defamation, intellectual property rights, rights of publicity and privacy, and personal injury torts. The Company could incur significant costs investigating and defending such claims and, if the Company is found liable, significant damages. If any of these events occur, its business, financial condition and results of operations could be materially and adversely affected.

The Company also uses third-party social media platforms as marketing tools. For example, the Company maintains Snapchat, Facebook, TikTok, Instagram and YouTube accounts. As e-commerce and social media platforms continue to rapidly evolve, the Company must continue to maintain a presence on these platforms and establish presences on new or emerging popular social media platforms. If the Company is unable to cost-effectively use social media platforms as marketing tools, its ability to acquire new consumers and its financial condition may suffer. Furthermore, as laws and regulations rapidly evolve to govern the use of these platforms and devices, the failure by the Company, its employees or third parties acting at its direction to abide by applicable laws and regulations in the use of these platforms and devices could subject the Company to regulatory investigations, class action lawsuits, liability, fines or other penalties and have a material adverse effect on the Company’s business, financial condition and result of operations.

In addition, an increase in the use of social media for product promotion and marketing may cause an increase in the burden on the Company to monitor compliance of such materials and increase the risk that such materials could contain problematic product or marketing claims in violation of applicable regulations.

The Company’s business relies heavily on email and other messaging services, and any restrictions on the sending of emails or messages or an inability to timely deliver such communications could materially adversely affect its net revenue and business.

The Company’s business is highly dependent upon email and other messaging services for promoting its brand, products and e-commerce platforms. The Company provides emails and “push” communications to inform consumers of new products, shipping specials and other promotions. The Company believes these messages are an important part of its consumer experience. If the Company is unable to successfully deliver emails or other messages to its subscribers, or if subscribers decline to open or read its messages, its business, financial condition and results of operations may be materially adversely affected. Changes in how web and mail services block, organize and prioritize email may reduce the number of subscribers who receive or open its emails. For example, Google’s Gmail service has a feature that organizes incoming emails into categories (for example, primary, social and promotions). Such categorization or similar inbox organizational features may result in the Company’s emails being delivered in a less prominent location in a subscriber’s inbox or viewed as “spam” by its subscribers and may reduce the likelihood of that subscriber reading its emails. Actions by third parties to block, impose restrictions on or charge for the delivery of emails or other messages could also adversely impact the Company’s business. From time to time, Internet service providers or other third parties may block bulk email transmissions or otherwise experience technical difficulties that result in the Company’s inability to successfully deliver emails or other messages to consumers.

Changes in the laws or regulations that limit the Company’s ability to send such communications or impose additional requirements upon the Company in connection with sending such communications would also materially adversely impact its business. For example, electronic marketing and privacy requirements in the European Union are highly restrictive and differ greatly from those in the U.S., which could cause fewer individuals in the European Union to subscribe to the Company’s marketing messages and drive up its costs and risk of regulatory oversight and fines if the Company is found to be non-compliant.

The Company’s use of email and other messaging services to send communications to consumers may also result in legal claims against the Company, which may cause the Company increased expenses, and if successful might result in fines and orders with costly reporting and compliance obligations or might limit or prohibit its ability to send emails or other messages. The Company also relies on social networking messaging services to send communications and to encourage consumers to send communications. Changes to the terms of these social networking services to limit promotional communications, any restrictions that would limit the Company’s ability or its consumers’ ability to send communications through their services, disruptions or downtime experienced by these social networking services or decline in the use of or engagement with social networking services by consumers could materially and adversely affect its business, financial condition and results of operations.

The Company’s business could be negatively impacted by corporate citizenship and sustainability matters.

There is an increased focus from certain investors, providers, consumers, employees, and other stakeholders concerning corporate citizenship and sustainability matters. From time to time, the Company may announce certain initiatives, including goals, regarding the Company’s focus areas, which include environmental matters, packaging, responsible sourcing and social investments. The Company could fail, or be perceived to fail, in its achievement of such initiatives or goals, or the Company could fail in accurately reporting its progress on such initiatives and goals. In addition, the Company could be criticized for the scope of such initiatives or goals or perceived as not acting responsibly in connection with these matters. Any such matters, or related corporate citizenship and sustainability matters, could have a material adverse effect on the Company’s business, financial condition and results of operations.

Volatility in the financial markets could have a material adverse effect on the Company’s business.

While the Company currently generates cash flows from its ongoing operations and have had access to credit markets through its various financing activities, credit markets may experience significant disruptions. Deterioration in global financial markets could make future financing difficult or more expensive. If any financial institution party to the Company’s credit facilities or other financing arrangements were to declare bankruptcy or become insolvent, they may be unable to perform under their agreements with the Company. This could leave the Company with reduced borrowing capacity, which could have a material adverse effect on its business, financial condition and results of operations.

USE OF PROCEEDS

All of the shares of Class A Common Stock and warrants offered by the selling stockholders named herein (the “Selling Stockholders”) under this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

The Selling Stockholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Stockholders in disposing of their shares of Class A Common Stock and warrants, and we will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

We will receive any proceeds from the exercise of our warrants for cash, but not from the sale of the shares of Class A Common Stock issuable upon such exercise.

MARKET PRICE OF OUR CLASS A COMMON STOCK AND DIVIDENDS

Market Price of our Class A Common Stock

Our Class A Common Stock is listed on Nasdaq under the symbols “SKIN.”

On July 15, 2021, the closing price of our Class A Common Stock was $18.21. As of July 15, 2021, there were 133,419,152 shares of our Class A Common Stock outstanding, held of record by 80 holders. The number of record holders of our Class A Common Stock does not include The Depository Trust Company participants or beneficial owners holding shares through nominee names.

Dividend Policy

We have never paid any cash dividends on the Company’s Common Stock. The payment of cash dividends in the future will be dependent upon revenues and earnings, if any, capital requirements and general financial condition from time to time. The payment of any cash dividends will be within the discretion of our Board of Directors, and our Board of Directors will consider whether or not to institute a dividend policy. It is presently expected that we will retain all earnings for use in our business operations and, accordingly, it is not expected that our Board of Directors will declare any dividends in the foreseeable future.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introductory Note

On May 4, 2021, the Company consummated the previously announced Business Combination pursuant to that certain Merger Agreement, dated December 8, 2020, by and among Vesper, Merger Sub I, Merger Sub II, LCP Edge Intermediate, Inc., the indirect parent of HydraFacial and LCP in its own capacity and in its capacity as the Stockholders’ Representative. On the Closing Date, Merger Sub I merged with and into HydraFacial, with HydraFacial continuing as the surviving corporation (the “First Merger”), and immediately following the First Merger and as part of the same overall transaction as the First Merger, HydraFacial merged with and into Merger Sub II, with Merger Sub II continuing as the surviving entity, (the “Second Merger”). As a result of the First Merger, the Company owns 100% of the outstanding common stock of HydraFacial and each share of common stock and preferred stock of HydraFacial was cancelled and converted into the right to receive a portion of the consideration payable in connection with the Mergers. As a result of the Second Merger, the Company owns 100% of the outstanding interests in Merger Sub II. In connection with the Closing, the registrant changed its name from “Vesper Healthcare Acquisition Corp.” to “The Beauty Health Company.”

Pursuant to the terms of the Merger Agreement, the aggregate merger consideration paid to the HydraFacial stockholders in connection with the Business Combination was approximately $975.0 million less HydraFacial’s net indebtedness as of the Closing Date, and subject to further adjustments for transaction expenses, and net working capital relative to a target. The merger consideration included both cash consideration and consideration in the form of newly issued shares of the Company’s Class A Common Stock. The aggregate cash consideration paid to the HydraFacial Stockholders at the Closing was approximately $368.0 million, consisting of the Vesper’s cash and cash equivalents as of the closing of the Business Combination (including proceeds of $350.0 million from the Vesper’s Private Placement of an aggregate of 35,000,000 shares of Class A Common Stock, and approximately $433.0 million of cash available to Vesper from the trust account that held the proceeds from Vesper’s initial public offering after giving effect to income and franchise taxes payable in respect of interest income earned in the Trust Account and redemptions that were elected by Vesper’s public stockholders, minus approximately $224.0 million used to repay HydraFacial’s outstanding indebtedness at the Closing, minus approximately $94.0 million of transaction expenses of HydraFacial and the Company, minus $100.0 million. The remainder of the consideration paid to the HydraFacial stockholders consisted of 35,501,743 newly issued shares of Class A Common Stock.

Under the terms of the transaction, HydraFacial retained $100.0 million of cash towards its balance sheet, and the Company and HydraFacial incurred approximately $95.0 million of transaction expenses in the aggregate, inclusive of $16.1 million of deferred offering costs incurred by the Company in connection with its initial public offering. In addition to the consideration paid at the closing of the Business Combination, the former stockholders of HydraFacial received contingent consideration consisting of 7.5 million Earn-out Shares as a result of the Company’s completion in June and July 2021 of the acquisition of certain target businesses identified by HydraFacial as contemplated by the Merger Agreement. The 7.5 million Earn-out Shares were issued on July 15, 2021.

Basis of Pro Forma Presentation

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The pro forma adjustments to the combined historical financial information of HydraFacial and the Company depict the accounting for the Business Combination.

The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the combined entity upon consummation of the Business Combination.

The pro forma adjustments have been prepared as if the Business Combination had been consummated on March 31, 2021 in the case of the unaudited pro forma condensed combined balance sheet and on January 1, 2020, the beginning of the earliest period presented in the unaudited pro forma condensed combined statement of operations.

The pro forma adjustments represent management’s estimates based on information available as of the date of this prospectus and are subject to change as additional information becomes available and additional analyses are performed. Management considers this basis of presentation to be reasonable under the circumstances.

The post-combination company approved a new incentive award plan, the 2021 Plan, which became effective upon consummation of the Business Combination and expects to enter into new equity awards with its employees pursuant to the 2021 Plan. The terms of these new equity awards to employees have not been finalized and remain subject to change. Accordingly, no effect has been given to the unaudited pro forma condensed combined financial information for the new or current awards. No pro forma adjustments were recorded for historical stock-based compensation expense associated with the units that vested upon closing of the Business Combination as the amounts were immaterial.

The Earn-out Shares are recognized as a liability in the unaudited pro forma condensed combined balance sheet and the preliminary fair value of the liability has been determined using the most reliable information available as the achievement of the maximum contingent consideration amount is reasonably certain. This liability was settled with 7.5 million Earn-out Shares issued on July 15, 2021.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 combines the unaudited condensed balance sheet of the Company as of March 31, 2021 with the unaudited condensed consolidated balance sheet of HydraFacial on a pro forma basis as of March 31, 2021, giving effect to the Business Combination and related transactions, summarized below, as if they had been consummated on that date. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the condensed statement of operations of the Company for the period from July 8, 2020 (inception) through December 31, 2020 with the condensed consolidated statement of operations of HydraFacial for the year ended December 31, 2020. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 combines the unaudited condensed statement of operations of the Company for the three months ended March 31, 2021 with the unaudited condensed consolidated statement of operations of HydraFacial for the three months ended March 31, 2021. The unaudited pro forma condensed combined statements of operations presented give effect to the Business Combination and related transactions, summarized below, as if they had been consummated on January 1, 2020, the earliest period presented:

•

the merger of Merger Sub I, a wholly-owned subsidiary of Merger Sub II, with and into HydraFacial, followed by a subsequent merger of HydraFacial into Merger Sub II, a wholly-owned subsidiary of the Company, with Merger Sub II being the surviving company;

•	the payment of cash consideration to HydraFacial shareholders and repayment of HydraFacial indebtedness in connection with the Business Combination;

•

the redemption of 2,672,690 shares of Class A Common Stock of the Company from the Company’s public shareholders who elected to have their shares redeemed in connection with the Business Combination for an aggregate redemption price of $26.7 million;

•	the consummation of the Private Placement;

•	the acceleration and vesting of HydraFacial incentive units in connection with the Business Combination;

•	issuance of 70,501,743 shares of Class A Common Stock;

•	the conversion of each outstanding share of Class B Stock immediately prior to the closing of the Business Combination into one share of Class A Common Stock;

•	the settlement of a note receivable due from the HydraFacial Stockholders;

•	the recognition of the Earn-out Shares liability;

•	the payment of transaction costs incurred by both the Company and HydraFacial; and

•	the payment of deferred legal fees, underwriting commissions and other costs incurred in connection with the Business Combination.

The unaudited condensed combined pro forma financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, prepared in accordance with GAAP, which are included elsewhere in this prospectus:

•

the historical audited financial statements for the period from July 8, 2020 (inception) through December 31, 2020, and the historical interim financial statements as of and for three months ended March 31, 2021 of the Company; and

•	the historical audited financial statements for the year ended December 31, 2020 and the unaudited consolidated financial statements of HydraFacial as of and for the three months ended March 31, 2021.

The Business Combination has been accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, the Company is treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the following:

•	the HydraFacial Stockholders considered in the aggregate have the largest minority interest of the voting power in the combined entity after taking into account actual redemptions;

•	the operations of HydraFacial prior to the acquisition comprise the only ongoing operations of the post- combination company;

•	senior management of HydraFacial comprises the senior management of the post-combination company;

•	the relative size and valuation of HydraFacial compared to the Company; and

•

pursuant to the Investor Rights Agreement, HydraFacial was given the right to designate certain initial members of the board of directors of the post-combination company immediately after giving effect to the transactions.

Consideration was given to the fact that the Company paid a purchase price consisting of a combination of cash and equity consideration and its shareholders may have a significant amount of voting power, should the Company’s public stockholders be considered in the aggregate. However, based on the aforementioned factors of management, board representation, largest minority shareholder as noted above, and the continuation of the HydraFacial business as well as size it was determined that accounting for the Business Combination as a reverse recapitalization was appropriate.

Accordingly, for accounting purposes, the financial statements of the post-combination company will represent a continuation of the financial statements of HydraFacial with the acquisition being treated as the equivalent of HydraFacial issuing stock for the net assets of the Company, accompanied by a recapitalization. The net assets of the Company will be stated at historical cost, with no goodwill or other intangible assets recorded.

The following summarizes the pro forma shares of common stock outstanding after giving effect to the redemption of 2,672,690 shares for $26.7 million. The table excludes the potential dilutive effect of the warrants:

Shareholder	No. of Shares	% Ownership
Vesper’s public stockholders	43,327,310	32.62%
Vesper Sponsor shares	11,500,000	8.65%
HydraFacial owners	35,501,743	26.73%
PIPE investors	35,000,000	26.35%
Earn-out Shares	7,500,000	5.65%

Pro Forma weighted average shares outstanding — basic and diluted	132,829,053	100.00%

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The unaudited condensed combined pro forma adjustments reflecting the consummation of the Business Combination and related transactions are based on certain estimates and assumptions. These estimates and assumptions are based on information available as of the dates of these unaudited pro forma condensed combined financial statements and may be revised as additional information becomes available. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined entity will experience. The Company and HydraFacial have not had any historical relationship prior to the transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited condensed combined pro forma financial information should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations ” and other financial information included elsewhere in this prospectus.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2021

(in thousands, except per share amounts)

	Vesper (Historical)	HydraFacial (Historical)	Pro Forma Adjustments			Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$2,753	$14,115	$460,184	(a	)	$114,668
	—	—	(365,658)	(b	), (l)	—
	—	—	(78,361)	(c	)	—
	—	—	(16,100)	(d	)	—
	—	—	350,000	(e	)	—
	—	—	(26,738)	(f	)	—
	—	—	(226,081)	(j	)	—
	—	—	554	(m	)	—
Accounts receivable, net of allowances for doubtful accounts	—	27,014	—			27,014
Prepaid expenses	596	4,195	—			4,791
Income tax receivable	—	4,394	—			4,394
Inventories	—	21,770	—			21,770

Total current assets	3,349	71,488	97,800			172,637
Property and equipment, net	—	8,146	—			8,146
Intangible assets, net	—	50,254	—			50,254
Goodwill	—	98,535	—			98,535
Deferred tax assets	—	224	—			224
Other assets	—	6,142	—			6,142
Cash and securities held in Trust Account	460,184		(460,184)	(a	)	—

Total assets	$463,533	$234,789	$(362,384)			$335,938

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$—	$22,415	$(1,960)	(c	)	$20,455
Accrued payroll related expenses	—	14,177	—			14,177
Accrued expenses	802	2,860	—			3,662
Accrued offering costs	12	—	—			12
Advances from related party	—	—	—			—
Promissory note - related party	—	—	—			—
Current portion of long-term debt	—	5,197	(5,197)	(j	)	—
Earn-out Shares	—	—	97,875	(n	)	97,875

Total current liabilities	814	44,649	90,718			136,181
Other long-term liabilities	—	1,773	—			1,773
Long-term debt due to related parties, net of current portion	—	218,472	(218,472)	(j	)	—
Deferred income taxes, net	—	3,100	—			3,100
Derivative liability - Private Placement Warrants	19,600	—	—			19,600
Derivative liability - Public Warrants	31,893	—	—			31,893
Deferred underwriting fee payable	16,100	—	(16,100)	(d	)	—

Total liabilities	68,407	267,994	(143,854)			192,547

	Vesper (Historical)	HydraFacial (Historical)	Pro Forma Adjustments			Pro Forma Combined
Commitments
Class A common stock subject to possible redemption	460,037	—	(460,037)	(f	) , (g)	—
Stockholders’ Equity
Common stock	—	—	—	(k	)	—
Preferred stock	—	—	—	(k	)	—
Class A common stock	—	—	4	(e	)	14
	—	—	10	(g	)	—
Class B common stock	1	—	(1)	(g	)	—
Additional paid-in-capital	3,104	13,990	(355,111)	(b	), (k)	221,317
	—	—	(48,188)	(c	)	—
	—	—	349,997	(e	)	—
	—	—	433,291	(g	)	—
	—	—	(68,016)	(h	)	—
	—	—	(1,410)	(i	)	—
	—	—	(8,465)	(l	)	—
	—	—	(97,875)	(n	)
Note receivable from stockholder	—	(554)	554	(m	)	—
Accumulated other comprehensive income	—	237	—			237
Accumulated Deficit	(68,016)	(46,878)	(28,214)	(c	)	(78,177)
	—	—	68,016	(h	)	—
	—	—	1,410	(i	)	—
	—	—	(2,083)	(l	)	—
	—	—	(2,412)	(j	)	—

Total stockholders’ equity (deficit)	$(64,911)	$(33,205)	$241,507			$143,391

Total liabilities and stockholders’ equity	$463,533	$234,789	$(362,384)			$335,938

Unaudited Pro Forma Condensed Combined Statement of Operations For the Three

Months Ended March 31, 2021

(in thousands, except share and per share amounts)

	Vesper (Historical)	HydraFacial (Historical)	Pro Forma Adjustments			Pro Forma Combined
Revenues
Net sales	$—	$47,542	$—			$47,542
Cost of sales	—	15,802	—			15,802
Gross profit	—	31,740	—			31,740
Operating expenses		—				—
Formation and operating costs	602	—	—			602
General and administrative	—	10,811	(690)	(a	)	10,121
	—	—	—			—
Selling and marketing	—	17,095	—			17,095
Research and development	—	1,452	—			1,452
Total operating expense	602	29,358	(690)			29,270

Income (loss) from operations	(602)	2,382	690			2,470
Other expense (income)	—	—	—			—
Interest earned on marketable securities held in the Trust Account	(85)	—	85	(b	)	—
Change in fair value - Private Placement Warrants	(5,413)	—	—			(5,413)
Change in fair value - Public Warrants	(8,740)	—	—			(8,740)
Unrealized gain on marketable securities held in Trust Account	(1)	—	1	(b	)	—
Change in fair value of warrant liability	—	—	—			—
Interest expense, net	—	5,699	(5,746)	(c	)	(47)
Other expense (income)	—	7	—			7
Foreign currency gain, net	—	256	—			256
Total other expense (income)	(14,239)	5,962	(5,660)			(13,937)
Income (loss) before provision for income taxes	13,637	(3,580)	6,350			16,407
Income tax provision (benefit)	—	(306)	1,415	(h	)	1,109

Net income (loss)	$13,637	$(3,274)	$4,935			$15,298

Net income (loss) per share
Basic	$1.18	$(63.93)		(d	)	$0.12

Diluted	$1.18	$(63.93)		(e	)	$0.03

Weighted average shares outstanding
Basic	11,500,000	54,358	121,274,695	(f	)	132,829,053

Diluted	11,500,000	54,358	124,204,453	(g	)	135,758,811

Unaudited Pro Forma Condensed Combined Statement of Operations For the Year

Ended December 31, 2020

(in thousands, except share and per share amounts)

	Vesper (Historical as Restated)	HydraFacial (Historical)	Pro Forma Adjustments			Pro Forma Combined
Revenues
Net sales	$—	$119,092	$—			$119,092
Cost of sales	—	51,893	84	(a	)	51,977
Gross profit	—	67,199	(84)			67,115
Operating expenses
Formation and operating costs	1,210	—	—			1,210
General and administrative	—	30,649	28,214	(b	)	59,923
	—	—	1,060	(a	)
Selling and marketing	—	50,323	265	(a	)	50,588
Research and development	—	3,409	—			3,409

Total operating expense	1,210	84,381	29,539			115,130

Loss from operations	(1,210)	(17,182)	(29,623)			(48,015)
Other expense (income)
Interest earned on marketable securities held in the Trust Account	(90)	—	90	(f	)	—
Change in fair value - Private Warrants	14,093	—	—			14,093
Change in fair value - Public Warrants	22,693	—	—			22,693
Unrealized gain on marketable securities held in Trust Account	(8)	—	8	(f	)	—
Interest expense, net	—	21,275	(21,382)	(c	)	(108)
Other expense (income)	1,016	47	2,412	(d	)	3,475
	—	—	2,014	(e	)
Foreign currency gain, net	—	(21)	—			(21)

Total other expense	37,704	21,301	(16,858)			42,147

Loss before provision for income taxes	(38,914)	(38,483)	(12,765)			(90,162)
Income tax provision (benefit)	—	(9,308)	(3,191)	(i	)	(12,499)

Net loss	$(38,914)	$(29,175)	$(9,574)			$(77,663)

Net loss per share
Basic and diluted	$(2.91)	$(569.87)		(g	)	$(0.58)

Weighted average shares outstanding
Basic and diluted	13,388,418	52,494	119,388,141	(h	)	132,829,053

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Description of Business Combinations

On May 4, 2021, the Company consummated the previously announced Business Combination pursuant to that certain Merger Agreement, dated December 8, 2020, with Merger Sub I, Merger Sub II, LCP Edge Intermediate, Inc., the indirect parent of HydraFacial and LCP, and, in its capacity as the Stockholders’ Representative. On the Closing Date, Merger Sub I merged with and into HydraFacial, with HydraFacial continuing as the First Merger, and immediately following the First Merger and as part of the same overall transaction as the First Merger, HydraFacial merged with and into Merger Sub II, with Merger Sub II continuing as the surviving entity, which is a wholly owned subsidiary of the Company. As a result of the First Merger, the Company owns 100% of the outstanding common stock of HydraFacial and each share of common stock and preferred stock of HydraFacial was cancelled and converted into the right to receive a portion of the consideration payable in connection with the Mergers. As a result of the Second Merger, the Company owns 100% of the outstanding interests in Merger Sub II. In connection with the Closing, the registrant changed its name from “Vesper Healthcare Acquisition Corp.” to “The Beauty Health Company.”

Pursuant to the terms of the Merger Agreement, the aggregate merger consideration paid to the HydraFacial stockholders in connection with the Business Combination was approximately $975.0 million less HydraFacial’s net indebtedness as of the Closing Date, and subject to further adjustments for transaction expenses, and net working capital relative to a target. The merger consideration included both cash consideration and consideration in the form of newly issued shares of the Company’s Class A Common Stock. The aggregate cash consideration paid to the HydraFacial Stockholders at the Closing was approximately $368.0 million, consisting of the Vesper’s cash and cash equivalents as of the closing of the Business Combination (including proceeds of $350.0 million from the Vesper’s Private Placement of an aggregate of 35,000,000 shares of Class A Common Stock, and approximately $433.0 million of cash available to Vesper from the trust account that held the proceeds from Vesper’s initial public offering) after giving effect to income and franchise taxes payable in respect of interest income earned in the Trust Account and redemptions that were elected by Vesper’s public stockholders, minus approximately $224.0 million used to repay HydraFacial’s outstanding indebtedness at the Closing, minus approximately $94.0 million of transaction expenses of HydraFacial and the Company, minus $100.0 million. The remainder of the consideration paid to the HydraFacial stockholders consisted of 35,501,743 newly issued shares of Class A Common Stock.

Under the terms of the transaction, HydraFacial retained $100.0 million of cash towards its balance sheet, and the Company and HydraFacial incurred approximately $95.0 million of transaction expenses in the aggregate, inclusive of $16.1 million of deferred offering costs incurred by the Company in connection with the IPO. In addition to the consideration paid at the closing of the Business Combination, the former stockholders of HydraFacial received earn-out consideration consisting of 7.5 million shares of Class A Common Stock from the Company as a result of the Company’s completion in June and July 2021 of the acquisition of certain target businesses identified by HydraFacial as contemplated by the Merger Agreement. The 7.5 million Earn-out Shares were issued on July 15, 2021.

Note 2 — Basis of Presentation

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The pro forma adjustments to the combined historical financial information of HydraFacial and the Company depict the accounting for the Business Combination.

The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the combined entity upon consummation of the Business Combination.

The pro forma adjustments have been prepared as if the Business Combination had been consummated on March 31, 2021 in the case of the unaudited pro forma condensed combined balance sheet and on January 1, 2020, the beginning of the earliest period presented in the unaudited pro forma condensed combined statement of operations.

The pro forma adjustments represent management’s estimates based on information available as of the date of this prospectus and are subject to change as additional information becomes available and additional analyses are performed. Management considers this basis of presentation to be reasonable under the circumstances.

The post-combination company approved a new incentive award plan, the 2021 plan, which became effective upon consummation of the Business Combination and expects to enter into new equity awards with its employees pursuant to the 2021 Plan. The terms of these new equity awards to employees have not been finalized and remain subject to change. Accordingly, no effect has been given to the unaudited pro forma condensed combined financial information for the new or current awards. No pro forma adjustments were recorded for historical stock-based compensation expense associated with the units that vested upon closing of the Business Combination as the amounts were immaterial.

The Earn-out Shares are recognized as a liability in the unaudited pro forma condensed combined balance sheet, and the preliminary fair value of the liability has been determined using the most reliable information available as the achievement of the maximum contingent consideration amount is reasonably certain. This liability was settled with 7.5 million Earn-out Shares issued on July 15, 2021.

Note 3 — Pro Forma Balance Sheet Adjustments

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 reflects the following adjustments:

(a)    Represents the release of $460.2 million of restricted investments and cash held in the Trust Account upon consummation of the Business Combination to fund the closing of the Business Combination.

(b)    Represents cash consideration paid to existing HydraFacial preferred and common stock shareholders upon closing of the Business Combination.

(c)    Represents cash used to pay the estimated direct and incremental transaction costs incurred by Vesper and HydraFacial of $94.5 million, including advisory, banking, printing, legal, management services and accounting fees that are expensed as a part of the Business Combination and equity issuance costs that are offset to additional paid-in capital, including $16.1 million of deferred offering costs associated with Vesper’s initial public offering. Additional costs of $28.2 million not yet recognized in the historical HydraFacial statement of comprehensive loss were expensed through accumulated deficit, and $2.0 million of accrued transaction costs previously expensed were deemed settled, with the rest offset to additional paid in capital.

(d)    Represents the payment of $16.1 million of deferred underwriting fees incurred as part of the Vesper’s IPO that are committed to be paid upon the consummation of a business combination.

(e)    Represents the issuance of the Private Placement financing to certain investors of 35.0 million shares of Class A Common Stock pursuant to the Subscription Agreement at a price of $10.00 per share.

(f)    Represents the elimination of Class A Common Stock paid out to redeeming shareholders.

(g)    Represents the conversion of Common Stock into non-redeemable Class A common stock of the post- combination company, resulting in the recognition of additional paid-in capital and issuance of equity to existing HydraFacial shareholders as a result of the Business Combination.

(h)    Represents the elimination of Vesper’s historical retained earnings, resulting in the recognition of additional paid-in capital.

(i)    Represents the expense associated with the acceleration vesting of HydraFacial’s incentive units in connection with the Business Combination.

(j)    Represents the repayment of all of HydraFacial’s outstanding indebtedness and the related payment in-kind interest and the elimination of unamortized deferred financing costs.

(k)    Represents the elimination of HydraFacial’s historical equity from the balance sheet.

(l)    Represents the payment of $2.1 million of cumulative preferred stock dividends as well as $8.5 million of aggregate preferred stock liquidation value of HydraFacial preferred stock in connection with the Business Combination.

(m)    Represents the settlement of a note receivable due to HydraFacial from a stockholder for $0.5 million, which was due upon consummation of the Business Combination.

(n)    Represents the estimated fair value of the Earn-out Shares liability measured as of the date of the consummation of the Business Combination that will be settled in shares of Class A Stock. Any future changes in the fair value of the liability will be recognized in earnings.

Note 4 — Pro Forma Statement of Operations Adjustments for the Three Months Ended March 31, 2021

(a)    Represents the removal of additional transaction costs of $0.7 million in the statement of operations for the three months ended March 31, 2021. Transaction costs are reflected as if incurred on January 1, 2020, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statements of operations. This is a non-recurring item.

(b)    Represents the elimination of the interest income and unrealized gains on the marketable securities held in the Trust Account.

(c)    Represents the removal of interest expense and -deferred financing cost amortization related to HydraFacial’s outstanding indebtedness, which was paid repaid in connection with Business Combination.

(d)    Represents the basic loss per share as a result of the pro forma adjustments for the three months ended March 31, 2021. See the table below for the basic and diluted income per share calculation.

(e)    Represents the diluted loss per share as a result of the pro forma adjustments for the three months ended March 31, 2021. See the table below for the basic and diluted income per share calculation.

(f)    Represents the basic weighted average shares of common stock outstanding as a result of the pro forma adjustments. See the table below for the basic and diluted weighted average shares of common stock outstanding calculation.

(g)    Represents the diluted weighted average shares of common stock outstanding as a result of the pro forma adjustments. See the table below for the basic and diluted weighted average shares of common stock outstanding calculation.

(h)    Represents the tax impact of the pro forma adjustments described above at the statutory rate.

For the three months ended March 31, 2021
Numerator
Net income (in thousands)	$15,298

Numerator for basic earnings per share	15,298
Change in fair value of warrants, net of tax	(10,615)

Numerator for diluted earnings per share	$4,683

	For the three months ended March 31, 2021

Denominator
Vesper’s public stockholders	43,327,310
Vesper Sponsor shares	11,500,000
HydraFacial owners	35,501,743
PIPE investors	35,000,000
Earn-out Shares	7,500,000

Weighted average common shares outstanding — basic	132,829,053	(d)

Effect of dilutive securities:
Warrants	2,929,758

Weighted average common shares outstanding — diluted	135,758,811	(e)

Net income per share
Basic	$0.12	(f)

Diluted	$0.03	(g)

Note 5 — Pro Forma Statement of Operations Adjustments for the Year Ended December 31, 2020

(a)    Represents acceleration vesting of HydraFacial’s incentive units in the statement of operations for the year ended December 31, 2020. These costs are reflected as if incurred on January 1, 2020, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statements of operations. This is a non-recurring item.

(b)    Represents the additional transaction costs of $28.2 million in the statement of operations for the year ended December 31, 2020. $21.0 million of the additional transaction costs were fees paid to the owners of LCP Edge Holdco, LLC, the former parent company of HydraFacial. Transaction costs are reflected as if incurred on January 1, 2020, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statements of operations. This is a non-recurring item.

(c)    Represents the removal of interest expense and deferred financing cost amortization related to HydraFacial’s outstanding indebtedness, which was paid repaid in connection with Business Combination.

(d)    Represents the write-off of deferred financing costs as if the outstanding indebtedness was repaid on January 1, 2020, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statements of operations. This is a non-recurring item.

(e)    Represents pre-payment penalties as if the outstanding indebtedness was repaid on January 1, 2020, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statements of operations. This is a non-recurring item.

(f)    Represents the elimination of the interest income and unrealized gains on the marketable securities held in the Trust Account.

(g)    Represents the basic and diluted loss per share as a result of the pro forma adjustments for the year ended December 31, 2020. See the table below for the basic and diluted income per share calculation. The table below excludes the effect of the warrants as these shares would be anti-dilutive.

(h)    Represents the basic and diluted weighted average shares of common stock outstanding as a result of the pro forma adjustments. The table below excludes the effect of the warrants as these shares would be anti-dilutive. See the table below for the basic and diluted weighted average shares of common stock outstanding calculation.

(i)    Represents the tax impact of the pro forma adjustments described above at the statutory rate.

	For the year ended December 31, 2020
Numerator
Net loss (in thousands)	$(77,663)

Denominator
Vesper’s public stockholders	43,327,310
Vesper Sponsor shares	11,500,000
HydraFacial owners	35,501,743
PIPE investors	35,000,000
Earn-out Shares	7,500,000

Basic and diluted weighted average common shares outstanding	132,829,053	(h)

Net loss per share
Basic and diluted	$(0.58	)(g)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of HydraFacial’s financial condition and results of operations should be read in conjunction with HydraFacial’s consolidated financial statements and related notes appearing elsewhere in this prospectus. The following discussion and analysis contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause HydraFacial’s results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those identified below and those discussed in the section titled “Risk Factors” of this filing.

Overview

Founded in 1997, HydraFacial is a category-creating beauty health company. Its offerings in skin care and scalp health occupy a position at the intersection of medical aesthetics and traditional skin and personal care products. HydraFacial treatments are convenient, affordable, personalized and have demonstrated effectiveness. HydraFacial distributes its products in 87 countries through multiple channels including day spas, hotels, dermatologists, plastic surgeons and beauty retail.

HydraFacial’s business model has two predominant revenue streams: Delivery Systems (as defined below) and Consumables (as defined below). Delivery Systems are purchased up-front. Consumable single- and multi-use serums, tips and boosters or “Consumables” to provide treatments using our Delivery Systems are purchased on a recurring basis. The expansion of the number of Delivery Systems installed increases the foundation for future revenue by creating a larger base to drive consumable sales. We believe that as the installed base grows and Delivery Systems become more productive, recurring revenue will grow to become a larger share of the business.

HydraFacial has more than tripled Net Sales from $48 million for the year ended December 31, 2016 to $166 million for the year ended December 31, 2019, growing its footprint both in the US and internationally. Net sales decreased in 2020 as a result of COVID-19 restrictions, but have rebounded since the onset of the pandemic, as Net sales increased $15.0 million, or 46.1% for the three months ended March 31, 2021 when compared with Net sales for the three months ended March 31, 2020. Financial metrics we use to track our goals include revenue growth, adjusted gross profit, and Adjusted EBITDA. For a definition of Key Performance Indicators (“KPIs”) see the section titled “ —Key Operational and Business Metrics”.

Recent Developments

Impact of the COVID-19 Pandemic

The COVID-19 pandemic has had, and we expect will continue to have adverse impacts on our business. As government authorities around the world continue to implement significant measures intended to control the spread of the virus and institute restrictions on commercial operations, while at the same time implementing multi-step policies with the goal of re-opening certain markets, we are working to ensure our compliance while also maintaining business continuity for essential operations in our facilities.

The COVID-19 pandemic caused us to experience several adverse impacts primarily in the first and second quarters of fiscal year 2020, including extended sales cycles to close new orders for our products, delays in shipping and installing orders due to closed facilities and travel limitations and delays and failures in collecting accounts receivable. The rapid development and uncertainty of the impacts of the COVID-19 pandemic precludes any prediction as to the ultimate adverse impact of the COVID-19 pandemic on our business. However, the COVID-19 pandemic, and the measures taken to contain it, present material uncertainty and risk with respect to our performance and financial results. In particular, closure of providers, restrictions on performing personal services, consumer perceptions about the safety of HydraFacial’s services, disruption in the supply chain of raw materials and components, and inefficiencies in the manufacturing of products due to social distancing and hygiene protocols. Disruptions in the capital markets as a result of the COVID-19 pandemic may also adversely affect our business if these impacts continue for a prolonged period and we need additional liquidity.

During the year ended December 31, 2020, we took, and may continue to take, actions to mitigate the impact of the COVID-19 pandemic on our cash flow and results of operations and financial condition. Starting in April 2020, after the government mandated shutdowns, we experienced a significant decline in sales during the second quarter of 2020 and took certain corrective measures. HydraFacial furloughed a majority of its workforce and went through a restructuring process. which included the write-off of certain product lines, and costs incurred for assistance provided by third-party consultants to assist in managing the downturn. Subsequent to the downturn experienced during the second quarter of 2020, our revenues increased, and we returned to profitability in the latter half of 2020, on an Adjusted EBITDA basis. This trend continued into the first quarter of 2021. We are currently managing the variable portion of our cost structure to better align with revenue, including external marketing spend, which was significantly reduced during the downturn and during the first quarter of 2021. Additionally, many of our furloughed employees have returned to work.

Business Combination and Public Company Costs

On the Closing Date, HydraFacial consummated the previously announced Business Combination pursuant to the Merger Agreement with Vesper, pursuant to which Vesper acquired, directly or indirectly, 100% of the stock of HydraFacial and its subsidiaries. Upon closing, the combined entity was renamed the Beauty Health Company and trades on the Nasdaq Capital Market under the ticker symbol “SKIN”.

Pursuant to the terms of the Merger Agreement, the aggregate merger consideration paid to the HydraFacial stockholders in connection with the Business Combination was approximately $975.0 million less HydraFacial’s net indebtedness as of the Closing Date, transaction expenses, and net working capital relative to a target. In connection with the transaction, all of HydraFacial’s existing debt under its credit facilities were repaid and the note receivable from its stockholder was settled.

The merger consideration included both cash consideration and consideration in the form of newly issued Class A Common Stock. The aggregate cash consideration paid to the former HydraFacial stockholders at the Closing was approximately $368.0 million, consisting of the Vesper’s cash and cash equivalents as of the closing of the Business Combination including proceeds of $350.0 million from Vesper’s Private Placement of an aggregate of 35,000,000 shares of Class A Common Stock, and approximately $433.0 million of cash available to Vesper from the trust account that held the proceeds from Vesper’s initial public offering after giving effect to income and franchise taxes payable in respect of interest income earned in the Trust Account and redemptions that were elected by Vesper’s public stockholders, minus approximately $224.0 million used to repay HydraFacial’s outstanding indebtedness at the Closing, minus approximately $94.0 million of transaction expenses of HydraFacial and Vesper, minus $100.0 million. The remainder of the consideration paid to the HydraFacial stockholders consisted of 35,501,743 newly issued shares of Class A Common Stock.

The foregoing consideration paid to the HydraFacial stockholders may be further increased by amounts payable as earn-out shares of Class A Common Stock pursuant to the terms of the Merger Agreement.

Notwithstanding the legal form of the Business Combination pursuant to the Merger Agreement, the Business Combination was accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Vesper was treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the following:

•	HydraFacial’s existing shareholders were expected to have the largest minority interest of the voting power in the combined entity under the minimum and maximum redemption scenarios;

•	HydraFacial’s operations prior to the acquisition comprise the only ongoing operations of the combined entity;

•	HydraFacial senior management were retained and compose the majority of the senior management of the combined entity;

•	HydraFacial’s relative valuation and results of operations compared to Vesper; and

•

pursuant to the Investor Rights Agreement, HydraFacial was given the right to designate certain initial members of the board of directors of the post-combination company immediately after giving effect to the transactions.

Consideration was given to the fact that Vesper paid a purchase price consisting of a combination of cash and equity consideration and its shareholders would have significant voting power. However, based on the aforementioned factors of management, board representation, largest minority shareholder, and the continuation of the HydraFacial business as well as size it was determined that accounting for the Business Combination as a reverse recapitalization was appropriate. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of HydraFacial with the acquisition being treated as the equivalent of HydraFacial issuing stock for the net assets of Vesper, accompanied by a recapitalization. The net assets of Vesper were stated at historical cost, with no goodwill or other intangible assets recorded.

Following the consummation of the Business Combination, we became an SEC-registered and NASDAQ-listed company, which requires us to hire additional staff and implement procedures and processes to address public company regulatory requirements and customary practices. We have incurred and expect to incur additional annual expenses for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources and fees.

Factors Affecting Our Performance

Market Trends

HydraFacial is a pioneer in the attractive and growing beauty health industry and there are several emerging market trends that we believe will play a key role in shaping the future of this industry. Recent growth in the skincare industry has been driven by an emphasis on skincare rather than cosmetics and HydraFacial is poised to capture a larger share of wallet from consumers. Further, HydraFacial’s market research conducted in 2019 demonstrated that consumers are increasingly willing to spend on high-end beauty health products. To the extent disposable income grows, we expect impacts of this trend to be amplified. We believe these favorable market trends will continue and strengthen going forward.

Demographics

HydraFacial benefits from a large, young and diverse customer base and the ability to serve a large percentage of the population given that HydraFacial’s patented technology addresses all skin, regardless of type, age or gender. At the intersection of the medical and consumer retail markets, the large potential customer base should provide significant upside to drive topline growth. HydraFacial over indexes with males, significantly increasing the Total Addressable Market (TAM) compared to peers and the mix of male customers is growing at two times the rate of female customers. HydraFacial customers are young; approximately 50% of HydraFacial customers are Millennials, and approximately 30% of HydraFacial’s beauty retail customers are under the age of 24. As the Millennial and Gen Z consumers age, they appear to be taking skincare more seriously and willing to invest in premium treatments, such as those offered by HydraFacial.

Marketing

Effective marketing is vital to our ability to drive growth. We plan to further our successful demand-generating activities through educational campaigns that focus on our brand, values, and quality, as well as enhancing our digitally integrated media campaigns.

Innovation

Our strategy involves innovating our current product offering while also diversifying into attractive adjacent categories where we can leverage our strengths, capabilities and community. We intend to maintain investment in research and development to stay at the forefront of cutting-edge technology.

Technology

Our investments in technology enhance the HydraFacial experience for consumers while capturing valuable and leverageable data. As we expand our capabilities, we hope to enable the world’s largest skin health database. We believe this data will allow us to drive habituation by enhancing personalization, access, trend identification and consumer education.

Geographic Expansion

HydraFacial’s recent growth has been driven in part by our international strategy. 35.7% of HydraFacial’s total revenue during the first quarter of fiscal year 2021 came from outside the United States and Canada. Our diverse distribution channels create a significant opportunity within our existing retail and wholesale channels, as well as new locations abroad. We plan to expand our global footprint, building out our team and infrastructure for further penetration across Asia, Europe and Latin America.

Key Operational and Business Metrics

In addition to the measures presented in our consolidated financial statements, we use the following key operational and business metrics to evaluate our business, measure our performance, develop financial forecasts, and make strategic decisions:

	Three months ended March 31,
(dollars in millions)	2021	2020
Delivery Systems Net Sales	$25.6	$14.1
Consumables Net Sales	$21.9	$18.4
Total Net Sales	$47.5	$32.5
Consolidated Gross Profit	$31.7	$18.9
Consolidated Gross Margin	66.7%	58.2%
Net Loss	$(3.3)	$(9.1)
Adjusted EBITDA	$7.0	$(2.1)
Adjusted EBITDA Margin	14.8%	(6.4)%
Adjusted Gross Profit	$34.3	$21.6
Adjusted Gross Margin	72.2%	66.3%

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA and Adjusted EBITDA Margin are key performance measures that our management uses to assess our operating performance. See the section titled “ — Non-GAAP Financial Measures — Adjusted EBITDA and Adjusted EBITDA Margin” for information regarding our use of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net loss.

Adjusted Gross Profit and Adjusted Gross Margin

We use Adjusted Gross Profit and Adjusted Gross Margin to measure our profitability and ability to scale and leverage the costs of our Delivery Systems and Consumables sales. See the section titled — Non-GAAP Financial Measures — Adjusted Gross Profit and Adjusted Gross Margin” for information regarding our use of Adjusted Gross Profit and a reconciliation of Adjusted Gross Profit to gross profit.

Components of our Results of Operations

Net Sales

Net sales consists of the sale of products to retail and wholesale customers through e-commerce and distributor sales. HydraFacial generates revenue through manufacturing and selling HydraFacial and Perk Delivery Systems (“Delivery Systems”). In conjunction with the sale of Delivery Systems, HydraFacial also sells its serum solutions and consumables (collectively “Consumables”). Consumables are sold solely and exclusively by HydraFacial and are available for purchase separately from the purchase of Delivery Systems. For both Delivery Systems and Consumables, revenue is recognized upon transfer of control to the customer, which generally takes place at the point of shipment.

Cost of Sales

HydraFacial’s cost of sales consists of Delivery System and Consumables product costs, including the cost of materials, labor costs, overhead, depreciation and amortization of developed technology, shipping and handling costs, and the costs associated with excess and obsolete inventory. As we launch new products and expand our presence internationally, we expect to incur higher cost of sales as a percentage of sales because we have not yet achieved economies of scale with these items.

Operating Expenses

Selling and Marketing

Selling and marketing expense consists of personnel-related expenses, sales commissions, travel costs, and advertising expenses incurred in connection with the sale of our products. We intend to continue to invest in our sales and marketing capabilities in the future and expect this expense to increase in absolute dollars in future periods as we release new products, grow our global footprint, and drive consumer demand in the ecosystem. Selling and marketing expense as a percentage of total revenue may fluctuate from period to period based on total revenue and the timing of our investments in our sales and marketing functions as these investments may vary in scope and scale over future periods.

Research and Development

Research and development expense primarily consists of personnel-related expenses, tooling and prototype materials, technology investments, and other expenses incurred in connection with the development of new products and internal technologies. We expect our research and development expenses to increase in absolute dollars in future periods and vary from period to period as a percentage of total revenue, as HydraFacial plans to continue to innovate and invest in new technologies and to enhance existing technologies to fuel future growth as a category creator.

General and Administrative

General and administrative expenses include personnel-related expenses, professional fees, credit card and wire fees and facilities-related costs primarily for our executive, finance, accounting, legal, human resources, and IT functions. General and administrative expense also includes fees for professional services principally comprising legal, audit, tax and accounting services and insurance.

We expect to continue to incur additional general and administrative expenses as a result of operating as a public company, including expenses related to compliance and reporting obligations of public companies, and increased costs for insurance, investor relations expenses, and professional services. In addition, we expect to continue to incur additional IT expenses as we scale HydraFacial and enhance our ecommerce, digital and data utilization capabilities. As a result, we expect that our general and administrative expenses will increase in absolute dollars in future periods and vary from period to period as a percentage of revenue.

Other Expense

Other expense consists of interest expense and foreign currency transaction gains and losses. Foreign currency transaction gains and losses are generated by settlements of intercompany balances and invoices denominated in currencies other than the reporting currency. We expect Other expense to increase in absolute dollars as HydraFacial grows internationally and obtains more financing to support such growth. Other expense as a percentage of revenue will fluctuate period to period along with interest rates, exchange rates and other factors not related to normal business operations.

Income Tax Benefit

The provision for income taxes consists primarily of income taxes related to foreign and state jurisdictions in which we conduct business.

Results of Operations

The following tables set forth our consolidated results of operations in dollars and as a percentage of total revenue for the periods presented. The period-to- period comparisons of our historical results are not necessarily indicative of the results that may be expected in the future. The results of operations data for the three months ended March 31, 2021 and 2020 have been derived from the interim consolidated financial statements and the fiscal years ended December 31, 2020, 2019 and 2018 have been derived from the audited consolidated financial statements, in each case included elsewhere in this prospectus.

Comparison of the three months ended March 31, 2021 and 2020

	Three months ended March 31,
(in millions)	2021	% of Net Sales	2020	% of Net Sales
Consolidated Statements of Comprehensive Loss Data:
Net sales	$47.5	100.0%	$32.5	100.0%
Cost of sales	15.8	33.3	13.6	41.8

Gross profit	31.7	66.7	18.9	58.2
Operating expenses
Selling and marketing	17.1	36.0	17.7	54.5
Research and development	1.5	3.2	1.4	4.3
General and administrative	10.8	22.5	7.2	22.1

Total operating expenses	29.4	61.7	26.3	80.9
Income (loss) from operations	2.4	5.0	(7.4)	(22.8)
Other expense, net	6.0	12.6	4.3	13.3

Loss before provision for income tax	(3.6)	(7.6)	(11.7)	(36.0)
Income tax benefit	(0.3)	(0.6)	(2.6)	(8.0)

Net loss	$(3.3)	(7.0)%	$(9.1)	(28.0)%

Net Sales

	Three months ended March 31,		Change
(in millions	2021	2020	Amount	%
Net sales
Delivery Systems	$25.6	$14.1	$11.5	81.6%
Consumables	21.9	18.4	3.5	18.5%

Total net sales	$47.5	$32.5	$15.0	46.2%

Percentage of net sales
Delivery Systems	53.9%	43.4%
Consumables	46.1%	56.6%

Total	100.0%	100.0%

Total net sales for the three months ended March 31, 2021 increased $15.0 million, or 46.2%, compared to the three months ended March 31, 2020. Delivery System sales for the three months ended March 31, 2021 increased $11.5 million, or 81.6%, compared to the three months ended March 31, 2020. Delivery Systems units sold for the three months ended March 31, 2021 increased primarily due to both domestic and international growth as sales productivity improved despite the impact of the COVID-19 pandemic. Similarly, Consumables sales for the three months ended March 31, 2021 increased $3.5 million, or 18.5%, compared to the three months ended March 31, 2020. The increase in Consumables sales was primarily attributable to rebounding sales volume following the COVID-19 pandemic, as domestic and international stay-at-home orders were lifted and commercial operations were allowed to resume with social distancing restrictions during the three months ended March 31, 2021.

Cost of Sales, Gross Profit, and Gross Margin

	Three months ended March 31,		Change
(in millions)	2021	2020	Amount	%
Cost of sales	$15.8	$13.6	$2.2	16.2%
Gross profit	$31.7	$18.9	$12.8	67.7%
Gross margin	66.7%	58.2%

Cost of sales increased 16.2% driven by increased sales volume and a shift in the product mix to HydraFacial Delivery Systems, which have higher costs and lower margins. Gross margin increased from 58.2% during the three months ended March 31, 2020 to 66.7% during the three months ended March 31, 2021. The increase in gross margin was primarily driven by an increase of 46.1% in the overall sales volume coupled with lower overhead allocation due to reduced headcount as a result of the COVID-19 pandemic in the three months ended March 31, 2021 compared to that of the prior year.

Operating Expenses

Selling and Marketing

	Three months ended March 31,		Change
(in millions)	2021	2020	Amount	%
Selling and marketing	$17.1	$17.7	$(0.6)	(3.4)%
As a percentage of total net sales	36.0%	54.5%

Selling and marketing expense for the three months ended March 31, 2021 decreased $0.6 million, or 3.4%, compared to the three months ended March 31, 2020. The decrease was due to lower marketing spend related to the decision to delay marketing programs until COVID-19 restrictions were lifted and markets reopened, partially offset by an increase in sales commissions and personnel-related expense of $2.9 million.

Research and Development

	Three months ended March 31,		Change
(in millions)	2021	2010	Amount	%
Research and development	$1.5	$1.4	$0.1	7.1%
As a percentage of total net sales	3.2%	4.3%

Research and development expense for the three months ended March 31, 2021 increased $0.1 million, or 7.1%, compared to the three months ended March 31, 2020. The increase was primarily due to increased expenses related to investments in new skincare treatment technologies of $0.8 million, partially offset by reductions in salary and benefits expense of $0.5 million and professional services fees of $0.1 million due to reductions in headcount and delayed projects related to the COVID-19 pandemic.

General and Administrative

	Three months ended March 31,		Change
(in millions)	2021	2020	Amount	%
General and administrative	$10.8	$7.2	$3.6	50.3%
As a percentage of total net sales	22.5%	22.2%

General and administrative expense for the three months ended March 31, 2021 increased $3.6 million, or 50.3%, compared to the three months ended March 31, 2020. The increase was primarily driven by an increase in personnel-related costs of $2.3 million incurred as we continue to scale, as well as by increases in transaction costs of $0.7 million incurred in connection with the Business Combination and accounting fees of $0.7 million.

Other (Income) Expense, Net and Income Tax Provision

	Three months ended March 31,		Change
(in millions)	2021	2010	Amount	%
Other expense, net	$6.0	$4.3	$1.7	39.5%
Income tax benefit	$(0.3)	$(2.6)	2.3	(88.5)%

Other expense was $6.0 million for the three months ended March 31, 2021 compared to $4.3 million for the three months ended March 31, 2020. The increase in other expense, net, was primarily due to an increase of $1.5 million in interest expense related to increased borrowings on the term loans and line of credit in 2020 and in the three months ended March 31, 2021 in order to fund greater working capital needs. Income tax benefit decreased for the three months ended March 31, 2021 from the three months ended March 31, 2020 primarily due to a decrease in net loss.

Comparison of the fiscal years ended December 31, 2020 and 2019

	Fiscal year ended December 31,
(in millions)	2020	% of Net Sales	2019	% of Net Sales
Consolidated Statements of Comprehensive Loss Data:
Net sales	$119.1	100.0%	$166.6	100.0%
Cost of sales	51.9	43.6	60.1	36.1

Gross profit	67.2	56.4	106.5	63.9
Operating expenses
Selling and marketing	50.3	42.2	61.8	37.0
Research and development	3.4	2.9	4.6	2.8
General and administrative	30.7	25.8	26.6	16.0

Total operating expenses	84.4	70.9	93.0	55.8

	Fiscal year ended December 31,
(in millions)	2020	% of Net Sales	2019	% of Net Sales
(Loss) income from operations	(17.2)	(14.5)	13.5	8.1
Other expense, net	21.3	17.9	16.4	9.9

Loss before provision for income tax	(38.5)	(32.4)	(2.9)	(1.8)
Income tax benefit	(9.3)	(7.8)	(1.3)	(0.8)

Net loss	$(29.2)	(24.6)%	$(1.6)	(1.0)%

Net Sales

	Fiscal year ended December 31,		Change
(in millions	2020	2019	Amount	%
Net sales
Delivery Systems	$53.4	$81.4	$(28.0)	(34.4)%
Consumables	65.7	85.2	(19.5)	(22.9)

Total net sales	$119.1	$166.6	$(47.5)	(28.5)%

Percentage of net sales
Delivery Systems	44.8%	48.9%
Consumables	55.2	51.1

Total	100.0%	100.0%

Total net sales for the fiscal year ended December 31, 2020 decreased $47.5 million, or 28.5%, compared to the fiscal year ended December 31, 2019. Delivery System sales for the fiscal year ended December 31, 2020 decreased $28.0 million, or 34.4%, compared to the fiscal year ended December 31, 2019. Delivery Systems Sold for the fiscal year ended December 31, 2020 decreased by 1,370 units, or 33.9% compared to the fiscal year ended December 31, 2019. Similarly, Consumables sales for the fiscal year ended December 31, 2020 decreased $19.5 million, or 22.9%, compared to the fiscal year ended December 31, 2019, The decrease in both Delivery Systems and Consumables sales was primarily attributable to a decrease in volume of sales due to the ongoing COVID-19 pandemic and the impact of widespread domestic and international stay-at-home orders, social distancing measures and various restrictions on commercial operations and occurred in spite of an increase in the Install Base of 1,800 units or 13.0% from the fiscal year ended December 31, 2019 to the fiscal year ended December 31, 2020. Despite the substantial decrease in sales during March and April, sales have recovered since the onset of the pandemic and monthly sales trends are consistent with pre-pandemic periods.

Cost of Sales, Gross Profit, and Gross Margin

	Fiscal year ended December 31,		Change
(in millions)	2020	2019	Amount	%
Cost of sales	$51.9	$60.1	$(8.2)	(13.6)%
Gross profit	$67.2	$106.5	$(39.3)	(36.9)%
Gross margin	56.4%	63.9%

Gross margin decreased from 63.9% during the fiscal year ended December 31, 2019 to 56.4% during the fiscal year ended December 31, 2020. The decrease was primarily due to an increase in fixed costs associated with HydraFacial’s new warehouse and assembly facility that started up in December 2019, combined with unrealized economies of scale due to lower sales volumes and increased inventory reserves driven by the COVID-19 pandemic. Lower gross margin was partially offset by a favorable mix to higher margin HydraFacial consumables.

Operating Expenses

Selling and Marketing

	Fiscal year ended December 31,		Change
(in millions)	2020	2019	Amount	%
Selling and marketing	$50.3	$61.8	$(11.5)	(18.6)%
As a percentage of total net sales	42.2%	37.1%

Selling and marketing expense for the fiscal year ended December 31, 2020 decreased $11.5 million, or 18.6%, compared to the fiscal year ended December 31, 2019. The decrease was due primarily to a decrease in sales commissions of $7.9 million, a decrease in travel expenses of $3.2 million and a decrease in salaries and benefits expense of $1.6 million due to reduced headcount, all related to the COVID-19 pandemic.

Research and Development

	Fiscal year ended December 31,		Change
(in millions)	2020	2019	Amount	%
Research and development	$3.4	$4.6	$(1.2)	(26.1)%
As a percentage of total net sales	2.9%	2.8%

Research and development expense for the fiscal year ended December 31, 2020 decreased $1.2 million, or 26.1%, compared to the fiscal year ended December 31, 2019. The decrease was due primarily to a decrease in materials cost, professional fees and reduced salary and benefits expense of $1.8 million related to a delay in projects derived from the uncertainty caused by the COVID-19 pandemic, partially offset by $0.6 million in increased expenses related to investments in a new skincare treatment technology.

General and Administrative

	Fiscal year ended December 31,		Change
(in millions)	2020	2019	Amount	%
General and administrative	$30.7	$26.6	$4.1	15.4%
As a percentage of total net sales	25.8%	15.9%

General and administrative expense for the fiscal year ended December 31, 2020 increased $4.1 million, or 15.4%, compared to the fiscal year ended December 31, 2019. The increase was primarily due to an increase in transaction costs of $2.8 million, as well as an increase of $1.3 million in depreciation and amortization, which was primarily driven by investments in office space at the site of HydraFacial’s new warehouse and assembly facility and software and technology investments. The increase was partially offset by a decrease in salaries and benefits expense of $1.6 million due to reduced headcount.

Other (Income) Expense, Net and Income Tax Provision

	Fiscal year ended December 31,		Change
(in millions)	2020	2019	Amount	%
Other expense, net	$21.3	$16.4	$4.9	29.9%
Income tax benefit	$(9.3)	$(1.3)	(8.0)	615.4%

Other expense, net, was $21.3 million for the fiscal year ended December 31, 2020 compared to $16.4 million for the fiscal year ended December 31, 2019. The increase in other expense, net, was primarily due to an increase of $4.2 million in interest expense related to HydraFacial’s term loans and line of credit, due to increased borrowings in 2020 to fund our working capital needs. The interest expense was partially offset by a foreign currency gain and other income items. The income tax benefit increased from the prior year’s provision primarily due to the increase in this year’s net loss.

Comparison of the fiscal years Ended December 31, 2019 and 2018

	Fiscal year ended December 31,
(in millions)	2019	% of Net Sales	2018	% of Net Sales
Consolidated Statements of Comprehensive Loss Data:
Net sales	$166.6	100.0%	$112.3	100.0%
Cost of sales	60.1	36.1	39.3	35.0

Gross profit	106.5	63.9	73.0	65.0
Operating expenses
Selling and marketing	61.8	37.0	42.7	38.0
Research and development	4.6	2.8	2.4	2.1
General and administrative	26.6	16.0	17.8	15.9

Total operating expenses	93.0	55.8	62.9	56.0
Loss (income) from operations	13.5	8.1	10.1	9.0
Other expense, net	16.4	9.9	10.1	9.0

Loss before provision for income tax	(2.9)	(1.8)	—	—
Income tax benefit	(1.3)	(0.8)	0.3	0.3

Net loss	$(1.6)	(1.0)%	$(0.3)	(0.3)%

Net Sales

	Fiscal year ended December 31,		Change
(in millions)	2019	2018	Amount	%
Net Sales
Delivery Systems	$81.4	$57.1	$24.3	42.6%
Consumables	85.2	55.2	30.0	54.3

Total net sales	$166.6	$112.3	$54.3	48.4%
Percentage of net sales
Delivery Systems	48.9%	50.8%
Consumables	51.1	49.2

Total	100.0%	100.0%

Total net sales for the fiscal year ended December 31, 2019 increased $54.3 million, or 48.4%, compared to the fiscal year ended December 31, 2018. Delivery System sales for the fiscal year ended December 31, 2019 increased $24.3 million, or 42.6%, compared to the fiscal year ended December 31, 2018. This increase was primarily attributable to a 1,272 unit, or 45.4% increase in Delivery Systems sold due primarily to a significant increase in new customers, as well as additional unit sales to existing customers. We believe the increase in new customers and the additional sales to existing customers was driven by: (1) the expansion and restructuring of our sales force and (2) the effect of increased consumer demand from our investments in branding, marketing and education in 2019. Additionally, Delivery System international sales grew substantially to $27.5 million, an increase of 102.2% as a result of our international expansion.

Consumables sales for the fiscal year ended December 31, 2019 increased $30.0 million, or 54.3%, compared to the fiscal year ended December 31, 2018. This increase was primarily attributable to a 3,348 unit, or 31.8% increase in the Install Base driven by a significant increase in new customers as well as an increase in existing customers purchasing additional systems, which lead to additional Consumables sales. Consumables sales further benefited from HydraFacial’s existing top customers increasing purchases substantially during 2019. Additionally, Consumables international sales grew substantially to $20.6 million during the fiscal year ended December 31, 2019, an increase of 70.2% from $12.1 million during the fiscal year ended December 31, 2018.

Cost of Sales, Gross Profit, and Gross Margin

	Fiscal year ended December 31,		Change
(in millions)	2019	2018	Amount	%
Cost of sales	$60.1	$39.3	$20.8	52.9%
Gross profit	$106.5	$73.0	$33.5	45.9%
Gross margin	63.9%	65.0%

Gross margin decreased from 65.0% during the fiscal year ended December 31, 2018 to 63.9% for the fiscal year ended December 31, 2019, primarily driven by our manufacturing and freight inefficiencies due to capacity constraints prior to moving into our new warehouse and assembly facility in December 2019, investment in operations headcount to support our growth, lower Delivery Systems margins due to lower average selling price from higher mix of second systems and higher international distributor sales mix, which are at lower margins than our domestic sales. As HydraFacial matures, we expect gross margins to fluctuate with the launch of new products and expansion into new international markets.

Operating Expenses

Selling and Marketing

	Fiscal year ended December 31,		Change
(in millions)	2019	2018	Amount	%
Selling and marketing	$61.8	$42.7	$19.1	44.7%
As a percentage of total net sales	37.1%	38.0%

Selling and marketing expense for the fiscal year ended December 31, 2019 increased $19.1 million, or 44.7%, compared to the fiscal year ended December 31, 2018. The increase was due primarily to salaries and benefits increases of $7.2 million related to headcount growth in the US and internationally to support HydraFacial’s growth, sales commission increase of $4.2 million related to the increase in sales in 2019, customer education expense increases of $2.3 million related to driving customer satisfaction and engagement, marketing program and advertising expense increases of $2.1 million associated with international expansion and building consumer demand, travel costs of $1.8 million associated with the growth of the sales force and international expansion.

Research and Development

	Fiscal year ended December 31,		Change
(in millions)	2019	2018	Amount	%
Research and development	$4.6	$2.4	$2.2	91.7%
As a percentage of total net sales	2.8%	2.1%

Research and development expense for the fiscal year ended December 31, 2019 increased $2.2 million, or 91.7%, compared to the fiscal year ended December 31, 2018. This increase was due primarily to an increase in materials of $0.7 million, an increase in salaries and benefits expenses of $0.4 million and other expenses such as professional service fees and depreciation.

General and Administrative

	Fiscal year ended December 31,		Change
(in millions)	2019	2018	Amount	%
General and administrative	$26.6	$17.8	$8.8	49.4%
As a percentage of total net sales	15.9%	15.8%

General and administrative expense for the fiscal year ended December 31, 2019 increased $8.8 million, or 49.4%, compared to the fiscal year ended December 31, 2018. The increase was primarily due to an increase in professional fees of $2.5 million related to legal costs associated with defending HydraFacial’s intellectual property, outsourced technology services and recruiting fees; an increase in salaries and benefits of $2.0 million related to headcount increases to support HydraFacial’s growth, increase in credit card and wire fees of $1.6 million driven by the increase in period over period sales and an increase in depreciation and amortization of $1.2 million related to investment in capitalized technology.

Other (Income) Expense, Net and Income Tax (Benefit) Provision

	Fiscal year ended December 31,		Change
(in millions)	2019	2018	Amount	%
Other expense, net	$16.4	$10.1	$6.3	62.4%
Income tax benefit	$(1.3)	$0.3	(1.6)	(533.3)%

Other expense, net, was $16.4 million for the fiscal year ended December 31, 2019 compared to $10.1 million for the fiscal year ended December 31, 2018. The increase in other expense, net, was primarily due to an increase of $7.0 million in interest expense related to HydraFacial’s term loans and line of credit, due to HydraFacial’s increased borrowings in 2019. The interest expense was partially offset by a foreign currency gain and other income items. Income tax benefit increased from a prior year provision primarily due to the year’s net loss.

Comparison of the fiscal years Ended December 31, 2019 and 2018

	Fiscal year ended December 31,
(in millions)	2019	% of Net Sales	2018	% of Net Sales
Consolidated Statements of Comprehensive Loss Data:
Net sales	$166.6	100.0%	$112.3	100.0%
Cost of sales	60.1	36.1	39.3	35.0

Gross profit	106.5	63.9	73.0	65.0
Operating expenses
Selling and marketing	61.8	37.0	42.7	38.0
Research and development	4.6	2.8	2.4	2.1
General and administrative	26.6	16.0	17.8	15.9

Total operating expenses	93.0	55.8	62.9	56.0
Loss (income) from operations	13.5	8.1	10.1	9.0
Other expense, net	16.4	9.9	10.1	9.0

Loss before provision for income tax	(2.9)	(1.8)	—	—
Income tax benefit	(1.3)	(0.8)	0.3	0.3

Net loss	$(1.6)	(1.0)%	$(0.3)	(0.3)%

Net Sales

	Fiscal year ended December 31,		Change
(in millions)	2019	2018	Amount	%
Net Sales
Delivery Systems	$81.4	$57.1	$24.3	42.6%
Consumables	85.2	55.2	30.0	54.3

Total net sales	$166.6	$112.3	$54.3	48.4%
Percentage of net sales
Delivery Systems	48.9%	50.8%
Consumables	51.1	49.2

Total	100.0%	100.0%

Total net sales for the fiscal year ended December 31, 2019 increased $54.3 million, or 48.4%, compared to the fiscal year ended December 31, 2018. Delivery System sales for the fiscal year ended December 31, 2019 increased $24.3 million, or 42.6%, compared to the fiscal year ended December 31, 2018. This increase was primarily attributable to a 1,272 unit, or 45.4% increase in Delivery Systems sold due primarily to a significant increase in new customers, as well as additional unit sales to existing customers. We believe the increase in new customers and the additional sales to existing customers was driven by: (1) the expansion and restructuring of our sales force and (2) the effect of increased consumer demand from our investments in branding, marketing and education in 2019. Additionally, Delivery System international sales grew substantially to $27.5 million, an increase of 102.2% as a result of our international expansion.

Consumables sales for the fiscal year ended December 31, 2019 increased $30.0 million, or 54.3%, compared to the fiscal year ended December 31, 2018. This increase was primarily attributable to a 3,348 unit, or 31.8% increase in the Install Base driven by a significant increase in new customers as well as an increase in existing customers purchasing additional systems, which lead to additional Consumables sales. Consumables sales further benefited from HydraFacial’s existing top customers increasing purchases substantially during 2019.

Additionally, Consumables international sales grew substantially to $20.6 million during the fiscal year ended December 31, 2019, an increase of 70.2% from $12.1 million during the fiscal year ended December 31, 2018.

Cost of Sales, Gross Profit, and Gross Margin

	Fiscal year ended December 31,		Change
(in millions)	2019	2018	Amount	%
Cost of sales	$60.1	$39.3	$20.8	52.9%
Gross profit	$106.5	$73.0	$33.5	45.9%
Gross margin	63.9%	65.0%

Gross margin decreased from 65.0% during the fiscal year ended December 31, 2018 to 63.9% for the fiscal year ended December 31, 2019, primarily driven by our manufacturing and freight inefficiencies due to capacity constraints prior to moving into our new warehouse and assembly facility in December 2019, investment in operations headcount to support our growth, lower Delivery Systems margins due to lower average selling price from higher mix of second systems and higher international distributor sales mix, which are at lower margins than our domestic sales. As HydraFacial matures, we expect gross margins to fluctuate with the launch of new products and expansion into new international markets.

Operating Expenses

Selling and Marketing

	Fiscal year ended December 31,		Change
(in millions)	2019	2018	Amount	%
Selling and marketing	$61.8	$42.7	$19.1	44.7%
As a percentage of total net sales	37.1%	38.0%

Selling and marketing expense for the fiscal year ended December 31, 2019 increased $19.1 million, or 44.7%, compared to the fiscal year ended December 31, 2018. The increase was due primarily to salaries and benefits increases of $7.2 million related to headcount growth in the US and internationally to support HydraFacial’s growth, sales commission increase of $4.2 million related to the increase in sales in 2019, customer education expense increases of $2.3 million related to driving customer satisfaction and engagement, marketing program and advertising expense increases of $2.1 million associated with international expansion and building consumer demand, travel costs of $1.8 million associated with the growth of the sales force and international expansion.

Research and Development

	Fiscal year ended December 31,		Change
(in millions)	2019	2018	Amount	%
Research and development	$4.6	$2.4	$2.2	91.7%
As a percentage of total net sales	2.8%	2.1%

Research and development expense for the fiscal year ended December 31, 2019 increased $2.2 million, or 91.7%, compared to the fiscal year ended December 31, 2018. This increase was due primarily to an increase in materials of $0.7 million, an increase in salaries and benefits expenses of $0.4 million and other expenses such as professional service fees and depreciation.

General and Administrative

	Fiscal year ended December 31,		Change
(in millions)	2019	2018	Amount	%
General and administrative	$26.6	$17.8	$8.8	49.4%
As a percentage of total net sales	15.9%	15.8%

General and administrative expense for the fiscal year ended December 31, 2019 increased $8.8 million, or 49.4%, compared to the fiscal year ended December 31, 2018. The increase was primarily due to an increase in professional fees of $2.5 million related to legal costs associated with defending HydraFacial’s intellectual property, outsourced technology services and recruiting fees; an increase in salaries and benefits of $2.0 million related to headcount increases to support HydraFacial’s growth, increase in credit card and wire fees of $1.6 million driven by the increase in period over period sales and an increase in depreciation and amortization of $1.2 million related to investment in capitalized technology.

Other (Income) Expense, Net and Income Tax (Benefit) Provision

	Fiscal year ended December 31,		Change
(in millions)	2019	2018	Amount	%
Other expense, net	$16.4	$10.1	$6.3	62.4%
Income tax benefit	$(1.3)	$0.3	(1.6)	(533.3)%

Other expense, net, was $16.4 million for the fiscal year ended December 31, 2019 compared to $10.1 million for the fiscal year ended December 31, 2018. The increase in other expense, net, was primarily due to an increase of $7.0 million in interest expense related to HydraFacial’s term loans and line of credit, due to HydraFacial’s increased borrowings in 2019. The interest expense was partially offset by a foreign currency gain and other income items. Income tax benefit increased from a prior year provision primarily due to the year’s net loss.

Liquidity and Capital Resources

Our operations have been funded primarily through cash flow from operating activities and net proceeds from our revolving facility and term loans. As of March 31, 2021, we had cash and cash equivalents of approximately $14.1 million.

We believe our existing cash and cash equivalent balances (including the cash consideration received from the consummation of the Business Combination), cash flow from operations, and future amounts available for borrowing under an anticipated revolving facility will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months. Our future capital requirements may vary materially from those currently planned and will depend on many factors, including our rate of revenue growth, the timing and amount of spending on research and development, growth in sales and marketing activities, the timing of new product launches, timing and investments needed for international expansion, expansion, potential acquisitions and overall economic conditions. We expect capital expenditures of up to $15.0 million for the year ended December 31, 2021. We anticipate using cash from the Business Combination and cash generated through the normal course of operations to fund these items.

To the extent that current and anticipated future sources of liquidity are insufficient to fund our future business activities and requirements, we may be required to seek additional equity or debt financing. The sale of additional equity would result in additional dilution to our stockholders. The incurrence of debt financing would result in debt service obligations and the instruments governing such debt could provide for operating and financing covenants that would restrict our operations. There can be no assurances that we will be able to raise additional capital. The inability to raise capital would adversely affect our ability to achieve our business objectives.

See Note 7 to our consolidated financial statements included elsewhere in this prospectus for more information on our indebtedness prior to the consummation of the Business Combination. Subsequent to March 31, 2021, as part of the Business Combination, during May 2021 we repaid our indebtedness in full.

Cash Flow Summary

	Fiscal year ended December 31,			Three months ended March 31,
(in millions)	2020	2019	2018	2021	2020
Cash and cash equivalents at beginning of period	$7.4	$3.6	$1.8	9.4	7.3
Operating activities:
Net (loss) income	(29.2)	(1.6)	(0.3)	(3.3)	(9.1)
Non-cash adjustments	$19.3	11.2	9.2	5.5	7.1
Changes in working capital	(2.6)	(7.9)	(9.8)	(0.9)	(3.1)

Net cash flows from (used in) operating activities	(12.5)	1.7	(0.9)	1.3	(5.1)
Net cash flows used in investing activities	(3.8)	(12.5)	(8.4)	(1.0)	(2.2)
Net cash flows from financing activities	18.3	14.6	11.1	4.4	6.1

Net change in cash and cash equivalents	2.0	3.8	1.8	4.7	(1.2)

Cash and cash equivalents at end of period	$9.4	$7.4	$3.6	14.1	6.1

Comparison of the Years Ended December 31, 2020, 2019 and 2018

Operating Activities

Net cash used in operating activities of $12.5 million for the fiscal year ended December 31, 2020 was primarily due to the net loss of $29.2 million. The net loss was impacted by a decrease in net change in working capital of $2.6 million, offset by non-cash adjustments of $19.3 million, primarily related to depreciation and amortization and payment in-kind interest. The increase in accounts receivable of $3.7 million was offset by a decrease in inventory of $3.2 million, a decrease in income taxes receivable of $4.6 million, a decrease in income taxes payable of $3.0 million and an increase in accounts payable of $4.9 million..

Net cash from operating activities of $1.7 million for the fiscal year ended December 31, 2019 was primarily due to a decrease in net change in working capital of $7.9 million, and non-cash adjustments of $11.2 million, partially offset by net loss of $1.6 million. The increase in net operating assets and liabilities was primarily due to a $11.0 million increase in accounts receivable and a $4.8 million increase in inventory to meet the increased demand at the time. Accounts payable, accrued payroll and other expenses, and income taxes payable increased $4.3, $2.8, and $2.6 million, respectively, which related to increased working capital expenditures to support general business growth. Non-cash adjustments primarily consisted of intangible asset amortization and deferred income taxes.

Net cash used in operating activities of $0.9 million for the fiscal year ended December 31, 2018 was primarily due to a decrease in net change in working capital of $9.8 million, and non-cash adjustments of $9.2 million, partially offset by net loss of $0.3 million. The increase in net operating assets and liabilities was primarily due to a $7.7 million increase in accounts receivable and a $9.8 million increase in inventory to meet the increased demand at the time. Accounts payable and accrued payroll and other expenses increased $4.2 million and $3.2 million, respectively, which related to increased working capital expenditures to support general business growth. Non-cash adjustments primarily consisted of intangible asset amortization and deferred income taxes.

Investing Activities

Cash used in investing activities for the fiscal year ended December 31, 2020 of $3.8 million was primarily related to property and equipment and intangible asset capital expenditures of $3.5 million and $0.3 million, respectively.

Cash used in investing activities for the fiscal year ended December 2019 of $12.5 million was primarily related to property and equipment capital expenditures of $8.8 million, purchases of intangibles of $1.6 million and $2.1 million paid for HydraFacial’s acquisition of ConsultingRoom in September 2019.

Cash used in investing activities for the fiscal year ended December 2018 of $8.4 million was primarily related to property and equipment capital expenditures of $2.8 million and purchases of intangibles for $5.1 million.

Financing activities

Net cash from financing activities of $18.3 million for the fiscal year ended December 31, 2020 was primarily related to proceeds from borrowings under our Term A Loan and revolving credit facility of $36.5 million, offset by a deferred payment of $0.9 million for the ConsultingRoom acquisition and $16.8 million in debt repayments and issuance costs.

Net cash from financing activities of $14.6 million for the fiscal year ended December 2019 was primarily related to proceeds from revolving facility and term loans of $28.5 million, offset by debt repayments and issuance costs of $13.9 million.

Net cash from financing activities of $11.1 million for the fiscal year ended December 2018 was primarily related to net proceeds from borrowings under our term loan and revolving credit facility of $118.7 million, offset by distributions to preferred stockholders of $98.7 million, as well as $9.2 million in debt repayments and issuance costs.

Comparison of the Three Months Ended March 31, 2021 and 2020

Operating Activities

Net cash from operating activities of $1.3 million for the three months ended March 31, 2021 was primarily due to non-cash adjustments of $5.5 million, offset by a net loss of $3.3 million and a decrease in the net change in working capital of $0.9 million. The non-cash adjustments are primarily related to depreciation and amortization expense of $3.6 million and payment-in-kind interest of $2.2 million. This was offset by net changes in working capital, driven by an increase in receivables of $8.5 million, offset by an increase of $5.0 million and $3.1 million in accrued payroll and other expenses and accounts payable, respectively, to support overall business growth.

Net cash used in operating activities of $5.1 million for the three months ended March 31, 2020 was primarily due to the net loss of $9.1 million. The net loss was partially offset by non-cash adjustments of $7.1 million and a decrease in the net change in working capital of $3.1 million. The non-cash adjustments primarily related to depreciation and amortization expense of $3.5 million. The change in net operating assets and liabilities was primarily due to an increase of income taxes receivable and inventory of $3.4 million and $3.1 million, respectively, and a decrease in accounts receivable, prepaid expenses, and income taxes payable of $5.2 million, $1.2 million and $2.3 million respectively.

Investing Activities

Cash used in investing activities for the three months ended March 31, 2021 of $1.0 million was primarily related to capital expenditures for property and equipment of $0.8 million.

Cash used in investing activities for the three months ended March 31, 2020 of $2.2 million was primarily related to capital expenditures for property and equipment of $2.1 million.

Financing activities

Net cash from financing activities of $4.4 million for the three months ended March 31, 2021 was primarily related to proceeds from borrowings under the revolving credit facility of $5.0 million, offset by $0.6 million in debt repayments and transaction costs.

Net cash from financing activities of $6.1 million for the three months ended March 2020 was primarily related to proceeds from the revolving facility of $6.5 million, offset by debt repayments of $0.4 million.

Contractual Obligations

As of March 31, 2021, our contractual obligations were as follows:

	Payments due by period
(in millions)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Contractual obligations:
Term loan borrowings*	$219.3	$1.7	$217.6	$—	$—
*Estimated interest obligations**	20.7	12.6	8.1	—	—
*Operating lease obligations***	9.9	2.6	4.5	2.8	—
*Salesforce commitments****	4.3	1.2	2.4	0.7	—

*	All term loan borrowings were repaid in connection with the Business Combination. Amounts include principal and PIK interest.
**

The interest obligations are estimated using the Company’s effective rate as of March 31, 2021, less the fixed PIK interest rate of 2%, and outstanding principal on the Term Loan as of March 31, 2021. Subsequent to March 31, 2021, the PIK interest was paid in full.

***	Amounts include payments for related party and non-related party leases.
****	Amounts include payments for software license agreements.

For the three months ended March 31, 2021, there have been no material changes to our significant contractual obligations as previously disclosed in the proxy statement related to the Business Combination. As stated above, as part of the Business Combination, we repaid our indebtedness in full.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of March 31, 2021.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. In preparing the consolidated financial statements, we make estimates and judgments that affect the reported amounts of assets, liabilities, stockholders’ equity/deficit, revenue, expenses, and related disclosures. We re-evaluate our estimates on an on-going basis. Our estimates are based on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Because of the uncertainty inherent in these matters, actual results may differ from these estimates and could differ based upon other assumptions or conditions. The critical accounting policies that reflect our more significant judgments and estimates used in the preparation of our consolidated financial statements include those noted below.

Revenue Recognition

We elected to adopt the new revenue recognition standard using the full retrospective method as of January 1, 2019. The adoption of the new standard did not have a significant effect on earnings or on the timing of our transactions and, therefore, the effect of applying the new guidance was not material. As such, there were no adjustments to the prior periods. In accordance with ASU 2014-09, we determine the amount of revenue to be recognized through application of the following steps:

•	Identify the customer contract;

•	Identify the performance obligations in the contract;

•	Determine the transaction price;

•	Allocate the transaction price to the performance obligations in the contract; and

•	Recognize revenue as the performance obligations are satisfied.

Stock-Based Compensation

During 2020, LCP granted incentive units (the “Incentive Units”) for certain members of our management pursuant to the LCP limited liability company agreement (the “LCP LLC Agreement”). The Incentive Units were intended to constitute profits interests and were granted for purposes of enabling such individuals to participate in our long-term growth and financial success and were issued in exchange for services to be performed. All of the Incentive Units immediately vest upon a Qualified Sale that constitutes a Change of Control (each as defined in the LCP LLC Agreement). We record share-based compensation expense for the Incentive Units as it has been determined that the economic interest holder, LCP, has made a capital contribution to us and we will make share-based payments to our employees in exchange for services rendered. We measure share-based compensation costs at the respective grant dates, based on the fair value of the award and recognizes the expenses on a straight-line basis over the requisite service period.

We estimate the fair value of the Incentive Units using a Monte Carlo simulation model. The Monte Carlo simulation model is dependent on the estimated fair value of the equity of LCP, which is a significant estimate. We determine the estimated fair value of our equity, with the assistance of a third-party valuation firm, as of the grant date of the Inventive Units using a combination of discounted cash flows, a public company guideline approach, and based on comparable observable acquisitions.

For units that vest upon the achievement of a performance condition and market condition (“Performance Vesting Units”), stock-based compensation expense is recognized upon the achievement of the performance condition. The Performance Vesting Units vest based on the achievement of certain financial performance targets upon the consummation of a Qualified Sale of HydraFacial in connection with a Change of Control (each as defined in the LCP LLC Agreement). The awards are also subject to the grantee being continuously employed by HydraFacial through the vesting date. A change in control event is not deemed probable until consummated. As of March 31, 2021, achievement of the performance condition was not probable. Forfeitures are recognized as incurred. Due to the consummation of the Business Combination, the performance condition was achieved and the Performance Vesting Units vested. See Note 10 to our consolidated financial statements included elsewhere in this prospectus for more information.

Goodwill

Goodwill is recorded as the difference, if any, between the aggregate consideration paid for an acquisition and the fair value of the assets acquired and liabilities assumed. Goodwill is not amortized but is evaluated for impairment annually or more frequently if indicators of impairment are present or changes in circumstances suggest that impairment may exist. We have one reporting unit and management evaluates the carrying value of HydraFacial’s goodwill annually at the end of its fiscal year or whenever events or changes in circumstances indicate that an impairment may exist.

When testing goodwill for impairment, we have the option of first performing a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as the basis to determine if it is necessary to perform a quantitative goodwill impairment test. In performing our qualitative assessment, we consider the extent to which unfavorable events or circumstances identified, such as changes in economic conditions, industry and market conditions or company specific events, could affect the comparison of the reporting unit’s fair value with its carrying amount. If we conclude that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, we are required to perform a quantitative impairment test.

Quantitative impairment testing for goodwill is based upon the fair value of a reporting unit as compared to its carrying value. Under a quantitative impairment test, we will make certain judgments and assumptions in allocating assets and liabilities to determine carrying values for our reporting unit. The impairment loss recognized would be the difference between a reporting unit’s carrying value and fair value in an amount not to exceed the carrying value of the reporting unit’s goodwill.

Testing goodwill for impairment requires us to estimate fair values of reporting units using significant estimates and assumptions. The assumptions made will impact the outcome and ultimate results of the testing. We will use industry accepted valuation models and set criteria that are reviewed and approved by various levels of management and, in certain instances, we will engage independent third-party valuation specialists for advice.

The key estimates and factors used in the valuation models would include revenue growth rates and profit margins based on our internal forecasts, our specific weighted-average cost of capital used to discount future cash flows, and comparable market multiples for the industry segment, when applicable, as well as our historical operating trends. Certain future events and circumstances, including deterioration of market conditions, higher cost of capital, a decline in actual and expected consumer consumption and demands, could result in changes to these assumptions and judgments. A revision of these assumptions could cause the fair values of the reporting units to fall below their respective carrying values, resulting in a non-cash impairment charge. Such charge could have a material effect on the consolidated financial statements.

We performed a qualitative assessment as of December 31, 2020, 2019 and 2018, based on which we determined that there is no indication of goodwill impairment. During the second quarter of 2020, our business was substantially impacted by the COVID-19 pandemic, which subsequently recovered and returned to profitability during the 3rd quarter of 2020, on an Adjusted EBITDA basis. We evaluated our goodwill for impairment during the second quarter of 2020, and as a result of that assessment, concluded that our goodwill was not impaired.

Intangible Assets

Intangible assets are composed of developed technology, customer relationships and trademarks. At initial recognition, intangible assets acquired in a business combination are recognized at their fair value as of the date of acquisition. Following initial recognition, intangible assets are carried at cost less accumulated amortization and impairment losses, if any, and are amortized on a straight-line basis over the estimated useful life of the asset. We assess the impairment of intangible assets whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If necessary, we will use an industry accepted valuation model to estimate the fair value of the intangible assets. The fair value calculation requires significant judgments in determining both the assets’ estimated cash flows potentially the appropriate discount and royalty rates applied to those cash flows to determine fair value. Variations in economic conditions or a change in general consumer demands, operating results estimates or the application of alternative assumptions could produce significantly different results. If these assumptions differ materially from future results, we may record impairment charges in the future.

Inventories

Inventories are stated at the lower of cost (determined by the first-in, first-out method) or net realizable value. Obsolete inventory or inventory in excess of management’s estimated usage is written-down to its estimated net realizable value. Inherent in the net realizable value are management’s estimates related to economic trends, future demand for products, and technological obsolescence of our products.

Income Taxes

We use the asset-and-liability method for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the consolidated financial statement carrying amounts and tax bases of assets and liabilities and operating loss and tax credit carryforwards and are measured using the enacted tax rates that are expected to be in effect when the differences reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to an amount that, in the opinion of management, is more likely than not to be realized. Significant judgement is required to determine if a valuation allowance is needed. As of December 31, 2020, 2019 and 2018, HydraFacial had incurred three years of cumulative pre-tax losses, and as a result, does not rely on its projections as a source of income that would give us the ability to realize our deferred tax assets. In order to determine the realizability of our deferred income tax assets, we have pointed to the reversal of our taxable temporary differences as a source of income that will result in the realization of our deferred income tax assets. During the year ended December 31, 2020, and due to the pre-tax loss recorded, we began to accrue for a valuation allowance for the portion of deferred income tax assets that will not be realized through the reversal of taxable temporary differences.

Our policy for accounting for uncertainty in income taxes requires the evaluation of tax positions taken or expected to be taken in the course of the preparation of tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax expense in the current year. Reevaluation of tax positions considers factors such as changes in facts or circumstances, changes in or interpretations of tax law, effectively settled issues under audit or expiration of statute of limitation and new audit activity.

We recognized interest accrued and penalties related to unrecognized tax benefits in our income tax expense.

Recent Accounting Pronouncements

See Note 2 of the notes to our consolidated financial statements in the section titled “ — Recently Issued Accounting Pronouncements” in our Note 2 to our consolidated financial statements included elsewhere in this prospectus for a discussion about new accounting pronouncements adopted and not yet adopted.

Quantitative and Qualitative Disclosure About Market Risk

Interest Rate Risk

We had cash and cash equivalents of approximately $14.1 million as of March 31, 2021. We do not enter into investments for trading or speculative purposes. We have not been exposed, nor do we anticipate being exposed to material risks due to changes in interest rates. Subsequent to March 31, 2021, we repaid our indebtedness in full.

Foreign Currency Risk

To date, all of our inventory purchases have been denominated in U.S. dollars. Our international sales are primarily denominated in foreign currencies and any unfavorable movement in the exchange rate between U.S.

dollars and the currencies in which we conduct sales in foreign countries could have an adverse impact on our revenue. A portion of our operating expenses are incurred outside the United States and are denominated in foreign currencies, which are also subject to fluctuations due to changes in foreign currency exchange rates. While we are not currently contractually obligated to pay increased costs due to changes in exchange rates, to the extent that exchange rates move unfavorably for our suppliers, they may seek to pass these additional costs on to us, which could have a material impact on our gross margins. Our operating results and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates. However, we believe that the exposure to foreign currency fluctuation from operating expenses is relatively small at this time as the related costs do not constitute a significant portion of our total expenses. As of March 31, 2021, the effect of a hypothetical 10% change in foreign currency exchange rates would not have had a material impact to our consolidated results of operations.

Inflation Risk

We do not believe that inflation has had a material effect on our business, financial condition, or results of operations. If our costs become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition, and operating results.

Non-GAAP Financial Measures

Adjusted EBITDA and Adjusted EBITDA Margin

In addition to HydraFacial’s results determined in accordance with accounting principles generally accepted in the United States of America (GAAP), management utilizes certain non-GAAP performance measures, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Gross Profit, and Adjusted Gross Margin, for purposes of evaluating HydraFacial’s ongoing operations and for internal planning and forecasting purposes. HydraFacial believes that these non-GAAP operating measures, when reviewed collectively with HydraFacial’s GAAP financial information, provide useful supplemental information to investors in assessing HydraFacial’s operating performance. Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA and Adjusted EBITDA Margin are key performance measures that HydraFacial’s management uses to assess its operating performance. Because Adjusted EBITDA and Adjusted EBITDA Margin facilitates internal comparisons of HydraFacial’s historical operating performance on a more consistent basis, HydraFacial uses these measures for business planning purposes.

HydraFacial also believes this information will be useful for investors to facilitate comparisons of its operating performance and better identify trends in its business. HydraFacial expects Adjusted EBITDA Margin to increase over the long-term as it continues to scale its business and achieve greater leverage in its operating expenses.

HydraFacial calculates Adjusted EBITDA as net income (loss) adjusted to exclude: other (income), net; interest expense; provision (benefit) for income taxes; depreciation and amortization expense; stock-based compensation expense; and one-time or non-recurring items such as transaction costs (including the costs incurred in the Business Combination), non-recurring legal fees associated with certain actions to defend its intellectual property, manufacturing and freight costs related to inefficiencies due to capacity constraints prior to moving into its new warehouse and assembly facility in December 2019, restructuring costs associated with COVID-19, Management Fees incurred from its private equity owners; and Foreign Currency (gain) loss.

The following table reconciles HydraFacial’s net income (loss) to Adjusted EBITDA for the periods indicated:

	Three months ended March 31,
Unaudited (in thousands)	2021	2020
Net loss	$(3,274)	$(9,070)
Adjusted to exclude the following:
Depreciation and amortization expense	3,644	3,501
Stock-based compensation expense	34	26
Interest expense	5,699	4,150
Income tax benefit	(306)	(2,614)
Other expense (income)	7	(5)
Foreign currency loss, net	256	203
Management fees (1)	127	530
COVID-19 related costs (2)	—	110
Transaction related costs (3)	746	663
Other non-recurring and one-time fees (4)	87	432

Adjusted EBITDA	$7,020	$(2,074)

Adjusted EBITDA Margin	14.8%	(6.4)%

(1)

Represents quarterly management fees paid to the majority shareholder of HydraFacial based on a pre- determined formula. Upon consummation of Business Combination, these fees will no longer be paid. Because these fees will not have an ongoing impact, they have been excluded from the calculation of Adjusted EBITDA.

(2)

Such costs represent COVID-19 related restructuring cost including write-off of expired consumables, discontinued product lines, human capital and cash management consultant fees in relation to COVID-19 restructuring.

(3)

Such amounts represent direct costs incurred with the Business Combination and to prepare HydraFacial to be marketed for sale by HydraFacial’s shareholders in previous periods. These costs do not have a continuing impact.

(4)

Such costs primarily represent personnel costs associated with restructuring of HydraFacial’s salesforce and costs associated with former warehouse and assembly facility during the transition period offset by a legal settlement received in favor of HydraFacial.

Adjusted Gross Profit and Adjusted Gross Margin

HydraFacial uses Adjusted Gross Profit and Adjusted Gross Margin to measure its profitability and ability to scale and leverage the costs of its Delivery Systems (as defined below) and Consumables sales (as defined below). The continued growth of HydraFacial’s Delivery Systems installed will allow it to improve its Adjusted Gross Margin, as additional Delivery System units sold will increase our recurring Consumables revenue, which has higher margins.

HydraFacial uses Gross Profit and Gross Margin to measure its profitability and ability to scale and leverage the costs of its Delivery Systems and Consumables sales. HydraFacial believes Adjusted Gross Profit and Adjusted Gross Margin are useful measures to HydraFacial and to its investors to assist in evaluating its operating performance because it provides consistency and direct comparability with HydraFacial’s past financial performance and between fiscal periods, as the metric eliminates the effects of amortization and depreciation, which are non-cash expenses that may fluctuate for reasons unrelated to overall continuing operating performance. Adjusted Gross margin has been and will continue to be affected by a variety of factors, including the product mix, geographic mix, direct vs. indirect mix, the average selling price on Delivery Systems, and new product launches. HydraFacial expects its Adjusted Gross Margin to fluctuate over time depending on the factors described above.

The following table reconciles gross profit to Adjusted Gross Profit for the periods indicated:

	Three months ended March 31,

(in millions)	2021	2020
Net sales	$47,542	$32,536
Cost of sales	15,802	13,607

Gross profit	$31,740	$18,929

Gross margin	66.8%	58.2%

Adjusted to exclude the following:
Depreciation and amortization expense	$2,591	$2,639

Adjusted gross profit	$34,331	$21,568

Adjusted gross margin	72.2%	66.3%

Internal Control Over Financial Reporting

Evaluation of Disclosure Controls and Procedures

A company’s internal control over financial reporting is a process designed by, or under the supervision of, that company’s principal executive and principal financial officers, or persons performing similar functions, and influenced by that company’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

In connection with the audit of our combined financial statements as of and for the years ended December 31, 2020 and 2019, we identified certain material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

These material weaknesses are related to our general segregation of duties, including the review and approval of journal entries, our lack of sufficient accounting resources and the lack of a formalized risk assessment process. These material weaknesses may not allow for us to have proper segregation of duties and the ability to close our books and records and report our results, including required disclosures and complex accounting matters, on a timely basis.

We have begun the process of, and we are focused on, designing and implementing effective internal controls measures to improve our internal control over financial reporting and remediate the material weaknesses. Our efforts include a number of actions:

•

We are designing and implementing additional review procedures within our accounting and finance department to provide more robust and comprehensive internal controls over financial reporting that address the relative financial statement assertions and risks of material misstatement within our business processes.

•

We are actively recruiting additional personnel, in addition to engaging and utilizing third party consultants and specialists to supplement our internal resources and segregate key functions within our business processes, if appropriate.

•	We are designing and implementing information technology and application controls in our financially significant systems to address our relative information processing objectives.

•	We are developing a comprehensive risk assessment process and a plan to respond to those risks.

While these actions and planned actions are subject to ongoing management evaluation and will require validation and testing of the design and operating effectiveness of internal controls over a sustained period of financial reporting cycles, we are committed to the continuous improvement of our internal control over financial reporting and will continue to diligently review our internal control over financial reporting.

BUSINESS

Company Overview

Founded in 1997, HydraFacial is a category-creating beauty health company. Its offerings in skin care and scalp health occupy a position at the intersection of medical aesthetics and traditional skin and personal care products. HydraFacial treatments are convenient, affordable, personalized and have demonstrated effectiveness. HydraFacial distributes its products in 87 countries through multiple channels including day spas, hotels, dermatologists, plastic surgeons and beauty retail.

HydraFacial uses a unique, Vortex-Fusion Delivery System (as defined below) to cleanse, extract, and hydrate with proprietary serums that are made with nourishing ingredients, offering consumers a gratifying glow in just three steps and 30 minutes. Treatments can be further customized to address individual skin concerns and needs with the use of a variety of specific booster serums. HydraFacial makes skin care accessible to a broad consumer base at a relatively affordable price point and can be used by women and men of all ages and skin types. HydraFacial believes that its community of estheticians and providers, consumers and partners, which it calls, collectively, the “HydraFacial Nation,” is an important contributor to HydraFacial’s success and growth.

We believe that HydraFacial is a powerful platform for the providers of HydraFacial treatments to create loyal and satisfied customers who book this base service and, furthermore, create an opportunity for the providers to serve as trusted sources for additional offerings such as HydraFacial’s and its partners’ boosters, among other add-on offerings. HydraFacial’s data show that 20% of HydraFacial users receive at least six other skin care procedures annually, making them highly sought customers for providers. HydraFacial has also generated high Net Promoter Scores (“NPS”), a customer loyalty and satisfaction measurement assessed by asking customers how likely they are to recommend a certain product or service to others. Based on a study performed by a major consulting firm on our behalf which surveyed over 1,000 HydraFacial users, and consistent with studies conducted in the industry, HydraFacial enjoys a strong NPS of 40, which is much higher than the NPS scores for other skin care regimens reported as commonly used by HydraFacial users, which are typically between 2 and 25. HydraFacial’s NPS score among estheticians and providers, where awareness is higher, is 80.

HydraFacial has focused on educating and deploying estheticians on a worldwide basis. These estheticians are not HydraFacial employees or contractors, but nonetheless go on to become the brand’s greatest awareness drivers and advocates, and most often, the point of education for consumers. Consumer awareness of HydraFacial has continued to build due to the recommendations and influence of estheticians, who we believe the consumers view as trusted resources. The esthetician providers of HydraFacial treatments, many of whom have been highly trained by HydraFacial, are one of the critical components to its success and, ultimately, an important competitive advantage, since their cumulative training, expertise and skills help provide for a superior skin care experience for the consumer. HydraFacial’s goal is to elevate the capabilities, knowledge and economic benefits for estheticians globally. We believe HydraFacial’s products provide a compelling rationale for adoption and use by estheticians for the benefit of their consumers.

With more than 17,000 delivery systems currently across 87 countries globally, the HydraFacial brand spans across channels, through partnerships with medical professionals, spas and resorts, and beauty retailers like Sephora, in addition to co-branded strategic partnerships with global brands and international partners. Currently, Sephora is HydraFacial’s largest account globally. Among the providers of HydraFacial treatments, dermatologists, plastic surgeons and the estheticians at their offices have the most multiple units in their facilities.

HydraFacial’s business model is based upon selling delivery systems that use a stream of consumables. HydraFacial’s consumables include core serums, tips and boosters sold for single use for each treatment by the HydraFacial delivery system. Both the delivery systems and the related consumable revenue streams are highly profitable with very attractive product margin profiles. From 2016 to 2019, revenues grew at a CAGR of 52%, while adjusted EBITDA grew at a CAGR of 33%. Due to the impact of COVID-19 on HydraFacial’s results during 2020, revenue grew at a CAGR of 26% while adjusted EBITDA decreased at a CAGR of (17)% from 2016 to 2020. HydraFacial’s sales growth has been driven by delivery system growth in the U.S. and international markets and increasing revenue driven by its consumables. From 2016 to 2019, delivery systems grew globally at a CAGR of 28%.

HydraFacial has continued to focus on innovation, including in delivery systems and serums. With the successful launch of its Perk by HydraFacial for Sephora, which is at a lower price point, HydraFacial is expanding its retail reach. In addition, with the launch of Keravive in January of 2020, HydraFacial entered the emerging area of scalp health. Similar to the HydraFacial treatment, Keravive cleans, decongests and hydrates the scalp with growth factor serums. For both these products, HydraFacial and Keravive, we believe the combination of HydraFacial’s delivery systems, consumables, provider training, consumers, powerful platform, ecosystem of partners and data flywheel creates a potent formula for growth.

Recent Developments

HydraFacial has entered into definitive agreements to acquire four distributors across Latin America, Europe and Asia to sell and distribute the HydraFacial line of products within their respective regions. One acquisition has closed during June 2021 with total consideration paid of $7.1 million, which included $5.7 million in cash and the remainder in shares of Class A Common Stock of BeautyHealth based on a price per share of $12.85. The remaining three acquisitions are expected to be closed during July 2021. Total consideration expected to be paid to acquire the three remaining distributors, based on exchange rates as of March 31, 2021, is $29.6 million in the aggregate, which includes approximately $23.4 million in cash and the remainder in shares of Class A Common Stock of BeautyHealth based on a price per share of $12.85.

Defining and Creating the Category

HydraFacial is a pioneer and key player in the emerging category of beauty health, which is an amalgamation of beauty and health science. The skin care beauty health industry encompasses players across the spectrum from skin correction at one end to skin care on the other. The skin correction end includes offerings such as fillers, toxins, lasers and ultrasound treatments and is generally administered by physicians. These offerings are typically at a higher price point compared to HydraFacial. This, combined with the fact that these treatments are administered in a clinical environment, can, in some instances, negatively affect demand from some consumers. The skin care end of the spectrum is a crowded space that is more consumer and marketing-focused, which can sometimes be confusing for consumers. HydraFacial seeks to position itself not as a substitute or competitor to either of these areas, but rather as a complement to offerings across the beauty health spectrum.

We believe HydraFacial treatments can be a gateway and a bridge to other skin correction and skin care services. Reports from HydraFacial’s consumers and providers indicate that HydraFacial treatments are a frequent driver of both initial and repeat visits to medical spas. Boosters and other skin care products can be utilized in combination to personalize experiences with HydraFacial offerings. HydraFacial’s data-based internal study demonstrated that 95% of HydraFacial consumers have used other treatments on the spectrum within the last year, and that HydraFacial consumers spend more per year than the average consumer on skin care products, cosmetics, cosmetic dentistry, hair care products, injectables and other medical aesthetic treatments.

In addition, the emerging trend of “clean beauty” is a positive tailwind for HydraFacial. Clean beauty places an emphasis on unveiling clean skin, as opposed to covering it up. HydraFacial aims to help consumers accomplish this with innovative serums with improved, clean ingredients. Another tailwind is the increasing willingness of consumers to spend money on high-end beauty health experiences. HydraFacial participates in two of the high-growth categories within personal care – skin care and hair care. HydraFacial’s products and offerings allow the providers of HydraFacial treatments to cross sell and upsell to the end consumers. We believe that HydraFacial is a “both/and” company that complements rather than replaces other personal care products and services, and is creating the HydraFacial Nation, a passionate and loyal community of consumers with a high potential of lifetime value both within the HydraFacial brand and beauty health in general.

HydraFacial’s Product

We believe that HydraFacial provides favorable economic and strategic value to physicians, physician extenders, estheticians, beauty-retail and health & wellness channel business owners. For consumers, HydraFacial treatments are relatively inexpensive when compared to medical aesthetic offerings. To the providers, the system provides an attractive margin and a desirable return-on-investment within what is typically a relatively short payback period. This, combined with the ability to generate a stream of revenues from the treatments, as well as the opportunity to upsell and cross-sell other services has been shown to make HydraFacial a compelling economic opportunity for skin care providers and their practices. For physicians and physician extenders, HydraFacial can represent a meaningful ‘trip driver’ to the physician’s office, where ancillary services and products can be sold. For a spa, a retail destination or a gym, it can represent a way to increase lifetime value and loyalty for a customer.

HydraFacial intends to continue placing delivery systems and marketing consumables, including upsell opportunity products and its popular company branded and partner boosters. In addition, HydraFacial will seek to capitalize on its operating platform and management talent to build a multi-faceted and powerful growth flywheel based on the following five key components:

(1)    Introducing HydraFacial’s next generation technology to increase current consumer and provider engagement and harness the power of data derived from this engagement

(2)    Growing HydraFacial’s base of engaged consumers

(3)     Expanding HydraFacial’s base of brand ambassadors through increased collaboration and support of its community of estheticians.

(4)    Maximizing, the high return on investment that a HydraFacial delivery system offers to its providers

(5)    Increasing HydraFacial’s investment in training, sales and marketing and R&D to expand brand awareness, further drive sales and continue to introduce innovative high-demand products

HydraFacial’s History

HydraFacial was founded in 1997 under the brand name Edge Systems with S.A.F.E. Smoke Evacuation. In 2001, HydraFacial developed the first U.S. patented microdermabrasion system, bringing to market a new innovative technology that bridged the gap between invasive skin correction treatments and traditional skin care products. The original microdermabrasion delivery systems used aluminum oxide to exfoliate the skin, which was a dry abrasion technology. In 2005, Edge launched HydraFacial’s innovative hydradermabrasion delivery system. This upgraded delivery system uses both a chemical and physical exfoliation process through applying nutrient rich serums with exfoliating ingredients like lactic and glycolic acids while the Vortex-Fusion tips provide a physical exfoliation.

In December 2016, two leading private equity firms, Linden Capital Partners and DW Healthcare Partners, acquired HydraFacial, following which the current core management team was appointed. The new management team instituted the value creation plan to drive growth and brand awareness and re-branded the company as HydraFacial in May 2017. To drive awareness, the team launched, in May 2018, World Tour, a traveling marketing initiative directed towards the HydraFacial Nation community of consumers and estheticians. The World Tour HydraFacial bus visited 16 major metro areas from coast to coast and evolved into a key marketing tool for HydraFacial. In Fall of 2018, the company also opened its first HFX training center in Long Beach, California. Orlando, Florida was added in the spring of 2019, followed by Dallas, Texas later in that year. In addition, HydraFacial opened direct markets in certain Asian and European countries during the second half of 2018, and established training and experience centers directly and through distributors.

From 2016 through 2019, HydraFacial generated compounded annual revenue growth of more than 50% with 3.2 million HydraFacial treatments performed in 87 countries in 2019. In 2020, amidst the COVID-19 pandemic, HydraFacial swiftly adapted its organization and operations to not only navigate the crisis, but also emerge in a position of relative strength. In summer of 2020, HydraFacial launched HydraFacial CONNECT, a global esthetics certification program and continued to provide training by conducting live online education programs. At the same time, HydraFacial integrated and streamlined its assembly and warehouse operations at a new facility and implemented a warehouse management system. HydraFacial sold more than 2,000 new delivery systems from March 2020, when shutdowns were initially imposed, through December 2020.

Industry Overview

Changes in Demographic Trends and Consumer Preferences are Driving the Emerging Generation of Beauty Health Products

There are several emerging trends that we believe will play a key role in shaping the future of the beauty health industry. HydraFacial’s market research conducted in 2019 demonstrated that consumers are increasingly willing to spend on high-end beauty health products. Some of the key industry trends identified by this market research are:

(1)    Millennials aging: As they grow older, millennials are taking skin care more seriously and willing to invest in premium treatments. They also prefer to spend on experiences rather than products. Millennials comprise 22% of the U.S. population as of December 1, 2020.

(2)    Influencers and social media driving purchase decisions: Social media personalities are increasingly opining and having an effect on skin care, which has gained more prominence in the age of selfies.

(3)     Growth in disposable income: As the global economy grows, consumers have more disposable income to spend on premium products.

(4)    Shift in spend from makeup to skin care: There is an increasing movement towards treating underlying skin to make it healthy and reveal it, as opposed to using products such as make up to cover it.

(5)    Growth in multi-brand and online retailers: Multi-brand retailers such as Sephora and digital native brands play an important role in captivating the consumer and pushing innovation.

(6)    Consumers shopping across mass and premium brands: Consumers are willing to shop across mass and premium in order to allocate more money towards trending categories and products.

Beyond these factors, HydraFacial’s market research indicates that consumers have a variety of expectations from the beauty health industry. They seek to engage with brands and products that not only offer results but do so quickly and meet their emotional needs as well. HydraFacial believes that it has built the business in such a way that it can deliver on all these fronts by adding health to beauty, making it accessible for people across ages, races and genders to elevate skin health, and doing so in a convenient and accessible manner. HydraFacial is also working on strategic initiatives in the area of clean beauty.

HydraFacial Participates in two High-Growth Areas Within Personal Care

According to Euromonitor, global skin care and hair care sales are expected to continue growing over the next several years. According to these data, the global skin care, personal care and hair care markets were estimated to be between $200 billion and $260 billion in 2019. The global skin care market alone was $140 billion in 2019 and projected to grow at a 3.8% CAGR from 2019-2024.

We expect continued success in the category as consumer preferences continue to shift towards self-care and personal wellness. According to Euromonitor, skin care is expected to drive approximately ~75% of all incremental beauty sales from 2019 through 2024. The global skin care and hair care markets are currently estimated to be over $200 billion and expected to grow at a 3% CAGR from 2019 to 2024. We believe that HydraFacial has significant potential opportunities in key beauty health markets such as Brazil, Japan, Korea and China. We believe that HydraFacial has a strong market position as a category creator and benefits from brand, scale, IP, community and partnerships that should provide multiple levers to drive growth across channels and geographies.

HydraFacial’s patented technology addresses all skin, regardless of type, age or gender. Its business model has a multi-channel focus that services medical clinics, med spas, spas & resorts and beauty retail, allowing it to broaden accessibility and reach the consumer wherever they are.

Consumers are Seeking Approachable and Effective Skin Health Solutions that Bridge the Gap between Over the Counter and Invasive Options

HydraFacial is positioned at the intersection of three large and growing industries: skin care, spa services and medical aesthetics. We believe that the characteristics that anchor HydraFacial in all of these categories include the following, as supported by HydraFacial’s 2019 market research:

(1)    HydraFacial consumers have highly developed skin care routines, spending more than $500 per year on skin care products and treatments.

(2)    The HydraFacial treatment itself is considered to be a ‘reprieve/escape’ aligning closely to spa experiences.

(3)    HydraFacial is associated with results that are considered almost immediate but lasting.

Historically, consumers have accessed skin care in three different ways. One approach is through the professional skin care channel. Treatment options in this channel are predominantly more invasive and include skin corrections such as lasers, fillers and toxins. These treatments are effective, relatively infrequent and delivered through medical, spa services and aesthetic channels. The second approach has generally been through lifestyle channels such as obtaining manual facials at hotels, spas, and gyms. The third approach is over-the-counter, traditional skin care. Products in this channel have varying efficacy, and are recommended for daily use. Consumers purchase products through distribution channels that align with the brand of the product, including e-commerce, specialty retail, department stores and mass retail.

HydraFacial seeks to bridge the professional skin care, lifestyle and retail channels by complementing the offerings of all three. HydraFacial identifies itself as a ‘“both/and” company, not an “either/or” company. We believe that HydraFacial’s complementary nature drives a significantly wider total addressable market.

Spa Services, Beauty Retail and Medical Aesthetics are Highly Attractive Channels

Spa services and providers are growing across all types of treatments, particularly in facials. According to market research commissioned by HydraFacial, there is an 11.1% expected growth in US Medical Spa Services from 2017-2025E. Within that, facial treatments are expected to grow at 12.0% in the same time period.

Beauty retail creates a direct relationship with the consumer, while also providing a channel to engage directly and separately from the estheticians. Beauty retailers such as Sephora are a primary channel of purchase for engaged beauty consumers. Having an in-store presence and educating consumers drives acquisition of cross-category customers and, we believe, the highly attractive heavy beauty user.

The medical aesthetics channel is driven by a close relationship between the provider and consumers. Maintaining strong relationships with providers will allow HydraFacial to drive sales through recommendations, in turn creating a flywheel of advocacy and repeat purchases.

Competitive Strengths

Differentiated brand associated with technologically advanced product offering.

The HydraFacial delivery system and consumables offer an effective, non-invasive and accessible skin treatment experience. The HydraFacial signature treatment utilizes an innovative approach using a delivery system to provide, within approximately 30 minutes, a three-step experience to cleanse, extract and hydrate skin, offering an immediate outcome and a gratifying glow. The treatment can be further customized to address individual skin concerns and needs with the use of a variety of specific booster serums. We believe the HydraFacial system delivers repeatable, consistent and immediate results. The systems are easy to use and estheticians can be easily trained. When compared to a manual facial, the benefit of the HydraFacial experience is that it leaves the consumer without any noticeable redness, blemishes, markings or breakouts. HydraFacial’s product offerings are protected by a trademarked HydraFacial brand as well as 41 patents, with another 21 pending. The product is further differentiated by the brand awareness among estheticians and consumers.

Large and growing install base.

HydraFacial has a two-pronged approach to growth. HydraFacial intends to continue the growth of delivery systems placements globally. Consequently, we expect to see an increase in revenues from consumables used in the delivery systems. HydraFacial currently has an install base of over 17,000 delivery systems. The growth of new delivery system sales has been durable since 2016. HydraFacial placed more than 2,000 delivery systems between March and December 2020 despite many provider locations being temporarily closed as a result of COVID-19 government mandates. The growth in the delivery systems was driven by continued esthetician demand, domestic sales momentum and significant growth from international expansion. HydraFacial now has delivery systems in 87 countries worldwide.

Business model focused on the esthetician.

HydraFacial has built the HydraFacial Nation, a community of loyal estheticians and consumers. HydraFacial has accomplished this through its innovative skin care solutions, education and comprehensive training programs, combined with sales and marketing initiatives and impactful social media campaigns. The HydraFacial delivery system and consumables offer favorable economics for providers. In addition, based on HydraFacial’s market research, 20% of HydraFacial users receive more than six other treatments in a given year thereby driving additional spend on other products for the esthetician. We expect that this repeat business will also provide opportunities for upselling HydraFacial products. HydraFacial has built a strong community of estheticians that are the products’ biggest advocates. For example, a majority of HydraFacial related social media postings are voluntarily shared by providers of HydraFacial treatments and their customers. HydraFacial focuses its sales efforts on empowering and educating the esthetician regardless of the channel.

Strategic Initiatives for Driving Growth and Building a Premier Company in Beauty Health

We believe HydraFacial’s investments in innovation, brand, providers, customers, and infrastructure position it to continue delivering industry-leading growth. HydraFacial’s goal is to be the world’s largest educator of estheticians. We believe that HydraFacial is an ideal platform to add new product offerings towards the vision of building a premier beauty health company. Building on its proven track record of growth, HydraFacial plans to focus on four key initiatives.

(1)    Innovation: As a category creator, HydraFacial is focused on innovation in beauty health. HydraFacial intends to launch, in 2022, a next-generation delivery system with personalized services. The new delivery system will connect the consumer with both the esthetician and HydraFacial, as well as incorporate Radio-frequency identification (RFID)-enabled technology and remote service monitoring. HydraFacial also delivers continuous innovations in serums, new iterations of which are launched multiple times per year, and new boosters to further personalize HydraFacial’s treatments and bring recognizable brand partners to the ecosystem. In January of 2020, HydraFacial expanded into scalp health with the launch of Keravive using its core technology to broaden the ways in which HydraFacial can help its consumers on their beauty health journey.

(2)    Drive consumer demand within the ecosystem: HydraFacial has identified four key levers to increase demand: increased marketing of the brand, additional partnerships to increase brand awareness, improved provider education, and creation of retail pop-up locations to engage in a targeted way with the providers and consumers. In 2019, HydraFacial had 2.3 billion media impressions largely generated by unpaid consumer and provider social media postings. HydraFacial also had a high return on its World Tour program, where a HydraFacial marketing event is held in a city, offering free treatments to consumers offered by local providers. We believe HydraFacial can further spur growth through increased spend on marketing. We intend to launch a targeted, efficient digital marketing strategy, leveraging a “test and react” strategy to ensure the marketing dollars are used most efficiently.

(3)    Leverage technology to fuel growth end-to-end: To be ready to maximize next generation opportunities, HydraFacial is working on new, scalable initiatives to effectively use data to create a circle of connection among HydraFacial, providers and end consumers. This digital expansion of the product offering is intended to allow for greater personalization of the experience, the creation of a consumer loyalty program, targeted marketing and promotion, and a consistent and seamless experience anywhere in the world.

(4)    Expand global footprint: Despite its presence in 87 countries, HydraFacial is in the early stages of its global expansion and there are a few clear next steps to further increase awareness with consumers globally. We plan to increase sales offices with support in HydraFacial’s top markets. We also plan to acquire distributors in these top markets so that we can have a direct relationship with customers and consumers in these key geographies. To increase brand awareness and bring more consumers in to the HydraFacial ecosystem, HydraFacial has partnered with Sephora where it is introducing a younger, lower price point consumer to the HydraFacial brand. We have plans to partner with other leading retailers as well to introduce the HydraFacial brand to new segments of the global population.

Competition

The HydraFacial experience is positioned as complementary to other treatments. Receiving a HydraFacial does not preclude other treatments, and vice versa. The beauty health market is fragmented with the key players in facial skin care including manual facial treatments and some alternative offerings such as Diamond Glow, OxyGeneo, Venus Glow, and JetPeel. HydraFacial’s efforts to expand brand recognition, grow its community of providers, invest in marketing capabilities and reach consumers across every touchpoint will allow us to compete effectively as we expand globally. HydraFacial is focused on expanding the category and creating a premier beauty health experience.

Sales and Marketing

HydraFacial’s ability to effectively market is critical to its operational success. HydraFacial’s marketing spend is based on a targeted “push and pull” marketing model that takes engages with both providers and consumers. On the push side, HydraFacial intends to continue investing in training estheticians and providers, creating a loyalty program and support other ongoing engagements. On the pull side, HydraFacial intends to continue its efforts on targeting marketing activation of consumers by using digital and location-based engagement. The World Tour and City Takeovers are examples of activating pull demand. Total expenses for marketing and digital in the year ended 2020 were $10.1 million, approximately 8% of HydraFacial’s net sales.

Over the last few years, HydraFacial has focused on developing the marketing “pull” side by creating consumer demand, which is expected to be one of the key elements of growth and lead to an increase in reoccurring revenue for HydraFacial in the spas and facilities where treatments are performed. This transition from B2B to B2C began with the rebranding in 2017, which provided a unique, differentiated identity that stood out among all others in the industry.

HydraFacial believes that transformational experiences are the catalyst to brand awareness. Beginning with the World Tour in 2018, with some temporary disruption as a result of the pandemic, HydraFacial has focused on bringing the spa on wheels to high-traffic, highly targeted consumer growth markets to provide treatments on the spot. The event reservations frequently fill-up within 24 hours and passerby consumers have waited in line for hours just for the chance to try HydraFacial’s products.

Customers

HydraFacial currently sells more than 60% of its delivery systems and consumables into the medical channel. No individual customer accounted for 5% or more of HydraFacial’s net sales in fiscal 2020. HydraFacial expects that trend to continue on a global scale. In 2020, HydraFacial’s United States and Canadian markets comprised approximately 70% of total revenue, with the remaining 30% coming from all other international channels. We expect higher growth globally given the early entry timing in China, Japan, South Korea and France.

As is customary in the industry, none of HydraFacial’s customers are under an obligation to continue purchasing products from HydraFacial in the future.

Properties

HydraFacial’s corporate headquarters are located in Long Beach, California, where HydraFacial occupies facilities totaling approximately 22,500 rentable square feet under a lease that expires in March 31, 2033. HydraFacial uses these facilities primarily for management, technology, product design, sales marketing, finance, legal, human resources and general administrative teams.

HydraFacial leases a 105,000 square foot warehouse and production facility in Long Beach, CA under a lease that expires on April 5, 2024. HydraFacial also leases warehouse space in Signal Hill, CA under a lease that expires on May 31, 2022. HydraFacial leases small customer education and training centers in Chicago, IL, Dallas, TX and Orlando, FL on a short-term basis. Outside of the United States, HydraFacial also leases several small office spaces in China, the United Kingdom and Japan for sales and marketing employees in those markets.

HydraFacial does not own any real property.

Employees

HydraFacial believes that one of the biggest drivers in its rapid growth and success since 2017 is its employees and the culture that attracts them. HydraFacial has built a team of industry professionals focused on beauty health. HydraFacial’s culture focuses on a fast moving and outcome oriented mindset that, combined with the passion for HydraFacial Nation, seeks to drive growth and success of HydraFacial. As of December 31, 2020, HydraFacial had 406 full-time employees, with 209 of these employees located in the Long Beach, CA headquarters, 135 in North America field sales and 62 internationally. None of HydraFacial’s employees are represented by a labor organization or are a party to any collective bargaining arrangement.

HydraFacial is mindful of diversity during the candidate-sourcing, recruiting and retaining processes and believes that diversity is key to HydraFacial’s culture and long-term success. As of December 31, 2020, 67% of all employees identify as female, and 55% of HydraFacial’s leadership team identify as male. In the U.S., 48% of employees identify as Black or African American, Hispanic or Latino, American Indian, Alaska Native, Asian American, Native Hawaiian or other Pacific Islander. HydraFacial strives to foster a supportive environment that cultivates professional growth and encourages employees to continuously develop their skills. HydraFacial considers its relationship with employees to be vital, and it is focused on effective attraction, development, and retention of, and compensation to, human resource talent and creating a best place to work.

Trademarks, Patents and Domain Names

HydraFacial owns and has applied to register numerous trademarks and service marks in the U.S. and in other countries throughout the world. Some of HydraFacial’s trademarks are of material importance. The duration of trademark registrations varies from country to country. However, trademarks are generally valid and may be renewed indefinitely as long as they are in use and/or their registrations are properly maintained. HydraFacial also hold patents on certain products, systems and designs including several issued US patents directed to features of the HydraFacial MD® liquid-based skin exfoliation system. These issued patents include a patent, which will expire in 2026, directed to the manifold and console of the HydraFacial MD® system. Another set of these issued patents, which will begin to expire in 2026, are directed to skin treatment tips used in the HydraFacial MD® system. In addition, HydraFacial has registered and maintains numerous Internet domain names.

Seasonality and Quarterly Results

HydraFacial’s business is subject to moderate seasonal fluctuations, of which HydraFacial’s fiscal third quarter and fourth quarters typically experiences higher revenues and operating income. However, the COVID-19 pandemic may have an impact on consumer behaviors that may result in temporary changes in the seasonal fluctuations of HydraFacial’s business. As a result of moderate seasonal fluctuations, results for any interim period are not necessarily indicative of the results that may be achieved for the full fiscal year.

Government Regulation

As a consumer-driven beauty health organization delivering comprehensive beauty health services and treatments, we are subject to the laws of the United States and multiple foreign jurisdictions in which we operate and the rules and regulations of various governing bodies, which may differ among jurisdictions. HydraFacial’s business and operations is also subject to regulation by the Food and Drug Administration (“FDA”). Compliance with these laws, rules and regulations have not had, and are not expected to have, a material effect on our capital expenditures, results of operations and competitive position as compared to prior periods.

Post-Approval Regulation of Medical Devices

After a product is placed on the market, numerous regulatory requirements continue to apply. In addition to the requirements below, adverse event reporting regulations require that we report to the FDA any incident in which our product may have caused or contributed to a death or serious injury or in which our product malfunctioned and, if the malfunction were to recur, would likely cause or contribute to death or serious injury. Additional regulatory requirements include:

•	product listing and establishment registration, which helps facilitate FDA inspections and other regulatory action;

•

Quality System Regulation, which requires manufacturers, including third-party manufacturers, to follow stringent design, validation, testing, control, documentation and other quality assurance procedures during all aspects of the design and manufacturing process;

•	labeling regulations and FDA prohibitions against the promotion of products for uncleared, unapproved or off-label use or indication;

•	clearance of product modifications that could significantly affect safety or effectiveness or that would constitute a major change in intended use of one of our approved medical products;

•	notice or approval of product or manufacturing process modifications or deviations that affect the safety or effectiveness of one of our approved medical products;

•	post-approval restrictions or conditions, including post-approval study commitments;

•	post-market surveillance regulations, which apply, when necessary, to protect the public health or to provide additional safety and effectiveness data for the medical product;

•	the FDA’s recall authority, whereby it can ask, or under certain conditions order, device manufacturers to recall from the market a product that is in violation of governing laws and regulations;

•	regulations pertaining to voluntary recalls; and

•	notices of corrections or removals.

Advertising and promotion of medical devices, in addition to being regulated by the FDA, are also regulated by the FTC, and by state regulatory and enforcement authorities. Promotional activities for FDA-regulated products of other companies have been the subject of enforcement action brought under healthcare reimbursement laws and consumer protection statutes. Furthermore, under the federal U.S. Lanham Act and similar state laws, competitors and others can initiate litigation relating to advertising claims. In addition, we are required to meet regulatory requirements in countries outside the United States, which can change rapidly with relatively short notice.

Legal Proceedings

From time to time, HydraFacial may be involved in various legal proceedings and subject to claims that arise in the ordinary course of business. Although the results of litigation and claims are inherently unpredictable and uncertain, HydraFacial is not currently a party to any legal proceedings the outcome of which, if determined adversely to HydraFacial, are believed to, either individually or taken together, have a material adverse effect on its business, operating results, cash flows or financial condition. Regardless of the outcome, litigation has the potential to have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

MANAGEMENT

Executive Officers and Directors

Set forth below are the names, ages and positions of each of the individuals who serve as our directors and executive officers as of June 30, 2021:

Name	Position	Age
Clint Carnell	Chief Executive Officer and Director	51
Liyuan Woo	Chief Financial Officer	49
Brenton L. Saunders	Executive Chairman	51
Michael D. Capellas	Director	66
Dr. Julius Few	Director	53
Desiree Gruber	Director	54
Michelle Kerrick	Director	58
Brian Miller	Director	46
Doug Schillinger	Director	47

Executive Officers

Clint Carnell has served as Chief Executive Officer for HydraFacial since December 2016. Prior to joining HydraFacial, Mr. Carnell was the Chief Executive Officer and President of Perseon Medical, a provider of medical systems that utilizes heat therapy to treat cancer, from November 2014 until September 2016. Mr. Carnell served as the Chief Operating Officer of Thermage, which develops and provides a non-invasive radiofrequency treatment for skin tightening, during its initial public offering process in 2006. Mr. Carnell worked as the head of surgical for Bausch + Lomb during the early 2000s. Additionally, in 2000, Mr. Carnell founded and later sold Charleston Renal Care, a chain of dialysis centers, to DaVita. Mr. Carnell is also the Founder and Chairman of OrangeTwist Brands. Mr. Carnell received his B.A. in Political Science from Duke University.

Liyuan Woo joined HydraFacial in September 2020 as EVP, Chief Financial Officer. Prior to joining HydraFacial, Ms. Woo was the Chief Operating Officer and Chief Financial Officer of The VOID, a virtual reality brand introducing consumers to fully immersive, location-based, hyper-reality experiences from August 2019 to September 2020. From January 2018 to January 2019, Ms. Woo served as the EVP, Chief Financial Officer at SharkNinja, a consumer electronic product portfolio category creator focused on innovation and marketing. At SharkNinja, Ms. Woo was in charge of finance, capital raising and allocation, legal and strategic initiatives involving global expansion and mergers and acquisitions. From March 2017 to January 2018, as a Director with AlixPartners, Ms. Woo was the interim Chief Financial Officer during Gymboree Group’s multi-billion dollar restructuring process. Prior to that, Ms. Woo worked at bebe stores, a publicly traded global multi-channel fashion brand, for six years, and served as the Chief Financial Officer from April 2013 to 2016. Ms. Woo started her career with the consulting firm Deloitte in its Mergers and Acquisitions Transaction Services and Financial Advisory functions. During Ms. Woo’s thirteen years with Deloitte, she provided financial advisory services to public and private companies for mergers and acquisitions transactions, initial public offerings and growth initiatives. Ms. Woo received her B.A. from Bentley University in Accounting.

Dan Watson has served as HydraFacial’s EVP of Sales for the U.S. and Canada since March 2017, and in 2020 took over leadership for all of the Americas. Mr. Watson has 34 years of medical device sales experience and manages HydraFacial’s capital sales teams and business development teams in both the medical, non-medical and corporate channels. Prior to joining HydraFacial, Mr. Watson worked at Stryker Spine since 2004, serving as the VP of Sales at Stryker Spine from 2015 to March 2017. Stryker Corporation is an American multinational medical technology corporation and Stryker Spine is a comprehensive portfolio offering spinal solutions. Mr. Watson has also held various senior sales management positions for companies such as Sherwood Medical, Ethicon EndoSurgery, CR Bard, SpineTech, Oratec, and Smith and Nephew. Mr. Watson received his B.A. from Bates College in Economics.

Non-Employee Directors

Brenton L. Saunders has over 25 years of experience in various aspects of healthcare and has been in leadership roles at several prominent global pharmaceutical and healthcare companies. Until May 2020, when it was acquired by AbbVie Inc. (NYSE: ABBV) in a transaction valued at approximately $63 billion, Mr. Saunders served as Chairman, President and Chief Executive Officer of Allergan plc (“Allergan”). His role as President and Chief Executive Officer of Allergan began in July 2014 and his added role of Chairman began in October 2016. Mr. Saunders first role as an executive officer in the pharmaceuticals and healthcare sectors began in 2003, as a member of the executive management team at Schering-Plough Corporation (“Schering-Plough”), where he held several key roles, including President of the company’s Global Consumer Health Care division. While at Schering-Plough, Mr. Saunders led the integrations of the company’s $14 billion acquisition of Organon Biosciences N.V. in 2007 as well as the merger between Schering-Plough and Merck & Co., Inc. (NYSE: MRK) in 2009. From March 2010 until August 2013, Mr. Saunders served as Chief Executive Officer of Bausch + Lomb Incorporated (NYSE: BHC), a leading global eye health company, until its acquisition by Valeant Pharmaceuticals, Inc. in 2013. He then became the Chief Executive Officer of Forest Laboratories Inc., a role he held until the company’s merger with Actavis plc (“Actavis”) in 2014. Following the merger with Actavis, Mr. Saunders was named Chief Executive Officer of the combined business. In 2015, he led Actavis’ acquisition of Allergan, renaming the post-combination company Allergan Plc.

Before joining Schering-Plough in 2003, Mr. Saunders was a Partner and Head of Compliance Business Advisory at PricewaterhouseCoopers LLP. Prior to that, he was Chief Risk Officer at Coventry Health Care, Inc. (NYSE:CVH) and Senior Vice President, Compliance, Legal and Regulatory at Home Care Corporation of America. Mr. Saunders began his career as Chief Compliance Officer for the Thomas Jefferson University Health System.

Over the course of his career, Mr. Saunders has overseen over 80 mergers, acquisitions, divestitures and licensing transactions, totaling over $300 billion in value. Notable highlights from Mr. Saunders’ transaction experience include Actavis’ approximately $28 billion acquisition of Forest Laboratories in 2014, Actavis’ $70 billion acquisition of Allergan in 2015 and the $40 billion sale of Allergan’s global generics business to Teva Pharmaceutical Industries Ltd in 2016. Mr. Saunders’ transaction experience also includes the divestiture of Allergan’s medical dermatology business, and the acquisitions of leading companies in the medical aesthetics space such as Kythera, Lifecell, and Zeltiq.

Additionally, Mr. Saunders currently serves as a director of Cisco Systems, Inc. (NASDAQ: CSCO), a global telecommunications company and BridgeBio Pharma Inc. (NASDAQ:BBIO), a bio pharmaceutical company. He is also a member of The Business Council.

Michael D. Capellas has been a member of the Board of Directors of Cisco Systems, Inc. since January 2006 and currently serves Cisco as lead independent director. He has served as founder and Chief Executive Officer of Capellas Partners since November 2012. He served as Chairman of the Board of VCE Company, LLC from January 2011 until November 2012 and as Chief Executive Officer of VCE from May 2010 to September 2011. Mr. Capellas was the Chairman and Chief Executive Officer of First Data Corporation from September 2007 to March 2010. From November 2002 to January 2006, he served as Chief Executive Officer of MCI, Inc. (“MCI”), previously WorldCom. From November 2002 to March 2004, he was also Chairman of the Board of WorldCom, and he continued to serve as a member of the board of directors of MCI until January 2006. Mr. Capellas left MCI as planned in early January 2006 upon its acquisition by Verizon Communications Inc. Previously, Mr. Capellas was President of Hewlett-Packard Company from May 2002 to November 2002. Before the merger of Hewlett-Packard and Compaq Computer Corporation in May 2002, Mr. Capellas was President and Chief Executive Officer of Compaq, a position he had held since July 1999, and Chairman of the Board of Compaq, a position he had held since September 2000. Mr. Capellas held earlier positions as Chief Information Officer and Chief Operating Officer of Compaq. Mr. Capellas also currently serves as the chairman of the board of directors of Flex Ltd. He previously served as the independent lead director of MuleSoft, Inc., ending in 2018.

Dr. Julius Few founded and has been Director of The Few Institute for Aesthetic Plastic Surgery since 2008. A board-certified plastic surgeon in private practice, Dr. Few is widely recognized for enhancing the aesthetic appearance of his patients and contributing to research in plastic surgery. He is called upon by regulatory agencies, professional associations and international study bodies to share his expertise on surgical techniques and skin care innovations. Dr. Few can be seen across leading media channels including CBS News, ABC News, 20 20, Good Morning America, CNN, NBC News, The Wall Street Journal, Crain’s Business, Health Magazine, The Chicago Sun Times, The Chicago Tribune, WEB MD and Washingtonian Magazine on cosmetic procedures and treatments. Dr. Few also serves as a Clinical Professor for the Division of Plastic Surgery at the University of Chicago as well as a Health Systems Clinician at Northwestern University. He is on the Board of Trustees of the Museum of Contemporary Art and is a founding member of the Common Ground Foundation. He is also the founder of the Few Initiative, a non-profit that aids disadvantaged youth. Dr. Few received his medical degree from the University of Chicago Pritzker School of Medicine and completed his residency in general surgery at the University of Michigan Medical Center, followed by plastic surgery training at Northwestern University. In addition, Dr. Few received special facial and eye cosmetic training in Honolulu, New York and Atlanta.

Desiree Gruber, a Peabody Award-winner, founded Full Picture, a brand accelerator, content production, communications, and consulting services company in 1999 and currently serves as Chief Executive Officer. As a notable entrepreneur, business strategist, and venture capitalist, Ms. Gruber co-founded the Project Runway television series in 2004 and co-founded Diagonal Ventures (“DGNL”) in 2016 with a goal to create real opportunities for women to achieve measurable success. DGNL invests in and architects transformational deals across the consumer, technology, and media spectrum in order to establish a legacy of female empowerment. Ms. Gruber also advises Anthos Capital, Pharrell Williams’ Something in the Water, and Chegg (NYSE: CHGG), and is a board member of SLAM Corp. (NASDAQ: SLAMU) and DPCM Capital, Inc. (NYSE: XPOA, XPOA-UN). A lifelong advocate for a more equitable and inclusive world, Ms. Gruber proudly serves on the boards of UNICEF USA, Tech:NYC, and God’s Love We Deliver.

Michelle Kerrick served as the West Region Market Leader and Managing Partner of the Los Angeles office of Deloitte. Ms. Kerrick worked at Deloitte for 35 years before retiring in September 2020. In her role, Ms. Kerrick was responsible for driving national strategy and client and business growth and strategic positioning across the 13-office West Region and the Los Angeles office. With more than 35 years of professional experience, Ms. Kerrick has served a diverse group of publicly and privately held clients, ranging from middle-market companies to large multi-nationals, in various industry sectors. Ms. Kerrick is an independent corporate board director for American Homes 4 Rent (NYSE: AMH), LDH Growth Corp I and HydraFacial. Ms. Kerrick is an accredited member of the California and Arizona State Board of Accountancy, the American Institute of Certified Public Accountants and the California State Society of Certified Public Accountants. Ms. Kerrick holds a B.S. degree in Accountancy from Northern Arizona University.

Brian Miller is a Managing Partner and Co-Founder of Linden Capital Partners, which was founded in 2004. He has been involved in healthcare principal investing since 1998. Prior to Linden, Mr. Miller was a founding member of the healthcare team at First Chicago Equity Capital. Mr. Miller began his career in the investment banking division of Salomon Brothers Inc. (currently Citigroup). He is currently a board member of Vital Care, Flexan, HydraFacial, MeriCal, StatLab Medical Products and Collagen Matrix, and was previously a board member of Z-Medica, Solara, SeraCare, BarrierSafe Solutions International, CORPAK MedSystems, HYCOR Biomedical, Strata Pathology Services and Suture Express. Mr. Miller holds a Bachelor of Arts with honors in Economics from Princeton University and an MBA from Harvard Business School, with a concentration in healthcare. He is a board member of AdvaMed, the Founder of the Healthcare Private Equity Association, the founder of Private Equity Analysts of Chicago, a Trustee of The University of Chicago Medical Center, and a member of the Economic Club of Chicago.

Doug Schillinger joined DW Healthcare Partners in 2004 and is currently a Managing Director and oversees a number of the firm’s portfolio investments. Mr. Schillinger’s investment, transaction and board experience include a broad array of healthcare service and medical devices including pharma services, diagnostics, medical tech products and devices, provider services, laboratory services, post-acute care, medical aesthetics, and telehealth. Before joining DW Healthcare Partners, Mr. Schillinger worked for Bain & Company and Accenture (previously Andersen Consulting). Mr. Schillinger holds a Bachelor of Arts degree from Cornell University and an MBA with Distinction from Harvard Business School. Mr. Schillinger is a current board member of the Healthcare Private Equity Association and a former member of the Harvard Business School Alumni Board of Directors.

Corporate Governance

Classified Board of Directors

In accordance with our current certificate of incorporation, our Board is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term.

Each of Clint Carnell, Desiree Gruber and Michelle Kerrick serve as Class I directors, Michael D. Capellas, Dr. Julius Few and Brian Miller serve as Class II directors and Brenton L. Saunders and Doug Schillinger serve as Class III directors.

Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which that term expires. Each director’s term continues until the election and qualification of his or her successor or his or her earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

In addition, in connection with the Business Combination, we entered into the Investor Rights Agreement with LCP. This agreement grants LCP the right, but not the obligation, to designate nominees to our Board of Directors subject to the maintenance of certain ownership requirements. Pursuant to the Investor Rights Agreement, LCP’s director nominees are to be designated as either Class III and/or Class II directors. See “Certain Relationships and Related Transactions — Investor Rights Agreement” for additional information.

Independence of the Board of Directors

Nasdaq listing standards require that a majority of the board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

The Board has determined that each of Michael D. Capellas, Dr. Julius Few, Desiree Gruber, Michelle Kerrick, Brian Miller and Doug Schillinger is an “independent director” as defined in the Nasdaq listing standards and applicable SEC rules.

Committees of the Board of Directors

The Board currently has three standing committees, the audit committee, the compensation committee and the nominating and corporate governance committee. The Board has adopted a charter for each committee, each of which is available at https://www.beautyhealth.com/corporate-governance/governance-overview.

Audit Committee

The audit committee consists of Michelle Kerrick, Michael D. Capellas and Doug Schillinger. Michelle Kerrick serves as the chair of the audit committee.

Each member of the audit committee is financially literate and our Board has determined that Michelle Kerrick qualifies as an “audit committee financial expert” as defined in the applicable SEC rules. The primary functions of the audit committee include:

•	appointing, compensating and overseeing our independent registered public accounting firm;

•	mutual reviewing and approving the annual audit plan;

•	overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements;

•	discussing the annual audited financial statements and unaudited quarterly financial statements with management and the independent registered public accounting firm;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

•	appointing or replacing the independent registered public accounting firm;

•

establishing procedures for the receipt, retention and treatment of complaints (including anonymous complaints) we receive concerning accounting, internal accounting controls, auditing matters or potential violations of law;

•	monitoring our environmental sustainability and governance practices;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•	approving audit and non-audit services provided by our independent registered public accounting firm;

•	discussing earnings press releases and financial information provided to analysts and rating agencies;

•	discussing with management our policies and practices with respect to risk assessment and risk management;

•	approving or ratifying related party transactions required to be disclosed pursuant to Item 404 of Regulation S-K, as may be amended from time to time, and any other applicable requirements; and

•	producing an annual report for inclusion in our proxy statement, in accordance with applicable rules and regulations.

Compensation Committee

The compensation committee consists of Doug Schillinger, Desiree Gruber and Brian Miller. Doug Schillinger serves as the chair of the compensation committee. The principle functions of the compensation committee include:

•

reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers, evaluating the performance of our executive officers in light of those goals and objectives, and setting compensation levels based on this evaluation;

•

setting salaries and approving incentive compensation and equity awards, as well as compensation policies, for all other officers who file reports of their ownership, and changes in ownership, of the Section 16 Officers, as designated by our board of directors;

•	making recommendations to the board with respect to incentive compensation programs and equity-based plans that are subject to board approval;

•	approving any employment or severance agreements with our Section 16 Officers;

•	granting any awards under equity compensation plans and annual bonus plans to our Section 16 Officers; and

•	producing an annual report on executive compensation for inclusion in our proxy statement, in accordance with applicable rules and regulations.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee consists of Michelle Kerrick, Michael D. Capellas, Dr. Julius Few and Brian Miller. Michael D. Capellas serves as its chairman. The principal functions of the nominating and corporate governance committee include:

•	identifying individuals qualified to serve as directors of the Company and on committees of the Board;

•	recommending to the Board the director nominees for election at the next annual meeting of shareholders;

•	advising the Board with respect to the composition of Board, procedures and committees;

•	developing and recommending to the Board a set of corporate governance guidelines applicable to the Company and to oversee the evaluation of the Board and the Company’s management.

The nominating and corporate governance committee has a written charter that sets forth the committee’s purpose and responsibilities, which, in addition to the items listed above, include:

•	identifying, recruiting and, if appropriate, interviewing candidates to fill positions on the Company’s board of directors, including persons suggested by shareholders or others;

•	reviewing the background and qualifications of individuals being considered as director candidates;

•	recommending to the Company’s board of directors the director nominees for election by the Company’s shareholders or appointment by the Company’s board of directors;

•	reviewing the suitability for continued service as a director of each member of the board of directors when his or her term expires and in certain other circumstances;

•

reviewing annually with the Company’s board of directors the composition of the Company’s board of directors as a whole and to recommend, if necessary, measures to be taken so that the Company’s board of directors reflect the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Company’s board of directors as a whole and contains at least the minimum number of independent directors required by Nasdaq;

•	monitoring the functioning of the committees of the Company’s board of directors and to make recommendations for any changes;

•	reviewing annually committee size, membership and composition, including chairpersonships, and recommended any changes to the Company’s board of directors for approval;

•	developing and recommending to the Company’s board of directors a set of corporate governance guidelines for the Company;

•	review periodically, and at least annually, the corporate governance guidelines adopted by the Company’s board of directors to assure that they are appropriate for the Company; and

•	evaluating its performance and submitting any recommended changes to the board for its consideration.

The nominating and corporate governance committee has the authority to retain advisors as the committee deems appropriate.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.

Code of Ethics

We have a code of ethics that applies to all of our executive officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics is available on our corporate website at https://www.beautyhealth.com/corporate-governance/governance-overview. We intend to make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website rather than by filing a Current Report on Form 8-K.

Risk Oversight

Our Board is responsible for overseeing our risk management process. Our Board focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our audit committee is also responsible for discussing our policies with respect to risk assessment and risk management. Our Board believes its administration of its risk oversight function has not negatively affected our Board’s leadership structure.

EXECUTIVE AND DIRECTOR COMPENSATION

This section provides an overview of HydraFacial’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below. As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for its principal executive officer and its two other most highly compensated executive officers.

For the year ended December 31, 2020, HydraFacial’s named executive officers (“Named Executive Officers” or “NEOs”) were:

•	Clinton E. Carnell, Chief Executive Officer

•	Liyuan Woo, Chief Financial Officer

•	Daniel Watson, EVP of Americas Sales

The objective of HydraFacial’s compensation program is to provide a total compensation package to each Named Executive Officer that will enable HydraFacial to attract, motivate and retain outstanding individuals, align the interests of HydraFacial’s executive team with those of HydraFacial’s equity holders, encourage individual and collective contributions to the successful execution of HydraFacial’s short- and long-term business strategies and reward Named Executive Officers for performance. The board of managers of HydraFacial (the “HydraFacial Board”) has historically determined the compensation for HydraFacial’s Named Executive Officers. This discussion may contain forward-looking statements that are based on HydraFacial’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that are adopted in the future may differ materially from the programs summarized in this discussion.

To date, the compensation of HydraFacial’s Named Executive Officers has consisted of a base salary, an annual cash incentive bonus, equity compensation, and health and welfare benefits, each as described below. Pursuant to their employment agreements, Clinton Carnell and Liyuan Woo are also eligible to receive certain payments and benefits upon a termination of employment under certain circumstances.

Base Salary: Base salary is paid to attract and retain qualified talent and is set at a level that is commensurate with the executive’s duties and authorities, contributions to HydraFacial, prior experience and sustained performance.

Annual Cash Incentive Bonus: Annual cash incentive bonus is paid to incentivize the achievement of performance metrics established by the HydraFacial Board.

Equity Awards: HydraFacial previously granted equity awards in the form of stock options under the LCP Edge Intermediate, Inc. 2016 Equity Incentive Plan (the “Equity Plan”). These options were surrendered for no consideration in May 2020. In 2020, HydraFacial made grants of management incentive units in LCP Edge Holdco, LLC (“Incentive Units”). The Incentive Units are intended to constitute a “profits interests” in LCP Edge Holdco, LLC (“Partnership”). A percentage of the Incentive Units vest based on a time vesting component and the remainder vest upon a liquidity event and meeting certain internal rate of return performance targets. All of the time-vesting Incentive Units and performance-vesting Incentive Units vested in connection with the Business Combination.

Summary Compensation Table

The following table presents summary information regarding the total compensation awarded to, earned by, and paid to HydraFacial’s Named Executive Officers for the years ended December 31, 2019 and December 31, 2020.

Name and Position	Fiscal Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total
Clinton E Carnell, CEO	2020	$661,154	$487,415	$300,000	$11,200	$1,459,769
	2019	$580,769	$0.00	$541,054	$11,000	$1,132,823
Liyuan Woo, CFO(4)	2020	$107,692	$617,773	$0.00	$0.00	$725,465
	2019	$0.00	$0.00	$0.00	$0.00	$0.00
Daniel Watson, EVP Americas	2020	$362,571	$50,296	$171,600	$11,200	$595,667
	2019	$340,661	$0.00	$357,095	$11,000	$708,756

(1)

The amounts represent the aggregate grant date fair value of the Incentive Units granted to the Named Executive Officers during the 2020 fiscal year, calculated in accordance with Financial Accounting Standards Board ASC Topic 718. The Incentive Units represent membership interests in the Partnership that are intended to constitute profits interests for federal income tax purposes. Despite the fact that the Incentive Units do not require the payment of an exercise price, they are most similar economically to stock options. Accordingly, they are “options” under the definition provided in Item 402(a)(6)(i) of Regulations S-K as an instrument with an “option-like feature.”

(2)	The amounts reflect the actual amount earned by each of HydraFacial’s Named Executive Officers under the performance-based cash incentive bonus provided for in their employment agreements.
(3)	The amounts represent HydraFacial’s contributions under HydraFacial’s 401(k) plan.
(4)	Liyuan Woo joined HydraFacial as its Chief Financial Officer as of September 21, 2020.

Benefits and Perquisites

Named Executive Officers participate in benefits programs offered to all company employees. These include medical, dental and vision insurance, life insurance and disability insurances along with a number of other optional benefits paid fully by the employee. NEOs are also eligible to participate in the company’s 401k Safe Harbor Plan under the same terms as all company employees.

Outstanding Equity Awards at 2020 Year End

The following table presents information regarding outstanding equity awards held by HydraFacial’s Named Executive Officers as of December 31, 2020.

				Option Awards(1)
	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Number of Securities Underlying Unexercised Unearned Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Clinton E Carnell, CEO	5/18/2020	(2)	445.24	111.31	2,226.200	$100	N/A
Liyuan Woo, CFO	9/21/2020	(3)	—	139.709	419.127	$3,294	N/A
Daniel Watson, EVP Americas	5/11/2020	(4)	41.779	27.852	208.893	$100	N/A

(1)	Amounts reported in the “Option Awards” column reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of Incentive Units granted during the 2020 Fiscal Year. The

Incentive Units represent membership interests in the Partnership that are intended to constitute profits interests for federal income tax purposes. Despite the fact that the Incentive Units do not require the payment of an exercise price, they are most similar economically to stock options. Accordingly, they are classified as “options” under the definition provided in Item 402(a)(6)(i) of Regulation S-K as an instrument with an “option-like feature.”
(2)

Represents an award of 2,782.75 Incentive Units granted on May 18, 2020. The Incentive Units vest as to twenty percent (20%) of the Incentive Units on the first five anniversaries of December 1, 2016 and vest as to eighty percent (80%) of the Incentive Units upon the consummation of a ‘liquidity event’ (as defined in the Amended and Restated Limited Liability Company Agreement of LCP Edge Holdco, LLC, as amended and in effect from time to time) and meeting certain internal rate of return performance targets. All Incentive Units vested upon Closing.

(3)

Represents an award of 558.836 Incentive Units granted on September 21, 2020. The Incentive Units vest as to twenty-five percent (25%) of the Incentive Units on the first five anniversaries of the grant date and vest as to seventy-five percent (75%) of the Incentive Units upon the consummation of a ‘liquidity event’ (as defined in the Amended and Restated Limited Liability Company Agreement of LCP Edge Holdco, LLC, as amended and in effect from time to time) and meeting certain internal rate of return performance targets. All Incentive Units vested upon Closing.

(4)

Represents an award of 278.524 Incentive Units granted on May 11, 2020. The Incentive Units vest as to twenty-five percent (25%) of the Incentive Units on the first five anniversaries of March 27, 2017 and vest as to seventy-five percent (75%) of the Incentive Units upon the consummation of a ‘liquidity event’ (as defined in the Amended and Restated Limited Liability Company Agreement of LCP Edge Holdco, LLC, as amended and in effect from time to time). All Incentive Units vested upon Closing.

Employment Agreements

The Company has entered into an employment agreement with Clinton E. Carnell to serve as the Chief Executive Officer of the Company (the “CEO Agreement”) and with Liyuan Woo to serve as the Chief Financial Officer of the Company (the “CFO Agreement” and, together with the CEO Agreement, the “Executive Agreements”), both effective as of the Business Combination. The Executive Agreements provide for an annual compensation package consisting of a base salary of $675,000 and $415,000 for Mr. Carnell and Ms. Woo, respectively, a target bonus opportunity of 100% and 60% of base salary for Mr. Carnell and Ms. Woo, respectively, and eligibility for annual long-term incentive awards pursuant to the 2021 Plan beginning in 2022, with the form of such award and the value of such award determined by the compensation committee of the Company’s board of directors.

Pursuant to the Executive Agreements, Mr. Carnell and Ms. Woo will receive the following one-time equity awards, pursuant to the 2021 Plan: (1) an award of stock options to purchase 3,100,000 shares of Company common stock and 744,000 shares of Company common stock, for Mr. Carnell and Ms. Woo, respectively, vesting over four years, with 25% of the shares vesting on each of the first four anniversaries of the Closing Date, subject to Mr. Carnell and Ms. Woo’s continued employment with the Company through the applicable vesting date (the “Executive Option Awards”) and (2) an award of performance-based restricted stock units covering 100,000 shares of Company common stock and 50,000 shares of Company common stock for Mr. Carnell and Ms. Woo, respectively, to be effective upon the filing of the Registration Statement on Form S-8 with respect to shares reserved under the 2021 Plan, which may be earned over a four-year performance period based on achievement of performance goals related to the Company’s stock price and Mr. Carnell and Ms. Woo’s continued employment with the Company through the end of the performance period (the “PBRSU Awards”).

If Mr. Carnell or Ms. Woo’s employment is terminated without cause (as defined in the Executive Agreements) or if Mr. Carnell or Ms. Woo resign for good reason (as defined in the Executive Agreements), Mr. Carnell and Ms. Woo will be entitled to the following: (1) cash severance equal to 18 months base salary, (2) a prorated target bonus, and (3) reimbursement of the employer portion of COBRA premium payments for 18 months (the “Executive Severance Benefits”), in each case subject to Mr. Carnell and Ms. Woo’s timely execution of an irrevocable release of claims against the Company (the “Release Requirement”). If Mr. Carnell or Ms. Woo’s employment is terminated without cause or if Mr. Carnell or Ms. Woo resign for good reason in connection with a change in control (as defined in the Executive Agreements), Mr. Carnell and Ms. Woo will be entitled to the Executive Severance Benefits, along with a cash payment equal to one and one-half (1.5) times Mr. Carnell’s or Ms. Woo’s target bonus, respectively, in each case, subject to the Release Requirement. The Executive Agreements also contain standard restrictive covenants and confidentiality and invention assignment provisions, in an agreement attached thereto.

The Company has entered into an offer letter agreement with Daniel Watson to serve as the Executive Vice President of Americas Sales of the Company, effective as of the Business Combination (the “Offer Letter”). The Offer Letter provides for an annual compensation package consisting of a base salary of $371,197, a target bonus opportunity of 60% of base salary and eligibility for annual long-term incentive awards, pursuant to the 2021 Plan beginning in 2022, with the form of such award and the value of such award determined by the compensation committee of the Company’s board of directors. Additionally, pursuant to the Offer Letter, Mr. Watson will be designated as a “Tier One” participant in the Company’s Executive Severance Plan (the “Severance Plan”), as described in further detail below. The Offer Letter also contains standard restrictive covenants and confidentiality and invention assignment provisions, in an agreement attached thereto.

Pursuant to the Offer Letter, Mr. Watson will receive a one-time equity award of stock options to purchase 310,000 shares of Company common stock, pursuant to the 2021 Plan, vesting over four years, with 25% of the shares vesting on each of the first four anniversaries of the Closing Date, subject to Mr. Watson’s continued employment with the Company through the applicable vesting date (the “Option Award”).

Company Executive Severance Plan

In connection with the consummation of the Business Combination, the Company’s board of directors approved the Severance Plan which entitles eligible participants to receive certain severance payments and benefits upon a qualifying termination (as defined in the Severance Plan). Under the terms of the Severance Plan, upon a qualifying termination of Mr. Watson’s employment, Mr. Watson will be entitled to the following: (1) cash severance equal to 12 months base salary, (2) a prorated target bonus, and (3) reimbursement of the employer portion of COBRA premium payments for 12 months (the “Severance Benefits”), in each case subject to the Release Requirement. Additionally, under the terms of the Severance Plan, upon a qualifying termination of Mr. Watson’s employment in connection with a change in control (as defined in the Severance Plan), Mr. Watson will be entitled to the Severance Benefits, along with a cash severance payment equal to 100% of his target bonus, subject to the Release Requirement.

Potential Payments Upon Termination or Change of Control

Mr. Carnell and Ms. Woo are eligible for severance payments upon certain qualifying terminations of employment, as summarized above in “ — Employment Agreements.”

Each Named Executive Officer’s outstanding Incentive Units, as summarized above in “Executive Compensation — HydraFacial’s Executive Compensation — Equity Awards,” that are subject to time-based vesting will become 100% vested upon the occurrence of a liquidity event, and any Incentive Units subject to performance-based vesting may become vested upon the occurrence of a liquidity event and meeting certain internal rate of return performance targets.

Director Compensation

Fiscal Year 2020 Director Compensation Table

The following table sets forth compensation earned and paid to the non-employee members of the Board during the fiscal year ended December 31, 2020.

Name(1)	Year	Fees Earned or Paid in Cash	Stock Award		Total
Stephen Fanning	2020	$100,000	$100,504	(2)	$200,504
Michelle Kerrick	2020	$100,000	$13,951	(3)	$113,951
Jack Gallaher	2020	$25,000	$0.00		$25,000
Howard Kelly	2020	$25,000	$0.00		$25,000
Glenn Novotny	2020	$25,000	$0.00		$25,000
Michelle Stacy	2020	$25,000	$0.00		$25,000

(1)	The following individuals ceased to be members of the Board effective as of March 23, 2020: Jack Gallagher, Howard Kelly, Glenn Novotny, and Michelle Stacy.
(2)

The amounts represent the aggregate grant date fair value of the Incentive Units granted during the 2020 fiscal year, calculated in accordance with Financial Accounting Standards Board ASC Topic 718. Represents an award of 556.548 Incentive Units granted on May 18, 2020. The Incentive Units vest as to twenty-five percent (25%) of the Incentive Units on the first five anniversaries of December 1, 2016 and vest as to seventy-five percent (75%) of the Incentive Units upon the consummation of a ‘liquidity event’ (as defined in the Amended and Restated Limited Liability Company Agreement of LCP Edge Holdco, LLC, as amended and in effect from time to time) and meeting certain internal rate of return performance targets. All Incentive Units vested upon Closing.

(3)

Represents an award of 12.621 Incentive Units granted on October 15, 2020. The Incentive Units vest as to twenty-five percent (25%) of the Incentive Units on the first five anniversaries of the date of grant and vest as to seventy-five percent (75%) of the Incentive Units upon the consummation of a ‘liquidity event’ (as defined in the Amended and Restated Limited Liability Company Agreement of LCP Edge Holdco, LLC, as amended and in effect from time to time) and meeting certain internal rate of return performance targets. All Incentive Units vested upon Closing.

HydraFacial has also historically paid reasonable travel and accommodation expenses of the non-employee directors in connection with their participation in meetings of the board of managers.

Additionally, in connection with the Business Combination, HydraFacial provided transaction bonuses to certain directors who no longer serve on the board of managers of HydraFacial following the Business Combination.

New Director Compensation Program

In connection with the Business Combination, the Company adopted a new board of directors compensation program which is designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of Company stock to further align their interests with those of our stockholders. The new program will provide the following compensation for non-employee directors going forward:

•	an annual cash retainer of $45,000 for each non-employee director;

•

an annual cash retainer of $10,000 for the chair of the audit committee, $7,500 for the chair of the compensation committee and $5,000 for the chair of the nominating and corporate governance committee;

•

an annual cash retainer of $10,000 for each member of the audit committee; $7,500 for each member of the compensation committee and $5,000 for each member of the nominating and corporate governance committee;

•	an annual cash retainer of $25,000 for the lead director, if applicable; and

•

an equity retainer with grant date fair value of $135,000 upon such director’s election to office, payable in the form of restricted stock units, granted in connection with each annual meeting of stockholders that vests on the earlier of the one-year anniversary of the grant and the next annual meeting of stockholders, subject to the director’s continuous service. The first equity retainer grant (with grant date fair value of $135,000) is expected to be made on or promptly following the filing of the Registration Statement on Form S-8 with respect to shares reserved under the 2021 Plan, and vest at the first regularly scheduled annual meeting of stockholders of the Company, subject to the director’s continuous service.

All cash retainers will be payable quarterly in arrears.

Under the 2021 Plan, in a single fiscal year, a non-employee director may not be granted awards for such individual’s service on the board of directors of the Company having a value that, together with cash fees paid or other compensation provided to such individual for service on the board of directors of the Company, exceed $500,000.

As executive chairman of the board of directors, Mr. Saunders will not be eligible to receive the abovementioned retainers. Further, Mr. Saunders has declined to receive any cash compensation for services rendered to the Company, and will instead receive compensation solely in the form of equity awards. In connection with his appointment as executive chairman, Mr. Saunders received an initial grant of stock options to purchase 1,860,000 shares of Company common stock, vesting over four years, with 25% of the shares vesting on each of the first four anniversaries of the Closing Date, and will receive a grant of performance-based restricted stock units covering 60,000 shares of Company common stock effective upon the filing of the Registration Statement on Form S-8 with respect to shares reserved under the 2021 Plan. The award of performance-based restricted stock units may be earned over a four-year performance period based on the achievement of performance goals related to the Company’s stock price and Mr. Saunders’ continued employment with the Company through the end of the performance period.

The Beauty Health Company 2021 Incentive Award Plan

Summary of the 2021 Plan

The following summarizes the material terms of The Beauty Health Company 2021 Incentive Award Plan (the “2021 Plan”). This summary is qualified in its entirety to the full text of the 2021 Plan.

Share Reserve. The aggregate number of shares of our Common Stock that may be issued pursuant to awards granted under our 2021 Plan will be the sum of (i) 14,839,640 and (ii) an annual increase on January 1 of each calendar year (commencing with January 1, 2022 and ending on and including January 1, 2031) equal to a number of shares equal to 4% of the aggregate shares outstanding as of December 31 of the immediately preceding calendar year (or such lesser number of shares as is determined by our Board), subject to adjustment by the plan administrator in the event of certain changes in our corporate structure, as described below. The maximum number of shares that may be granted with respect to incentive stock options (“ISOs”) under the 2021 Plan is equal to 7,500,000.

If an award under the 2021 Plan is forfeited, expires, is settled for cash or is repurchased at or below the price paid by the participant for such shares, any shares subject to such award may, to the extent of such forfeiture, expiration, cash settlement or repurchase, be used again for new grants under the 2021 Plan. In addition, shares tendered or withheld to satisfy the exercise price or tax withholding obligation for any award will again be available for grants under the 2021 Plan. The payment of dividend equivalents in cash in conjunction with any awards under the 2021 Plan will not reduce the shares available for grant under the 2021 Plan. However, the following shares may not be used again for grant under the 2021 Plan: (i) shares subject to stock appreciation rights (“SARs”) that are not issued in connection with the stock settlement of the SAR on exercise, and (ii) shares purchased on the open market with the cash proceeds from the exercise of options.

Awards granted under the 2021 Plan upon the assumption of, or in substitution for, awards granted by an entity that merges or consolidates with the Company or its subsidiaries prior to such merger or consolidation will not reduce the shares available for grant under the 2021 Plan but will count against the maximum number of shares that may be issued upon the exercise of ISOs.

The 2021 Plan provides that the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year may not exceed $500,000 (other than in the case of limited exceptions made by the plan administrator in extraordinary circumstances).

Administration. Our Board, or any committee to whom the Board delegates power or authority, will serve as the plan administrator of our 2021 Plan. The plan administrator has full authority to take all actions and to make all determinations required or provided for under the 2021 Plan and any award granted thereunder. The plan administrator also has full authority to determine who may receive awards under the 2021 Plan, the type, terms, and conditions of an award, the number of shares of Common Stock subject to the award or to which an award relates, and to make any other determination and take any other action that the plan administrator deems necessary or desirable for the administration of the plan.

Eligibility. Our directors, employees and consultants, and employees and consultants of our subsidiaries, will be eligible to receive awards under the 2021 Plan; however, incentive stock options may only be granted to employees of the Company or its parent or subsidiary corporations. As of March 31, 2021, 444 employees and 18 consultants would have been eligible to receive awards under the 2021 Plan, had the 2021 Plan been operating on such date. As of immediately following the closing of the Business Combination, there are 5 non-employee directors of the Company who are eligible to receive awards under the 2021 Plan.

Types of Awards. Our 2021 Plan allows for the grant of awards in the form of: (i) ISOs; (ii) non-qualified stock options (“NSOs”); (iii) SARs; (iv) restricted stock; (v) RSUs; (vi) dividend equivalents; and (vii) other stock and cash based awards.

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Stock Options and SARs. The plan administrator may determine the number of shares to be covered by each option and/or SAR, the exercise price and such other terms, conditions, and limitations applicable to the vesting, exercise, term and forfeiture of each option and/or SAR as it deems necessary or advisable. Stock options provide for the purchase of shares of our Common Stock in the future at an exercise price set on the grant date. Options granted under the 2021 Plan may be either ISOs or NSOs. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of an option or SAR is determined by the plan administrator at the time of grant but shall not be less than 100% of the fair market value, or in the case of an employee who owns more than 10% of the Company, 110% of the fair market value on the day of such grant. Stock options and SARs may have a maximum term of ten years, or, in the case of ISOs, five years from the date of grant.

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Restricted Stock. Restricted stock is an award of nontransferable shares of our Common Stock that are subject to certain vesting conditions and other restrictions. The plan administrator may determine the terms and conditions of restricted stock awards, including the number of shares awarded, the purchase price, if any, to be paid by the recipient, the time, if any, at which such restricted stock may be subject to forfeiture, the vesting schedule, if any, and any rights to acceleration thereof.

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RSUs. RSUs are contractual promises to deliver cash or shares of our Common Stock in the future, which may also remain forfeitable unless and until specified conditions are met. The terms and conditions applicable to RSUs are determined by the plan administrator, subject to the conditions and limitations contained in the 2021 Plan.

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Other Stock or Cash Based Awards. Other stock or cash based awards are awards of cash, fully vested shares of our Common Stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our Common Stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.

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Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our Common Stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

Adjustments; Corporate Transactions. In the event of certain changes in our corporate structure, including any dividend, distribution, combination, merger, recapitalization or other corporate transaction, the plan administrator may make appropriate adjustments to the terms and conditions of outstanding awards under the 2021 Plan to prevent dilution or enlargement of the benefits or intended benefits under the 2021 Plan, to facilitate the transaction or event or to give effect to applicable changes in law or accounting standards. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the 2021 Plan and outstanding awards granted thereunder. In the event of a change in control (as defined in the 2021 Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then all such awards will become fully vested and exercisable in connection with the transaction. Notwithstanding the foregoing, if a change in control occurs and an award is not continued, converted or assumed, or replaced with a substantially similar award, such award shall become fully vested, exercisable and/or payable immediately prior to the change in control, subject to the award holder’s continued service with the Company through such date.

No Repricing. Except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that reduces the exercise price of any stock option or SAR; cancels any stock option or SAR with an exercise price that is less than the fair market value of a share of our Common Stock in exchange for cash; or cancels any stock option or SAR in exchange for options, SARs or other awards with an exercise price per share that is less than the exercise price per share of the stock options or SARs for which such new stock options or SARS are exchanged.

Amendment and Termination. The 2021 Plan will expire on the tenth anniversary on which our stockholders approve the 2021 Plan, unless earlier terminated. Our Board may amend, suspend, or terminate the 2021 Plan at any time; provided that no amendment (other than an amendment that increases the number of shares reserved for issuance under the 2021 Plan) may materially and adversely affect any outstanding awards under the 2021 Plan without the affected participant’s consent. Stockholder approval will be required for any amendment to the 2021 Plan to increase the aggregate number of shares of Common Stock that may be issued under the 2021 Plan (other than due to adjustments as a result of corporate transactions), to the extent necessary to comply with applicable laws or for any amendment to increase the director limit.

Foreign Participants, Claw-Back Provisions and Transferability. The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to any company claw-back policy as set forth in such claw-back policy or the applicable award agreement. Awards under the 2021 Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the 2021 Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Other kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

Non-Qualified Stock Options. If an optionee is granted an NSO under the 2021 Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the Common Stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our Common Stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

Incentive Stock Options. A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our Common Stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. We or our subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

Other Awards. The current federal income tax consequences of other awards authorized under the 2021 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Code Section 83(b) election); RSUs, dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

Section 162(m) of the Code

In general, Section 162(m) of the Code limits the Company’s compensation deduction to $1,000,000 paid in any tax year to any “covered employee” as defined under Section 162(m). Section 162(m) may result in all or a portion of the awards granted under the 2021 Plan to “covered employees” failing to be deductible to the Company for federal income tax purposes.

Section 409A of the Code

Certain types of awards under the 2021 Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the 2021 Plan and awards granted under the 2021 Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the 2021 Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Second Amended and Restated Certificate of Incorporation is included as Exhibit 3.1 to the registration statement of which this prospectus forms a part. We urge you to read our Second Amended and Restated Certificate of Incorporation in its entirety for a complete description of the rights and preferences of the our securities.

Authorized and Outstanding Stock

The Second Amended and Restated Certificate of Incorporation authorizes the issuance of 321,000,000 shares of capital stock, consisting of (i) 320,000,000 shares of Common Stock, consisting entirely of 320,000,000 shares of Class A Common Stock, $0.0001 par value per share (after giving effect to the conversion of each outstanding share of Class B Common Stock immediately prior to the closing of the Business Combination into one share of Class A Common Stock) and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share. The outstanding shares of our Common Stock are, and the shares of Common Stock issuable in connection with the Business Combination pursuant to the Merger Agreement and the Private Placement are, duly authorized, validly issued, fully paid and non assessable. As of July 15, 2021, there were 133,419,152 shares of Common Stock outstanding, held of record by approximately 80 holders of Common Stock, no shares of preferred stock outstanding and 24,666,638 warrants outstanding held of record by approximately 24 holders of warrants. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Common Stock

Class A Common Stock

The Second Amended and Restated Certificate of Incorporation provides that the Class A Common Stock have identical rights, powers, preferences and privileges to current Class A Common Stock.

Class B Common Stock

The Second Amended and Restated Certificate of Incorporation provided that each share of Class B Common Stock outstanding immediately prior to the filing of the Second Amended and Restated Certificate of Incorporation automatically converted into one share of Class A Common Stock and, concurrently with such conversion, the number of authorized shares of Class B Common Stock was reduced to zero.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the Second Amended and Restated Certificate of Incorporation, the holders of Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action and are entitled to one vote per share on matters to be voted on by stockholders. The holders of Class A Common Stock shall at all times vote together as one class on all matters submitted to a vote of the holders of Common Stock under both the current certificate of incorporation and the Second Amended and Restated Certificate of Incorporation.

Dividends

Subject to the rights, if any of the holders of any outstanding shares of preferred stock, under both the current certificate of incorporation and the Second Amended and Restated Certificate of Incorporation, holders of

Common Stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by our Board in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the post-combination company under both the current certificate of incorporation and the Second Amended and Restated Certificate of Incorporation, the holders of Common Stock will be entitled to receive all the remaining assets of the post-combination company available for distribution to stockholders, ratably in proportion to the number of shares of Common Stock held by them, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

Under the current certificate of incorporation, our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our Common Stock.

Election of Directors

Our Board is currently divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. The term of the Class I Directors in place at such time will expire at our first annual meeting of the stockholders following the effectiveness of the Second Amended and Restated Certificate of Incorporation; the term of the Class II Directors in place at such time will expire at our second annual meeting of the stockholders following the effectiveness of the Second Amended and Restated Certificate of Incorporation; and the term of the Class III Directors in place at such time will expire at our third annual meeting of the stockholders following the effectiveness of the Second Amended and Restated Certificate of Incorporation.

Preferred Stock

Our Second Amended and Restated Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Exclusive Forum

Our Second Amended and Restated Certificate of Incorporation requires, unless the Company consents in writing to the selection of an alternative forum, that the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or, in the event that the federal district court for the District of Delaware does not have jurisdiction, other state courts of the State of Delaware) will be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Company, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder of the Company to the Company or its stockholders, (iii) any action, suit or proceeding asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or the Amended and Restated Bylaws or the Second Amended and Restated Certificate of Incorporation or (iv) any action, suit or proceeding asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’ s counsel.

In addition, our Second Amended and Restated Certificate of Incorporation requires, unless the Company consents in writing to the selection of an alternative forum, that the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. We note, however, that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Our Second Amended and Restated Certificate of Incorporation provides that the exclusive forum provision is applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision does not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Warrants

Public Warrants

Each whole public warrant entitles the registered holder to purchase one share of our Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the IPO or 30 days after the completion of the Business Combination. For example, if a warrant holder holds one public warrant, such public warrant will be exercisable for one share of the company’s Class A Common Stock. Pursuant to the warrant agreement, a warrant holder may exercise its public warrants only for a whole number of shares of Class A Common Stock. This means that only a whole public warrant may be exercised at any given time by a warrant holder. No fractional public warrants will be issued upon separation of the units and only whole public warrants will trade. The public warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a public warrant and will have no obligation to settle such public warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the public warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No public warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their public warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a public warrant, the holder of such public warrant will not be entitled to exercise such public warrant and such public warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised public warrants, the purchaser of a unit containing such public warrant will have paid the full purchase price for the unit solely for the share of Class A Common Stock underlying such unit.

In addition, we have agreed that as soon as practicable, but in no event later than twenty business days after the consummation of the Business Combination, we will use our commercially reasonable efforts to file with the

SEC a registration statement under the Securities Act covering the 15,333,333 shares of our Class A Common Stock that may be issued upon the exercise of the public warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the public warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the issuance of the shares of our Class A Common Stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition, if our Class A Common Stock is at the time of any exercise of a public warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their public warrants to do so a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our best efforts to register the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per share of our Class A Common Stock equals or exceeds $18.00. Once the public warrants become exercisable, we may call the public warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per public warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

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if, and only if, the last reported sale price of the Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading-day period ending on the third trading day prior to the date we send to the notice of redemption to the warrant holder (as adjusted per share splits, share dividends, reorganizations, reclassifications, recapitalizations and the like).

If and when the public warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, we will not redeem the warrants unless an effective registration statement under the Securities Act covering the shares of our Class A Common Stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of our Class A Common Stock is available throughout the 30-day redemption period.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the public warrants, each warrant holder will be entitled to exercise their public warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per share of our Class A Common Stock equals or exceeds $10.00. Once the public warrants become exercisable, we may call the public warrants for redemption:

•	in whole and not in part;

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at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of Class A Common Stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A Common Stock except as otherwise described below;

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if, and only if, the last reported sale price of the Class A Common Stock equals or exceeds $10.00 per share for any 20 trading days within a 30-trading-day period ending on the third trading day prior to the date we send to the notice of redemption to the warrant holder (as adjusted per share splits, share dividends, reorganizations, reclassifications, recapitalizations and the like); and

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if the last reported sale price of the Class A Common Stock is less than $18.00 per share for any 20 trading days within a 30-trading-day period ending on the third trading day prior to the date we send to the notice of redemption to the warrant holder (as adjusted per share splits, share dividends, reorganizations, reclassifications, recapitalizations and the like), the Private Placement Warrants must also concurrently be called for redemption on the same terms as the outstanding public warrants.

The numbers in the table below represent the “redemption prices,” or the number of shares of Class A Common Stock that a warrant holder will receive upon redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A Common Stock on the corresponding redemption date, determined based on the volume-weighted average price for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of public warrants, and the number of months that the corresponding redemption date precedes the expiration date of the public warrants, each as set forth in the table below.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a public warrant is adjusted as set forth below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a public warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a public warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a public warrant.

Redemption Date (period to expiration of warrants)	Fair Market Value of Class A Common Stock
	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The “fair market value” of our Class A Common Stock shall mean the volume-weighted average price of our Class A Common Stock for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of public warrants.

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each public warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the volume-weighted average price of our Class A Common Stock for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the public warrants is $11.00 per share, and at such time there are 57 months until the expiration of the public warrants, we may choose to, pursuant to this redemption feature, redeem the public warrants at a “redemption price” of 0.277 shares of Class A Common Stock for each whole public warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of our Class A Common Stock for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the public warrants is $13.50 per share, and at such time there are 38 months until the expiration of the public warrants, we may choose to, pursuant to this redemption feature, redeem the public warrants at a “redemption price” of 0.298 Class A Common Stock for each whole public warrant. In no event will the public warrants be exercisable in connection with this redemption feature for more than 0.361 shares of our Class A Common Stock per warrant (subject to adjustment). Finally, as reflected in the table above, we can redeem the public warrants for no consideration in the event that the public warrants are “out of the money” (i.e., the trading price of our Class A Common Stock is below the exercise price of the public warrants) and about to expire.

This redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of public warrants for cash (other than the private placement warrants) when the trading price for the Class A Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding public warrants to be redeemed when the shares of Class A Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of our Class A Common Stock is below the exercise price of the public warrants. We have established this redemption feature to provide the public warrants with an additional liquidity feature, which provides us with the flexibility to redeem the public warrants for shares of Class A Common Stock, instead of cash, for “fair value” without the public warrants having to reach the $18.00 per share threshold set forth above. Holders of the public warrants will, in effect, receive a number of shares representing fair value for their public warrants based on an option pricing model with a fixed volatility input as of September 30, 2020. This redemption right provides us not only with an additional mechanism by which to redeem all of the outstanding public warrants, in this case, for Class A Common Stock, and therefore have certainty as to (i) our capital structure as the public warrants would no longer be outstanding and would have been exercised or redeemed and (ii) to the amount of cash provided by the exercise of the public warrants and available to us, and also provides a ceiling to the theoretical value of the public warrants as it locks in the “redemption prices” we would pay to warrant holders if we chose to redeem public warrants in this manner. We will effectively be required to pay fair value to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the public warrants for Class A Common Stock if we determine it is in our best interest to do so. As such, we would redeem the public warrants in this manner when we believe it is in our best interest to update our capital structure to remove the public warrants and pay fair value to the warrant holders. In particular, it would allow us to quickly redeem the public warrants for Class A Common Stock, without having to negotiate a redemption price with the warrant holders. In addition, the warrant holders will have the ability to exercise the public warrants prior to redemption if they should choose to do so.

As stated above, we can redeem the public warrants when the shares of Class A Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with fair value (in the form of Class A Common Stock). If we choose to redeem the public warrants when the Class A Common Stock are trading at a price below the exercise price of the public warrants, this could result in the warrant holders receiving fewer Class A Common Stock than they would have received if they had chosen to wait to exercise their public warrants for Class A Common Stock if and when such Class A Common Stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of Class A Common Stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder.

Redemption procedures and cashless exercise. If we call the public warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise their public warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their public warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of public warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of our public warrants. If our management takes advantage of this option, all holders of public warrants would pay the exercise price by surrendering their public warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (i) the product of the number of shares of Class A Common Stock underlying the public warrants, multiplied by the difference between the exercise price of the public warrants and the “fair market value” (defined below) by (ii) the fair market value. For purposes of this paragraph, “fair market value” shall mean the volume-weighted average price of the Class A Common Stock for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of public warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the public warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the public warrants. If we call our public warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their public warrants on a cashless basis, as described in more detail below.

A holder of a public warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such public warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each public warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) multiplied by (ii) one minus the quotient of (a) the price per share of Class A Common Stock paid in such rights offering and (b) the fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A

Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume-weighted average price of Class A Common Stock as reported during the 10-trading-day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the public warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other shares of our capital stock into which the public warrants are convertible), other than (i) as described above; (ii) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of Class A Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Class A Common Stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share; (iii) to satisfy the redemption rights of the holders of Class A Common Stock in connection with Business Combination; (iv) to satisfy the redemption rights of the holders of Class A Common Stock in connection with a stockholder vote to amend the Company’s current certificate of incorporation (A) to modify the substance or timing of the Company’s obligation to redeem 100% of Class A Common Stock if the Company had not completed a business combination within 24 months from the closing of the IPO or (B) with respect to any other provision relating to stockholders’ rights or pre-Business Combination activity; or (v) in connection with the redemption of our public shares had we failed to complete the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of our Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each public warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the public warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the public warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the public warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the public warrants and in lieu of the shares of our Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the public warrants would have received if such holder had exercised their public warrants immediately prior to such event. However, if such holders of Class A

Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each public warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by stockholders of the Company as provided for in the Company’s current certificate of incorporation or as a result of the repurchase of shares of Class A Common Stock by the company if a proposed initial business combination is presented to the stockholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the outstanding shares of Class A Common Stock, the holder of a public warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the public warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the public warrant properly exercises the public warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the public warrant.

The public warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement pertaining to our IPO, for a complete description of the terms and conditions applicable to the public warrants. The warrant agreement provides that the terms of the public warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The public warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of public warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their public warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrants may be exercised only for a whole number of shares of Class A Common Stock. No fractional shares will be issued upon exercise of the public warrants. If, upon exercise of the public warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to the warrant holder. As a result, warrant holders not purchasing public warrants in multiples of three warrants will not obtain value from the fractional interest that will not be issued.

Private Placement Warrants

The Sponsor purchased 9,333,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant for an aggregate purchase price of $14,000,000 in a private placement that occurred on the IPO closing date. The Private Placement Warrants (including the Class A Common Stock issuable upon exercise of the Private Placement Warrants) are not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with the Sponsor) and they may be physical (cash) or net share (cashless) settled and will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the public warrants. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the public warrants.

Except as described under “Description of Securities—Warrants—Redemption of Warrants When the Price per Share of Our Class A Common Stock Equals or Exceeds $10.00,” if holders of the Private Placement Warrants elect to exercise their warrants on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. For purposes of this paragraph, the “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor and permitted transferees is because they are affiliated with us following the Business Combination. Their ability to sell our securities in the open market is significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders are permitted to sell our securities, an insider cannot trade in our securities if they are in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of Class A Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Dividends

We have not paid any cash dividends on our Common Stock to date and do not intend to pay cash dividends. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our Board at such time. In addition, our Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Transfer Agent and Warrant Agent

The Transfer Agent for our Common Stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law, the Company’s Certificate of Incorporation and Bylaws

Provisions of the DGCL and our current certificate of incorporation and bylaws as well as provisions of the Second Amended and Restated Certificate of Incorporation could make it more difficult to acquire the post-combination company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the post-combination company to first negotiate with the Board. We believe that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of our Board to maximize stockholder value. However, these provisions may delay, deter or prevent a merger or acquisition of us that a stockholder might consider is in its best interest, including those attempts that might result in a premium over the prevailing market price of the Common Stock.

We have “opted out” of Section 203 and, instead, our Second Amended and Restated Certificate of Incorporation includes a provision that is substantially similar to Section 203, but excludes the equityholders of the Sponsor and their respective successors and affiliates or their transferees or any person whose ownership of shares in excess of the 15% limitation set forth therein is the result of any action taken solely by us (the “Excluded Parties”) from the definition of “interested stockholder,” and make certain related changes. Upon consummation of the Business Combination, the Excluded Parties became “interested stockholders” within the meaning of Section 203, but are not be subject to the restrictions on business combinations set forth in Section 203, as our Board approved the Business Combination in which the Excluded Parties became interested stockholders prior to such time they became interested stockholders.

Section 203 prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with (i) a stockholder who owns fifteen percent (15%) or more of our outstanding voting stock (otherwise known as an “interested stockholder”); (ii) an affiliate of an interested stockholder; or (iii) an associate of an interested stockholder, in each case, for three years following the date that such stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•

on or subsequent to the date of the transaction, the business combination is approved by our Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our Second Amended and Restated Certificate of Incorporation requires the approval by affirmative vote of the holders of at least two-thirds of the Common Stock of the post-combination company to make any amendment to key provisions of the post-combination company certificate of incorporation or bylaws.

In addition, both our current certificate of incorporation and our Second Amended and Restated Certificate of Incorporation provide for certain other provisions that may have an anti-takeover effect:

•	There is no cumulative voting with respect to the election of directors.

•	Our Board is empowered to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death, or removal of a director in certain circumstances.

•	Directors may only be removed from the Board for cause.

•	A prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders.

•

A prohibition on stockholders calling a special meeting and the requirement that a meeting of stockholders may only be called by members of our Board, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.

•

Our authorized but unissued Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Common Stock or warrants of the post-combination company for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted Common Stock or warrants of the post-combination company for at least six months but who are our affiliates at the time of, or at any time during the three months preceding a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of the post-combination company Common Stock then outstanding (as of the date of this prospectus, the Company has 133,419,152 shares outstanding); or

•	the average weekly reported trading volume of the post-combination company Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business-combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor will be able to sell its Founder Shares and private placement warrants, as applicable, pursuant to Rule 144 without registration beginning in June 2022.

Following the Closing, we will no longer be a shell company, and so, once the conditions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

As of July 15, 2021, we had 133,419,152 shares of Common Stock outstanding. Of these shares, 46,000,000 shares sold in our IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the 11,500,000 Founder Shares originally issued to the Sponsor are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. The 35,000,000 shares of our Common Stock we issued to the Private Placement Investors pursuant to the Subscription Agreements are also restricted securities for purposes of Rule 144.

As of the date of this prospectus, there are 24,666,666 warrants of the Company outstanding, consisting of 15,333,333 public warrants originally sold as part of the units issued in the Company’s IPO and 9,333,333 Private Placement Warrants that were sold by the Company to the Sponsor in a private sale prior to the Company’s IPO. Each warrant is exercisable for one share of our Class A Common Stock, in accordance with the terms of the warrant agreement governing the warrants. Of these warrants, 15,333,333 are public warrants and are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. In addition, we have agreed that as soon as practicable, but in no event later than twenty business days after the consummation of the Business Combination, we will use our commercially reasonable efforts to file with the SEC a registration statement under the Securities Act covering the 15,333,333 shares of our Class A Common Stock that may be issued upon the exercise of the public warrants, and cause such registration statement to become effective and maintain the effectiveness of such registration statement until the expiration of the warrants.

We expect Rule 144 to be available for the resale of the above noted restricted securities as long as the conditions set forth in the exceptions listed above are satisfied following the Business Combination.

Registration Rights

At the closing of the Business Combination, the Company entered into the Registration Rights Agreement with the Restricted Stockholders. Pursuant to the terms of the Registration Rights Agreement and subject to certain restrictions, (i) any outstanding share of Class A Common Stock or any other equity security (including the Private Placement Warrants and including shares of Class A Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Restricted Stockholder as of the date of the Registration Rights Agreement or thereafter acquired by a Restricted Stockholder (including the shares of Class A Common Stock issued upon conversion of the Class B Common Stock and upon exercise of any Private Placement Warrants) and shares of Class A Common Stock issued as Earn-Out Shares to the HydraFacial Stockholders and (ii) any other equity security of the Company issued or issuable with respect to any such share of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise will be entitled to registration rights.

The Registration Rights Agreement provides that the Company will, within 60 days after the consummation of the transactions contemplated by the Merger Agreement, file with the SEC a shelf registration statement registering the resale of the shares of Common Stock held by the Restricted Stockholders and will use its reasonable best efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but in no event later than 60 days following the filing deadline. The HydraFacial Stockholders are entitled to make up to an aggregate of two demands for registration, excluding short form demands, that the Company register shares of Common Stock held by these parties. In addition, the Restricted Stockholders have certain “piggy-back” registration rights. The Company will bear the expenses incurred in connection with the filing of any registration statements filed pursuant to the terms of the Registration Rights Agreement. The Company and the Restricted Stockholders agree in the Registration Rights Agreement to provide customary indemnification in connection with any offerings of Common Stock effected pursuant to the terms of the Registration Rights Agreement.

Pursuant to the Registration Rights Agreement, the Sponsor entered agreed to restrictions on the transfer of their securities issued in the Company’s IPO, which (i) in the case of the Class B Common Stock is one year after the completion of the Business Combination unless (A) the closing price of the Common Stock equals or exceeds $12.00 per share for 20 days out of any 30-trading-day period commencing at least 150 days following the Closing or (B) the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property, and (ii) in the case of the Private Placement Warrants and the respective Class A Common Stock underlying the Private Placement Warrants is 30 days after the completion of the Business Combination. The Sponsor and its permitted transferees will also be required, subject to the terms and conditions in the Registration Rights Agreement, not to transfer their Private Placement Warrants (as defined in the Registration Rights Agreement) or shares of Common Stock issuable upon the exercise thereof for 30 days following the Closing. If the Sponsor distributes such shares to its equityholders, Brenton L. Saunders and Dr. Manisha Narasimhan will remain subject to the lock-up until the first anniversary of the Closing.

The HydraFacial Stockholders have each signed separate letters with the Company agreeing to be bound by restrictions on the transfer of their Class A Common Stock acquired pursuant to the Merger Agreement through the earlier of (i) 180 days after the closing of the Business Combination and (ii) the date after the closing of the Business Combination on which the Company consummates a bona fide third-party tender offer, merger, consolidation or other similar transaction the result of which is that (a) any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, other than the Company, becomes the beneficial owner (as defined in Rules 13d-3 and 13d- 5 of the Exchange Act) of more than 50% of total voting power of the voting stock of the Company or (b) all of the Company’s stockholders have the right to exchange their shares of Common Stock for cash, securities or other property.

Listing of Securities

Our Class A Common Stock and public warrants are listed on Nasdaq under the symbols “SKIN” and “SKINW,” respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company regarding beneficial ownership of shares of the Company’s common stock as of July 15, 2021 by:

•	each person known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock;

•	each of the Company’s named executive officers and directors; and

•	all executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options, warrants and certain other derivative securities that are currently exercisable or will become exercisable within 60 days.

The percentage of beneficial ownership is based on 133,419,152 shares of Company common stock issued and outstanding as of July 15, 2021, which calculation includes all shares of Class A Common Stock issued and outstanding as of July 15, 2021, the only outstanding class of the Company’s common stock following the Business Combination. All shares of Class B Common Stock were converted into shares of Class A Common Stock or cancelled in connection with the closing of the Business Combination.

Unless otherwise indicated, the business address of each of the entities, directors and executives in this table is 2165 Spring Street, Long Beach, CA 90806. Unless otherwise indicated and subject to community property laws and similar laws, the Company believes that all parties named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name and Address of Beneficial Owners	Number of Shares	Number of Warrants	Ownership Percentage (%)
LCP Edge Holdco, LLC (1)	36,508,096	—	27.4
Brenton L. Saunders (2)	8,336,485	4,833,333	9.5
Clinton E. Carnell	2,466,058	—	*
Michael D. Capellas	136,162	233,333	*
Dr. Julius Few	63,903	66,667	*
Desiree Gruber	24,623	53,333	*
Michelle Kerrick	—	—	—
Brian Miller	—	—	—
Doug Schillinger	—	—	—
Daniel Watson	216,998	—	*
Liyuan Woo	346,607	—	*
All directors and executive officers as a group (10 individuals)	11,590,836	5,186,666	9.50

*	Represents less than 1% of the outstanding shares of Class A Common Stock.
(1)

The shares held by LCP Edge Holdco LLC (“LCP Edge Holdco”) may be deemed to be beneficially owned by Linden Capital III LLC (“Linden Capital III”), the general partner of Linden Manager III LP (“Linden Manager”). Linden Manager is the general partner of both Linden Capital Partners III LP (“Linden Capital Partners III”) and Linden Capital Partners III-A LP (“Linden Capital Partners III-A”), which are the controlling unitholders of LCP Edge Holdco. As the members of a limited partner committee of Linden Capital III that has the power to vote or dispose of the shares directly held by LCP Edge Holdco, Brian Miller and Anthony Davis may be deemed to have shared voting and investment power over such shares. Each of Linden Capital III, Linden Manager, Linden Capital Partners III, Linden Capital Partners III-A, Mr. Miller and Mr. Davis hereby disclaim any beneficial ownership of any shares held by LCP Edge Holdco except to the extent of any pecuniary interest therein. The address for the Linden entities and persons is 150 North Riverside Plaza, Suite 5100, Chicago, Illinois 60606.

(2)

Represents an aggregate of 8,336,485 shares of Class A Common Stock and 4,833,333 Warrants, with (a) 5,533,534 shares of Class A Common Stock and 3,166,666 Warrants held directly by Mr. Saunders, (b) 1,681,771 shares of Class A Common Stock and 1,000,000 Warrants held by Triplet Enterprise III, LLC (“Triplet”), as to which Mr. Saunders is the managing member, and (c) 1,121,180 shares of Class A Common Stock and 666,667 Warrants held by the Saunders Family Trust (“Saunders Trust”), as to which Mr. Saunders exercises voting and dispositive control. Mr. Saunders disclaims beneficial ownership interest of such shares held by the Triplet and the Saunders Trust except to any pecuniary interest therein. The business address of Brenton L. Saunders is 1819 West Avenue, Bay 2, Miami Beach, FL 33139.

SELLING STOCKHOLDERS

This prospectus relates to the resale from time to time of (i) an aggregate of 89,501,743 shares of Class A Common Stock and (ii) 9,333,333 Private Placement Warrants. The Selling Stockholders may from time to time offer and sell any or all of the shares of Class A Common Stock and warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Stockholders’ interest in the Class A Common Stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the Selling Stockholders, and the aggregate number of shares of Class A Common Stock and warrants that the Selling Stockholders may offer pursuant to this prospectus. Information below regarding the Selling Stockholders is based on information provided to us by the Selling Stockholder.

	Before the Offering		Number of Securities Being Offered		After the Offering
Name of Selling Stockholder	Number of Shares of Class A Common Stock	Number of Warrants	Number of Shares of Class A Common Stock Being Offered	Number of Warrants Being Offered	Number of Shares of Class A Common Stock	Percentage of Outstanding Shares of Class A Common Stock	Number of Warrants
LCP Edge Holdco, LLC(1)	36,508,096	—	36,508,096	—	—	—	—

Brenton L. Saunders(2)	5,533,534	3,166,666	5,533,534	3,166,666	—	—	—

Camber Capital Master Fund, LP(3)	3,973,600	—	3,973,600	—	—	—	—
Entities affiliated with Redmile Group, LLC(4)	6,938,792	—	5,000,000	—	1,938,792	1.55%	—

Fidelity Select Portfolios: Select Medical Technology and Devices Portfolio(5)	3,000,000	—	3,000,000	—	—	—	—
Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund(5)	2,884,717	—	2,884,717	—	—	—	—
Fidelity Growth Company Commingled Pool By: Fidelity Management Trust Company, as Trustee(5)	2,732,812	—	2,732,812	—	—	—	—
DW Healthcare Partners IV (B), L.P.(6)	2,596,133	—	2,596,133	—	—	—	—
Woodline Master Fund LP(7)	2,100,000	—	2,100,000	—	—	—	—
Alyeska Master Fund, L.P.(8)	3,718,933	198,413	1,900,000	—	1,818,933	1.45%	198,413
Fidelity Select Portfolios: Select Health Care Portfolio(5)	1,800,000	—	1,800,000	—	—	—	—
Triplet Enterprises III LLC(2)	1,681,771	1,000,000	1,681,771	1,000,000	—	—	—
Manisha Narasimhan	1,681,749	1,000,000	1,681,749	1,000,000	—	—	—
Lugard Road Capital Master Fund, LP(9)	4,656,521	31,126	1,475,368	—	3,181,153	2.54%	31,126

	Before the Offering		Number of Securities Being Offered		After the Offering
Name of Selling Stockholder	Number of Shares of Class A Common Stock	Number of Warrants	Number of Shares of Class A Common Stock Being Offered	Number of Warrants Being Offered	Number of Shares of Class A Common Stock	Percentage of Outstanding Shares of Class A Common Stock	Number of Warrants
TradeInvest Asset Management Company (BVI) Ltd (10)	1,200,000	—	1,200,000	—	—	—	—
Saunders Family Trust (2)	1,121,180	666,667	1,121,180	666,667	—	—	—
Fidelity Advisor Series VII: Fidelity Advisor Health Care Fund (5)	1,000,000	—	1,000,000	—	—	—	—
Integrated Core Strategies (US) LLC (11)	2,009,490	185,289	900,000	—	1,109,490	*	185,289
Topia Ventures, LLC(12)	900,000	—	900,000	—	—	—	—
Luxor Capital Partners, LP(13)	733,564	256	708,520	—	25,044	*	256
Fidelity U.S. Equity Central Fund — Health Care Sub (5)	600,000	—	600,000	—	—	—	—
Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund (5)	553,828	—	553,828	—	—	—	—
Luxor Capital Partners Offshore Master Fund, LP(13)	471,075	161	455,281	—	15,794	*	161
Fidelity Mt. Vernon Street Trust: Fidelity Growth Company K6 Fund(5)	428,643	—	428,643	—	—	—	—
Face Off LLC(14)	400,000	—	400,000	—	—	—	—
Waterbeck Group Limited	400,000	—	400,000	—	—	—	—
Beckesnfield Limited	400,000	—	400,000	—	—	—	—
Principal Funds, Inc. – Smallcap Fund(15)	800,500	133,433	390,000	—	410,500	*	133,433
Luxor Wavefront, LP(13)	366,719	61	360,831	—	5,888	*	61
Principal Life Insurance Company – Principal Smallcap Separate Account(15)	539,100	111,533	325,000	—	214,100	*	111,533
Arena Capital Advisors, LLC for and on behalf of the funds and accounts it manages(16)	300,000	—	300,000	—	—	—	—
EJ Solimine	289,033	666,667	289,033	666,667	—	—	—
Woodline Master Fund LP(7)	2,267,857	1,000,000	267,857	1,000,000	2,000,000	1.60%	—
Variable Insurance Products Fund IV: VIP Health Care Portfolio(5)	200,000	—	200,000	—	—	—	—
Nineteen77 Global Merger Arbitrage Master Limited(17)	184,600	—	184,600	—	—	—	—
Nineteen77 Global Multi-Strategy Alpha Master Limited(17)	184,600	—	184,600	—	—	—	—

	Before the Offering		Number of Securities Being Offered		After the Offering
Name of Selling Stockholder	Number of Shares of Class A Common Stock	Number of Warrants	Number of Shares of Class A Common Stock Being Offered	Number of Warrants Being Offered	Number of Shares of Class A Common Stock	Percentage of Outstanding Shares of Class A Common Stock	Number of Warrants
Michael Capellas	136,162	233,333	136,162	233,333	—	—	—
BSJM Investments, LLC(18)	115,613	266,667	115,613	266,667	—	—	—
JAWS Equity Owner 53, LLC(19)	107,258	166,667	107,258	166,667	—	—	—
David Broser	101,162	233,333	101,162	233,333	—	—	—
Chris Preziosi	101,162	233,333	101,162	233,333	—	—	—
Magnetar Investment Funds(20)	100,000	120,792	100,000	—	—	—	120,792
Sheila L. Saunders Revocable Trust(21)	92,491	166,667	92,491	166,667	—	—	—
Principal Variable Contracts Funds, Inc. – Smallcap Account(15)	122,900	30,033	85,000	—	37,900	*	30,033
Julius Few	63,903	66,667	63,903	66,667	—	—	—
Sofreh Capital LP(22)	36,129	83,333	36,129	83,333	—	—	—
Emil Michael	36,129	83,333	36,129	83,333	—	—	—
Nineteen77 Global Merger Arbitrage Opportunity Fund(17)	30,800	—	30,800	—	—	—	—
Reed McGoldrick	28,903	66,667	28,903	66,667	—	—	—
Camber Capital Fund II, LP(3)	26,400	—	26,400	—	—	—	—
Desiree Gruber	24,623	53,333	24,623	53,333	—	—	—
Michael Zandman	21,678	50,000	21,678	50,000	—	—	—
Mark Kopinski	14,452	33,333	14,452	33,333	—	—	—
Ira Saferstein	14,452	33,333	14,452	33,333	—	—	—
Millennial Management Associates LLC(23)	13,007	30,000	13,007	30,000	—	—	—
Marylyn Meythaler Edmonds	7,226	16,667	7,226	16,667	—	—	—
Patient Investors LLC(24)	7,226	16,667	7,226	16,667	—	—	—
Robert Perry	1,500	—	1,500	—	—	—	—
Sachin Shridharani	1,500	—	1,500	—	—	—	—
Eduardo Rodriguez	300	—	300	—	—	—	—
Clinton Carnell	2,466,058	—	2,466,058	—	—	—	—
Liyuan Woo	346,607	—	346,607	—	—	—	—
Deborah Rodriguez	282,100	—	282,100	—	—	—	—
Daniel Watson	216,998	—	216,998	—	—	—	—
Mingo Tzu-Ming Ku	216,998	—	216,998	—	—	—	—
Jeffrey Nardoci	108,500	—	108,500	—	—	—	—
Rosemarie Holcomb	86,801	—	86,801	—	—	—	—
Gregory Del Fium	86,801	—	86,801	—	—	—	—
Lourdes Ruiz	86,651	—	86,651	—	—	—	—

*	less than 1%
(1)

The shares held by LCP Edge Holdco LLC (“LCP Edge Holdco”) may be deemed to be beneficially owned by Linden Capital III LLC (“Linden Capital III”), the general partner of Linden Manager III LP (“Linden Manager”). Linden Manager is the general partner of both Linden Capital Partners III LP (“Linden Capital

Partners III”) and Linden Capital Partners III-A LP (“Linden Capital Partners III-A”), which are the controlling unitholders of LCP Edge Holdco. As the members of a limited partner committee of Linden Capital III that has the power to vote or dispose of the shares directly held by LCP Edge Holdco, Brian Miller and Anthony Davis may be deemed to have shared voting and investment power over such shares. Each of Linden Capital III, Linden Manager, Linden Capital Partners III, Linden Capital Partners III-A, Mr. Miller and Mr. Davis hereby disclaim any beneficial ownership of any shares held by LCP Edge Holdco except to the extent of any pecuniary interest therein.
(2)

Mr. Saunders is the managing member of Triplet Enterprise III, LLC (“Triplet”) and exercises voting and dispositive control over the shares held by the Saunders Family Trust (“Saunders Trust”). Mr. Saunders disclaims beneficial ownership interest of such shares held by the Triplet and the Saunders Trust except to any pecuniary interest therein.

(3)

Stephen Du Bois may be deemed to have investment discretion and voting power over the securities held by these entities on behalf of Camber Capital Management LP, the investment advisor of these entities.

(4)

Consists of (i) 104,488 shares of Class A Common Stock held by Redmile Capital Offshore Fund (ERISA), Ltd., (ii) 259,080 shares of Class A Common Stock held by Map 20 Segregated Portfolio, a segregated portfolio of LMA SPC, (iii) 3,024,577 shares of Class A Common Stock held by Redmile Capital Offshore Master Fund, Ltd., (iv) 99,631 shares of Class A Common Stock held by Redmile Capital Offshore II Master Fund, Ltd. and (v) 1,512,224 shares of Class A Common Stock held by Redmile Capital Fund, LP. Redmile Group, LLC is the investment manager/adviser to each of the private investment vehicles listed in items (i) through (v) (collectively, the “Redmile Funds”) and, in such capacity, exercises sole voting and investment power over all of the securities held by the Redmile Funds and may be deemed to be the beneficial owner of these securities. Jeremy C. Green serves as the managing member of Redmile Group, LLC and also may be deemed to be the beneficial owner of these shares. Redmile Group, LLC and Mr. Green each disclaim beneficial ownership of these shares, except to the extent of its or his pecuniary interest in such shares, if any.

(5)

These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(6)

Doug Schillinger is a Managing Member of DW Healthcare Management IV GP, LLC, the ultimate general partner of DW Healthcare Partners IV (B), L.P.. Mr. Schillinger does not have voting or investment power over the shares held by DW Healthcare Partners IV (B), L.P. and therefore disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(7)

Woodline Partners LP serves as the investment manager of Woodline Master Fund LP and may be deemed to be the beneficial owner of the shares reported on this line. Woodline Master Fund LP disclaims any beneficial ownership of these shares.

(8)

Alyeska Investment Group, L.P., the investment manager of Alyeska, has voting and investment control of the shares held by Alyeska. Mr. Anand Parekh (“Mr. Parekh”) is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by Alyeska.

(9)

Jonathan Green may be deemed to have investment discretion and voting power over the securities held by Lugard Road Capital Master Fund, LP on behalf of Luxor Capital Group, LP, the investment manager of Lugard Road Capital Master Fund, LP. Number of shares of Class A Common Stock includes options to purchase 197,000 shares.

(10)

TradeInvest Asset Management Company (BVI) Ltd is controlled by Sarkis D. Izmirlian and its business address is 6th Floor, Lyford Cay House, Western Road, Lyford Cay, P.O. Box N-7776 (Slot 193) Nassau, New Providence, The Bahamas.

(11)

Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), is the general partner of the managing member of Integrated Core Strategies (US) LLC (“Integrated Core Strategies”) and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Millennium Group Management LLC, a Delaware limited liability company (“Millennium Group Management”), is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. The managing member of Millennium Group Management is a trust of which Israel A. Englander, a United States citizen (“Mr. Englander”), currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. The foregoing should not be construed in and of itself as an admission by Millennium Management, Millennium Group Management or Mr. Englander as to beneficial ownership of the securities owned by Integrated Core Strategies.

(12)

David Broser may be deemed to have investment discretion and voting power over the securities held by Topia Ventures, LLC as the managing member of Topia Ventures Management, LLC, the managing member of Topia Ventures, LLC.

(13)

Christian Leone may be deemed to have investment discretion and voting power over the securities held by these entities on behalf of Luxor Capital Group, LP, the investment manager of these entities. Shares of Class A Common Stock held by Luxor Capital Partners, LP includes options to purchase 1,600 shares. Shares of Class A Common Stock held by Luxor Capital Partners, LP includes options to purchase 1,600 shares. Shares of Class A Common Stock held by Luxor Capital Partners Offshore Master Fund, LP includes options to purchase 1,000 shares. Shares of Class A Common Stock held by Luxor Wavefront, LP includes options to purchase 400 shares.

(14)	Randy Frankel may be deemed to have investment discretion and voting power over the securities held by Face Off LLC as the sole member-manager.
(15)	Phil Nordhus and Brian Pattinson may be deemed to have investment discretion and voting power over the securities held by these entities on behalf of PGI LLC, the investment advisor of these entities.
(16)	S. Perrett, D. Elperin and J. Sagi may be deemed to have investment discretion and voting power over the securities held by Arena Capital Advisors, LLC as the partners of Arena Capital Advisors, LLC.
(17)

UBS O’Connor LLC (“O’Connor”) is the investment manager of each of Nineteen77 Global Merger Arbitrage Master Limited, Nineteen77 Global Merger Arbitrage Opportunity Fund and Nineteen77 Global Multi-Strategy Alpha Master Limited (collectively, the “Nineteen77 Entities”) and, accordingly, has voting control and investment discretion over the securities described herein held by the Nineteen77 Entities. Kevin Russell, the Chief Investment Officer of O’Connor, also has voting control and investment discretion over the securities described herein held by the Nineteen77 Entities. As a result, each of O’Connor and Mr. Russell may be deemed to have beneficial ownership of the securities described herein held by the Nineteen77 Entities.

(18)	Jack Morris and Sheryl Morris are the Managing Members of BSJM Investments, LLC and therefore have voting control and investment discretion over the securities held by BSJM Investments.
(19)

Barry S. Sternlicht is the beneficial owner of the securities held by JAWS Ventures, LLC. Michael Racich, as the vice president of JAWS Ventures, LLC, may also be deemed to have voting control and investment discretion over the securities described herein held by JAWS Ventures, LLC.

(20)

The registered holders of the referenced shares to be registered are the following funds and accounts that are managed by Magnetar Financial LLC (“MFL”), which serves as investment manager of Magnetar Capital Master Fund, Ltd and Magnetar Constellation Fund IIPRA LP. MFL is the sub advisor of Corbin Hedged Equity Fund, L.P. (together with all of the foregoing funds, the “Magnetar Funds”). In such capacities, MFL exercises voting and investment power over the securities listed above held for the accounts of the Magnetar Funds. MFL is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, as amended. Magnetar Capital Partners LP (“MCP”), is the sole member and parent holding company of MFL. Supernova Management LLC (“Supernova”), is the sole general partner of MCP. The manager of Supernova is Alec N. Litowitz, a citizen of the United States of America. Each of the Magnetar Funds, MFL, MCP, Supernova and Alec N. Litowitz disclaim beneficial ownership of these securities except to the extent of their pecuniary interest in the securities. Shares shown include only the securities being registered for resale and may not incorporate all interests deemed to be beneficially held by the registered holders described above or by other investment funds managed or advised by MFL.
(21)

Sheila L. Saunders and Charles D. Saunders, as trustees of the Sheila L. Saunders Revocable Trust, may be deemed to have voting control and investment discretion over the securities described herein held by the Sheila L. Saunders Revocable Trust.

(22)

Shervin Pishevar, as the managing partner of Sofreh Capital, LP, may be deemed to have voting control and investment discretion over the securities described herein held by Sofreh Capital, LP. Shervin Pishevar disclaims beneficial ownership interest of such shares except to any pecuniary interest therein.

(23)

Marc Roberts is the manager of Millennial Management Associates LLC and may be deemed to have voting control and investment discretion over the securities described herein held by Millennial Management Associates LLC.

(24)	Michael Simkims is the managing member of Patient Investors, LLC and may be deemed to have voting control and investment discretion over the securities described herein held by Patient Investors, LLC.

We cannot advise you as to whether the Selling Stockholders will in fact sell any or all of such shares of Class A Common Stock and warrants.

Selling Stockholder information for each additional Selling Stockholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Stockholder’s shares pursuant to this prospectus. To the extent permitted by law, a prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Stockholder and the number of shares of Class A Common Stock or warrants registered on its behalf. A Selling Stockholder may sell or otherwise transfer all, some or none of such shares of Class A Common Stock or warrants in this offering. See “Plan of Distribution.”

For information regarding transactions between us and the Selling Stockholders, see the section entitled “Certain Relationships and Related Transactions.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Registration Rights Agreement

In connection with the consummation of the Business Combination, on May 4, 2021, the Company entered into that certain Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) with the Sponsor and the HydraFacial Stockholders.

Pursuant to the terms of the Registration Rights Agreement, (i) any outstanding share of Class A Common Stock or any other equity security (including the Private Placement Warrants and including shares of Class A Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a the Sponsor or the HydraFacial Stockholders (together, the “Restricted Stockholders”) as of the date of the Registration Rights Agreement or thereafter acquired by a Restricted Stockholder (including the shares of Class A Common Stock issued upon conversion of the Class B Common Stock and upon exercise of any Private Placement Warrants) and shares of Class A Common Stock issued as Earn-out Shares to the HydraFacial Stockholders and (ii) any other equity security of the Company issued or issuable with respect to any such share of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise will be entitled to registration rights.

The Registration Rights Agreement provides that the Company will, within 60 days after the consummation of the transactions contemplated by the Merger Agreement, file with the SEC a shelf registration statement registering the resale of the shares of Common Stock held by the Restricted Stockholders and will use its reasonable best efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but in no event later than 60 days following the filing deadline. The HydraFacial Stockholders are entitled to make up to an aggregate of two demands for registration, excluding short form demands, that the Company register shares of Common Stock held by these parties. In addition, the Restricted Stockholders have certain “piggy-back” registration rights. The Company will bear the expenses incurred in connection with the filing of any registration statements filed pursuant to the terms of the Registration Rights Agreement. The Company and the Restricted Stockholders agree in the Registration Rights Agreement to provide customary indemnification in connection with any offerings of Common Stock effected pursuant to the terms of the Registration Rights Agreement.

Lock-Up Agreement

In connection with the consummation of the Business Combination, on May 4, 2021, the Company, the Sponsor and the HydraFacial Stockholders entered into a Lock-Up Agreement, pursuant to which the HydraFacial Stockholders agreed, subject to certain exceptions, not to sell, transfer to another or otherwise dispose of, in whole or in part, the Common Stock held by the HydraFacial Stockholders during the period commencing from the closing of the Business Combination and through the earlier of (i) the 180-day anniversary of the date of the closing of the Business Combination and (ii) the date after the closing of the Business Combination on which the Company consummates certain transactions involving a change of control of the Company.

Investor Rights Agreement

In connection with the consummation of the Business Combination, on May 4, 2021, the Company and LCP entered into that certain Investor Rights Agreement (the “Investor Rights Agreement”). Pursuant to the Investor Rights Agreement, LCP will have the right to designate a number of directors for appointment or election to the Company’s board of directors as follows: (i) one director for so long as LCP holds at least 10% of the outstanding Class A Common Stock, (ii) two directors for so long as LCP holds at least 15% of the outstanding Class A Common Stock, and (iii) three directors for so long as LCP holds at least 40% of the outstanding Class A Common Stock. Pursuant to the Investor Rights Agreement, for so long as LCP holds at least 10% of the outstanding Class A Common Stock, LCP will be entitled to have at least one of its designees represented on the compensation committee and nominating committee and corporate governance committee of the Company’s board of directors.

Amended and Restated Management Services Agreement

HydraFacial entered into a Management Services Agreement, dated December 1, 2016 with Linden Capital Partners III LP (“Linden Capital Partners III”) and DW Management Services, L.L.C. (“DW Management Services”) pursuant to which the parties receive quarterly monitoring fees of the greater of (a) $125,000 and (b) 1.25% of Last Twelve Months EBITDA multiplied by the quotient of (x) the aggregate capital invested by the DWHP Investors into LCP and/or its subsidiaries as of such date, divided by (y) the sum of (i) the aggregate capital invested by the DWHP Investors into LCP and/or its subsidiaries, plus (ii) the aggregate capital invested by the Linden Capital Partners III into LCP and/or its subsidiaries as of the date of payment. In addition, the management services agreement provides for other fees in relation to services that may be provided in connection with equity and/or debt financing, acquisition of any other business, company, product line or enterprise, or divestiture of any division, business, and product or material assets. The fees vary between 1% and 2% of the related transaction amount. Linden Capital Partners III also received a transaction fee upon the consummation of the Business Combination. In connection with the consummation of the Business Combination, HydraFacial and Linden Capital Partners III amended the Management Services Agreement such that Linden Capital Partners III will continue to provide advisory services to HydraFacial related to mergers and acquisitions. As consideration for such services, HydraFacial will pay a fee, equal to 1% of enterprise value, to Linden Capital Partners III upon the consummation of any such transaction. Fees paid to these investors totaled $1.8 million, $1.8 million and $3.2 million during the year ended December 31, 2020, 2019 and 2018, respectively. A Management Services Agreement with DW Management Services was terminated at the consummation of the Business Combination.

In connection with the consummation of the Business Combination, on May 4, 2021, the Company, its subsidiary, Edge Systems LLC, and the Linden Manager (as defined below) entered into an Amended and Restated Management Services Agreement pursuant to which the Linden Manager may continue to provide advisory services at the request of the Company related to mergers and acquisitions. As consideration for such services, the Company will pay a fee, equal to 1% of enterprise value, to the Linden Manager upon the consummation of any such transaction.

Indemnity Agreements

In connection with the consummation of the Business Combination, on May 4, 2021, the Company entered into indemnity agreements with each of its directors and executive officers and certain other officers of the Company. Each indemnity agreement provides for indemnification and advancement by the Company of certain expenses and costs relating to claims, suits or proceedings arising from service to the Company or, at its request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.

HydraFacial Related Party Transactions

Sales to Affiliates

Mr. Carnell, the Chief Executive Officer of HydraFacial, serves on the board of managers of Orange Twist LLC, a Nevada limited liability company (“Orange Twist”) and Mr. Carnell and Brian Miller, a director nominee for the post-combination company, have an ownership interest in Orange Twist.

In the normal course of business, HydraFacial sells Delivery Systems and Consumables to Orange Twist. During the years ended December 31, 2020, 2019 and 2018, HydraFacial sold approximately $337,000, $351,000 and $183,000, respectively of product to Orange Twist and its consolidated subsidiaries. In addition, HydraFacial is party to a Collaboration Agreement, dated as of November 1, 2020 with Orange Twist and GlamSquad, Inc. pursuant to which the parties collaborate on certain promotions including offering HydraFacial products to customers using GlamSquad’s services platform.

The White Cloud Lease

HydraFacial leases a 20,200 square foot warehouse and production facility in Signal Hill, California subject to a lease from an entity owned by a minority shareholder of HydraFacial. HydraFacial maintains some storage in the warehouse but does not otherwise actively utilize the property. Rental expense incurred under this lease during the years ended December 31, 2020, 2019 and 2018 was $307,000, $459,000 and $436,000, respectively.

Transactions with HydraFacial’s Chief Executive Officer

HydraFacial entered into the Carnell Promissory Note with Mr. Carnell in December 2016 to finance his initial $550,000 co-investment in HydraFacial. Interest on the Carnell Promissory Note accrues at an annual rate of 8% and matures in December 2022. In December 2019, HydraFacial agreed to subordinate its rights under the Carnell Promissory Note, which as of December 31, 2020 had accrued to $760,159.89, and allow Mr. Carnell to pledge certain options granted to him by HydraFacial to a third party lender for an additional $1,500,000 loan Mr. Carnell obtained from such third party lender. This loan was amended in June 2020 to allow Mr. Carnell to cancel his options pledged as collateral for the loan and instead pledge certain management incentive units issued or to be issued to him by HydraFacial. Both loans were repaid at the consummation of the Business Combination.

The Management Incentive Units

LCP issued incentive equity in the form of management incentive units to executive officers of HydraFacial. See “Executive and Director Compensation” for additional information.

Second Lien Debt Securities

On April 10, 2020, HydraFacial entered into a second lien credit agreement with Linden Capital Partners III, DWHP and other lenders (the “Term A Loan”) to provide for borrowings of $30 million. Linden Capital Partners III and its affiliates hold approximately $22,000,000 of second lien debt securities in HydraFacial. DWHP and its affiliated entities hold approximately $6,500,000 of second lien debt securities in HydraFacial. The second lien debt securities were paid off in full in connection with the Business Combination. Linden Capital Partners III and DWHP received proceeds from the Business Combination in connection with the payoff of the second lien debt securities.

Vesper Related Party Transactions

Founder Shares

On August 5, 2020, the Sponsor purchased 11,500,000 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.002 per share. The Founder Shares held by the Sponsor represent 20% of our outstanding shares of Common Stock following the consummation of our IPO.

Transfer Restrictions — With certain limited exceptions, the Founder Shares will not be transferable, assignable or salable by the Sponsor until one year after the Business Combination.

Rights — The Founders Shares are identical to the shares of Class A Common Stock included in the public units, except that: (i) the Founder Shares are subject to certain transfer restrictions, as described above; (ii) the Sponsor, officers and directors entered into a letter agreement with us, pursuant to which they agreed (a) to waive their redemption rights with respect to their shares of Common Stock in connection with the Business Combination, and (b) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we had failed to complete an initial business combination by October 2, 2022; and (iii) the Founder Shares were convertible into shares of Class A Common Stock at any time at the option of the holder and automatically converted into shares of Class A Common Stock at the time of the Business Combination, as described in the Company’s current certificate of incorporation.

Voting — The Sponsor agreed to vote its shares of Common Stock in favor of the Business Combination.

Redemption — The Sponsor agreed to waive its redemption rights with respect to its shares of Common Stock in connection with the consummation of the Business Combination. Additionally, the Sponsor agreed to waive its redemption rights with respect to its Founder Shares if we failed to consummate our initial business combination by October 2, 2022.

Private Placement Warrants

On the IPO Closing Date, the Sponsor purchased 9,333,333 Private Placement Warrants at a price of $1.50 per warrant, or $14,000,000. Each Private Placement Warrant entitles the holder to purchase one share of Class A Common Stock at an exercise price of $11.50 per share of Class A Common Stock. The Private Placement Warrants may not be redeemed by the Company so long as they are held by the Sponsor or its permitted transferees. If any Private Placement Warrants are transferred to holders other than the Sponsor or its permitted transferees, such Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the warrants included in the public units sold in the IPO. The Sponsor and its permitted transferees have the option to exercise the Private Placement Warrants on a physical (cash) or net share (cashless) basis.

The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any Private Placement Warrants and the Class A Common Stock underlying such Private Placement Warrants until 30 days after the completion of the Business Combination.

Registration Rights

At the closing of the Business Combination, the Company enter into the Registration Rights Agreement, with the Restricted Stockholders. Pursuant to the Registration Rights Agreement, the Restricted Stockholders and their permitted transferees are entitled to certain registration rights. These holders have certain demand and “piggy back” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements, subject to certain exceptions. See “—Registration Rights Agreement” above for more information.

Related Party Notes

On July 23, 2020, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) January 31, 2021 or (i) the consummation of the IPO. The outstanding balance under the Promissory Note of $261,386 was repaid subsequent to the closing of the IPO on October 6, 2020.

Related Party Payments

Administrative Support

We currently maintain our executive offices at 1819 West Avenue, Bay 2, Miami Beach, FL 33139. The cost for our use of this space is included in the $10,000 per month fee we will pay to BLS Advisors LLC, an affiliate of our Chief Executive Officer, for office space and administrative support services. Upon consummation of the Business Combination, we ceased paying these monthly fees.

For the quarter ended December 31, 2020, the Company paid BLS Advisors LLC $30,000.

Relationship with Sponsor, Officers and Directors

The Sponsor is controlled indirectly by Mr. Saunders, our Chairman, Chief Executive Officer and one of our directors. Through his control of the Sponsor, Mr. Saunders may be deemed to beneficially own 11,500,000

Founder Shares and ultimately exercises voting and dispositive power of securities held by the Sponsor. Voting and disposition decisions with respect to such securities are made by Mr. Saunders. Mr. Saunders disclaims beneficial ownership of these securities, except to the extent of any pecuniary interest therein.

Mr. Saunders is also the managing member of BLS Advisors LLC, an affiliate of the Sponsor. Pursuant to an administrative support agreement entered into as of September 29, 2020, we have agreed to pay to BLS Advisors LLC $10,000 a month for office space, utilities and secretarial support. See “—Administrative Support.”

Policies and Procedures for Related Party Transactions

Our Board of Directors has adopted a written related party transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related party transactions.

A “related party transaction” means any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships with a Related Party, in which the Company is or will be a participant, the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year and any related party has or will have a direct or indirect material interest.

A “related party” means:

(1)    any person who is or was (since the beginning of the last fiscal year for which the Company has filed an annual report on Form 10-K and proxy statement, even if such person does not presently serve in that role) an executive officer, director, or nominee for director of the Company;

(2)    any shareholder that beneficially owns more than 5% of any class of the Company’s voting securities;

(3)    an immediate family member of any such person; or

(4)    an entity that is, directly or indirectly, owned or controlled by a person listed in 1, 2 or 3 above;

(5)    an entity in which a person listed in 1, 2 or 3 above serves as an executive officer or principal or in a similar position, or in the case of a partnership, serves as a general partner or holds any position other than that of a limited partner;

(6)    an entity in which a person listed in 1, 2 or 3 above, together with all other persons specified in 1, 2, and 3 above, owns 10% or more of the equity interest, or in the case of a partnership, 10% or more of the interest; or

(7)    an entity at which a person listed in 1, 2 or 3 above is employed if (a) the person is directly involved in the negotiation of the related party transaction or will have or share primary responsibility at such entity for the performance of the related party transaction (as defined below), or (b) the person’s compensation from the entity is directly tied to the related party transaction.

We have policies and procedures designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to our audit committee charter, the audit committee has the responsibility to review related party transactions.

PLAN OF DISTRIBUTION

The Selling Stockholders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of our Class A Common Stock or warrants or interests in our Class A Common Stock or warrants received after the date of this prospectus from the Selling Stockholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of Class A Common Stock or warrants or interests in our Class A Common Stock or warrants on any stock exchange, market or trading facility on which shares of our Class A Common Stock or warrants, as applicable, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of their shares of Class A Common Stock or warrants or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	one or more underwritten offerings;

•

block trades in which the broker-dealer will attempt to sell the shares of Class A Common Stock or warrants as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	distributions to their members, partners or shareholders;

•	short sales effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•	directly to one or more purchasers;

•	through agents;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares of Class A Common Stock or warrants at a stipulated price per share or warrant; and

•	a combination of any such methods of sale.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some shares of our Class A Common Stock or warrants owned by them and, if a Selling Stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of Class A Common Stock or warrants, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Stockholders to include the pledgee, transferee or other successors in interest as the Selling Stockholders under this prospectus. The Selling Stockholders also may transfer shares of our Class A Common Stock or warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of shares of our Class A Common Stock or warrants or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our Class A Common Stock or warrants in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our Class A Common Stock or warrants short and deliver these securities to close out their short positions, or loan or pledge shares of our Class A Common Stock or warrants to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our Class A Common Stock or warrants offered by this prospectus, which shares or warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of shares of our Class A Common Stock or warrants offered by them will be the purchase price of such shares of our Class A Common Stock or warrants less discounts or commissions, if any. The Selling Stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of share of our Class A Common Stock or warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Stockholders.

The Selling Stockholders also may in the future resell a portion of our Class A Common Stock or warrants in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

Any discounts, commissions, concessions or profit they earn on any resale of shares of our Class A Common Stock or warrants may be underwriting discounts and commissions under the Securities Act. If any Selling Stockholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Stockholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Stockholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, our Class A Common Stock or warrants to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To facilitate the offering of shares of our Class A Common Stock or warrants offered by the Selling Stockholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our Class A Common Stock or warrants. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of Class A Common Stock or warrants than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our Class A Common Stock or warrants by bidding for or purchasing shares of Class A Common Stock or warrants in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of Class A Common Stock or warrants sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our Class A Common Stock or warrants at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Under the Registration Rights Agreements and the PIPE Subscription Agreements, we have agreed to indemnify the Selling Stockholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Stockholders may be required to make with respect thereto. In addition, we and the Selling Stockholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding. We have agreed to pay all expenses in connection with this offering, other than underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses. The Selling Stockholders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses relating to the offering.

Selling Stockholders may use this prospectus in connection with resales of shares of our Class A Common Stock or warrants. This prospectus and any accompanying prospectus supplement will identify the Selling Stockholders, the terms of our Class A Common Stock or warrants and any material relationships between us and the Selling Stockholders. Selling Stockholders may be deemed to be underwriters under the Securities Act in connection with shares of our Class A Common Stock or warrants they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Stockholders will receive all the net proceeds from the resale of shares of our Class A Common Stock or warrants.

A Selling Stockholder that is an entity may elect to make an in-kind distribution of Class A Common Stock or warrants to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable shares of Class A Common Stock or warrants pursuant to the distribution through a registration statement.

We are required to pay all fees and expenses incident to the registration of shares of our Class A Common Stock or warrants to be offered and sold pursuant to this prospectus, which we expect to be approximately $350,000.

LEGAL MATTERS

Latham & Watkins LLP has passed upon the validity of the Class A Common Stock and warrants offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The financial statements of Vesper Healthcare Acquisition Corp. as of December 31, 2020, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the period from July 8, 2020 (inception) through December 31, 2020, and the related notes, included in this prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein and are included in reliance on such report given the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of LCP Edge Intermediate, Inc. as of December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020, included in this Prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the shares of Class A Common Stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

The Beauty Health Company (formerly known as Vesper Healthcare Acquisition Corp.)

LCP Edge Intermediate, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

The Beauty Health Company

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of The Beauty Health Company (formerly known as Vesper Healthcare Acquisition Corp., the “Company”) as of December 31, 2020, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the period from July 8, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from July 8, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of the 2020 Financial Statements

As discussed in Note 2 to the financial statements, the accompanying financial statements as of December 31, 2020 and for the period from July 8, 2020 (inception) through December 31, 2020, have been restated.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

New York, NY

March 17, 2021, except for the effects of the restatement discussed in Note 2 and the 4th paragraph in Note 12, as to which the date is May 27, 2021.

THE BEAUTY HEALTH COMPANY

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2020 (As Restated)

ASSETS
Current Assets
Cash	$3,265,075
Prepaid expenses	638,013

Total Current Assets	3,903,088
Marketable securities held in Trust Account	460,098,212

TOTAL ASSETS	$464,001,300

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accrued expenses	$753,547
Accrued offering costs	11,950

Total Current Liabilities	765,497
Warrant liability	65,646,664
Deferred underwriting payable	16,100,000

Total Liabilities	82,512,161
Commitments
Class A common stock subject to possible redemption 37,648,795 shares at redemption value	376,489,130
Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 8,351,205 issued and outstanding (excluding 37,648,795 shares subject to possible redemption)	835
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 11,500,000 shares issued and outstanding	1,150
Additional paid-in capital	43,911,821
Accumulated deficit	(38,913,797)

Total Stockholders’ Equity	5,000,009

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$464,001,300

The accompanying notes are an integral part of the consolidated financial statements.

THE BEAUTY HEALTH COMPANY

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JULY 8, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020 (As Restated)

Formation and operating costs	$1,209,550

Loss from operations	(1,209,550)
Other income (expense), net:
Interest earned on marketable securities held in Trust Account	90,128
Change in fair value of warrant liability	(36,786,664)
Offering costs allocated to warrant liability	(1,015,795)
Unrealized gain on marketable securities held in Trust Account	8,084

Other expense, net	(37,704,247)

Net loss	$(38,913,797)

Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	41,438,497

Basic and diluted net income per share, Common stock subject to possible redemption	$0.00

Weighted average shares outstanding, basic and diluted	13,388,418

Basic and diluted net loss per common share	$(2.91)

The accompanying notes are an integral part of the consolidated financial statements.

THE BEAUTY HEALTH COMPANY

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM JULY 8, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020 (As Restated)

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – July 8, 2020 (Inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock	—	—	11,500,000	1,150	23,850	—	25,000
Sale of 46,000,000 Units, net of underwriting discounts and warrant liability	46,000,000	4,600	—	—	417,293,336	—	417,297,936
Contribution in excess of fair value of Private Placement Warrants	—	—	—	—	3,080,000	—	3,080,000
Class A common stock subject to possible redemption	(37,648,795)	(3,765)	—	—	(376,485,365)	—	(376,489,130)
Net loss	—	—	—	—	—	(38,913,797)	(38,913,797)

Balance – December 31, 2020	8,351,205	$835	11,500,000	$1,150	$43,911,821	$(38,913,797)	$5,000,009

The accompanying notes are an integral part of the consolidated financial statements.

THE BEAUTY HEALTH COMPANY

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM JULY 8, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020 (As Restated)

Net loss	$(38,913,797)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(90,128)
Change in fair value of warrant liability	36,786,664
Offering costs allocated to warrant liability	1,015,795
Unrealized gain on marketable securities held in Trust Account	(8,084)
Changes in operating assets and liabilities:
Prepaid expenses	(638,013)
Accrued expenses	753,547

Net cash used in operating activities	(1,094,016)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(460,000,000)

Net cash used in investing activities	(460,000,000)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	25,000
Proceeds from sale of Units, net of underwriting discounts paid	450,800,000
Proceeds from sale of Private Placement Warrants	14,000,000
Advances from related party	229,886
Repayment of advances from related party	(229,886)
Proceeds from promissory note – related party	261,386
Repayment of promissory note – related party	(261,386)
Payment of offering costs	(465,909)

Net cash provided by financing activities	464,359,091

Net Change in Cash	3,265,075
Cash – Beginning of period	—

Cash – End of period	$3,265,075

Non-Cash investing and financing activities:
Initial classification of Class A common stock subject to possible redemption	$414,384,970

Change in value of Class A common stock subject to possible redemption	$(37,895,840)

Initial classification of warrant liability	$28,860,000

Deferred underwriting fee payable	$16,100,000

Offering costs included in accrued offering costs	$11,950

The accompanying notes are an integral part of the consolidated financial statements.

THE BEAUTY HEALTH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

The Beauty Health Company (the “Company”) was incorporated in Delaware on July 8, 2020. The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”).

The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The Company has two subsidiaries, Hydrate Merger Sub I, Inc., a wholly owned subsidiary of the Company incorporated in Delaware on December 7, 2020 (“Merger Sub I”) and Hydrate Merger Sub II, LLC, a wholly owned subsidiary of the Company incorporated in Delaware on December 7, 2020 (“Merger Sub II”).

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from July 8, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on September 29, 2020. On October 2, 2020, the Company consummated the Initial Public Offering of 46,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriters of the over-allotment option to purchase an additional 6,000,000 Units, at $10.00 per Unit, generating gross proceeds of $460,000,000, which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 9,333,333 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to BLS Investor Group LLC (the “Sponsor”), generating gross proceeds of $14,000,000, which is described in Note 5.

Transaction costs amounted to $25,777,859 consisting of $9,200,000 of underwriting fees, $16,100,000 of deferred underwriting fees and $477,859 of other offering costs. Of this amount, $24,762,064 was recorded as a reduction of gross proceeds in additional paid in capital and $1,015,795 was expensed.

Following the closing of the Initial Public Offering on October 2, 2020, an amount of $460,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all

THE BEAUTY HEALTH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the value of the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or don’t vote at all.

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination by October 2, 2022 and (c) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the

THE BEAUTY HEALTH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period.

The Company will have until October 2, 2022 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay our taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and will not apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

THE BEAUTY HEALTH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company previously accounted for its outstanding Public Warrants (as defined in Note 4) and Private Placement Warrants issued in connection with its Initial Public Offering as components of equity instead of as derivative liabilities. The warrant agreement governing the warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant. In addition, the warrant agreement includes a provision that in the event of a tender or exchange offer made to and accepted by holders of more than 50% of the outstanding shares of a single class of common shares, all holders of the warrants would be entitled to receive cash for their warrants (the “tender offer provision”).

In connection with the audit of the Company’s financial statements for the period ended December 31, 2020, the Company’s management further evaluated the warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the standard option pricing model. Based on management’s evaluation, the Company’s audit committee concluded that the Company’s Private Placement Warrants are not indexed to the Company’s common shares in the manner contemplated by ASC Section 815-40 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. In addition, based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded the tender offer provision included in the warrant agreement fails the “classified in shareholders’ equity” criteria as contemplated by ASC Section 815-40-25.

As a result of the above, the Company should have classified the warrants as derivative liabilities in its previously issued financial statements. Under this accounting treatment, the Company is required to measure the fair value of the warrants at the end of each reporting period and recognize changes in the fair value from the prior period in the Company’s operating results for the current period.

THE BEAUTY HEALTH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

The following table summarizes the effect of the restatement on each financial statement line item as of the dates, and for the period, indicated:

	As Previously Reported	Adjustments	As Restated
Balance sheet as of October 2, 2020 (audited)
Warrant Liability	$—	$28,860,000	$28,860,000
Common Shares Subject to Possible Redemption	443,244,970	(28,860,000)	414,384,970
Class A Common Shares	168	288	456
Additional Paid-in Capital	5,000,853	1,015,507	6,016,360
Accumulated Deficit	(2,163)	(1,015,795)	(1,017,958)
Balance sheet as of December 31, 2020 (audited)
Warrant Liability	$—	$65,646,664	$65,646,664
Common Shares Subject to Possible Redemption	442,135,795	(65,646,665)	376,489,130
Class A Common Shares	179	656	835
Additional Paid-in Capital	6,110,017	37,801,804	43,911,821
Accumulated Deficit	(1,111,338)	(37,802,459)	(38,913,797)
Shareholders’ Equity	5,000,008	1	5,000,009
Period from July 8, 2020 (inception) to December 31, 2020 (audited)
Change in fair value of warrant liability	$—	$(36,786,664)	$(36,786,664)
Offering costs allocated to warrant liability	—	(1,015,795)	(1,015,795)
Net loss	(1,111,338)	(37,802,459)	(38,913,797)
Basic and diluted weighted average shares outstanding, common stock subject to possible redemption	44,324,497	(2,886,000)	41,438,497
Basic and diluted net loss per common share, common stock subject to possible redemption	—	—	—
Basic and diluted weighted average shares outstanding, non-redeemable common stock	11,775,126	1,613,292	13,388,418
Basic and diluted net loss per common share, non-redeemable common stock	(0.09)	(2.82)	(2.91)

THE BEAUTY HEALTH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

	As Previously Reported	Adjustments	As Restated
Statement of cash flows for the period from July 8, 2020 (inception) through December 31, 2020
Cash Flows from Operating Activities:
Net loss	$(1,111,338)	$(37,802,459)	$(38,913,797)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liabilities	—	36,786,664	36,786,664
Non-Cash Investing and Financing Activities:
Initial measurement of warrants issued in connection with the Initial Public Offering accounted for as liabilities	—	28,860,000	28,860,000
Statement of changes in stockholders’ equity for the period from July 8, 2020 (inception) through December 31, 2020
Class A common stock:
Shares of Class A common stock subject to possible redemption	(44,213,441)	6,564,646	(37,648,795)
Class A common stock subject to possible redemption	$(4,421)	$656	$(3,765)
Additional Paid-in Capital:
Sale of 46,000,000 Units, net of underwriting discounts	434,217,541	(16,924,205)	417,293,336
Contribution in excess of fair value of Private Placement Warrants	—	3,080,000	3,080,000
Sale of 9,333,333 Private Placement Warrants	14,000,000	(14,000,000)	—
Class A common stock subject to possible redemption	(442,131,374)	65,646,009	(376,485,365)
Accumulated Deficit:
Net loss	(1,111,338)	(37,802,459)	(38,913,797)
Total Stockholders’ Equity:
Sale of 46,000,000 Units, net of underwriting discounts	434,222,141	(16,924,205)	417,297,936
Contribution in excess of fair value of Private Placement Warrants	—	3,080,000	3,080,000
Sale of 9,333,333 Private Placement Warrants	14,000,000	(14,000,000)	—
Class A common stock subject to possible redemption	(442,135,795)	65,646,665	(376,489,130)
Net loss	(1,111,338)	(37,802,459)	(38,913,797)

THE BEAUTY HEALTH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.

THE BEAUTY HEALTH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

Marketable Securities Held in Trust Account

At December 31, 2020, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills. The Company accounts for its securities held in the trust account in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 320 “Debt and Equity Securities.” These securities are classified as trading securities with unrealized gains/losses recognized through income.

Warrant Liability

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the warrants issued in the IPO has been estimated using a Monte Carlo simulation methodology as of the date of the IPO and such warrants’ quoted market price as of December 31, 2020. The private placement warrants were valued using a Monte Carlo simulation methodology (see Note 9).

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s consolidated balance sheet.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

THE BEAUTY HEALTH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Offering Costs associated with the Initial Public Offering

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A—Expenses of Offering. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction in equity. Offering costs for equity contracts that are classified as assets and liabilities are expensed immediately. The Company incurred offering costs amounting to $25,777,859 as a result of the Initial Public Offering (consisting of $9,200,000 of underwriting fees, $16,100,000 of deferred underwriting fees and $477,859 of other offering costs). The Company recorded $24,762,064 of offering costs as a reduction of equity in connection with the shares of Class A common Stock included in the Units. The Company immediately expensed $1,015,795 of offering costs in connection with the Public Warrants and Private Placement Warrants that were classified as liabilities.

Net Income (Loss) Per Share

Net income (loss) per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period. The Company has not considered the effect of the warrants sold in the Public Offering and Private Placement to purchase an aggregate of 24,666,666 shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s statement of operations includes a presentation of income (loss) per share for common shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income (loss) per common share, basic and diluted, for Common stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of Common stock subject to possible redemption outstanding since original issuance.

Net loss per share, basic and diluted, for non-redeemable common stock is calculated by dividing the net income (loss), adjusted for income or loss on marketable securities attributable to Class A common stock subject to possible redemption, by the weighted average number of non-redeemable common stock outstanding for the period.

Non-redeemable common stock includes Founder Shares and non-redeemable Class A shares as these shares do not have any redemption features. Non-redeemable common stock participates in the income or loss on marketable securities based on Class A non-redeemable share’s proportionate interest.

THE BEAUTY HEALTH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

For the Period from July 8, 2020 (Inception) through December 31, 2020
Common stock subject to possible redemption
Numerator: Earnings allocable to Common stock subject to possible redemption
Interest earned on marketable securities held in Trust Account	$73,770
Unrealized gain on marketable securities held in Trust Account	6,617
Less: Company’s portion available to pay taxes	(79,207)

Net Income allocable to shares subject to redemption	$1,180

Denominator: Weighted Average Class A common stock subject to possible redemption
Basic and diluted weighted average shares outstanding	41,438,497

Basic and diluted net income per share	$0.00

Non-Redeemable Common Stock
Numerator: Net Loss minus Net Earnings
Net loss	$(38,913,797)
Less: Net income allocable to Class A common stock subject to possible redemption	(1,180)

Non-Redeemable Net Loss	$(38,914,977)

Denominator: Weighted Average Non-Redeemable Common Stock
Basic and diluted weighted average shares outstanding	13,388,418

Basic and diluted net loss per share	$(2.91)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account.

THE BEAUTY HEALTH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the consolidated balance sheet, primarily due to their short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

NOTE 4. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 46,000,000 Units, which includes the full exercise by the underwriters of their option to purchase an additional 6,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share (see Note 8).

THE BEAUTY HEALTH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 5. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 9,333,333 Private Placement Warrants at a price of $1.50 per private Placement Warrant, for an aggregate purchase price of $14,000,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants. At the date of the IPO, the fair value of the Private Placement Warrants was $1.17. The difference between the purchase price of $1.50 and the fair value at the IPO date of $1.17 was recorded within equity as a contribution in excess of the fair value of the Private Placement Warrants in the amount of $3,080,000.

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

On August 5, 2020, the Company issued an aggregate of 11,500,000 shares of Class B common stock (the “Founder Shares”) to the Sponsor for an aggregate purchase price of $25,000 in cash. The Founder Shares included an aggregate of up to 1,500,000 shares of Class B common stock subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. As a result of the underwriter’s election to fully exercise its over-allotment option, 1,500,000 Founder Shares are no longer subject to forfeiture.

The Sponsor has agreed that, subject to certain limited exceptions, the Founder Shares will not be transferred, assigned, sold or released from escrow until the earlier of (A) one year after the completion of a Business Combination or (B) the date subsequent to the Company’s initial Business Combination on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the last reported sale price of the shares of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, the converted Class A common stock will be released from the lock-up.

Due from Sponsor

At the closing of the Initial Public Offering on October 2, 2020, a portion of the proceeds from the sale of the Private Placement Warrants in the amount of $4,800,000 was due to the Company to be held outside of the Trust Account for working capital purposes. Such amount was paid by the Sponsor to the Company on October 6, 2020.

Advances from Related Party

The Sponsor paid for certain offering costs on behalf of the Company in connection with the Initial Public Offering. The outstanding balance of 229,886 under these advances was repaid subsequent to the closing of the Initial Public Offering, on October 6, 2020.

THE BEAUTY HEALTH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

Promissory Note — Related Party

On July 23, 2020, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) January 31, 2021 or (i) the consummation of the Initial Public Offering. The outstanding balance under the Promissory Note of $261,386 was repaid subsequent to the closing of the Initial Public Offering on October 6, 2020.

Administrative Support Agreement

The Company entered into an agreement, commencing on September 30, 2020 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Company’s Chief Executive Officer, a total of up to $10,000 per month for office space and administrative support services. For the period from July 8, 2020 (inception) through December 31, 2020, the Company incurred and paid $30,000 in fees for these services.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants.

NOTE 7. COMMITMENTS

Registration and Stockholder Rights Agreement

Pursuant to a registration and stockholder rights agreement entered into on September 29, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants issued upon conversion of the Working Capital Loans) are entitled to registration rights. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to consummation of a Business Combination. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $16,100,000 in the aggregate. Subject to the terms of the underwriting agreement, (i) the deferred fee will be placed in the Trust Account and released to

THE BEAUTY HEALTH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

the underwriters only upon the completion of a Business Combination and (ii) the deferred fee will be waived by the underwriters in the event that the Company does not complete a Business Combination.

Merger Agreement

On December 8, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Merger Sub I, Merger Sub II, LCP Edge Intermediate, Inc., indirect parent of Edge Systems LLC d/b/a The HydraFacial Company (“HydraFacial”), and LCP Edge Holdco, LLC (“LCP” and, in its capacity as the stockholders’ representative, the “Stockholders’ Representative”), which provides for, among other things: (i) the merger of Merger Sub I with and into HydraFacial, with HydraFacial continuing as the surviving corporation (the “First Merger”); and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the merger of HydraFacial with and into Merger Sub II, with Merger Sub II continuing as the surviving entity (the “Second Merger” and, together with the First Merger, the “Mergers”). The transactions set forth in the Merger Agreement, including the Mergers, will constitute a “Business Combination”.

Pursuant to the Merger Agreement, the aggregate merger consideration payable to the stockholders of HydraFacial will be paid in a combination of stock and cash equal to $975,000,000, subject to adjustments, (the “Merger Consideration”). The cash consideration will be an amount equal to the Company’s cash and cash equivalents as of the Closing (including proceeds in connection with the Private Placement and the funds in the Company’s Trust Account), minus HydraFacial’s outstanding indebtedness at the closing, minus transaction expenses of HydraFacial and the Company, minus $100,000,000. However, cash consideration, together with certain contractual fee payments, will be subject to a maximum of 60% of the aggregate Merger Consideration. The remainder of the Merger Consideration will be paid in a number of shares of newly issued Class A common stock of the Company (“Company Common Stock”) valued at $10.00 per share. In addition, the Company will pay off, or cause to be paid off, on behalf of HydraFacial and in connection with the Closing, HydraFacial’s outstanding indebtedness under its existing credit facilities.

In addition to the consideration to be paid at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), the stockholders of HydraFacial may be entitled to receive contingent consideration from the Company of up to $75,000,000, payable in shares of Company Common Stock, based upon revenues of certain identified acquisition targets if such acquisitions are consummated within one year of the Closing.

The Business Combination will be consummated subject to the deliverables and provisions as further described in the Merger Agreement.

NOTE 8. STOCKHOLDERS’ EQUITY

Preferred Stock—The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock—The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2020, there were 8,351,205 shares of Class A common stock issued or outstanding, excluding 37,648,795 shares of Class A common stock subject to possible redemption.

THE BEAUTY HEALTH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

Class B Common Stock—The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2020, there were 11,500,000 shares of Class B common stock issued and outstanding.

Holders of Class B common stock will have the right to elect all of the Company’s directors prior to a Business Combination. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock upon the consummation of a Business Combination at a ratio such that the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of shares of common stock issued and outstanding upon completion of the Initial Public Offering, plus (ii) the sum of (a) all shares of common stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or deemed issued by the Company in connection with or in relation to the completion of a Business Combination, excluding (1) any shares of Class A common stock or equity-linked securities exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in a Business Combination and any (2) Private Placement Warrants issued to the Sponsor or any of its affiliates upon conversion of Working Capital Loans minus (b) the number of Public Shares redeemed by Public Stockholders in connection with a Business Combination. In no event will the shares of our Class B common stock convert into shares of our Class A common stock at a rate of less than one to one.

NOTE 9. WARRANT LIABILITY

Warrants—Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) one year from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue a share of Class A common stock upon exercise of a warrant unless the share of Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than twenty business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the issuance of the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless

THE BEAUTY HEALTH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company elects to do so, it will not be required to file or maintain in effect a registration statement, but it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00. Once the Public Warrants become exercisable, the Company may redeem the Public Warrants (except with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the reported last reported sale price of the Class A common stock for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like).

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company are unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, in this case, the Company will not redeem the warrants unless an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of our Class A common stock is available throughout the 30-day redemption period.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00. Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the Class A common stock;

•	if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like); and

•

if the Reference Value is less than $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the

THE BEAUTY HEALTH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A common (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

See Note 11 for additional discussion regarding the applicable accounting treatment and valuation of the Public Warrants and Private Placement Warrants.

NOTE 10. INCOME TAX

The Company’s net deferred tax assets are as follows:

December 31, 2020
Deferred tax assets
Net operating loss carryforward	$21,990
Startup/ Organizational Expenses	43,197
Unrealized gain on marketable securities	(20,625)

Total deferred tax assets	44,562
Valuation Allowance	(44,562)

Deferred tax assets, net of allowance	$—

THE BEAUTY HEALTH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

The provision for income taxes consists of the following:

December 31, 2020
Federal
Current	$—
Deferred	(44,562)
State and Local
Current	—
Deferred	—

Change in valuation allowance	44,562

Income tax provision	$—

As of December 31, 2020, the Company had $104,712 of U.S. federal net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period from July 8, 2020 (inception) through December 31, 2020, the change in the valuation allowance was $44,562.

A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:

December 31, 2020
Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Business combination	(0.5)%
Change in fair value of warrant liability	(19.8)%
Offering costs allocated to warrant liability	(0.6)%
Valuation allowance	(0.1)%

Income tax provision	0.0%

The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax returns for the year ended December 31, 2020 remain open and subject to examination. The Company considers Florida to be a significant state tax jurisdiction.

NOTE 11. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC Topic 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

THE BEAUTY HEALTH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2020
Assets:
Marketable securities held in Trust Account	1	460,098,212
Liabilities:
Warrant Liability – Public Warrants	1	40,633,332
Warrant Liability – Private Placement Warrants	3	25,013,332

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our consolidated balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the consolidated statement of operations.

Initial Measurement

The Company established the initial fair value for the Warrants on October 2, 2020, the date of the Company’s Initial Public Offering, using a Monte Carlo simulation model for the warrants. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one share of Class A common shares and one-third of one Public Warrant), (ii) the sale of Private Placement Warrants, and (iii) the issuance of Class B common shares, first to the Warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A common shares subject to possible redemption, Class A common shares and Class B common shares based on their relative fair values at the initial measurement date. The Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs.

THE BEAUTY HEALTH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

The key inputs into the Monte Carlo simulation model for the Private Placement Warrants and Public Warrants were as follows at initial measurement:

Input	October 2, 2020 (Initial Measurement)
Risk-free interest rate	0.34%
Expected term (years)	5.57
Expected volatility	17.4%
Exercise price	$11.50
Fair value of Units	$10.00

On October 2, 2020, the Private Placement Warrants and Public Warrants were determined to be $1.17 per warrant for aggregate values of $10.9 million and $17.9 million, respectively.

Subsequent Measurement

The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public Warrants as of December 31, 2020 is classified as Level 1 due to the use of an observable market quote in an active market.

As of December 31, 2020, the aggregate values of the Private Placement Warrants and Public Warrants were $25.0 million and $40.6 million, respectively.

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Level	Public	Level	Warrant Liabilities
Fair value as of July 8, 2020	$—		$—		$—
Initial measurement on October 2, 2020	10,920,000	3	17,940,000	3	28,860,000
Change in valuation inputs or other assumptions	14,093,332	3	22,693,332	1	36,786,664

Fair value as of December 31, 2020	$25,013,332		$40,633,332		$65,646,664

Due to the use of quoted prices in an active market (Level 1) to measure the fair value of the Public Warrants, subsequent to initial measurement, the Company had transfers out of Level 3 totaling $17,940,000 during the period from October 2, 2020 through December 31, 2020.

Level 3 financial liabilities consist of the Private Placement Warrant liability for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

NOTE 12. SUBSEQUENT EVENTS

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the consolidated financial statements were issued. Based upon this review, other than as described in Note 2 and below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

THE BEAUTY HEALTH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

A lawsuit was filed in the Supreme Court of the State of New York on January 18, 2021, and amended on March 24, 2021, by a purported Company stockholder in connection with the Business Combination: Ciccotelli v. Vesper Healthcare Acquisition Corp., et al., Index No. 650346/2021 (N.Y. Sup. Ct.). On January 18, 2021, a lawsuit was filed in the Supreme Court of the State of New York by a purported Company stockholder in connection with the Business Combination: Purvance v. Vesper Healthcare Acquisition Corp., et al., Index No. 650346/2021 (N.Y. Sup. Ct.). An additional lawsuit was filed by a different purported Company stockholder on January 19, 2021, and amended on March 22, 2021, in the Supreme Court of the State of New York in connection with the Business Combination: Purvance v. Vesper Healthcare Acquisition Corp., et al., Index No. 650365/2021 (N.Y. Sup. Ct.). On January 26, 2021, a lawsuit was filed in the United States District Court, Southern District of New York by a different purported Company stockholder in connection with the Business Combination: Watkins v. Vesper Healthcare Acquisition Corp., et al., No. 1:21-cv-00713 (S.D.N.Y.). On February 8, 2021, a lawsuit was filed in the Eleventh Judicial Circuit, in and for Miami-Dade County, Florida, by a different purported Company stockholder in connection with the Business Combination: Elstein v. Saunders et al., No. 21-3028CA01 (Fla. 11th Cir. Ct.). The complaints name the Company and some or all of the current members of the Board as defendants. The complaints allege, among other things, breach of fiduciary duty claims against the Board in connection with the Business Combination. The complaints also allege that the Preliminary Proxy Statement is misleading and/or omits material information concerning the Business Combination. The complaints generally seek, among other things, injunctive relief, damages, and an award of attorneys’ fees. On March 2, 2021, counsel for Jordan Rosenblatt, a purported The Beauty Health Company shareholder, sent a demand letter alleging that The Beauty Health Company and its board had breached their fiduciary duties and violated federal securities laws in connection with the Preliminary Proxy Statement. Also on March 2, 2021, counsel for Patrick Plumley, a purported The Beauty Health Company shareholder, sent a demand letter alleging that The Beauty Health Company and its board had breached their fiduciary duties and/or violated federal securities laws in connection with the Preliminary Proxy Statement. Both letters sought additional disclosures.

The Company believes these allegations are without merit and intends to defend against them; however, the Company cannot predict with certainty the ultimate resolution of any proceedings that may be brought in connection with these allegations.

On April 19, 2021, Elstein v. Saunders et al., No. 21-3028CA01 (Fla. 11th Cir. Ct.) was voluntarily dismissed. On April 26, 2021, Purvance v. Vesper Healthcare Acquisition Corp., et al., Index No. 650365/2021 (N.Y. Sup. Ct.) was voluntarily discontinued. On May 12, 2021, Watkins v. Vesper Healthcare Acquisition Corp., et al., No. 1:21-cv-00713 (S.D.N.Y.) was voluntarily dismissed. On May 17, 2021, Ciccotelli v. Vesper Healthcare Acquisition Corp., et al., Index No. 650346/2021 (N.Y. Sup. Ct.) was voluntarily discontinued.

On May 4, 2021, the registrant consummated the previously announced business combination pursuant to that certain Agreement and Plan of Merger, dated December 8, 2020, by and among Vesper Healthcare Acquisition Corp., Hydrate Merger Sub I, Inc. (“Merger Sub I”), Hydrate Merger Sub II, LLC (“Merger Sub II”), LCP Edge Intermediate, Inc., the indirect parent of Edge Systems LLC d/b/a The HydraFacial Company (“HydraFacial”), and LCP Edge Holdco, LLC (the “Merger Agreement”), which provided for: (a) the merger of Merger Sub I with and into HydraFacial, with HydraFacial continuing as the surviving corporation (the “First Merger”), and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the merger of HydraFacial with and into Merger Sub II, with Merger Sub II continuing as the surviving entity (the “Second Merger” and, together with the First Merger, the “Mergers” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”). As a result of the First Merger, the registrant owns 100% of the outstanding common stock of HydraFacial and each share of common stock and preferred stock of HydraFacial has been cancelled and converted into the right to receive a portion of the consideration payable in connection with the Mergers. As a result of the Second Merger, the registrant owns

THE BEAUTY HEALTH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

100% of the outstanding interests in Merger Sub II. In connection with the closing of the Business Combination (the “Closing”), the registrant owns, directly or indirectly, 100% of the stock of HydraFacial and its subsidiaries and the stockholders of HydraFacial as of immediately prior to the effective time of the First Merger hold a portion of the Class A Common Stock, par value $0.0001 per share, of the registrant.

In connection with the Closing, the registrant changed its name from “Vesper Healthcare Acquisition Corp.” to “The Beauty Health Company.”

PART I—FINANCIAL INFORMATION

Item 1. Interim Financial Statements.

THE BEAUTY HEALTH COMPANY

(FORMERLY KNOWN AS VESPER HEALTHCARE ACQUISITION CORP.)

CONDENSED BALANCE SHEETS

	March 31, 2021	December 31, 2020
	(Unaudited)	(As Revised)
ASSETS
Current assets
Cash	$2,753,154	$3,265,075
Prepaid expenses	595,589	638,013

Total Current Assets	3,348,743	3,903,088
Marketable securities held in Trust Account	460,184,400	460,098,212

TOTAL ASSETS	$463,533,143	$464,001,300

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accrued expenses	$801,521	$753,547
Accrued offering costs	11,950	11,950

Total Current Liabilities	813,471	765,497
Warrant liability	51,493,331	65,646,664
Deferred underwriting payable	16,100,000	16,100,000

Total Liabilities	68,406,802	82,512,161

Commitments
Class A common stock subject to possible redemption, 46,000,000 shares at redemption value as of March 31, 2021 and December 31, 2020	460,037,629	460,001,441
Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; none issued and outstanding (excluding 46,000,000 shares subject to possible redemption) as of March 31, 2021 and December 31, 2020	—	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 11,500,000 shares issued and outstanding as of March 31, 2021 and December 31, 2020	1,150	1,150
Additional paid-in capital	3,103,850	3,103,850
Accumulated deficit	(68,016,288)	(81,617,302)

Total Stockholders’ Equity	(64,911,288)	(78,512,302)

Total Liabilities and Stockholders’ Equity	$463,533,143	$464,001,300

The accompanying notes are an integral part of the unaudited condensed financial statements.

THE BEAUTY HEALTH COMPANY

(FORMERLY KNOWN AS VESPER HEALTHCARE ACQUISITION CORP.)

CONDENSED STATEMENT OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2021

(UNAUDITED)

Formation and operating costs	$602,319

Loss from operations	(602,319)
Other income:
Interest earned on marketable securities held in Trust Account	85,152
Unrealized gain on marketable securities held in Trust Account	1,036
Change in fair value of warrants	14,153,333

Other income	14,239,521

Income before benefit from income taxes	13,637,202
Benefit from income taxes	—
Net income	$13,637,202

Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	46,000,000

Basic and diluted net income per share, Common stock subject to possible redemption	$0.00

Weighted average shares outstanding, basic and diluted	11,500,000

Basic and diluted net loss per common share	$1.18

The accompanying notes are an integral part of the unaudited condensed financial statements.

THE BEAUTY HEALTH COMPANY

(FORMERLY KNOWN AS VESPER HEALTHCARE ACQUISITION CORP.)

CONDENSED STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY

THREE MONTHS ENDED MARCH 31, 2021

(UNAUDITED)

	Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance – January 1, 2021	11,500,000	$1,150	$3,103,850	$(81,617,302)	$(78,512,302)
Change in value of Class A common stock subject to possible redemption	—	—	—	(36,188)	(36,188)
Net income	—	—	—	13,637,202	13,637,202

Balance – March 31, 2021	11,500,000	$1,150	$3,103,850	$(68,016,288)	$(64,911,288)

The accompanying notes are an integral part of the unaudited condensed financial statements.

THE BEAUTY HEALTH COMPANY

(FORMERLY KNOWN AS VESPER HEALTHCARE ACQUISITION CORP.)

CONDENSED STATEMENT OF CASH FLOWS

THREE MONTHS ENDED MARCH 31, 2021

(UNAUDITED)

Net income	$13,637,202
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liability	(14,153,333)
Interest earned on marketable securities held in Trust Account	(85,152)
Unrealized gain on marketable securities held in Trust Account	(1,036)
Changes in operating assets and liabilities:
Prepaid expenses	42,424
Accrued expenses	47,974

Net cash used in operating activities	(511,921)

Net Change in Cash	(511,921)
Cash – Beginning of period	3,265,075

Cash – End of period	$2,753,154

Non-Cash investing and financing activities:
Change in value of Class A common stock subject to possible redemption	$36,188

The accompanying notes are an integral part of the unaudited condensed financial statements.

THE BEAUTY HEALTH COMPANY

(FORMERLY KNOWN AS VESPER HEALTHCARE ACQUISITION CORP.)

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

The Beauty Health Company (formerly known as Vesper Healthcare Acquisition Corp.) (the “Company”) was incorporated in Delaware on July 8, 2020. The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Merger and PIPE Investment

On May 4, 2021 (the “Closing Date”), the registrant consummated the previously announced business combination pursuant to that certain Agreement and Plan of Merger, dated December 8, 2020, by and among Vesper Healthcare Acquisition Corp. (“Vesper Healthcare”), Hydrate Merger Sub I, Inc. (“Merger Sub I”), Hydrate Merger Sub II, LLC (“Merger Sub II”), LCP Edge Intermediate, Inc., the indirect parent of Edge Systems LLC d/b/a The HydraFacial Company (“HydraFacial”), and LCP Edge Holdco, LLC (“LCP,” and, in its capacity as the stockholders’ representative, the “Stockholders’ Representative”) (the “Merger Agreement”), which provided for: (a) the merger of Merger Sub I with and into HydraFacial, with HydraFacial continuing as the surviving corporation (the “First Merger”), and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the merger of HydraFacial with and into Merger Sub II, with Merger Sub II continuing as the surviving entity (the “Second Merger” and, together with the First Merger, the “Mergers” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”). As a result of the First Merger, the registrant owns 100% of the outstanding common stock of HydraFacial and each share of common stock and preferred stock of HydraFacial has been cancelled and converted into the right to receive a portion of the consideration payable in connection with the Mergers. As a result of the Second Merger, the registrant owns 100% of the outstanding interests in Merger Sub II. In connection with the closing of the Business Combination (the “Closing”), the registrant owns, directly or indirectly, 100% of the stock of HydraFacial and its subsidiaries and the stockholders of HydraFacial as of immediately prior to the effective time of the First Merger (the “HydraFacial Stockholders”) hold a portion of the Class A Common Stock, par value $0.0001 per share, of the registrant (the “Class A Stock”).

Pursuant to the terms of the Merger Agreement and customary adjustments set forth therein, the aggregate merger consideration paid to the HydraFacial Stockholders in connection with the Business Combination was approximately $975,000,000 less HydraFacial’s net indebtedness as of the Closing Date, and subject to further adjustments for transaction expenses, and net working capital relative to a target. The merger consideration included both cash consideration and consideration in the form of newly issued Class A Stock. The aggregate cash consideration paid to the HydraFacial Stockholders at the Closing was approximately $368 million, consisting of the Company’s cash and cash equivalents as of the Closing (including proceeds of $350 million from the Company’s private placement of an aggregate of 35,000,000 shares of Class A Stock (the “Private Placement”) with a limited number of accredited investors (as defined by Rule 501 of Regulation D) without any form of general solicitation or general advertising pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and approximately $433 million of cash available to the Company from the trust account that held the proceeds from the Company’s initial public offering (the “Trust Account”) after giving effect to income and franchise taxes payable in respect of interest income earned in the Trust Account and redemptions that were elected by the Company’s public stockholders, minus approximately $224 million used to repay HydraFacial’s outstanding indebtedness at the Closing, minus approximately $94 million of transaction expenses of HydraFacial and the Company, minus $100 million. The remainder of the consideration paid to the HydraFacial Stockholders consisted of 35,501,743 newly issued shares of Class A Stock (the “Stock Consideration”).

THE BEAUTY HEALTH COMPANY

(FORMERLY KNOWN AS VESPER HEALTHCARE ACQUISITION CORP.)

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

The foregoing consideration paid to the HydraFacial Stockholders may be further increased by up to $75.0 million payable as earn-out shares of Class A Stock upon the completion of certain acquisitions within one year of Closing pursuant to the terms of the Merger Agreement.

All outstanding shares of Class B Stock were automatically converted into shares of Class A Stock on a one-for-one basis at the Closing and will continue to be subject to the transfer restrictions applicable to such shares of Class B Stock.

In connection with the Merger Agreement, certain accredited investors (the “PIPE Investors”) entered into subscription agreements (the “PIPE Subscription Agreements”) pursuant to which the PIPE Investors agreed to purchase 35,000,000 shares (the “PIPE Shares”) of The Beauty Health Company Class A Common Stock at a purchase price per share of $10.00 and an aggregate purchase price of $350,000,000 (the “PIPE Investment”). The PIPE Investment was consummated substantially concurrently with the Closing.

In connection with the Closing, holders of 2,672,690 shares of Class A Stock exercised their rights to redeem those shares for cash at an approximate price of $10.00 per share, for an aggregate of approximately $26,737,737, which was paid to such holders at Closing.

Immediately after giving effect to the Merger and the PIPE Investment, there were 125,329,053 shares of The Beauty Health Company Class A Common Stock.

In connection with the Closing, the registrant changed its name from “Vesper Healthcare Acquisition Corp.” to “The Beauty Health Company”.

Business Prior to the Business Combination

Prior to the Business Combination, the Company had two subsidiaries, Hydrate Merger Sub I, Inc., a wholly owned subsidiary of the Company incorporated in Delaware on December 7, 2020 (“Merger Sub I”) and Hydrate Merger Sub II, LLC, a wholly owned subsidiary of the Company incorporated in Delaware on December 7, 2020 (“Merger Sub II”).

As of March 31, 2021, the Company had not commenced any operations. All activity for the period from July 8, 2020 (inception) through March 31, 2021 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on September 29, 2020. On October 2, 2020, the Company consummated the Initial Public Offering of 46,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriters of the over-allotment option to purchase an additional 6,000,000 Units, at $10.00 per Unit, generating gross proceeds of $460,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 9,333,333 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to BLS Investor Group LLC (the “Sponsor”), generating gross proceeds of $14,000,000, which is described in Note 4.

THE BEAUTY HEALTH COMPANY

(FORMERLY KNOWN AS VESPER HEALTHCARE ACQUISITION CORP.)

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Transaction costs amounted to $25,777,859 consisting of $9,200,000 of underwriting fees, $16,100,000 of deferred underwriting fees and $477,859 of other offering costs.

Liquidity

As of March 31, 2021, the Company had $2,753,154 in its operating bank accounts, $460,184,400 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its ordinary shares in connection therewith and current liabilities of $813,471.

Until the consummation of a Business Combination, the Company used the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.

As noted above (Merger and PIPE Investment), on May 4, 2021, the Company consummated the Merger and the PIPE investment.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K/A as filed with the SEC on May 27, 2021. The interim results for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for period ended December 31, 2021 or for any future periods.

THE BEAUTY HEALTH COMPANY

(FORMERLY KNOWN AS VESPER HEALTHCARE ACQUISITION CORP.)

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2021 and December 31, 2020.

Marketable Securities Held in Trust Account

At March 31, 2021 and December 31, 2020, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills. The Company accounts for its securities held in the trust account in accordance with

THE BEAUTY HEALTH COMPANY

(FORMERLY KNOWN AS VESPER HEALTHCARE ACQUISITION CORP.)

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

the guidance in Accounting Standards Codification (“ASC”) Topic 320 “Debt and Equity Securities.” These securities are classified as trading securities with unrealized gains/losses recognized through income.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s consolidated balance sheets.

Warrant Liability

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the warrants issued in the IPO has been estimated using a Monte Carlo simulation methodology as of the date of the IPO and such warrants’ quoted market price as of December 31, 2020 and March 31, 2021. The private placement warrants were valued using a Monte Carlo simulation methodology.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

THE BEAUTY HEALTH COMPANY

(FORMERLY KNOWN AS VESPER HEALTHCARE ACQUISITION CORP.)

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Income Per Common Share

Net income (loss) per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period. The Company has not considered the effect of the warrants sold in the Public Offering and Private Placement to purchase an aggregate of 24,666,666 shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s statement of operations includes a presentation of income (loss) per share for common shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income (loss) per common share, basic and diluted, for Common stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of Common stock subject to possible redemption outstanding since original issuance.

Net loss per share, basic and diluted, for non-redeemable common stock is calculated by dividing the net income (loss), adjusted for income or loss on marketable securities attributable to Class A common stock subject to possible redemption, by the weighted average number of non-redeemable common stock outstanding for the period.

Non-redeemable common stock includes Founder Shares and non-redeemable Class A shares as these shares do not have any redemption features. Non-redeemable common stock participates in the income or loss on marketable securities based on Class A non-redeemable share’s proportionate interest.

THE BEAUTY HEALTH COMPANY

(FORMERLY KNOWN AS VESPER HEALTHCARE ACQUISITION CORP.)

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

For the Three Months ended March 31, 2021
Common stock subject to possible redemption
Numerator: Earnings allocable to Common stock subject to possible redemption
Interest earned on marketable securities held in Trust Account	$72,209
Unrealized gain on marketable securities held in Trust Account	878
Less: Company’s portion available to pay taxes	(42,400)

Net Income allocable to shares subject to redemption	$30,687

Denominator: Weighted Average Class A common stock subject to possible redemption
Basic and diluted weighted average shares outstanding	46,000,000

Basic and diluted net income per share	$0.00

Non-Redeemable Common Stock
Numerator: Net income minus Net Earnings
Net income	$13,637,202
Less: Net income allocable to Class A common stock subject to possible redemption	(30,687)

Non-Redeemable Net Income	$13,606,515

Denominator: Weighted Average Non-Redeemable Common Stock
Basic and diluted weighted average shares outstanding	11,500,000

Basic and diluted net income per share	$1.18

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the condensed balance sheets, primarily due to their short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority

THE BEAUTY HEALTH COMPANY

(FORMERLY KNOWN AS VESPER HEALTHCARE ACQUISITION CORP.)

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 46,000,000 Units, which includes the full exercise by the underwriters of their option to purchase an additional 6,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 9,333,333 Private Placement Warrants at a price of $1.50 per private Placement Warrant, for an aggregate purchase price of $14,000,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account.

THE BEAUTY HEALTH COMPANY

(FORMERLY KNOWN AS VESPER HEALTHCARE ACQUISITION CORP.)

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On August 5, 2020, the Company issued an aggregate of 11,500,000 shares of Class B common stock (the “Founder Shares”) to the Sponsor for an aggregate purchase price of $25,000 in cash. The Founder Shares included an aggregate of up to 1,500,000 shares of Class B common stock subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor did not purchase any Public Shares in the Initial Public Offering). As a result of the underwriter’s election to fully exercise its over-allotment option, 1,500,000 Founder Shares are no longer subject to forfeiture.

The Sponsor has agreed that, subject to certain limited exceptions, the Founder Shares will not be transferred, assigned, sold or released from escrow until the earlier of (A) one year after the completion of a Business Combination or (B) the date subsequent to the Company’s initial Business Combination on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the last reported sale price of the shares of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, the converted Class A common stock will be released from the lock-up.

Due from Sponsor

At the closing of the Initial Public Offering on October 2, 2020, a portion of the proceeds from the sale of the Private Placement Warrants in the amount of $4,800,000 was due to the Company to be held outside of the Trust Account for working capital purposes. Such amount was paid by the Sponsor to the Company on October 6, 2020.

Advances from Related Party

The Sponsor paid for certain offering costs on behalf of the Company in connection with the Initial Public Offering. The outstanding balance of $229,886 under these advances was repaid subsequent to the closing of the Initial Public Offering, on October 6, 2020.

Promissory Note — Related Party

On July 23, 2020, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) January 31, 2021 or (i) the consummation of the Initial Public Offering. The outstanding balance under the Promissory Note of $261,386 was repaid subsequent to the closing of the Initial Public Offering on October 6, 2020.

Administrative Support Agreement

The Company entered into an agreement, commencing on September 30, 2020 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Company’s

THE BEAUTY HEALTH COMPANY

(FORMERLY KNOWN AS VESPER HEALTHCARE ACQUISITION CORP.)

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Chief Executive Officer, a total of up to $10,000 per month for office space and administrative support services. For the three months ended March 31, 2021, the Company incurred and paid $30,000 in fees for these services.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants.

NOTE 6. COMMITMENTS

Registration and Stockholder Rights Agreement

Pursuant to a registration and stockholder rights agreement entered into on September 29, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants issued upon conversion of the Working Capital Loans) are entitled to registration rights. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to consummation of a Business Combination. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $16,100,000 in the aggregate. Subject to the terms of the underwriting agreement, (i) the deferred fee will be placed in the Trust Account and released to the underwriters only upon the completion of a Business Combination and (ii) the deferred fee will be waived by the underwriters in the event that the Company does not complete a Business Combination. The deferred fee was paid upon completion of the Business Combination described in Note 1.

Merger Agreement

On May 4, 2021 (the “Closing Date”), the registrant consummated the previously announced business combination pursuant to that certain Agreement and Plan of Merger, dated December 8, 2020, by and among

THE BEAUTY HEALTH COMPANY

(FORMERLY KNOWN AS VESPER HEALTHCARE ACQUISITION CORP.)

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Vesper Healthcare Acquisition Corp. (“Vesper Healthcare”), Hydrate Merger Sub I, Inc. (“Merger Sub I”), Hydrate Merger Sub II, LLC (“Merger Sub II”), LCP Edge Intermediate, Inc., the indirect parent of Edge Systems LLC d/b/a The HydraFacial Company (“HydraFacial”), and LCP Edge Holdco, LLC (“LCP,” and, in its capacity as the stockholders’ representative, the “Stockholders’ Representative”) (the “Merger Agreement”), which provided for: (a) the merger of Merger Sub I with and into HydraFacial, with HydraFacial continuing as the surviving corporation (the “First Merger”), and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the merger of HydraFacial with and into Merger Sub II, with Merger Sub II continuing as the surviving entity (the “Second Merger” and, together with the First Merger, the “Mergers” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”). As a result of the First Merger, the registrant owns 100% of the outstanding common stock of HydraFacial and each share of common stock and preferred stock of HydraFacial has been cancelled and converted into the right to receive a portion of the consideration payable in connection with the Mergers. As a result of the Second Merger, the registrant owns 100% of the outstanding interests in Merger Sub II. In connection with the closing of the Business Combination (the “Closing”), the registrant owns, directly or indirectly, 100% of the stock of HydraFacial and its subsidiaries and the stockholders of HydraFacial as of immediately prior to the effective time of the First Merger (the “HydraFacial Stockholders”) hold a portion of the Class A Common Stock, par value $0.0001 per share, of the registrant (the “Class A Stock”).

Pursuant to the terms of the Merger Agreement and customary adjustments set forth therein, the aggregate merger consideration paid to the HydraFacial Stockholders in connection with the Business Combination was approximately $975,000,000 less HydraFacial’s net indebtedness as of the Closing Date, and subject to further adjustments for transaction expenses, and net working capital relative to a target. The merger consideration included both cash consideration and consideration in the form of newly issued Class A Stock. The aggregate cash consideration paid to the HydraFacial Stockholders at the Closing was approximately $368 million, consisting of the Company’s cash and cash equivalents as of the Closing (including proceeds of $350 million from the Company’s private placement of an aggregate of 35,000,000 shares of Class A Stock (the “Private Placement”) with a limited number of accredited investors (as defined by Rule 501 of Regulation D) without any form of general solicitation or general advertising pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and approximately $433 million of cash available to the Company from the trust account that held the proceeds from the Company’s initial public offering (the “Trust Account”) after giving effect to income and franchise taxes payable in respect of interest income earned in the Trust Account and redemptions that were elected by the Company’s public stockholders, minus approximately $224 million used to repay HydraFacial’s outstanding indebtedness at the Closing, minus approximately $94 million of transaction expenses of HydraFacial and the Company, minus $100 million. The remainder of the consideration paid to the HydraFacial Stockholders consisted of 35,501,743 newly issued shares of Class A Stock (the “Stock Consideration”).

The foregoing consideration paid to the HydraFacial Stockholders may be further increased by up to $75.0 million payable as earn-out shares of Class A Stock upon the completion of certain acquisitions within one year of Closing pursuant to the terms of the Merger Agreement.

All outstanding shares of Class B Stock were automatically converted into shares of Class A Stock on a one-for-one basis at the Closing and will continue to be subject to the transfer restrictions applicable to such shares of Class B Stock.

In connection with the Merger Agreement, certain accredited investors (the “PIPE Investors”) entered into subscription agreements (the “PIPE Subscription Agreements”) pursuant to which the PIPE Investors agreed to

THE BEAUTY HEALTH COMPANY

(FORMERLY KNOWN AS VESPER HEALTHCARE ACQUISITION CORP.)

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

purchase 35,000,000 shares (the “PIPE Shares”) of The Beauty Health Company Class A Common Stock at a purchase price per share of $10.00 and an aggregate purchase price of $350,000,000 (the “PIPE Investment”). The PIPE Investment was consummated substantially concurrently with the Closing.

In connection with the Closing, holders of 2,672,690 shares of Class A Stock exercised their rights to redeem those shares for cash at an approximate price of $10.00 per share, for an aggregate of approximately $26,737,737, which was paid to such holders at Closing.

Immediately after giving effect to the Merger and the PIPE Investment, there were 125,329,053 shares of The Beauty Health Company Class A Common Stock.

In connection with the Closing, the registrant changed its name from “Vesper Healthcare Acquisition Corp.” to “The Beauty Health Company”.

NOTE 7. STOCKHOLDER’S EQUITY

Preferred Stock—The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At March 31, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock—The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At March 31, 2021 and December 31, 2020, there were no shares of Class A common stock issued or outstanding, excluding 46,000,000 shares of Class A common stock subject to possible redemption.

Class B Common Stock—The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At March 31, 2021 and December 31, 2020, there were 11,500,000 shares of Class B common stock issued and outstanding.

Holders of Class B common stock will have the right to elect all of the Company’s directors prior to a Business Combination. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock upon the consummation of a Business Combination at a ratio such that the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of shares of common stock issued and outstanding upon completion of the Initial Public Offering, plus (ii) the sum of (a) all shares of common stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or deemed issued by the Company in connection with or in relation to the completion of a Business Combination, excluding (1) any shares of Class A common stock or equity-linked securities exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in a Business Combination and any (2) Private Placement Warrants issued to the Sponsor or any of its affiliates upon conversion of Working Capital Loans minus (b) the number of Public Shares redeemed by Public Stockholders in connection with a Business Combination. In no event will the shares of our Class B common stock convert into shares of our Class A common stock at a rate of less than one to one.

THE BEAUTY HEALTH COMPANY

(FORMERLY KNOWN AS VESPER HEALTHCARE ACQUISITION CORP.)

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

NOTE 8. WARRANT LIABILITY

Warrants—Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) one year from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue a share of Class A common stock upon exercise of a warrant unless the share of Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than twenty business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the issuance of the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company elects to do so, it will not be required to file or maintain in effect a registration statement, but it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00. Once the Public Warrants become exercisable, the Company may redeem the Public Warrants (except with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the reported last reported sale price of the Class A common stock for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like).

THE BEAUTY HEALTH COMPANY

(FORMERLY KNOWN AS VESPER HEALTHCARE ACQUISITION CORP.)

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company are unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, in this case, the Company will not redeem the warrants unless an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of our Class A common stock is available throughout the 30-day redemption period.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00. Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the Class A common stock;

•	if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like); and

•

if the Reference Value is less than $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A common (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price,

THE BEAUTY HEALTH COMPANY

(FORMERLY KNOWN AS VESPER HEALTHCARE ACQUISITION CORP.)

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

and the $10.00 and $18.00 per share redemption trigger prices will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC Topic 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at March 31, 2021 and December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	March 31, 2021	December 31, 2020
Assets:
Marketable securities held in Trust Account	1	460,184,400	460,098,212
Liabilities:
Warrant Liability – Public Warrants	1	31,893,332	40,633,332
Warrant Liability – Private Placement Warrants	3	19,599,999	25,013,332

THE BEAUTY HEALTH COMPANY

(FORMERLY KNOWN AS VESPER HEALTHCARE ACQUISITION CORP.)

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our consolidated balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the consolidated statement of operations.

The Company established the initial fair value for the Warrants on October 2, 2020, the date of the Company’s Initial Public Offering, using a Monte Carlo simulation model for the warrants. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one share of Class A common shares and one-third of one Public Warrant), (ii) the sale of Private Placement Warrants, and (iii) the issuance of Class B common shares, first to the Warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A common shares subject to possible redemption, Class A common shares and Class B common shares based on their relative fair values at the initial measurement date. The Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs.

Subsequently, the Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public Warrants as of December 31, 2020 is classified as Level 1 due to the use of an observable market quote in an active market.

The key inputs into the Monte Carlo simulation model for the Private Placement Warrants at March 31, 2021 were as follows:

Input	March 31, 2021
Risk-free interest rate	0.92%
Expected term (years)	5.08
Expected volatility	14.9%
Exercise price	$11.50
Fair value of Units	$10.03

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Level	Public	Level	Warrant Liabilities
Fair value as of December 31, 2020	$25,013,332		$40,633,332		$65,646,664
Change in valuation inputs or other assumptions	(5,413,333)	3	(8,740,000)	1	(14,153,333)

Fair value as of March 31, 2021	$19,599,999		$31,893,332		$51,493,331

Level 3 financial liabilities consist of the Private Placement Warrant liability for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

THE BEAUTY HEALTH COMPANY

(FORMERLY KNOWN AS VESPER HEALTHCARE ACQUISITION CORP.)

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

NOTE 10. PRIOR PERIODS’ FINANCIAL STATEMENT REVISION

The Company noted an error in its application of guidance associated with “ASC 480: Distinguishing Liabilities from Equity,” which needed to be modified to appropriately present the impact on the accounting treatment of the temporary equity as a result of the private investment in public equity transaction that is subject of the Subscription Agreements entered into by the Company with certain investors on December 8, 2021 (the “PIPE Investment”) in connection with the Company’s business combination with LCP Edge Intermediate, Inc., a Delaware corporation and indirect parent of Edge Systems LLC d/b/a The HydraFacial Company, and LCP Edge Holdco, LLC, as previously disclosed in the Company’s Form 10-K/A filed on May 27, 2021. This modification to the accounting treatment of equity required the Company’s common stock to be reclassified from permanent equity to temporary equity in the form of common stock subject to possible redemption. The Audit Committee, in consultation with the Company’s management, concluded that all Class A ordinary shares that were sold to the public in our IPO are to be classified as temporary equity, thereby correcting an error of classification within the Condensed Balance Sheet. In the financial statements filed in the Company’s Form 10-K/A, the Company incorrectly classified 8,351,205 Class A ordinary shares as permanent equity as of December 31, 2020, whereas no Class A ordinary shares should have been so classified. The 8,351,205 Class A ordinary shares that were originally incorrectly classified as permanent equity have been reclassified as temporary equity in our Form 10-Q, thereby yielding a total of 46,000,000 Class A ordinary shares (the shares sold to the public in our IPO, which are subject to redemption) as temporary equity.

The following tables present the effect of the correction of the misstatement that impacted the year ended December 31, 2020, as described in Note 1, and the related adjustments to reflect the revision on the Condensed Balance Sheet.

	As Previously Reported	Adjustments	As Revised
Balance sheet as of December 31, 2020 (audited)
Commitments
Number of Class A common shares at redemption value	37,648,795	8,351,205	46,000,000
Class A common stock subject to possible redemption	$376,489,130	$83,512,311	$460,001,441
Stockholders’ Equity
Number of Class A common shares issued and outstanding	8,351,205	(8,351,205)	—
Class A common shares	$835	$(835)	$—
Additional paid-in capital	43,911,821	(40,807,971)	3,103,850
Accumulated deficit	(38,913,797)	(42,703,505)	(81,617,302)
Total stockholders’ equity	5,000,009	(83,512,311)	(78,512,302)

Statement of operations for the period from July 8, 2020 (inception) through December 31, 2020 (as Restated)
Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	41,438,497	1,165,717	42,604,214
Weighted average shares outstanding, basic and diluted	13,388,418	(651,643)	12,736,775
Basic and diluted net loss per common share	$(2.91)	$(0.15)	$(3.06)

THE BEAUTY HEALTH COMPANY

(FORMERLY KNOWN AS VESPER HEALTHCARE ACQUISITION CORP.)

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

	As Previously Reported	Adjustments	As Revised

Statement of changes in stockholders’ equity for the period from July 8, 2020 (inception) through December 31, 2020
Class A common stock:
Shares of Class A common stock subject to possible redemption	(37,648,795)	(8,351,205)	(46,000,000)
Class A common stock subject to possible redemption	$(3,765)	$(835)	$(4,600)
Additional Paid-in Capital:
Class A common stock subject to possible redemption	(376,485,365)	(40,807,971)	(417,293,336)
Accumulated Deficit:
Net loss	(38,913,797)	(42,703,505)	(81,617,302)
Total Stockholders’ Equity:
Class A common stock subject to possible redemption	(376,489,130)	(40,808,806)	(417,297,936)
Net loss	(38,913,797)	(42,703,505)	(81,617,302)

NOTE 11. SUBSEQUENT EVENTS

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the consolidated financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

On April 19, 2021, Elstein v. Saunders et al., No. 21-3028CA01 (Fla. 11th Cir. Ct.) was voluntarily dismissed. On April 26, 2021, Purvance v. Vesper Healthcare Acquisition Corp., et al., Index No. 650365/2021 (N.Y. Sup. Ct.) was voluntarily discontinued. On May 12, 2021, Watkins v. Vesper Healthcare Acquisition Corp., et al., No. 1:21-cv-00713 (S.D.N.Y.) was voluntarily dismissed. On May 17, 2021, Ciccotelli v. Vesper Healthcare Acquisition Corp., et al., Index No. 650346/2021 (N.Y. Sup. Ct.) was voluntarily discontinued.

On May 4, 2021, the Company completed the Business Combination and PIPE Investment as described in Note 1.

On June 8, 2021 and July 1, 2021, the Company completed acquisitions of four international third-party distributors for HydraFacial. The total purchase price for the four distributors is approximately $28 million in cash and 590,099 shares of the Company’s Class A Common Stock. As a result of the closing of the acquisitions, the Company will also be required to issue up to 7.5 million shares of Class A Common Stock to the former owners of HydraFacial pursuant to the earnout provision in the Merger Agreement related to the Company’s Business Combination, which closed on May 4, 2021.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of LCP Edge Intermediate, Inc.

Long Beach, California

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of LCP Edge Intermediate, Inc. and subsidiaries (“HydraFacial”) as of December 31, 2020 and 2019, the related consolidated statements of comprehensive loss, changes in stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of HydraFacial as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of HydraFacial’s management. Our responsibility is to express an opinion on HydraFacial’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to HydraFacial in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. HydraFacial is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of HydraFacial’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Los Angeles, California

March 24, 2021

We have served as HydraFacial’s auditor since 2020.

LCP Edge Intermediate, Inc.

Consolidated Balance Sheets

(in thousands, except for share amounts)

	As of December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$9,486	$7,307
Accounts receivable, net of allowances for doubtful accounts of $2,032 and $732 at December 31, 2020 and 2019, respectively	18,576	23,719
Prepaid expenses	3,220	3,709
Income tax receivable	4,611	—
Inventories	23,202	19,435

Total current assets	59,095	54,170

Property and equipment, net	9,191	10,800
Intangible assets, net	50,935	60,293
Goodwill	98,531	98,520
Deferred tax assets, net	270	232
Other assets	4,813	2,336

Total assets	222,835	226,351

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$18,485	$14,257
Accrued payroll related expenses	9,475	8,580
Other accrued expenses	2,458	2,946
Income tax payable	—	2,964
Current portion of unfavorable lease terms	—	144
Current portion of long-term debt due to related parties	512	8,927

Total current liabilities	30,930	37,818

Unfavorable lease terms, net of current portion	—	276
Other long-term liabilities	1,854	325
Long-term debt due to related parties, net of current portion	216,024	180,850
Deferred income taxes, net	3,987	8,290

Total liabilities	252,795	227,559

Stockholders’ deficit
Common stock $0.01 par value; 60,000 shares authorized; 54,538 shares issued and 54,358 and 49,205 shares outstanding at December 31, 2020 and 2019, respectively	—	—
Class A Preferred stock, $0.01 par value; 1,500 shares authorized; 935 issued and 931 and 935 outstanding at December 31, 2020 and 2019, respectively (Aggregated liquidation preference of $8,465 and $8,499 as of December 31, 2020 and 2019, respectively)	—	—
Additional paid-in capital	13,956	13,747
Note receivable from stockholder	(554)	(554)
Accumulated other comprehensive income	242	28
Accumulated deficit	(43,604)	(14,429)

Total stockholders’ deficit	(29,960)	(1,208)

Total liabilities and stockholders’ deficit	$222,835	$226,351

The accompanying notes are an integral part of these financial statements.

LCP Edge Intermediate, Inc.

Consolidated Statements of Comprehensive Loss

(in thousands, except for share and per share amounts)

	Fiscal Year Ended December 31,
	2020	2019	2018
Net sales	$119,092	$166,623	$112,310
Cost of sales	51,893	60,111	39,335

Gross profit	67,199	106,512	72,975

Operating expenses:
Selling and marketing	50,323	61,774	42,739
Research and development	3,409	4,614	2,404
General and administrative	30,649	26,662	17,772

Total operating expenses	84,381	93,050	62,915

(Loss) income from operations	(17,182)	13,462	10,060

Other expense (income)
Interest expense, net	21,275	17,092	10,049
Other expense (income)	47	(535)	9
Foreign currency gain, net	(21)	(160)	(8)

Total other expense	21,301	16,397	10,050
(Loss) income before provision for income taxes	(38,483)	(2,935)	10
Income tax (benefit) provision	(9,308)	(1,297)	327

Net loss	$(29,175)	$(1,638)	$(317)

Distributions to preferred stockholders	—	—	(85,021)
Cumulative preferred dividends	(740)	(721)	(5,591)

Net loss attributable to common shareholders	$(29,915)	$(2,359)	$(90,929)
Net loss per share available to common stockholders – basic and diluted	$(569.87)	$(47.94)	$(1,849.99)

Weighted average common shares outstanding – basic and diluted	52,494	49,205	49,151
Comprehensive loss, net of tax:
Foreign currency translation adjustments	79	33	(5)

Comprehensive loss, net of tax:	$(29,096)	$(1,605)	$(322)

The accompanying notes are an integral part of these financial statements.

LCP Edge Intermediate, Inc.

Consolidated Statements of Stockholders’ Equity (Deficit)

(in thousands, except for share amounts)

	Common Stock		Preferred Stock		Additional Paid-in Capital	Note Receivable from Stockholder	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
BALANCE, December 31, 2017	49,026	—	931	—	98,124	(554)	—	1,216	98,786
Issuance of shares	179	—	4	—	500	—	—	—	500
Distributions to preferred stockholders	—	—	—	—	(85,021)	—	—	(13,690)	(98,711)
Cash settlement of options	—	—	—	—	(20)	—	—	—	(20)
Stock-based compensation	—	—	—	—	61	—	—	—	61
Net loss	—	—	—	—	—	—	—	(317)	(317)
Foreign currency translation adjustment	—	—	—	—	—	—	(5)	—	(5)

BALANCE, December 31, 2018	49,205	—	935	—	13,644	(554)	(5)	(12,791)	294

BALANCE, December 31, 2018	49,205	—	935	—	13,644	(554)	(5)	(12,791)	294
Stock-based compensation	—	—	—	—	103	—	—	—	103
Net loss	—	—	—	—	—	—	—	(1,638)	(1,638)
Foreign currency translation adjustment	—	—	—	—	—	—	33	—	33

BALANCE, December 31, 2019	49,205	—	935	—	13,747	(554)	28	(14,429)	(1,208)

BALANCE, December 31, 2019	49,205	—	935	—	13,747	(554)	28	(14,429)	(1,208)
Issuance of shares	5,332	—	—	—	—	—	—	—	—
Repurchase of shares	(179)	—	(4)	—	(154)	—	—	—	(154)
Stock-based compensation	—	—	—	—	363	—	—	—	363
Net loss	—	—	—	—	—	—	—	(29,175)	(29,175)
Foreign currency translation adjustment	—	—	—	—	—	—	214	—	214

BALANCE, December 31, 2020	54,358	—	931	—	13,956	(554)	242	(43,604)	(29,960)

The accompanying notes are an integral part of these financial statements.

LCP Edge Intermediate, Inc.

Consolidated Statements of Cash Flow

(in thousands)

	Year Ended December 31,
	2020	2019	2018
Cash flows (used in) from operating activities:
Net Loss	$(29,175)	$(1,638)	$(317)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation of property and equipment	2,552	1,375	635
Amortization of capitalized software	1,104	451	112
Provision for doubtful accounts	1,442	659	96
Amortization of intangible assets	10,745	12,055	10,749
Amortization of other assets	132	63	—
Amortization of deferred financing costs	1,515	1,365	708
Share-based compensation	363	103	61
Amortization of unfavorable lease terms	(36)	(144)	(144)
Write-off of unfavorable lease terms	(384)	—	—
Loss on sale and disposal of assets	110	—	—
Payment in-kind interest that compounds into debt	6,119	—	—
Deferred income taxes	(4,341)	(4,649)	(3,015)
Changes in operating assets and liabilities:
Accounts receivables	3,701	(11,048)	(7,719)
Prepaid expenses	489	(1,116)	(1,234)
Income taxes receivable	(4,611)	—	1,872
Inventory	(3,211)	(4,769)	(9,799)
Other assets	(2,286)	(692)	(980)
Accounts payable	4,889	4,311	4,178
Accrued payroll and other expenses	(118)	2,765	3,249
Other long-term liabilities	1,529	119	207
Income taxes payable	(2,964)	2,518	446

Net cash (used in) from operating activities	(12,436)	1,728	(895)

Cash flows used in investing activities:
Cash paid for business acquisition, net of cash acquired	—	(2,058)	—
Repayment of amounts due to sellers	—	—	(558)
Capital expenditures for intangible assets	(316)	(1,648)	(5,111)
Capital expenditures for property and equipment	(3,501)	(8,774)	(2,774)

Net cash used in investing activities	(3,817)	(12,480)	(8,443)

Cash flows from financing activities:
Investment by stockholder	—	—	500
Distributions to preferred stockholders	—	—	(98,711)
Repurchase of shares	(154)	—	—
Cash settlement of options	—	—	(20)
Proceeds from revolving facility borrowings	6,500	18,500	5,750
Repayments of revolving facility borrowings	(15,000)	(12,000)	(3,750)
Proceeds from term loan borrowings	30,000	10,000	112,905
Payment of debt issuance costs	(77)	(150)	(4,232)
Repayment of term loan borrowings	(1,772)	(1,772)	(1,278)
Payments for transaction costs	(323)	—	—
Deferred financing payment for acquisition	(901)	—	—

Net cash from financing activities	18,273	14,578	11,164

Net increase in cash and cash equivalents	2,020	3,826	1,826
Effect of foreign currency translation on cash	159	(94)	(3)
Cash and cash equivalents, beginning of period	7,307	3,575	1,752

Cash and cash equivalents, end of period	$9,486	$7,307	$3,575

Supplemental disclosures of cash flow information:
Cash paid for interest	$13,536	$15,727	$9,413
Cash paid for income taxes	2,434	861	1,579
Capital expenditures included in Accounts payable	240	1,006	95
Deferred payment due to seller related to business acquisition	—	927	—
Deferred unpaid offering costs	2,036	—	—

The accompanying notes are an integral part of these financial statements.

LCP Edge Intermediate, Inc.

Notes to Consolidated Financial Statements

(in thousands, except share and per share amounts)

Note 1 – Nature of Business

LCP Edge Intermediate, Inc. (“The HydraFacial Company” or “HydraFacial” or the “Company”) and its subsidiaries design, develop, manufacture, market, and sell aesthetic technologies and products. HydraFacial is a wholly owned subsidiary of LCP Edge Holdco, LLC (“LCP Holdco” or “Parent”). HydraFacial offers hydradermabrasion systems that enhance the skin to cleanse, exfoliate, extract, and hydrate simultaneously; HydraFacial® Daily Essentials, which provides detoxification, rejuvenation, and protection of skin; crystal microdermabrasion systems; and light emitting diode systems. The premiere system is the HydraFacial MD® liquid based skin exfoliation system.

Merger and Public Offering

On December 8, 2020, HydraFacial entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Vesper Healthcare Acquisition Corp. (“Vesper”), which provides for, among other things, the merger with and into Vesper, with the combined entity continuing as the surviving entity. The transactions set forth in the Merger Agreement will constitute a “Business Combination” as contemplated by Vesper’s Amended & Restated Certificate of Incorporation. Immediately after the completion of the Business Combination, the shareholders of HydraFacial will exchange their interests in HydraFacial for shares of common stock of the combined entity. Additionally, certain investors have agreed to subscribe for and purchase an aggregate of $350.0 million of common stock of the combined company (“PIPE Financing”). The combined company will continue to operate under the HydraFacial management team, led by Chief Executive Officer Clint Carnell. The boards of directors of both Vesper and HydraFacial have approved the proposed transaction. Per the terms of the Merger Agreement, total aggregate base purchase price payable to the stockholders of HydraFacial is estimated to be $975.0 million. In addition to the consideration to be paid at the closing of the transactions contemplated by the Merger Agreement, the stockholders of HydraFacial may be entitled to receive contingent consideration from Vesper of up to $75.0 million.

Liquidity

The accompanying consolidated financial statements have been prepared on the going concern basis of accounting, which assumes HydraFacial will continue to operate as a going concern and which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As described in Note 8, HydraFacial had approximately $216.5 million of outstanding indebtedness under its Credit Facility and other debt which are due to related parties as of December 31, 2020.

HydraFacial’s Credit Facility, as amended, requires HydraFacial to maintain compliance with a monthly liquidity covenant, whereby beginning in 2021 HydraFacial must have liquidity in excess of $5 million based on cash on hand and availability under the revolving credit facility. In addition, beginning in 2021, HydraFacial is required to maintain quarterly compliance with a leverage ratio that is reduced each quarter. Based on HydraFacial’s current forecasts, HydraFacial anticipates that it will not violate either the liquidity covenant or the leverage covenant under the Credit Agreement through at least May 1, 2022. Forecasted compliance with HydraFacial’s covenants is based upon HydraFacial meeting its plan. With respect to the liquidity covenant, a relatively small decrease in forecasted revenues could result in non-compliance with the liquidity covenant, and if such an event were to occur, a shareholder has committed to provide financial support in an amount sufficient enough to prevent an event of non-compliance through May 1, 2022 or the close of the Business Combination. Separate from any supplemental financial support being provided, management could also take action and reduce anticipated costs related to additional planned investments to potentially mitigate an anticipated failure with the liquidity covenant.

Note 2 – Summary of Significant Accounting Policies

Basis of presentation and consolidation – The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The consolidated financial statements are presented on a consolidated basis and include the operations of HydraFacial and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Use of estimates and assumptions in preparing consolidated financial statements – In preparing its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, HydraFacial makes assumptions, estimates, and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of net sales and expenses during the reported periods. On an ongoing basis, HydraFacial evaluates its estimates, including, among others, those related to revenue related reserves, allowance for doubtful accounts, the realizability of inventory, fair value measurements including common stock valuations, useful lives of property and equipment, goodwill and finite-lived intangible assets, accounting for income taxes, stock-based compensation expense and commitments and contingencies. HydraFacial’s estimates are based on historical experience and on its future expectations that are believed to be reasonable. The combination of these factors forms the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from its current estimates and those differences may be material.

Cash and cash equivalents – For purposes of the statement of cash flows, HydraFacial considers all highly liquid investments, with an original maturity of three months or less when purchased, to be cash equivalents.

Accounts receivable – Receivables are reported at estimated net realizable values. Accordingly, HydraFacial estimates allowances for doubtful accounts. The allowance for doubtful accounts is estimated by reviewing delinquency status determined by classifying or aging individual invoices in terms of the length of the period past due, analyzing historical account write-off rates relative to receivable balances, based on economic conditions and based on the credit worthiness of individuals. Receivables are written off when determined to be uncollectible. The majority of HydraFacial’s customers are located in the United States and concentration risk in accounts receivable is limited due to the large number of customers comprising HydraFacial’s customer base. The following table presents the change in the allowance for doubtful accounts (in thousands):

	2020	2019
Allowance for doubtful accounts, beginning balance	$732	$188
Provision for doubtful account	1,442	659
Amounts written off	(142)	(115)

Allowance for doubtful accounts, ending balance	$2,032	$732

Inventories – Inventories are stated at the lower of cost (determined by the first-in, first-out method) or net realizable value. Obsolete inventory or inventory in excess of management’s estimated usage is written-down to its estimated market value less costs to sell, if less than its cost. There were no material write-downs of inventory for each of the three years in the period ended December 31, 2020. Inherent in the estimates of market value are management’s estimates related to economic trends, future demand for products, and technological obsolescence of HydraFacial’s products

Property and equipment – Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to seven years. Leasehold improvements are amortized using the straight-line method over the shorter of the terms of the leases or their estimated useful lives. Expenditures for repairs and maintenance are charged to expense as incurred.

Capitalized software – HydraFacial capitalizes certain qualified costs incurred in connection with the development of internal-use software. HydraFacial evaluates the costs incurred during the application development stage of internal use software and website development to determine whether the costs meet the criteria for capitalization. Costs related to preliminary project activities and post implementation activities including maintenance are expensed as incurred. Capitalized software is stated at cost less accumulated amortization. Amortization is computed using the straight-line method over the estimated useful lives of the assets, generally three to five years.

Impairment of long-lived assets – HydraFacial periodically evaluates whether changes have occurred that would require revision of the remaining estimated useful life of the property, improvements, and other long-lived assets or render them not recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or any other significant adverse change that would indicate that the carrying amount of an asset or group of assets may not be recoverable. An impairment loss for the amount by which the carrying amount of the assets exceeds its fair value would be recognized if the sum of the undiscounted future cash flows is less than the carrying amount of an asset. There were no such losses for each of the three years in the period ended December 31, 2020.

Intangible assets – Intangible assets are comprised of developed technology, customer relationships and trademarks. At initial recognition, intangible assets acquired in a business combination are recognized at their fair value as of the date of acquisition. Following initial recognition, intangible assets are carried at cost less accumulated amortization and impairment losses, if any, and are amortized on a straight-line basis over the estimated useful life of the asset. HydraFacial assesses the impairment of intangible assets whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

Goodwill – Goodwill is recorded as the difference, if any, between the aggregate consideration paid for an acquisition and the fair value of the assets acquired and liabilities assumed. Goodwill is not amortized but is evaluated for impairment annually or more frequently if indicators of impairment are present or changes in circumstances suggest that impairment may exist. HydraFacial has one reporting unit and evaluates the carrying value of its goodwill annually at the end of its fiscal year or whenever events or changes in circumstances indicate that an impairment may exist.

HydraFacial first performs a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount. If factors indicate that the fair value of the reporting unit is less than its carrying amount, HydraFacial performs a quantitative assessment and the fair value of the reporting unit is determined under the income approach by analyzing the expected present value of future cash flows. If the carrying amount of the reporting unit is greater than its fair value, the reporting unit’s goodwill is impaired. The goodwill impairment is the equal to the difference between the carrying amount of the reporting unit and its fair value, not to exceed the carrying amount of the goodwill.

HydraFacial performed a qualitative assessment as of December 31, 2020 and 2019. Based on this assessment, HydraFacial determined that it was not more-likely-than-not that the goodwill was impaired.

Deferred Transaction Costs – HydraFacial capitalizes deferred transaction costs, which primarily consist of all incremental and directly attributable costs of the anticipated merger. The deferred transaction costs will be reclassified to additional paid-in capital upon closing. As of December 31, 2020, $2.4 million of costs were capitalized within Other assets on the Consolidated Balance Sheets.

Deferred loan costs – Deferred financing costs are amortized using a method that approximates the effective interest method over the term of the related debt facility. Deferred financing costs are netted against the related debt and the amortization of such costs is included in Interest expense, net on the Consolidated Statements of Comprehensive Loss.

Share-based compensation – HydraFacial measures share-based compensation costs at the respective grant dates, based on the fair value of the award and recognizes the expenses on a straight-line basis over the requisite service period.

HydraFacial estimates the fair value of its employee awards (the “Options”) granted under the 2016 Equity Incentive Award Plan (the “2016 Plan”) using the Black-Scholes valuation model. The Black-Scholes model requires the use of highly subjective and complex assumptions, including the Option’s expected term and the price volatility of the underlying equity interest. All Options outstanding under the 2016 Plan were cancelled without payment and concurrently replaced with new incentive units of LCP Edge Holdco LLC (“LCP Holdco”) during the year ended December 31, 2020.

HydraFacial estimates the fair value of profits interests of its parent, LCP Holdco, issued as employee awards (“Incentive Units”) granted for certain members of management pursuant to the LCP Holdco LLC Agreement using a Monte Carlo simulation model. The Monte Carlo simulation model is dependent on the estimated fair value of the equity of LCP Holdco, which is a significant estimate. The Company determined the estimated fair value of LCP Holdco’s equity, with the assistance of a third-party valuation firm, as of the grant date of the Incentive Units using a combination of discounted cash flows, a public company guideline approach, and based on comparable observable acquisitions.

The Incentive Units represent profits interests in LCP Holdco, which is an interest in the increase in the value of the entity over the Participation Threshold, as defined in the LCP Holdco LLC Agreement and as determined at the time of grant. The holder, therefore, has the right to participate in distributions of profits only in excess of the Participation Threshold. The Participation Threshold, subject to adjustment, is based on the liquidation valuation at fair value of LCP Holdco’s common unit on or around the grant date.

Compensation expense for employee stock-based awards whose vesting is subject to the fulfillment of both a market condition and the occurrence of a performance condition is recognized at the time the achievement of the performance condition becomes probable. In addition, HydraFacial recognizes the impact of forfeitures as incurred. HydraFacial’s share-based compensation expenses have historically not been material.

Income taxes – HydraFacial accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets (DTA)s and deferred tax liabilities (DTL)s for the expected future tax consequences of events that have been included in the financial statements. Under this method, we determine DTAs and DTLs on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on DTAs and DTLs is recognized in income in the period that includes the enactment date.

HydraFacial recognizes DTAs to the extent that it believes these assets are more likely than not to be realized. In making such a determination, HydraFacial considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, carryback potential if permitted under the tax law, and results of recent operations. A valuation allowance is established, when necessary, to reduce deferred tax assets to the amount that is more likely than not to be realized based on currently available evidence. If HydraFacial determines that it would be able to realize our DTAs in the future in excess of the net recorded amount, it would make an adjustment to the DTA valuation allowance, which would reduce the provision for income taxes.

HydraFacial would record uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) it determined whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, HydraFacial recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. If any, HydraFacial recognizes interest and penalties related to unrecognized tax benefits in income tax expense. As of December 31, 2020, HydraFacial had approximately $0.3 million of unrecognized tax benefits. As of December 31, 2019, HydraFacial did not have any material uncertain tax positions.

Revenue recognition – Effective January 1, 2019, HydraFacial adopted ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which is the new comprehensive revenue recognition standard that supersedes all existing revenue recognition requirements under Accounting Standards Codification (“ASC”) 605, Revenue Recognition (“ASC 605”), as well as under all subsequently issued amendments to the new revenue recognition standard (“ASC 606”). HydraFacial elected to adopt the new revenue recognition standard using the full retrospective method as of January 1, 2019. The adoption of the new standard did not have a significant effect on earnings or on the timing of HydraFacial’s transactions and, therefore, the effect of applying the new guidance was not material. As such, there were no adjustments to the prior periods

In accordance with ASU 2014-09, HydraFacial determines the amount of revenue to be recognized through application of the following steps:

•	Identify the customer contract;

•	Identify the performance obligations in the contract;

•	Determine the transaction price;

•	Allocate the transaction price to the performance obligations in the contract; and

•	Recognize revenue as the performance obligations are satisfied.

Identify the Customer Contract

HydraFacial distributes products to customers both through national and international retailers as well as direct-to-consumers through its e-commerce and store channels. HydraFacial sells to direct customers, including non-corporate customers (such as spas and dermatologist offices), corporate customers, and international distributors. For non-corporate customers, a contract exists when the customer initiates an order by submitting a purchase request. Such requests are accepted by HydraFacial upon issuance of a corresponding invoice. For corporate customers, a contract exists when the customer submits a purchase order and is accepted upon issuance of a subsequent invoice. For distributors, a customer submits an order request which is processed in the system by a sales representative. This is also considered accepted upon the subsequent issuance of an invoice by HydraFacial. For all customers, each invoice is considered a separate contract for accounting purposes.

Revenue is recognized at a point in time when control of the products are transferred to the customer. Typical payment terms provide that HydraFacial’s customers pay within 30 to 120 days of the invoice.

Identify the Performance Obligations in the Contract and Recognize Revenue

HydraFacial has determined that each of its products is distinct and represents a separate performance obligation, which is aligned with HydraFacial’s policy prior to adoption of ASC 606 that each product has standalone value. The customer can benefit from each product on its own or together with other resources that are readily available to the customer. The products are separately identifiable from other promises in the contract. Control over HydraFacial’s products transfers to the customer upon shipment of the products from HydraFacial’s warehouse facility. Therefore, revenue associated with product purchases is recognized at a point in time upon shipment to the intended customer. This is consistent with HydraFacial’s revenue recognition policy prior to adoption of ASC 606.

Determine and Allocate the Transaction Price to the Performance Obligations in the Contract

The transaction price of a contract consists of fixed and variable consideration components pursuant to the applicable contractual terms and excludes sales tax. HydraFacial has entered into contracts that have variable consideration in the form of rebates offered to select customers. The amount of variable consideration for rebates is estimated at the time of sale based on the most likely amount and was not material. HydraFacial also records other discounts, returns, and warranties net of revenue, which are not historically material.

HydraFacial’s contracts with customers may include multiple performance obligations. For such arrangements, HydraFacial allocates the transaction price to each performance obligation based on its relative standalone selling price. Standalone selling price is the price at which HydraFacial would sell a promised product separately to a customer. Judgment is required to determine the standalone selling price for each distinct performance obligation.

Costs to Obtain and Fulfill a Contract with a Customer

HydraFacial elected the practical expedient to recognize the incremental costs of obtaining contracts as an expense when incurred if the amortization period of the assets that HydraFacial otherwise would have recognized is one year or less. The incremental costs to obtain contracts was not material.

Practical expedients

HydraFacial elected to account for shipping and handling activities performed before transfer of control of products as a fulfillment activity instead of a performance obligation. Shipping and handling activities that occur after the customer has obtained control do not constitute a separate and distinct performance obligation.

HydraFacial elected to exclude from the measurement of the transaction price all taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction and collected by the entity from a customer.

As noted above, HydraFacial elected to recognize the incremental costs of obtaining contracts, such as sales commissions, as an expense when incurred. These costs are included in operating expenses.

Shipping and handling costs – Shipping and handling charges billed to the customers are included in net sales and the associated costs are reported as cost of sales in the Consolidated Statements of Comprehensive Loss. The costs associated with shipping goods to customers recorded in cost of sales were $1.8 million, $3.4 million and $3.0 million for each of the three years in the period ended December 31, 2020, respectively.

Advertising costs – Advertising costs are expensed in the period in which they are incurred. Total advertising costs, included in Selling and marketing expenses on the Consolidated Statements of Comprehensive Loss, were $3.3 million, $4.7 million and $2.9 million for each of the three years in the period ended December 31, 2020, respectively.

Research and development – Research and development costs are expensed as incurred. Substantially all research and development expenses are related to new product development and design improvements or increased functionality in current products.

Foreign currency translation – HydraFacial’s foreign operations are subject to exchange rate fluctuations and foreign currency transaction gains and losses. The functional currency for HydraFacial’s foreign subsidiaries is the local currency. When remeasuring from a functional currency to the reporting currency, assets and liabilities are remeasured into U.S. dollars at exchange rates in effect at the balance sheet date, and equity is translated using historical rates. The impact of changes in exchange rates on the translation of the Consolidated Balance Sheets is reflected in accumulated other comprehensive income. Sales and expenses are remeasured using weighted-average exchange rates for each period. Gains and losses resulting from foreign currency transactions are recognized in other income (expense), net in the Consolidated Statements of Comprehensive Loss.

Comprehensive loss – Comprehensive loss consists of net loss and foreign currency translation adjustments and is presented in the Consolidated Statements of Comprehensive Loss.

Concentrations of credit risk – Financial instruments that potentially subject HydraFacial to significant concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. HydraFacial primarily maintains its operating cash balance with a major financial institution. At times, cash balances may be in excess of Federal Deposit Insurance Corporation insurance limits. HydraFacial has not experienced any losses in these accounts and does not believe it is exposed to any significant credit risk in this area. Accounts receivable are unsecured and HydraFacial is at risk to the extent such amounts become uncollectible. Concentration of credit risk with respect to accounts receivable is generally mitigated by HydraFacial performing ongoing credit evaluations of its customers.

For each of the three years in the period ended December 31, 2020, there were no customers representing greater than 10% of HydraFacial’s total sales. As of December 31, 2020, there was one customer representing greater than 10% of HydraFacial’s receivables. As of December 2019, there were no customers representing greater than 10% of HydraFacial’s receivables.

Fair value of assets and liabilities – FASB ASC 820, Fair Value Measurements and Disclosures, defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. FASB ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than Level 1 prices such as quoted prices for similar assets and liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

As of December 31, 2020 and 2019, HydraFacial’s financial instruments include cash and cash equivalents, accounts receivable, note receivable, accounts payable, accrued expenses, and long-term debt. The carrying values of cash, accounts receivable and payable, and accrued expenses are representative of their fair values due to their short-term maturities. The carrying amount of HydraFacial’s outstanding debt approximates the fair value as the debt bears a floating rate that approximates the market interest rate. The estimated fair value of HydraFacial’s debt at December 31, 2020 and 2019, approximated its carrying value.

Preferred stock – HydraFacial has issued Class A Preferred Stock. Holders are entitled to receive cumulative dividends, receive liquidation preference, and have no voting rights.

Net Loss Attributable to Common Shareholders – Basic net loss per share is computed using net loss available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted net income loss per share reflects the dilutive effects of stock options outstanding during the period, to the extent such securities would not be anti-dilutive, and is determined using the treasury stock method.

Recently issued accounting pronouncements

If HydraFacial or its prospective parent company becomes public or is public, HydraFacial expects such public company to be an “emerging growth company.” The Jumpstart Our Business Startups Act, or the JOBS Act,

allows HydraFacial to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. HydraFacial has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that the Company (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, HydraFacial’s financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective date for new or revised accounting standards that are applicable to public companies.

2020 Adoption

Fair Value Measurement. In August 2018, the Financial Accounting Standards Board (“FASB”) issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). This ASU modifies the disclosure requirements on fair value measurements by removing, modifying, or adding certain disclosures. ASU 2018-13 is effective for all entities beginning on January 1, 2020. Certain disclosures in ASU 2018-13 are required to be applied on a retrospective basis and others on a prospective basis. The adoption of this guidance did not have a material impact on the consolidated financial statements.

Internal-use Software. In August 2018, the FASB issued ASU No. 2018-15, Intangible – Goodwill and Others – Internal-use Software (Subtopic 350) – Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (“ASU 2018-15”), which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. ASU 2018-15 is effective for public entities for fiscal years beginning after December 15, 2020, including interim periods within that fiscal year, and can be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. Early adoption is permitted. HydraFacial adopted this guidance prospectively as of January 1, 2020, which did not have an impact on the consolidated financial statements.

Credit Losses. In May 2019, the FASB issued ASU No. 2019-05, Financial Instruments – Credit Losses (Topic 326) (“ASU 2019-05”). ASU 2019-05 provides relief to certain entities adopting ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). The amendments accomplish those objectives by providing entities with an option to irrevocably elect the fair value option in Subtopic 825-10, applied on an instrument-by-instrument basis for eligible instruments, that are within the scope of Subtopic 326-20, upon adoption of Topic 326. The fair value option election does not apply to held-to-maturity debt securities. ASU 2019-05 has the same transition as ASU 2016-13 and is effective for periods beginning after December 15, 2019, with adoption permitted after this update. HydraFacial adopted ASU 2019-05 along with ASU 2016-13, for which early adoption is permitted, as of January 1, 2020, which did not have an impact on HydraFacial’s consolidated financial statements.

Credit losses for trade receivables is determined based on historical information, current information and reasonable and supportable forecasts. HydraFacial has concluded that the adoption of the standard was not material as the composition of the trade receivables at the reporting date is consistent with that used in developing the historical credit-loss percentages. Further, the risk characteristics of HydraFacial’s customer and composition of the portfolio have not changed significantly over time.

LIBOR. In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. In response to concerns about structural risks related to interbank exchange rates, the FASB took the initiative to identify alternative reference rates, such as the Secured Overnight Financing Rate (SOFR), that are more observable or transaction based and that are less susceptible to manipulation. The amendments in this Update apply to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. The expedients and exceptions provided by the amendments do not apply to contract modifications made and hedging relationships entered into or evaluated after December 31, 2022, except for hedging relationships existing as of December 31, 2022, that an entity has elected certain optional expedients for and that are retained through the end of the hedging relationship. This guidance is effective for all entities as of March 12, 2020 through December 31, 2022. HydraFacial adopted this guidance as of March 12, 2020, which did not have a material impact on HydraFacial’s consolidated financial statements.

Accounting Pronouncements Not Yet Adopted

Leases. In February 2016, FASB issued ASU 2016–02, Leases (Topic 842): Lessees will be required to recognize assets and liabilities on the balance sheet for the rights and obligations created by all leases with terms of more than 12 months. For non-public entities, the standard is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. In October 2019, the FASB issued ASU 2019-10, Lease (Topic 842): Effective Dates, which defers the effective date of ASU 2016-02 for companies that are not public business entities. For calendar-year end companies that are eligible for the deferral, the effective date is January 1, 2022. Early adoption is permitted, however, Management will elect to defer adoption until January 1, 2022, as available as an emerging growth company. Management is evaluating the impact of the amended lease guidance on HydraFacial’s consolidated financial statements.

Income Taxes. In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). The amendments in this ASU 2019-12 simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. The update is effective for all entities for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted and is effective for HydraFacial beginning on January 1, 2021. HydraFacial is evaluating the impact of ASU 2019-12 on its consolidated financial statements.

Note 3 – Revenue Recognition

HydraFacial’s primary source of revenue is derived from the following products:

Delivery Systems

HydraFacial manufactures HydraFacial and PERK branded hydradermabrasion systems that are compatible with HydraFacial’s consumables product line (“Consumables”), but can be used without the purchase of Consumables, which are sold separately. These products are used as a delivery system for the topical therapeutics contained in HydraFacial’s Consumables. Control over HydraFacial’s Delivery System products transfers to the customer upon shipment of the Delivery Systems from HydraFacial’s warehouse facility. Therefore, revenue associated with the Delivery Systems is recognized at a point in time upon shipment to the customer. The Delivery systems are sold on a stand-alone basis and are separate and distinct from the consumables discussed below.

Consumables

The HydraFacial and PERK Consumables are serum solutions and other consumables such as tools and treatment supplies to be used with the HydraFacial and PERK delivery systems. Consumables are sold exclusively by HydraFacial and are available for purchase separately from the purchase of the Delivery Systems. Control over HydraFacial’s Consumable products transfers to the customer upon shipment of the Consumables from HydraFacial’s warehouse facility. Therefore, revenue associated with Consumables is recognized at a point in time upon shipment to the customer.

Disaggregated Revenue

HydraFacial distributes products both through national and international retailers as well as direct-to-consumers through its e-commerce and stores channels. The marketing and consumer engagement benefits that the direct channels provide are integral to HydraFacial’s brand and product development strategy and drive sales across channels. As such, HydraFacial views its two primary distribution channels as components of one integrated business, as opposed to discrete revenue streams.

HydraFacial’s revenue disaggregated by major product line consists of the following for each of the three years in the period ended December 31, 2020:

(in thousands)	2020	2019	2018
Net Sales
Delivery Systems	$53,372	$81,467	$57,067
Consumables	65,720	85,156	55,243

Total net Sales	$119,092	$166,623	$112,310

See Note 18 for disaggregated revenue from contracts with customers by geographical market.

Note 4 – Details of Certain Account Balances

Prepaid expenses consist of the following at December 31, 2020 and 2019:

(in thousands)	2020	2019
Prepaid tradeshows	$619	$1,081
Prepaid insurance	11	285
Prepaid inventory	1,086	386
Other prepaid expenses	1,504	1,957

Total prepaid expenses	$3,220	$3,709

Other accrued expenses consisted of the following at December 31, 2020 and 2019:

(in thousands)	2020	2019
Sales tax payable	$1,539	$1,336
Deferred rent and leases payable	461	422
Other	458	1,188

Total other accrued expenses	$2,458	$2,946

Note 5 – Inventories

Inventories consist of the following at December 31, 2020 and 2019:

(in thousands)	2020	2019
Raw materials	$9,335	$6,533
Work-in-progress	—	176
Finished goods	13,867	12,726

Total inventories	$23,202	$19,435

Note 6 – Property and Equipment, net

Property and equipment consist of the following at December 31, 2020 and 2019:

(in thousands)	Useful life (years)	2020	2019
Furniture and fixtures	2-7	$3,265	$2,542
Computers and equipment	3-5	3,502	2,755
Autos and trucks	5	413	308
Tooling	5	1,150	1,145
Leasehold improvements	Shorter of remaining lease term or estimated useful life	4,097	3,692

Total Property and equipment		12,427	10,442

Less: accumulated depreciation and amortization		(4,407)	(2,237)
Construction-in-progress		1,171	2,595

Property and equipment, net		$9,191	$10,800

Depreciation expense was $2.6 million, $1.4 million and $0.6 million for each of the three years in the period ended December 31, 2020,, respectively. Of the total depreciation for each of the three years in the period ended December 31, 2020, $1.2 million, $0.7 million and $0.3 million, respectively, were recorded in Cost of sales and $1.4 million, $0.7 million and $0.3 million, respectively, were recorded in General and administrative expenses in the Consolidated Statements of Comprehensive Loss.

Note 7 – Goodwill and Intangible Assets, net

The gross carrying amount and accumulated amortization of HydraFacial’s intangible assets, net, as of December 31, 2020 were as follows:

(in thousands)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Estimated Useful Life (Years)
Trademarks	$9,480	$(2,765)	$6,715	15
Customer relationships	6,003	(2,263)	3,740	5-10
Developed technology	70,900	(36,189)	34,711	8
Patents	1,423	(158)	1,265	4-19
Capitalized Software	6,172	(1,668)	4,504	3-5

Total intangible assets	$93,978	$(43,043)	$50,935

The weighted average remaining useful life for the patents acquired during 2020 was 10 years. Amounts include the impact of foreign currency translation.

The gross carrying amount and accumulated amortization of HydraFacial’s intangible assets, net, as of December 31, 2019 were as follows:

(in thousands)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Estimated Useful Life (Years)
Trademarks	$9,480	$(2,088)	$7,392	15
Customer relationships	5,958	(1,642)	4,316	5-10
Developed technology	70,900	(27,326)	43,574	8
Patents	4,633	(2,617)	2,016	4-19
Capitalized Software	3,572	(577)	2,995	3-5

Total intangible assets	$94,543	$(34,250)	$60,293

The changes in the carrying value of goodwill for the years ended December 31, 2020 and 2019 are as follows:

(in thousands)	Amount
December 31, 2018	$98,147

Acquisition of Consultingroom.com	347
Foreign currency translation impact	26

December 31, 2019	$98,520

Foreign currency translation impact	11

December 31, 2020	$98,531

Amortization expense for each of the three years in the period ended December 31, 2020, was $11.8 million, $12.4 million and $10.7 million, respectively. Of the total amortization expense for each of the three years in the period ended December 31, 2020, $9.5 million, $10.7 million and $9.6 million, respectively, were recorded in Cost of sales and $2.4 million, $1.7 million and $1.1 million, respectively, were recorded in General and administrative expenses in the Consolidated Statements of Comprehensive Loss.

The following table shows the expected future amortization expense for intangible assets at December 31, 2020:

(in thousands)	Expected Future Amortization Expense
2021	11,588
2022	11,529
2023	11,529
2024	10,232
2025	1,132
Thereafter	4,925

Total	$50,935

Note 8 – Long-Term Debt

HydraFacial’s long-term debt consists of the following at December 31, 2020 and 2019:

(in thousands)	2020	2019
Revolver	$—	$8,500
Current portion of Term Loan	1,772	1,772
Current portion of deferred financing costs	(1,260)	(1,345)

Current portion of long-term debt, net	512	8,927
Term Loan, net of current portion	184,175	183,222
Term A Loan	33,395	—
Long-term portion of deferred financing costs	(1,546)	(2,372)

Long-term debt, net	216,024	180,850

Total debt, net	$216,536	$189,777

Revolver and Term Loans

Deferred financing cost amortization expense for each of the three years in the period ended December 31, 2020, amounted to $1.5 million, $1.4 million and $0.7 million, respectively, and is included in Interest expense, net on the Consolidated Statements of Comprehensive Loss.

HydraFacial has a credit agreement (the “Credit Agreement”) with a bank that is a related party holding less than 5% interest in HydraFacial, which originally provided for $65 million of term loans (the “Term Loans”) and a revolving line of credit (the “Revolver”) of $5.0 million. During August 2018, the Credit Agreement was amended to provide an additional $113.0 million of Term Loans and to increase the capacity under the Revolver to $15.0 million. During August 2019, HydraFacial further amended the Credit Agreement to provide an additional $10.0 million of Term Loans.

Borrowings under the Credit Agreement bear interest at a Base Rate plus an Applicable Margin (“Base Rate Loan”) or a specified London Inter-Bank Offering Rate (LIBOR) plus an Applicable Margin (“LIBOR Loan”). The interest rate on the Term Loan borrowings under the credit agreement was 7.695% as of December 31, 2019. The interest rate on the Revolver was 7.695% as of December 31, 2019. There was no interest on the Revolver in 2020, as there is no outstanding balance as of December 31, 2020. Interest is due on Base Rate Loans in arrears on the first day of each calendar month, and on the last day of the applicable interest period for LIBOR Loans. Principal on the Term Loan is due in installments at the end of each calendar quarter of $0.5 million for the first eight quarters beginning in the first quarter of 2017, $0.9 million for the following eleven quarters, and the remaining principal is due upon maturity. The Credit Agreement matures on August 24, 2022, at which time any outstanding balances under the Revolver and Term Loans are due.

As of December 31, 2020 and 2019, there was an outstanding balance of $186.0 million and $185.0 million on the Term Loans, respectively. As of December 31, 2020, there was no outstanding balance on the Revolver. As of December 31, 2019 there was $8.5 million in borrowings outstanding on the Revolver. As of December 31, 2020 and 2019, available borrowing capacity under the Revolver was $15.0 million and $6.5 million, respectively. Commitment fees on the revolving line of credit undrawn initial committed amount of $5.0 million is 1.50% per annum.

On April 10, 2020, the Credit Agreement was amended to include a “PIK” interest component of 2% that accrues on the outstanding balances of the Term Loan and the Revolver. Additionally HydraFacial is required to pay an early prepayment fee of 2.00% of the amount prepaid or repaid on the Term Loan prior to April 10, 2021, and 1.00% if prepaid between April 11, 2021 and April 10, 2022. The interest rates on the Term Loan borrowings under the credit agreement including PIK was 8.750% as of December 31, 2020. The Term loan accrued $2.7 million in PIK interest for the year ended December 31, 2020.

HydraFacial’s initial Credit Agreement is collateralized by all assets of HydraFacial. The Term Loan and the Revolver contain customary covenants that restrict the ability of HydraFacial and its consolidated subsidiaries to, among other things, incur additional indebtedness, sell certain assets, guarantee obligations of third parties, pay cash dividends except to HydraFacial’s subsidiary or direct parent or make certain other distributions, and undergo a merger or consolidation or certain other transactions without the lenders’ consent. The Credit Agreement is also subject to certain financial covenants, requiring HydraFacial to maintain compliance with certain leverage ratios. HydraFacial was in compliance with its financial covenants as of December 31, 2020.

Term A Loan

On April 10, 2020, HydraFacial entered into a second credit agreement with related parties to provide for term loan borrowings of $30.0 million (“Term A Loan”). Borrowings accrue interest at a rate of 15.0% and the agreement matures on August 24, 2023. Accrued interest is due quarterly which will be paid by increasing the amount of principal outstanding under the Term A Loan (“PIK Interest”). The PIK Interest shall be payable in cash upon maturity or acceleration of the Term A Loan in the event of default or change in control. The outstanding principal and interest on the Term A Loan is payable upon maturity. Term Loan A accrued $3.4 million in PIK interest for the year ended December 31, 2020.

HydraFacial is required to pay an early prepayment fee of 2.00% of the amount of the Term A Loan prepaid or repaid prior to April 10, 2021, and 1.00% if prepaid between April 11, 2021 and April 10, 2022. Similar to the HydraFacial existing credit agreement, the Term A Loan is also subject to certain customary financial covenants and restrictions including to maintain quarterly consolidated profitability and debt-service ratios. These financial covenants are less restrictive than those of the existing credit agreement. The Term A loan is collateralized by all assets of HydraFacial and is subordinated to HydraFacial’s existing first lien borrowings under the Credit Agreement.

Scheduled Debt Maturities

Scheduled payments of principal on Hydrafacial’s long-term debt, excluding deferred financing costs for the future years ending December 31, are as follows:

(in thousands)	Scheduled Payments
2021	$1,772
2022	184,175
2023	33,395
2024	—
2025	—

Total	$219,342

Note 9 – Income Taxes

On December 22, 2017, the U.S. enacted the Tax Cuts and Jobs Act (the “Act”), which significantly changed U.S. tax law. The Act lowered HydraFacial’s U.S. statutory federal income tax rate from 35% to 21% effective January 1, 2018, while also imposing a deemed repatriation tax on previously deferred foreign income. The Act also created a new minimum tax on certain foreign earnings and limitation of the tax deduction for interest expense.

The following table presents domestic and foreign components of net income (loss) before income taxes is as follows for each of the three years in the period ended December 31, 2020.

(in thousands)	2020	2019	2018
Domestic	$(40,135)	$(5,615)	$784
Foreign	1,652	2,680	(774)

Total net income (loss) before taxes	$(38,483)	$(2,935)	$10

The federal, state and foreign component of the income tax expense (benefit) are summarized as follows for each of the three years in the period ended December 31, 2020:

(in thousands)	2020	2019	2018
Current:
Federal	$(5,760)	$2,294	$2,404
State	79	305	938
Foreign	579	755	—

Total current tax expense (benefit)	(5,102)	3,354	3,342
Deferred:
Federal	(2,690)	(3,118)	(2,425)
State	(1,499)	(1,387)	(502)
Foreign	(17)	(146)	(88)

Total deferred tax benefit	(4,206)	(4,651)	(3,015)

Total tax (benefit) expense	$(9,308)	$(1,297)	$327

The effective tax rate of the provision for income tax differs from the federal statutory rate as follows for each of the three years in the period ended December 31, 2020:

	2020		2019		2018
Federal statutory income tax rate	(8,081)	21.0%	(616)	21.0%	2	21.0%
State taxes, net of federal benefit	(1,155)	3.0	(337)	11.5	56	560.0
Incentive Stock Compensation	76	(0.2)	45	(1.5)	13	130.0
Meals and Entertainment	79	(0.2)	135	(4.6)	51	510.0
GILTI	—	—	708	(24.1)	—	—
Section 250 Deduction	—	—	(486)	16.6	—	—
Foreign Tax Credit	—	—	(62)	2.1	—	—
Foreign Rate Differential	(6)	—	88	(3.0)	36	360.0
R&D Credit	(79)	0.2	—	—	—	—
State Rate Change, net of federal effect	(465)	1.2	(429)	14.6	227	2,270.0
Tax Cuts and Jobs Act Benefit	—	—	—	—	(251)	(2,510.0)
Change in valuation allowance	409	(1.1)	—	—	—	—
Other	(86)	0.2	(343)	11.7	192	1,920

Provision for taxes	(9,308)	24.1%	(1,297)	44.2%	327	3,261%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts more likely than not to be realized. The components of the deferred tax assets are as follows for the years ended December 31, 2020 and 2019:

(in thousands):	2020	2019
Deferred tax assets
State taxes	$19	$93
Accrued expenses	1,318	283
Inventories	2,421	2,168
Unfavorable Leasehold Interest	—	107
Accounts receivable	499	184
Section 163(j) Limitation	2,426	2,346
Net Operating Loss Carryforwards	423	107
Other	54

Total deferred tax assets	7,160	5,288
Deferred tax liabilities
Goodwill and intangibles	(7,761)	(11,323)
Prepaid expenses	(166)	(303)
Property and equipment	(2,541)	(1,720)

Total deferred tax liabilities	(10,468)	(13,346)
Valuation allowance	(409)	—

Net deferred tax liability	$(3,717)	$(8,058)

Our net deferred tax liability as presented in our consolidated balance sheet consist of the following items (in thousands):

(in thousands):	2020	2019
Deferred tax assets	$270	$232
Deferred tax liabilities	(3,987)	(8,290)

Net deferred tax liability	$(3,717)	$(8,058)

The Company has established a valuation allowance against a portion of its remaining deferred tax assets because it is more likely than not that certain deferred tax assets will not be realized. In determining whether deferred tax assets are realizable, the Company considered numerous factors including historical profitability, the amount of future taxable income and the existence of taxable temporary differences that can be used to realize deferred tax assets. The valuation allowance increased approximately $0.4 million in 2020 from 2019 primarily due to recognizing valuation allowances against deferred tax assets of certain state and foreign net operating loss carryforwards, state interest carryforwards, and deferred tax assets for credits.

At December 31, 2020, the Company had gross state and foreign net operating loss carryforwards of approximately $7.0 million and $0.4 million, respectively. The state losses expire beginning in 2025 and the foreign losses will carry forward indefinitely. The Company incurred a federal net operating loss in 2020 of $18.8 million, which will be carried back to prior tax years to claim refunds for federal taxes paid pursuant to the CARES Act (see below).

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) was enacted in response to the COVID-19 pandemic. The CARES Act, among other things, permits net operating loss (“NOL”) carryovers and carrybacks to offset 100% of taxable income for taxable years beginning before 2021. In addition, the CARES Act allows NOLs incurred in 2018, 2019, and 2020 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. The Company has evaluated the impact of the CARES Act, and intends to carryback its 2020 federal loss to recover federal taxes paid in prior years under the NOL carryback provision of the CARES Act, which would result in a refund of approximately $4.1 million of federal income taxes.

The CARES Act also contains modifications on the limitation of business interest for tax years beginning in 2019 and 2020. The modifications to Section 163(j) increase the allowable business interest deduction from 30% of adjusted taxable income to 50% of adjusted taxable income. This modification would increase the allowable interest expense deduction of the Company and result in less taxable income for the year-ended 2019, resulting in less utilization of net operating losses in that year. The change in the interest expense limitation pursuant to the CARES Act will have an impact to the 2019 and 2020 interest limitation. As a result of the CARES Act, it is anticipated that the Company will benefit by increasing its 2019 interest expense utilization and also electing to use certain provisions to increase its 2020 interest limitations.

As of December 31, 2020 and December 31, 2019, the Company had recorded gross unrecognized tax benefits of approximately $0.3 million and none, respectively. All of the unrecognized tax benefits as of December 31, 2020, if recognized, would not materially impact the effective tax rate. The Company recognizes interest expense and penalties associated with uncertain tax positions as a component of income tax expense. The Company has not recognized any interest or penalties because of losses.

A reconciliation of the beginning and ending balances of unrecognized tax benefits is as follows for the year ended December 31, 2020:

(in thousands)	2020
Unrecognized tax benefits at beginning of period	$—
Increases for tax positions in prior periods	235
Decreases for tax positions in prior periods	—
Increases for tax positions in current period	35
Settlements/statute expirations	—

Unrecognized tax benefits at end of period	$270

As of December 31, 2020, there were no unrecognized tax benefits that we expect would change significantly over the next 12 months.

The Company is subject to taxation and files income tax returns in the United States federal jurisdiction, many state and foreign jurisdictions. The Company is not currently under examination by income tax authorities in federal, state or other jurisdictions. The Company’s tax returns remain open for examination in the U.S for years 2018 through 2020. Our foreign subsidiaries are generally subject to examination three years following the year in which the tax obligation originated. The years subject to audit may be extended if the entity substantially understates corporate income tax.

APB 23 (codified as FASB ASC 740-10-25-3) allows an exception to the general rule that a U.S. multinational company must accrue U.S. taxes on foreign earnings of its controlled non-U.S. subsidiaries. The Company will continue to indefinitely reinvest earnings from its foreign subsidiaries, which are not significant.

Note 10 – Employee Benefit Plan

HydraFacial sponsors a defined contribution 401(k) and profit sharing plan that all regular employees are eligible to participate in after one year of service. The Plan is administered by a third-party administrator. Contributions to the plans were $0.8 million, $0.9 million and $0.4 million for each of the three years in the period ended December 31, 2020, respectively.

Note 11 – Equity-Based Compensation

2016 Equity Incentive Award Plan

In December 2016, HydraFacial established its 2016 Plan, the purpose of which was to provide incentives to selected officers and employees, to secure and retain their services, and to strengthen their commitment to HydraFacial. The maximum number of shares available for grant under the plan is approximately 6,679 shares. The Plan provides for grants of time vesting (“Time Vesting Options”) and performance-based equity awards (“Performance Vesting Options”) to Company employees (together the “Options”). The vesting of these Options varies based on whether they are Time Vesting Options or Performance Vesting Options as described in the grant agreements.

The Time Vesting Options vest in five equal annual installments as long as the grantee remains continuously employed by HydraFacial. If the grantee remains employed by HydraFacial upon the consummation of a qualified sale (“Qualified Sale”) of HydraFacial in connection with a change of control as defined in the award agreement (“Change of Control”), then 100% of the unvested time awards will immediately vest. Change of Control events include any merger, consolidation, reorganization, combination, sale or transfer of the capital stock that provides the acquirer with the voting power to elect a majority of the board of directors or all or substantially all of the assets of HydraFacial or Parent determined on a consolidated basis. The options may be exercised during continued employment or within 3 months of terminating employment. The options expire ten years after the date of grant.

As of December 31, 2019 and 2018, 1,509 of these awards were issued and outstanding, respectively, with a weighted average exercise price of $417 per share and a remaining contractual term of 7.3 years as of December 31, 2019. The grant date fair value of these awards and the related share-based compensation expense related to these awards is not material to the financial statements. These awards were subsequently canceled by HydraFacial during 2020 and replaced with new incentive units of LCP.

The Performance Vesting Options vest based on the achievement of certain financial performance targets upon the consummation of a Qualified Sale of HydraFacial in connection with a Change of Control. The awards are also subject to the grantee being continuously employed by HydraFacial through the vesting date. As of December 31, 2019 and 2018, 5,082 of these awards were issued and outstanding, respectively, with a weighted average exercise price of $383 per share and a remaining contractual term of 7.1 years as of December 31, 2019. The grant date fair value of these awards was not material, and no share-based compensation expense has been recognized for these awards because the performance conditions were not deemed to be probable of occurring. These awards were subsequently cancelled and replaced by HydraFacial during 2020 with new incentive units of LCP.

Incentive Units

During May 2020, HydraFacial canceled 1,295 of the time vested stock options and 4,440 of the performance-based stock options outstanding under the 2016 Plan (“Option Awards”) and replaced these awards with 1,295 of new time vested incentive units (“Time Vesting Units”) and 4,440 of performance based incentive units (“Performance Vesting Units”) of LCP Holdco (the “Incentive Units”) for certain members of management pursuant to the LCP Holdco LLC Agreement. The Incentive Units were intended to constitute profits interests and were granted for purposes of enabling such individuals to participate in the long-term growth and financial success of HydraFacial and were issued in exchange for services to be performed. The replacement was treated as a grant of a new award in exchange for cancellation of an old award, and, therefore, was accounted for as a modification. The Incentive Units retain the same vesting schedule that existed under the 2016 Plan, and the remainder of the vesting terms remained materially unchanged with all of the incentive units. As a result, all of the incentive units immediately vest upon a Qualified Sale that constitutes a change of control which includes a reverse recapitalization. Subsequent to May 2020, Company employees were granted an additional 178 of Time Vesting Units, for a total of 1,473, and 533 of Performance Incentive Units for a total of 4,973, together with the

Time Vesting Units and Option Awards, the “Equity Awards”). The incentive units granted during May 2020 have a profit sharing threshold of $100 per unit, and the incentive units granted during September 2020 and October 2020 have a weighted average profit sharing threshold of $3,323 per unit. The performance condition related to the Performance Vesting Units is based upon the amount of proceeds received in connection with a qualified sale related to a liquidity event, which can include a reverse recapitalization.

A summary of non-vested Time Vesting Units activity is as follows for the year ended December 31, 2020:

	Shares	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2019	—	$—
Granted	1,473	373.88
Forfeited	(174)	261.98
Vested	(926)	271.51

Outstanding at December 31, 2020	373	$680.62

A summary of non-vested Performance Vesting Units activity is as follows for the year ended December 31, 2020:

	Shares	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2019	—	$—
Granted	4,973	252.77
Forfeited	(940)	153.45

Outstanding at December 31, 2020	4,033	$275.85

As of the date of the modification, approximately 684 of the Time Vesting Units were vested, with the remaining Time Vesting Units vesting over 5 years. In May 2020, HydraFacial recognized $0.2 million of incremental share-based compensation expense related to the replacement Incentive Units. As of December 31, 2020, there were 926 vested and 373 unvested and expected to vest Time-Vesting Units.

Share-based Compensation Expense

Share-based compensation expense for the Incentive Units is recorded by HydraFacial as it has been determined that the economic interest holder, LCP Holdco, has made a capital contribution to HydraFacial, who will make share-based payments to its employees in exchange for services rendered. The total net stock-based compensation is attributable to the granting of, and the remaining requisite service periods of Option Awards and Incentive Units.

As noted above, during May 2020, HydraFacial recognized $0.2 million of incremental share-based compensation expense related to the replacement Incentive Units based on the fair value of the awards on the date of the modification. Compensation expense attributable to stock-based compensation is $0.4 million for the period ended December 31, 2020. Share-based compensation expense for the period ended December 31, 2019 and 2018 is not material to the financial statements.

HydraFacial estimates the fair value of the Incentive Units using a Monte Carlo simulation model. Stock-based compensation expense is recognized for the Time Vesting Units as service is provided, and stock-based compensation expense is recognized for the Performance Vesting Units that are expected to vest upon the achievement of the performance condition. A change in control event is not deemed probable until consummated. As of December 31, 2020, achievement of the performance condition was not probable. Total unrecognized compensation related to unvested Time Vesting Units as of December 31, 2020 was approximately $0.3 million, and the total unrecognized compensation related to Performance Vesting Units was $1.1 million.

Note 12 – Commitments and Contingencies

Litigation – From time to time HydraFacial is involved in claims, legal actions and governmental proceedings that arise from its business operations. As of December 31, 2020, HydraFacial was not party to any legal proceedings or threatened legal proceedings, the adverse outcome of which, individually or in the aggregate, it believes would have a material adverse effect on its business, financial condition or results of operations.

Operating leases – HydraFacial leases its office, production, warehouse facilities and certain equipment under operating leases expiring through November 2024. The leases require HydraFacial to pay maintenance expenses, property taxes, and insurance and include annual rent increases based upon the contractual lease rates. Total rent expense was $3.7 million, $1.9 million and $1.3 million for the years ended December 31, 2020, 2019 and 2018, respectively. Rent expense incurred with related-parties for each of the three years in the period ended December 31, 2020, was $0.3 million, $0.5 million and $0.4 million, respectively. See Note 15.

Minimum payments under non-cancelable operating leases for future years ending December 31, are as follows:

	Related Party	Unrelated Party	Total
2021	$448	2,169	2,617
2022	189	2,243	2,432
2023	—	2,114	2,114
2024	—	2,048	2,048
2025	—	669	669

Total	$637	$9,243	$9,880

Software Licenses – HydraFacial has entered into software license agreements whereby it is contractually obligated to make periodic payments totaling $1.2 million for the year ended December 31, 2021, and $3.1 million thereafter through July 2025. These amounts are not included in the consolidated financial statements.

Note 13 – License Agreement

Prior to 2018, HydraFacial entered into an exclusive license agreement with a patent holder for the use of certain patents for skin treatment technology and techniques. Under the terms of the agreement, HydraFacial was required to pay certain royalty fees. During 2018, HydraFacial purchased the patent for $3.6 million from the holder, which relieved HydraFacial from future payments under the agreement. The patent is included within Intangible assets, net on the Consolidated Balance Sheets.

Total royalty expense is included in cost of sales and was $0.3 million for the year ended December 31, 2018. There was no royalty expense for the years ended December 31, 2020 and 2019.

Note 14 – Concentrations

Purchases from major suppliers amount to as follows for the year ended December 31, 2020:

	2020
(in thousands)	Amount	% of Total Purchases
Supplier A	$6,195	21%
Supplier B	4,908	16

Total	$11,103	37%

Included in Accounts payable on the Consolidated Balance Sheets at December 31, 2020, was $1.0 million payable to these vendors.

Purchases from major suppliers amount to as follows for the year ended December 31, 2019:

	2019
(in thousands)	Amount	% of Total Purchases
Supplier A	$6,077	17%
Supplier B	4,173	12
Supplier C	4,101	12

Total	$14,351	41%

Included in Accounts payable on the Consolidated Balance Sheets at December 31, 2019, was $1.5 million payable to these vendors.

Purchases from major suppliers amount to as follows for the year ended December 31, 2018:

	2018
(in thousands)	Amount	% of Total Purchases
Supplier A	$3,449	12%
Supplier B	2,928	10

Total	$6,377	22%

Included in Accounts payable on the Consolidated Balance Sheets at December 31, 2018, was $0.9 million payable to these vendors.

As of December 31, 2020, HydraFacial had one customer that accounted for 10% or more of the accounts receivable balance. This customer accounted for 10.5%, or $1.9 million, of the accounts receivable balance.

Note 15 – Related-Party Transactions

HydraFacial entered into management service agreements with two related parties who are the Parent’s owners to provide financial and management advisory services to HydraFacial.

Both management services agreements provide for a quarterly monitoring fee in an amount equal to the product of the (a) the greater of (x) $0.1 million and (y) 1.25% of HydraFacial’s EBITDA for the twelve-month period ending on the last calendar day of the immediately preceding applicable calendar quarter, multiplied by (b) the pro rata proportion as defined in the agreement.

In addition, the management services agreement provides for other fees in relation to services that may be provided in connection with equity and/or debt financing, acquisition of any other business, company, product line or enterprise, or divestiture of any division, business, and product or material assets. The fees vary between 1% and 2% of the related transaction amount.

HydraFacial recorded approximately $1.8 million, $1.8 million and $3.2 million of charges related to management services fees for each of the three years in the period ended December 31, 2020, respectively. There were no amounts due to these related parties at December 31, 2020 and 2019. These amounts are included in General and administrative expenses on the Consolidated Statements of Comprehensive Loss.

HydraFacial leases its office in Signal Hill, California, from an entity owned by minority stockholders of HydraFacial who are no longer active employees. See Note 12 for further details.

In 2016, HydraFacial issued shares to a key member of management in exchange for a note receivable with a $0.6 million face value. Interest on the note accrues at a rate of 8% and matures in December 2022. Interest receivable is presented as a component of Other assets on the Consolidated Balance Sheets. As there is no intent for the issuer to pay the note within a reasonably short period of time, HydraFacial has presented the note as a deduction of stockholders’ equity. As of December 31, 2020 and 2019, the outstanding note receivable amounts were as follows:

(in thousands)	2020	2019
Note receivable from stockholder	$554	$554

During August 2019, HydraFacial amended the Company’s existing Credit Agreement with a bank that is also a related party to provide an additional $10.0 million of Term Loans. On April 10, 2020, the Company further amended this to include a “PIK” interest component of 2% that accrues on the outstanding balances of the Term Loan and Revolver. Additionally, the Company is required to pay an early prepayment fee of 2.00% of the amount prepaid or repaid on the Term Loan prior to April 10, 2021, and 1.00% if prepaid between April 11, 2021 and April 10, 2022. As of December 31, 2020, the amount due to a related party was $186.0 million in connection with the Term Loan. See Note 8 for additional information on the Term Loans.

On April 10, 2020, HydraFacial also entered into a second credit facility with a related party to provide for borrowings of $30.0 million under the Term A Loan. As of December 31, 2020, the amount due to the related party was $33.4 million in connection with the Term A Loan and related PIK Interest. See Note 8 for additional information on the Term A Loan.

HydraFacial sells to a customer that is owned directly or indirectly by a key member of management. Sales to this related party and the outstanding accounts receivable balance are as follows for each of the three years in the period ended December 31, 2020:

(in thousands)	2020	2019	2018
Sales to related party	$337	$351	$183
Accounts receivable	$250	$122	$51

Note 16 – Business Acquisition

On September 27, 2019, HydraFacial purchased substantially all assets of Consultingroom.com Limited, a distributor in the United Kingdom (UK). The fair value of the consideration transferred to the selling members was approximately $2.9 million of initial and deferred cash payments. HydraFacial paid the deferred payment of $0.9 million in September 2020. HydraFacial incurred certain costs related to this transaction including legal and accounting totaling approximately $0.2 million, which was recognized as transaction costs within general and administrative expenses on the statement of comprehensive loss during the year ended December 31, 2019.

HydraFacial applied the acquisition method of accounting and established a new basis of accounting on the date of the acquisition. The assets acquired by HydraFacial are accordingly measured at their estimated fair values.

The following table summarizes the estimated fair values assigned to the assets acquired at the date of acquisition:

(in thousands)	Estimated Fair Value
Inventory	$1,193
Property and equipment	23
Intangible assets	1,359

Net assets acquired	$2,575
Goodwill	347

Total consideration	$2,922

The primary purpose of the acquisition was to expand HydraFacial’s operations in the UK market. The goodwill arising from the acquisition consists largely of the business reputation of the acquired Company in the marketplace and its assembled workforce. The goodwill is deductible for income tax purposes.

Intangible assets consist of customer relationships with a weighted average amortization period of 4 years. The valuation of the acquired intangible asset was estimated by performing projections of discounted cash flows, whereby revenues and costs associated with each intangible asset are forecasted to derive expected cash flow which is discounted to present value at discount rates commensurate with perceived risk. The valuation and projection process is inherently subjective and relies on significant unobservable inputs (Level 3 inputs).

Note 17 – Stockholders’ Equity (Deficit)

Common Stock

In October 2016, HydraFacial implemented a single class common stock structure by authorizing 60,000 shares of common stock in connection with the formation of HydraFacial. As of December 31, 2020, there were 54,358 Common Stock shares issued and outstanding. The Common Stock is entitled to one vote per share and all shares are outstanding for each of the years ended December 31, 2020 and 2019, respectively. HydraFacial has not declared or paid any dividends with respect to its Common Stock.

Preferred Stock

Effective October 2016, the Board of Directors authorized the issuance of preferred stock, with a par value of $0.01 per share. As of December 31, 2020, there were 1,500 shares of preferred stock authorized and 931 shares of preferred stock outstanding designated as non-voting Class A Preferred Stock. The Class A Preferred Stock shares are entitled to receive 8% per annum dividends based on the per share liquidation value of the preferred stock calculated daily and compounded quarterly.

HydraFacial’s governing documents do not provide for redemption of, conversion of, or participation in dividends paid on Class A common stock by the Class A Preferred Stock. However, the cumulative dividends must be paid on the preferred stock prior to paying dividends on the common stock. The Class A Preferred Stock is not callable and is not subject to any sinking fund or other mandatory redemption. On August 24, 2018, HydraFacial paid $13.7 million related to the 8% cumulative dividends earned through the date of payment, and modified the terms of the Class A Preferred Stock to pay a distribution of $85.0 million on the $100,000 per share liquidation value, for a total distribution of $98.7 million. As a result of the distribution, the aggregate liquidation preference was reduced to $8.5 million, on which 8% cumulative dividends are earned. Otherwise, HydraFacial has not declared or paid any dividends, or authorized or made any distributions upon or with respect to its Class A Preferred Stock.

Note 18 – Segment Reporting

HydraFacial manages its business on the basis of one operating segment and one reportable segment. As a result, the chief operating decision maker, who is the Chief Executive Officer, decides how to allocate resources and assess performance, reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocates resources and evaluates financial performance.

For each of the three years in the period ended December 31, 2020, net sales by geographic region were as follows:

(in thousands)	2020	2019	2018
Americas	$81,453	$122,396	$88,689
EMEA	23,175	28,425	17,358
Asia Pacific	14,464	15,802	6,263

Total net sales	$119,092	$166,623	$112,310

As of December 31, 2020 and 2019, substantially all of HydraFacial’s property, plant and equipment was held in the United States.

Note 19 – Net Loss Attributable to Common Shareholders

Net loss attributable to common stockholders is computed by deducting both the dividend distributions declared in the period on preferred stock and the dividends accumulated for the period on cumulative preferred stock from net income (“Basic EPS”). Diluted net loss per share (“Diluted EPS”) is computed by dividing net loss attributable to common stockholders by the total of the weighted-average common stock outstanding shares outstanding during the period.

Computation of Diluted EPS for each of the three years in the period ended December 31, 2020, respectively exclude the dilutive effect of stock option shares because their inclusion would be anti-dilutive for all periods.

The following table sets forth the calculation of both basic and diluted net loss per share as follows:

(in thousands, except share and per share amounts)	2020	2019	2018
Basic and Diluted Net loss per share:
Net loss	$(29,175)	$(1,638)	$(317)
Less: Distributions to preferred stockholders	—	—	(85,021)
Less: Cumulative preferred dividends	(740)	(721)	(5,591)

Net loss attributable to common shareholders	$(29,915)	$(2,359)	$(90,929)

Shares used in computation:
Weighted-average common shares outstanding	52,494	49,205	49,151

Basic and Diluted Net loss per share:	$(569.87)	$(47.94)	$(1,849.99)

The following potentially dilutive shares were not included in the calculation of diluted shares outstanding as the effect would have been anti-dilutive for each of the three years in the period ended December 31, 2020:

	2020	2019	2018
Stock Options	542	1,509	1,473

Note 20 – Subsequent Events

HydraFacial has evaluated subsequent events through March 24, 2021, which is the date the consolidated financial statements were available to be issued.

Acquisitions

HydraFacial has signed a letter of intent to acquire four distributors across Latin America, Europe and Asia to sell and distribute the HydraFacial line of products within their respective regions. The transactions are expected to be completed during 2021. Total consideration expected to be paid to acquire these distributors, based on exchange rates as of December 31, 2020, is $36.6 million in the aggregate.

LCP EDGE INTERMEDIATE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	March 31, 2021	December 31, 2020
	(unaudited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$14,115	$9,486
Accounts receivable, net of allowance for doubtful accounts of $2,049 as of March 31, 2021 and $2,032 as of December 31, 2020	27,014	18,576
Prepaid expenses	4,195	3,220
Income tax receivable	4,394	4,611
Inventories	21,770	23,202

Total current assets	71,488	59,095

Property and equipment, net	8,146	9,191
Intangible assets, net	50,254	50,935
Goodwill	98,535	98,531
Deferred tax assets, net	224	270
Other assets	6,142	4,813

Total assets	$234,789	$222,835

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$22,415	$18,485
Accrued payroll related expenses	14,177	9,475
Other accrued expenses	2,860	2,458
Current portion of long-term debt due to related parties	5,197	512

Total current liabilities	44,649	30,930

Other long-term liabilities	1,773	1,854
Long-term debt due to related parties, net of current portion	218,472	216,024
Deferred income taxes, net	3,100	3,987

Total liabilities	$267,994	$252,795

Stockholders’ deficit
Common stock $0.01 par value; 60,000 shares authorized; 54,358 shares issued and outstanding at March 31, 2021 and December 31, 2020	$—	$—
Class A Preferred stock, $0.01 par value; 1,500 shares authorized; 935 issued and 931 outstanding at both March 31, 2021 and December 31, 2020 (Aggregated liquidation preference of $8,465 as of March 31, 2021 and December 31, 2020)	—	—
Additional paid-in capital	13,990	13,956
Note receivable from stockholder	(554)	(554)
Accumulated other comprehensive income	237	242
Accumulated deficit	(46,878)	(43,604)

Total stockholders’ deficit	(33,205)	(29,960)

Total liabilities and stockholders’ deficit	$234,789	$222,835

The accompanying notes are an integral part of these financial statements.

LCP EDGE INTERMEDIATE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2021	2020
	(unaudited)	(unaudited)
Net sales	$47,542	$32,536
Cost of sales	15,802	13,607

Gross profit	31,740	18,929

Operating expenses:
Selling and marketing	17,095	17,697
Research and development	1,452	1,376
General and administrative	10,811	7,192

Total operating expenses	29,358	26,265

Income (loss) from operations	2,382	(7,336)

Other expense (income)
Interest expense, net	5,699	4,150
Other expense (income)	7	(5)
Foreign currency loss, net	256	203

Total other expense	5,962	4,348

Loss before provision for income taxes	(3,580)	(11,684)
Income tax benefit	(306)	(2,614)

Net loss	(3,274)	(9,070)
Cumulative preferred dividends	(201)	(188)

Net loss attributable to common shareholders	(3,475)	(9,258)
Comprehensive loss, net of tax:
Foreign currency translation adjustments	(5)	(72)

Comprehensive loss, net of tax:	$(3,279)	$(9,142)

Net loss per share available to common stockholders – basic and diluted	$(63.92)	$(188.17)

Weighted average common shares outstanding – basic and diluted	54,358	49,205

The accompanying notes are an integral part of these financial statements.

LCP EDGE INTERMEDIATE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(in thousands, except share amounts; unaudited)

	Common Stock		Preferred Stock		Additional Paid-in Capital	Note Receivable from Stockholder	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
BALANCE, December 31, 2019	49,205	—	935	—	$13,747	$(554)	$28	$(14,429)	$(1,208)
Stock-based compensation	—	—	—	—	26	—	—	—	26
Net loss	—	—	—	—	—	—	—	(9,070)	(9,070)
Foreign currency translation adjustment	—	—	—	—	—	—	(72)	—	(72)

BALANCE, March 31, 2020	49,205	—	935	—	$13,773	$(554)	$(44)	$(23,499)	$(10,324)

BALANCE, December 31, 2020	54,358	—	931	—	$13,956	$(554)	$242	$(43,604)	$(29,960)
Stock-based compensation	—	—	—	—	34	—	—	—	34
Net loss	—	—	—	—	—	—	—	(3,274)	(3,274)
Foreign currency translation adjustment	—	—	—	—	—	—	(5)	—	(5)

BALANCE, March 31, 2021	54,358	—	931	—	$13,990	$(554)	$237	$(46,878)	$(33,205)

The accompanying notes are an integral part of these financial statements.

LCP EDGE INTERMEDIATE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended March 31,
	2021	2020
	(unaudited)	(unaudited)
Cash flows from (used in) operating activities:
Net loss	$(3,274)	$(9,070)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation of property and equipment	690	650
Amortization of intangible assets	2,921	2,819
Provision for doubtful accounts	19	183
Amortization of other assets	33	33
Amortization of deferred financing costs	394	349
Stock-based compensation	34	26
Amortization of unfavorable lease terms	—	(36)
Payment in-kind interest	2,182	—
Deferred income taxes	(842)	3,068
Changes in operating assets and liabilities:
Accounts receivables	(8,457)	5,245
Prepaid expenses	(975)	1,231
Income taxes receivable	217	(3,393)
Inventory	1,411	(3,135)
Other assets	(1,182)	(143)
Accounts payable	3,067	567
Accrued payroll and other expenses	5,018	(1,312)
Other long-term liabilities	(81)	160
Income taxes payable	86	(2,296)

Net cash from (used in) operating activities	1,261	(5,054)

Cash flows used in investing activities:
Capital expenditures for intangible assets	(170)	(117)
Capital expenditures for property and equipment	(818)	(2,126)

Net cash used in investing activities	(988)	(2,243)

Cash flows from financing activities:
Proceeds from revolving facility borrowings	5,000	6,500
Repayment of term loan borrowings	(443)	(443)
Payments for transaction costs	(180)	—

Net cash from financing activities	4,377	6,057

Net change in cash and cash equivalents	4,650	(1,240)
Effect of foreign currency translation on cash	(21)	44
Cash and cash equivalents, beginning of period	9,486	7,307

Cash and cash equivalents, end of period	$14,115	$6,111

Supplemental disclosures of cash flow information:
Cash paid for interest	$3,123	$5,350
Supplemental disclosures of non cash investing and financing activities:
Capital expenditures included in accounts payable	863	31
Deferred offering costs	2,203	—

The accompanying notes are an integral part of these financial statements.

LCP EDGE INTERMEDIATE, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Description of Business and Basis of Presentation

LCP Edge Intermediate, Inc. (“The HydraFacial Company” or “HydraFacial” or the “Company”) and its subsidiaries design, develop, manufacture, market, and sell aesthetic technologies and products. HydraFacial is a wholly owned subsidiary of LCP Edge Holdco, LLC (“LCP Holdco” or “Parent”). HydraFacial offers hydradermabrasion systems that enhance the skin to cleanse, exfoliate, extract, and hydrate simultaneously; HydraFacial® Daily Essentials, which provides detoxification, rejuvenation, and protection of skin; crystal microdermabrasion systems; and light emitting diode systems. The premiere system is the HydraFacial MD® liquid based skin exfoliation system.

Merger

On May 4, 2021 (the “Closing Date”), HydraFacial consummated a merger pursuant to the Agreement and Plan of Merger, dated December 8, 2020 (the “Merger Agreement”) with Vesper Healthcare Acquisition Corp. (“Vesper”), which provided for, among other things, the merger with and into Vesper, with the Company surviving as the accounting acquirer. Upon closing, the surviving entity was renamed The Beauty Health Company (“BeautyHealth”) and began to trade on the Nasdaq Capital Market under the ticker symbol “SKIN.” The transactions set forth in the Merger Agreement constitute a “Business Combination” as contemplated by Vesper’s Amended & Restated Certificate of Incorporation. See Note 17 for additional information on the merger.

Basis of presentation and consolidation – The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The consolidated financial statements are presented on a consolidated basis and include the operations of HydraFacial and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

The interim Unaudited Condensed Consolidated Financial Statements are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and include HydraFacial’s consolidated domestic and international subsidiaries. Certain information and disclosures normally included in consolidated financial statements prepared in accordance with GAAP have been condensed or omitted. Accordingly, these interim Unaudited Condensed Consolidated Financial Statements and accompanying footnotes should be read in conjunction with HydraFacial’s Consolidated Financial Statements as of and for the year ended December 31, 2020. Except as described elsewhere in this Note 2, there have been no material changes to HydraFacial’s significant accounting policies as described in HydraFacial’s Consolidated Financial Statements as of and for the year ended December 31, 2020.

In the opinion of management, all adjustments, of a normal recurring nature, considered necessary for a fair presentation have been included in the Condensed Consolidated Financial Statements. HydraFacial believes that the disclosures provided herein are adequate to prevent the information presented from being misleading. The results of operations for the three months ended March 31, 2021 are not necessarily indicative of the results of operations to be expected for the full year ending December 31, 2021.

Note 2 – Summary of Significant Accounting Policies

Use of estimates and assumptions in preparing consolidated financial statements – In preparing its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, HydraFacial makes assumptions, estimates, and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of net sales and expenses during the reported periods. On an ongoing basis,

HydraFacial evaluates its estimates, including, among others, those related to revenue related reserves, allowance for doubtful accounts, the realizability of inventory, fair value measurements including common stock valuations, useful lives of property and equipment, goodwill and finite-lived intangible assets, accounting for income taxes, stock-based compensation expense and commitments and contingencies. HydraFacial’s estimates are based on historical experience and on its future expectations that are believed to be reasonable. The combination of these factors forms the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from its current estimates and those differences may be material.

Recently issued accounting pronouncements

With the Business Combination consummated, HydraFacial expects to be an “emerging growth company.” The Jumpstart Our Business Startups Act, or the JOBS Act, allows HydraFacial to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. HydraFacial has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that the Company (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, HydraFacial’s financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective date for new or revised accounting standards that are applicable to public companies.

Recently Adopted Accounting Pronouncements

Income Taxes. In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). The amendments in this ASU 2019-12 simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. HydraFacial adopted ASU 2019-12 on January 1, 2021, which did not have a material impact on its Condensed Consolidated Financial Statements.

Accounting Pronouncements Not Yet Adopted

Leases. In February 2016, FASB issued ASU 2016–02, Leases (Topic 842): Lessees will be required to recognize assets and liabilities on the balance sheet for the rights and obligations created by all leases with terms of more than 12 months. For non-public entities, the standard is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. In October 2019, the FASB issued ASU 2019-10, Lease (Topic 842): Effective Dates, which defers the effective date of ASU 2016-02 for companies that are not public business entities. For calendar-year end companies that are eligible for the deferral, the effective date is January 1, 2022.

Early adoption is permitted, however, HydraFacial will elect to defer adoption until January 1, 2022, once it indicates its emerging growth company status. HydraFacial is evaluating the impact of the amended lease guidance on HydraFacial’s consolidated financial statements.

Note 3 – Revenue Recognition

HydraFacial has determined that each of its products is distinct and represents a separate performance obligation. The customer can benefit from each product on its own or together with other resources that are readily available to the customer. The products are separately identifiable from other promises in the contract. Control over HydraFacial’s products generally transfers to the customer upon shipment of the products from HydraFacial’s warehouse facility. Therefore, revenue associated with product purchases is recognized at a point in time upon shipment to the intended customer.

Disaggregated Revenue

HydraFacial generates revenue through manufacturing and selling HydraFacial and Perk Delivery Systems (the “Delivery Systems”). In conjunction with the sale of Delivery Systems, HydraFacial also sells its serum solutions and consumables (the “Consumables”). The Consumables are sold by HydraFacial and are available for purchase separately from the purchase of the Delivery System.

HydraFacial’s revenue disaggregated by major product line consists of the following for the periods indicated (in thousands):

	Three Months Ended
	March 31, 2021	March 31, 2020
Net Sales
Delivery Systems	$25,672	$14,081
Consumables	21,870	18,455

Total net sales	$47,542	$32,536

See Note 15 for revenue disaggregated by geographical region.

Note 4 – Inventories

Inventories consist of the following as of the periods indicated (in thousands):

	March 31, 2021	December 31, 2020
Raw materials	$9,531	$9,335
Finished goods	12,239	13,867

Total inventories	$21,770	$23,202

Note 5 – Property and Equipment, net

Property and equipment consist of the following as of the periods indicated (in thousands):

	Useful life (years)	March 31, 2021	December 31, 2020
Furniture and fixtures	2-7	$3,225	$3,265
Computers and equipment	3-5	3,630	3,502
Autos and trucks	5	454	413
Tooling	5	1,150	1,150
Leasehold improvements	Shorter of remaining lease term or estimated useful life	4,443	4,097

Total Property and equipment		12,902	12,427

Less: accumulated depreciation and amortization		(5,023)	(4,407)
Construction-in-progress		267	1,171

Property and equipment, net		$8,146	$9,191

Depreciation expense was $0.7 million and $0.6 million for the three months ended March 31, 2021 and 2020, respectively. Of the total depreciation for the three months ended March 31, 2021 and 2020, $0.3 million and $0.3 million, respectively, were recorded in Cost of sales and $0.4 million and $0.3 million, respectively, were recorded in General and administrative expenses in the Condensed Consolidated Statements of Comprehensive Loss.

Note 6 – Goodwill and Intangible Assets, net

The gross carrying amount and accumulated amortization of HydraFacial’s intangible assets, net, as of March 31, 2021 were as follows (in thousands):

	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Estimated Useful Life (Years)
Trademarks	$9,480	$(2,934)	$6,546	15
Customer relationships	6,016	(2,455)	3,561	5-10
Developed technology	70,900	(38,404)	32,496	8
Patents	1,596	(173)	1,423	4-19
Capitalized Software	8,208	(1,980)	6,228	3-5

Total intangible assets	$96,200	$(45,946)	$50,254

The gross carrying amount and accumulated amortization of HydraFacial’s intangible assets, net, as of December 31, 2020 were as follows (in thousands):

	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Estimated Useful Life (Years)
Trademarks	$9,480	$(2,765)	$6,715	15
Customer relationships	6,003	(2,263)	3,740	5-10
Developed technology	70,900	(36,189)	34,711	8
Patents	1,423	(158)	1,265	4-19
Capitalized Software	6,172	(1,668)	4,504	3-5

Total intangible assets	$93,978	$(43,043)	$50,935

Amortization expense for the three months ended March 31, 2021 and 2020, was $2.9 million and $3.2 million, respectively. Of the total amortization expense for three months ended March 31, 2021 and 2020, $2.2 million and $2.7 million, respectively, were recorded in Cost of sales and $0.7 million and $0.5 million, respectively, were recorded in General and administrative expenses in the Condensed Consolidated Statements of Comprehensive Loss.

The changes in the carrying value of goodwill between December 31, 2020 and March 31, 2021 are from the effect of a foreign currency translation.

Note 7 – Long-term Debt

HydraFacial’s long-term debt consists of the following as of the periods indicated (in thousands):

	March 31, 2021	December 31, 2020
Revolver	$5,000	$—
Current portion of Term Loan	1,772	1,772
Current portion of deferred financing costs	(1,575)	(1,260)

Current portion of long-term debt, net	5,197	512
Term Loan, net of current portion	184,661	184,175
Term A Loan	34,648	33,395
Long-term portion of deferred financing costs	(837)	(1,546)

Long-term debt, net	218,472	216,024

Total debt, net	$223,669	$216,536

Deferred financing costs amortization expense for the three months ended March 31, 2021 and 2020 amounted to $0.4 million and $0.3 million, respectively, and is included in Interest expense, net on the Condensed Consolidated Statements of Comprehensive Loss.

Revolver and Term Loans

HydraFacial has a credit agreement (the “Credit Agreement”) with a bank that is a related party holding less than 5% interest in HydraFacial, which originally provided for $65 million of term loans (the “Term Loans”) and a revolving line of credit (the “Revolver”) of $5.0 million. During August 2018, the Credit Agreement was amended to provide an additional $113.0 million of Term Loans and to increase the capacity under the Revolver to $15.0 million. During August 2019, HydraFacial further amended the Credit Agreement to provide an additional $10.0 million of Term Loans.

Borrowings under the Credit Agreement bear interest at a Base Rate plus an Applicable Margin (“Base Rate Loan”) or a specified London Inter-Bank Offering Rate (LIBOR) plus an Applicable Margin. (“LIBOR Loan”). There was no interest on the Revolver in 2020, as there is no outstanding balance as of December 31, 2020. Interest is due on Base Rate Loans in arrears on the first day of each calendar month, and on the last day of the applicable interest period for LIBOR Loans. Principal on the Term Loan is due in installments of approximately $0.5 million at the end of each calendar quarter and the remaining principal is due upon maturity. The Credit Agreement matures on August 24, 2022, at which time the outstanding balances under the Revolver and Term Loans are due.

As of March 31, 2021 and December 31, 2020, there was an outstanding balance of $186.4 million and $185.9 million on the term loan, respectively. As of March 31, 2021, there was $5.0 million outstanding on the Revolver and as of December 31, 2020, there was no outstanding balance on the Revolver. As of March 31, 2021 and December 31, 2020, available borrowing capacity under the Revolver was $10.0 million and $15.0 million, respectively. Commitment fees on the revolving line of credit undrawn initial committed amount of $5.0 million is 1.50% per annum. The interest rate on the Revolver under the Credit Agreement was 8.75% for the three months ended March 31, 2021.

On April 10, 2020, the Credit Agreement was amended to include a “PIK” interest component of 2% that accrues on the outstanding balances of the Term Loan and the Revolver. Additionally, HydraFacial is required to pay an early prepayment fee of 2.00% of the amount prepaid or repaid on the Term Loan prior to April 10, 2021, and 1.00% if prepaid between April 11, 2021 and April 10, 2022. The interest rates on the Term Loan borrowings under the Credit Agreement including PIK was 8.75% for the three months ended March 31, 2021.

HydraFacial’s initial Credit Agreement is collateralized by all assets of HydraFacial. The Term Loan and the Revolver contain customary covenants that restrict the ability of HydraFacial and its consolidated subsidiaries to, among other things, incur additional indebtedness, sell certain assets, guarantee obligations of third parties, pay cash dividends except to HydraFacial’s subsidiary or direct parent or make certain other distributions, and undergo a merger or consolidation or certain other transactions without the lenders’ consent. The Credit Agreement is also subject to certain financial covenants, requiring HydraFacial to maintain compliance with certain leverage ratios. HydraFacial was in compliance with its financial covenants as of March 31, 2021 and December 31, 2020.

Term A Loan

On April 10, 2020, HydraFacial entered into a second credit agreement with related parties to provide for term loan borrowings of $30.0 million (“Term A Loan”). Borrowings accrue interest at a rate of 15.0% and the agreement matures on August 24, 2023. Accrued interest is due quarterly which will be paid by increasing the amount of principal outstanding under the Term A Loan (“PIK Interest”). The PIK Interest shall be payable in cash upon maturity or acceleration of the Term A Loan in the event of default or change in control. The outstanding principal and interest on the Term A Loan is payable upon maturity. Term Loan A accrued $1.3 million in PIK interest for the three months ended March 31, 2021.

HydraFacial is required to pay an early prepayment fee of 2.00% of the amount of the Term A Loan prepaid or repaid prior to April 10, 2021, and 1.00% if prepaid between April 11, 2021 and April 10, 2022. Similar to the HydraFacial existing credit agreement, the Term A Loan is also subject to certain customary financial covenants and restrictions including to maintain quarterly consolidated profitability and debt-service ratios. These financial covenants are less restrictive than those of the initial Credit Agreement. The Term A loan is collateralized by all assets of HydraFacial and is subordinated to HydraFacial’s existing first lien borrowings under the Credit Agreement.

Subsequent to March 31, 2021, in connection with the consummation of the Business Combination, all outstanding debt was repaid.

Note 8 – Income Taxes

The income tax benefit for the three months ended March 31, 2021 and 2020 is $0.3 million and $2.6 million, respectively. The effective tax rate for the three months ended March 31, 2021 is 8.55%, which is lower than the federal statutory rate of 21.0% primarily due to the increase in valuation allowance and non-deductible expenses. The effective tax rate for the three months ended March 31, 2020 is 22.38%, which is greater than the federal statutory rate of 21.0% primarily due to the benefit for state taxes, partially offset by an increase in valuation allowance.

The Company has established a valuation allowance against a portion of its remaining deferred tax assets because it is more likely than not that certain deferred tax assets will not be realized. In determining whether deferred tax assets are realizable, the Company considered numerous factors including historical profitability, the amount of future taxable income and the existence of taxable temporary differences that can be used to realize deferred tax assets.

Additionally, the Company follows an accounting standard addressing the accounting for uncertainty in income taxes that prescribes rules for recognition, measurement and classification in the financial statements of tax positions taken or expected to be taken in a tax return. The Company has gross unrecognized tax benefits of $0.1 million for the three months ended March 31, 2021. The Company did not have any gross unrecognized tax benefits for the three months ended March 31, 2020.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law. The CARES Act provides numerous tax provisions and other stimulus measures, including temporary changes regarding the prior and future utilization of net operating losses, temporary changes to the prior and future limitations on interest deductions, temporary suspension of certain payment requirements for the employer portion of Social Security taxes, the creation of certain refundable employee retention credits, and technical corrections from prior tax legislation for tax depreciation of certain qualified improvement property (“QIP”).

HydraFacial believes it will be able to obtain federal tax refunds by carrying back its net operating loss for the year ended December 31, 2020. HydraFacial estimates the net operating loss carryback will result in a federal refund of approximately $4.5 million.

On December 27, 2020, the United States enacted the Consolidated Appropriations Act which extended many of the benefits of the CARES Act that were scheduled to expire. The Company does not expect a material impact of Consolidated Appropriations Act on its Condensed Consolidated Financial Statements and related disclosures.

On March 11, 2021 the United States enacted the American Rescue Plan Act of 2021 (“American Rescue Plan”). The American Rescue Plan includes various income and payroll tax measures. The Company does not expect a material impact of the American Rescue Plan on its Condensed Consolidated Financial Statements and related disclosures.

In June 29, 2020, the State of California passed Assembly Bill 85 which suspends the California net operating loss deduction for the 2020-2022 tax years and the R&D credit usage for the same period (for credit usages in excess of $5.0 million). These suspensions were considered in preparation of the year ended December 31, 2020 and three months ended March 31, 2021 Condensed Consolidated Financial Statements.

Note 9 – Employee Benefit Plan

HydraFacial sponsors a defined contribution 401(k) and profit sharing plan that all regular employees are eligible to participate in after one year of service. The Plan is administered by a third-party administrator. Contributions to the plans were $0.2 million and $0.3 million for the three months ended March 31, 2021 and 2020, respectively.

Note 10 – Equity-Based Compensation

2016 Equity Incentive Award Plan

HydraFacial had approximately 1,509 time vested stock options and 5,082 performance based stock options outstanding as of December 31, 2019 under its 2016 Equity Incentive Award Plan (the “2016 Plan”). These awards were subsequently canceled by HydraFacial during 2020 and replaced with new incentive units of LCP Holdco.

Incentive Units

During May 2020, HydraFacial canceled 1,295 of the time vested stock options and 4,440 of the performance-based stock options outstanding under the 2016 Plan (“Option Awards”) and replaced these awards with 1,295 of new time vested incentive units (“Time Vesting Units”) and 4,440 of performance based incentive units (“Performance Vesting Units”) of LCP Holdco (the “Incentive Units”) for certain members of management pursuant to the LCP Holdco LLC Agreement. All of the Time Vesting Units immediately vest upon a qualified sale that constitutes a change of control which includes a reverse recapitalization. The performance condition related to the Performance Vesting Units is based upon the amount of proceeds received in connection with a qualified sale related to a liquidity event, which can include a reverse recapitalization.

As of March 31, 2021, there were 318 Time Vesting Units and 4,033 Performance Vesting Units issued and outstanding at LCP level.

Stock-based Compensation Expense

Stock-based compensation expense for the Incentive Units is recorded by HydraFacial as it has been determined that the economic interest holder, LCP Holdco, has made a capital contribution to HydraFacial, who will make stock-based payments to its employees in exchange for services rendered. The total net stock-based compensation is attributable to the granting of, and the remaining requisite service periods of, Option Awards and Incentive Units.

Compensation expense attributable to stock-based compensation was immaterial for the three months ended March 31, 2021 and 2020, respectively.

HydraFacial estimates the fair value of the Incentive Units using a Monte Carlo simulation model. Stock-based compensation expense is recognized for the Time Vesting Units as service is provided, and stock-based compensation expense is recognized for the Performance Vesting units that are expected to vest upon the achievement of the performance condition. A change in control event is not deemed probable until consummated. As of March 31, 2021, achievement of the performance condition was not probable. Total unrecognized compensation related to unvested Time Vesting Units as of March 31, 2021 was approximately $0.3 million, and the total unrecognized compensation related to Performance Vesting Units was $1.1 million.

Note 11 – Commitments and Contingencies

Litigation – From time to time HydraFacial is involved in claims, legal actions and governmental proceedings that arise from its business operations. As of March 31, 2021 and December 31, 2020, HydraFacial was not party to any legal proceedings or threatened legal proceedings, the adverse outcome of which, individually or in the aggregate, it believes would have a material adverse effect on its business, financial condition or results of operations.

Note 12 – Concentrations

Purchases from major suppliers amount to as follows for the periods indicated (in thousands):

	Three Months Ended March 31, 2021
	Amount	% of Total Purchases
Supplier A	$1,803	28.3%
Supplier B	1,119	17.6
Supplier C	681	10.7

Total	$3,603	56.6%

Included in Accounts payable at March 31, 2021, was $1.4 million payable to these vendors.

Purchases from major suppliers amount to as follows for the periods indicated (in thousands):

	Three Months Ended March 31, 2020
	Amount	% of Total Purchases
Supplier A	$2,275	22.4%
Supplier B	1,152	11.4
Supplier C	1,025	10.1

Total	$4,452	43.9%

Included in Accounts payable as of December 31, 2020 was $1.0 million payable to these vendors.

As of March 31, 2021, HydraFacial had no customers that accounted for 10% or more of the Accounts receivable balance.

As of December 31, 2020, HydraFacial had one customer that accounted for 10% or more of the Accounts receivable balance. This customer accounted for 10.5%, or $1.9 million, of the Accounts receivable balance.

No single customer accounted for 10% or more of consolidated Net sales during the three months ended March 31, 2021 and 2020.

Note 13 – Related-Party Transactions

HydraFacial entered into management service agreements with two related parties, who are the Parent’s owners, to provide financial and management advisory services to HydraFacial. Both management services agreements provide for a quarterly monitoring fee in an amount equal to the product of the (a) the greater of (x) $0.1 million and (y) 1.25% of HydraFacial’s EBITDA for the twelve-month period ending on the last calendar day of the immediately preceding applicable calendar quarter, multiplied by (b) the pro rata proportion as defined in the agreement.

In addition, the management services agreement provides for other fees in relation to services that may be provided in connection with equity and/or debt financing, acquisition of any other business, company, product line or enterprise, or divestiture of any division, business, and product or material assets. The fees vary between 1% and 2% of the related transaction amount.

HydraFacial recorded approximately $0.1 million and $0.5 million of charges related to management services fees for the three months ended March 31, 2021 and 2020, respectively. These amounts are included in General and administrative expenses on the Condensed Consolidated Statements of Comprehensive Loss. There were $1.9 million and $0.5 million due to these related parties at March 31, 2021 and 2020 included in Accounts payable on the Condensed Consolidated Balance Sheets.

HydraFacial leases its office in Signal Hill, California, from an entity owned by minority stockholders of HydraFacial who are no longer active employees. Lease expense under this lease was $0.1 million and $0.1 million for the three months ended March 31, 2021 and 2020, respectively.

HydraFacial issued shares to a key member of management in exchange for a note receivable with a $0.6 million face value. Interest on the note accrues at a rate of 8% and matures in December 2022. Interest receivable is presented as a component of Other assets on the Condensed Consolidated Balance Sheets. As there is no intent for the issuer to pay the note within a reasonably short period of time, HydraFacial has presented the note as a deduction of stockholders’ deficit. The outstanding note receivable from stockholder was $0.5 million as of both March 31, 2021 and December 31, 2020. Subsequent to March 31, 2021, with the consummation of the Business Combination, the outstanding note receivable amount was settled.

On April 10, 2020, the Company’s existing Credit Agreement with a bank that is also a related party was amended to include a “PIK” interest component of 2% that accrues on the outstanding balances of the Term Loan and Revolver. Additionally, the Company is required to pay an early prepayment fee of 2.00% of the amount prepaid or repaid on the Term Loan prior to April 10, 2021, and 1.00% if prepaid between April 11, 2021 and April 10, 2022. As of March 31, 2021, the amount due to a related party was $191.4 million in connection with the Term Loan and Revolver. See Note 7 for additional information on the Term Loans.

On April 10, 2020, HydraFacial also entered into a second credit facility with a related party to provide for borrowings of $30.0 million under the Term A Loan. As of March 31, 2021, the amount due to the related party was $34.6 million in connection with the Term A Loan and related PIK Interest. See Note 7 for additional information on the Term A Loan. HydraFacial sells to a customer that is owned directly or indirectly by a key member of management. Sales for this related party and the outstanding accounts receivable balance are as follows for the periods indicated (in thousands):

	Three Months Ended
	March 31, 2021	March 31, 2020
Sales to related party	$100	$96
Accounts receivable	$322	$75

Note 14 – Stockholders’ Deficit

Common Stock

In October 2016, HydraFacial implemented a single class common stock structure by authorizing 60,000 shares of common stock in connection with the formation of LCP Edge Intermediate, Inc. As of March 31, 2021 and December 31, 2020, there was 54,358 Common Stock shares issued and outstanding. The Common Stock is entitled to one vote per share and all shares are outstanding. HydraFacial has not declared or paid any dividends with respect to its Common Stock.

Preferred Stock

Effective October 2016, the Board of Directors authorized the issuance of preferred stock, with a par value of $0.01 per share. As of March 31, 2021 and December 31, 2020, there were 1,500 shares of preferred stock authorized and 931 shares of preferred stock outstanding designated as non-voting Class A Preferred Stock. The Class A Preferred Stock shares are entitled to receive 8% per annum dividends based on the per share liquidation value of the preferred stock, calculated daily and compounded quarterly.

HydraFacial’s governing documents do not provide for redemption of, conversion of, or participation in dividends paid on Class A common stock by the Class A Preferred Stock. However, the cumulative dividends must be paid on the preferred stock prior to paying dividends on the common stock. The Class A Preferred Stock is not callable and is not subject to any sinking fund or other mandatory redemption. On August 24, 2018, HydraFacial paid $13.7 million in 8% cumulative dividends earned through the date of payment, and modified the terms of the Class A Preferred Stock to pay a distribution of $85.0 million on the $100,000 per share liquidation value, for a total distribution of $98.7 million. As a result of the distribution, the aggregate liquidation preference was reduced to $8.5 million, on which 8% cumulative dividends are earned. Otherwise, HydraFacial has not declared or paid any dividends, or authorized or made any distributions upon or with respect to its Class A Preferred Stock.

Note 15 – Segment Reporting

HydraFacial manages its business on the basis of one operating segment and one reportable segment. As a result, the chief operating decision maker, who is the Chief Executive Officer, decides how to allocate resources and assess performance, reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocates resources and evaluates financial performance.

Net sales by geographic region were as follows for the periods indicated (in thousands):

	Three Months Ended
	March 31, 2021	March 31, 2020
Americas	$31,280	$23,913
EMEA	7,471	6,888
Asia Pacific	8,791	1,735

Total net sales	$47,542	$32,536

As of March 31, 2021 and December 31, 2020, substantially all of HydraFacial’s property and equipment, net was held in the United States.

Note 16 – Net Loss Attributable to Common Shareholders

Net loss attributable to common stockholders is computed by deducting both the dividend distributions declared in the period on preferred stock and the dividends accumulated for the period on cumulative preferred stock from net income (“Basic EPS”). Diluted net loss per share (“Diluted EPS”) is computed by dividing net loss attributable to common stockholders by the total of the weighted-average common stock outstanding shares outstanding during the period.

Diluted EPS for the three months ended March 31, 2020 exclude the dilutive effect of stock option shares because their inclusion would be anti-dilutive for all periods. All stock options were cancelled during 2020.

The following table sets forth the calculation of both basic and diluted net loss per share as follows for the periods indicated (in thousands, except share and per share amounts):

	Three Months Ended
	March 31, 2021	March 31, 2020
Basic and Diluted Net loss per share:
Net loss	$(3,274)	$(9,070)
Less: Cumulative preferred dividends	(201)	(188)

Net loss attributable to common shareholders	$(3,475)	$(9,258)

Shares used in computation:
Weighted-average common shares outstanding	54,358	49,205

Basic and Diluted Net loss per share:	$(63.92)	$(188.17)

The following potentially dilutive shares were not included in the calculation of diluted shares outstanding as the effect would have been anti-dilutive for the periods indicated:

	Three Months Ended
	March 31, 2021	March 31, 2020
Stock Options	—	1,509

Note 17 – Subsequent Events

HydraFacial has evaluated subsequent events through July 9, 2021, which is the date the condensed consolidated financial statements were available to be issued.

Acquisitions

HydraFacial has entered into definitive agreements to acquire four distributors across Latin America, Europe and Asia to sell and distribute the HydraFacial line of products within their respective regions. One distributor acquisition has closed on June 4, 2021 with cash consideration of $5.7 million prior to working capital adjustments plus equity consideration consisting of 110,726 shares of Class A Common Stock of BeautyHealth. The remaining three acquisitions closed on July 1, 2021. Cash consideration expected to be paid in the aggregate, prior to any working capital adjustments, to acquire the three remaining distributors is $23.4 million plus equity consideration consisting of 479,373 shares of Class A Common Stock of BeautyHealth. The equity consideration for all four acquisitions will be issued by August 1, 2021.

Merger

On May 4, 2021, HydraFacial consummated the Merger Agreement with Vesper, pursuant to which Vesper acquired, directly or indirectly, 100% of the stock of HydraFacial and its subsidiaries. Upon closing, the surviving entity was renamed The Beauty Health Company and trades on the Nasdaq Capital Market under the ticker symbol “SKIN.”

The transactions set forth in the Merger Agreement constitute a “Business Combination” as contemplated by Vesper’s Amended & Restated Certificate of Incorporation. Immediately after the completion of the Business Combination, the shareholders of HydraFacial exchanged their interests in HydraFacial for shares of common stock of the surviving entity.

Pursuant to the terms of the Merger Agreement, the aggregate merger consideration paid to the HydraFacial stockholders in connection with the Business Combination was approximately $975.0 million less HydraFacial’s net indebtedness as of the Closing Date, transaction expenses, and net working capital relative to a target. In connection with the transaction, all of HydraFacial’s existing debt under its credit facilities were repaid and the note receivable from its stockholder was settled.

The merger consideration included both cash consideration and consideration in the form of newly issued Class A Common Stock. The aggregate cash consideration paid to the former HydraFacial stockholders at the Closing was approximately $368.0 million, consisting of the Vesper’s cash and cash equivalents as of the closing of the Business Combination including proceeds of $350.0 million from Vesper’s Private Placement of an aggregate of 35,000,000 shares of Class A Common Stock, and approximately $433.0 million of cash available to Vesper from the trust account that held the proceeds from Vesper’s initial public offering (the “Trust Account”) after giving effect to income and franchise taxes payable in respect of interest income earned in the Trust Account and redemptions that were elected by Vesper’s public stockholders, minus approximately $224.0 million used to repay HydraFacial’s outstanding indebtedness at the Closing, minus approximately $94.0 million of transaction expenses of HydraFacial and Vesper, minus $100.0 million. The remainder of the consideration paid to the HydraFacial stockholders consisted of 35,501,743 newly issued shares of Class A Common Stock. The foregoing consideration paid to the HydraFacial stockholders will be further increased by the payment of 7.5 million earn-out shares of Class A Common Stock pursuant to the terms of the Merger Agreement and as a result of the consummation of the distributor acquisitions referenced above.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the Class A Common Stock and warrants being registered hereby.

Securities and Exchange Commission registration fee	$213,839.74
Accounting fees and expenses	40,000
Legal fees and expenses	75,000
Financial printing and miscellaneous expenses	200,000
Total	$528,839.74

Item 14.	Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, our Second Amended and Restated Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and our Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered into and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our Board of Directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors under the circumstances and to the extent provided for therein, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, and including appeals, in which he or she may be involved, or is threatened to be involved, as a party or otherwise, to the fullest extent permitted under the DGCL and the Bylaws. The indemnification agreements also require us, if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Item 15.	Recent Sales of Unregistered Securities.

The following list sets forth information as to all Vesper’s and our securities sold in the last three years which were not registered under the Securities Act. The descriptions of these issuances are historical and have not been adjusted to give effect to the Business Combination.

On August 5, 2020, the Sponsor purchased an aggregate of 11,500,000 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.002 per share. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Simultaneous with the consummation of the IPO and the exercise of the over-allotment option in full, on October 2, 2020, Vesper consummated the private placement of an aggregate of 9,333,333 Private Placement Warrants to the Sponsor at a price of $1.50 per Private Placement Warrant, generating total proceeds of $14,000,000.

On May 4, 2021, we issued 35,000,000 shares of Class A Common Stock to certain qualified institutional buyers and accredited investors that agreed to purchase such shares in connection with the Business Combination for aggregate consideration of $350,000,000 million.

On May 4, 2021, we issued 35,501,743 shares of Class A Common Stock as partial compensation to the HydraFacial Stockholders for the Business Combination.

We issued the foregoing securities in transactions not involving an underwriter and not requiring registration under Section 5 of the Securities Act of 1933, as amended, in reliance on the exemption afforded by Section 4(a)(2) thereof.

Item 16.	Exhibits and Financial Statement Schedules.

The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Exhibit Number	Description

2.1+	Agreement and Plan of Merger, dated as of December 8, 2020, by and among Vesper Healthcare Acquisition Corp., Hydrate Merger Sub I, Inc., Hydrate Merger Sub II, LLC, LCP Edge Intermediate, Inc. and LCP Edge Holdco, LLC, in its capacity as the Stockholders’ Representative (filed as Exhibit 2.1 to the Current Report on Form 8-K of the Company on December 9, 2020 and incorporated herein by reference).

3.1	Second Amended and Restated Certificate of Incorporation of The Beauty Health Company (filed as Exhibit 3.1 to the Current Report on Form 8-K of the Company on May 10, 2021 and incorporated herein by reference).

3.2	Amended and Restated Bylaws of The Beauty Health Company (filed as Exhibit 3.2 to the Current Report on Form 8-K of the Company on May 10, 2021 and incorporated herein by reference).

4.1	Specimen Class A Common Stock Certificate (filed as Exhibit 4.2 to the Registration Statement on Form S-1 (File No. 333-248717) of the Company on September 21, 2020 and incorporated herein by reference).

4.2	Specimen Warrant Certificate (filed as Exhibit 4.3 to the Registration Statement on Form S-1 (File No. 333-248717) of the Company on September 21, 2020 and incorporated herein by reference).

4.3	Warrant Agreement, dated September 29, 2020, between the Company and Continental Stock Transfer & Trust Company, as warrant agent (filed as Exhibit 4.1 to the Current Report on Form 8-K of the Company on October 5, 2020 and incorporated herein by reference).

5.1	Opinion of Latham & Watkins LLP as to the validity of shares of The Beauty Health Company Class A Common Stock and warrants.

10.1	Form of Subscription Agreement (filed as Exhibit 10.1 to the Current Report on Form 8-K of the Company on December 9, 2020 and incorporated herein by reference).

10.2	Amended and Restated Registration Rights Agreement dated as of May 4, 2021, by and among the Company, BLS Investor Group LLC and the stockholders of LCP Edge Intermediate, Inc. (filed as Exhibit 10.2 to the Current Report on Form 8-K of the Company on May 10, 2021 and incorporated herein by reference).

10.3	Investor Rights Agreement dated as of May 4, 2021, by and between the Company and LCP Edge Holdco, LLC (filed as Exhibit 10.3 to the Current Report on Form 8-K of the Company on May 10, 2021 and incorporated herein by reference).

10.4#	The Beauty Health Company 2021 Incentive Award Plan (filed as Exhibit 10.1 to the Current Report on Form 8-K of the Company on April 30, 2021 and incorporated herein by reference).

10.5#	The Beauty Health Company 2021 Employee Stock Purchase Plan (filed as Exhibit 10.2 to the Current Report on Form 8-K of the Company on April 30, 2021 and incorporated herein by reference).

10.6#	Employment Agreement, dated as of May 4, 2021, between Clinton E. Carnell, Edge Systems LLC d/b/a The HydraFacial Company and The Beauty Health Company (filed as Exhibit 10.6 to the Current Report on Form 8-K of the Company on May 10, 2021 and incorporated herein by reference).

10.7#	Employment Agreement, dated as of May 4, 2021, between Liyuan Woo, Edge Systems LLC d/b/a The HydraFacial Company and The Beauty Health Company (filed as Exhibit 10.7 to the Current Report on Form 8-K of the Company on May 10, 2021 and incorporated herein by reference).

10.8#	Offer Letter dated as of April 29, 2021, between Daniel Watson, Edge Systems LLC d/b/a The HydraFacial Company and The Beauty Health Company (filed as Exhibit 10.8 to the Current Report on Form 8-K of the Company on May 10, 2021 and incorporated herein by reference).

10.9#	Form of Stock Option Award Agreement (CEO and CFO) (filed as Exhibit 10.9 to the Current Report on Form 8-K of the Company on May 10, 2021 and incorporated herein by reference).

10.10#	Form of Stock Option Award Agreement Form (Non-CEO and CFO) (filed as Exhibit 10.10 to the Current Report on Form 8-K of the Company on May 10, 2021 and incorporated herein by reference).

10.11#	Form of Performance-Based Restricted Stock Unit Agreement (filed as Exhibit 10.11 to the Current Report on Form 8-K of the Company on May 10, 2021 and incorporated herein by reference).

10.12#	The Beauty Health Company Executive Severance Plan (filed as Exhibit 10.12 to the Current Report on Form 8-K of the Company on May 10, 2021 and incorporated herein by reference).

10.13#	Form of Indemnity Agreement (filed as Exhibit 10.13 to the Current Report on Form 8-K of the Company on May 10, 2021 and incorporated herein by reference).

10.14	Amended and Restated Management Services Agreement dated as of May 4, 2021, by and among Linden Manager III LP, Edge Systems LLC d/b/a The HydraFacial Company and The Beauty Health Company (filed as Exhibit 10.14 to the Current Report on Form 8-K of the Company on May 10, 2021 and incorporated herein by reference).

21.1	Subsidiaries of the Registrant (filed as Exhibit 21.1 to the Current Report on Form 8-K of the Company on May 10, 2021 and incorporated herein by reference).

23.1	Consent of Deloitte & Touche LLP (with respect to LCP Edge Intermediate, Inc. consolidated financial statements).

23.2	Consent of Marcum LLP (with respect to The Beauty Health Company (formerly known as Vesper Healthcare Acquisition Corp.) financial statements).

23.3	Consent of Latham & Watkins LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this registration statement).

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema

101.CAL	XBRL Taxonomy Extension Calculation Linkbase

101.DEF	XBRL Taxonomy Extension Definition Linkbase

101.LAB	XBRL Taxonomy Extension Label Linkbase

101.PRE	XBRL Taxonomy Extension Presentation Linkbase

+

Certain schedules and exhibits to this Exhibit have been omitted pursuant to Item 601(a)(5) or Item 601(b)(10)(iv), as applicable, of Regulation S-K. The Registrant agrees to furnish supplemental copies of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

#	Management contract or compensatory plan or arrangement.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)    to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)    that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)    to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)    that, for the purpose of determining liability under the Securities Act to any purchaser: Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5)    that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)    any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)    the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(d)    any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Long Beach, State of California, on July 16, 2021.

The Beauty Health Company

By:	/s/ Clinton E. Carnell
Name:	Clinton E. Carnell
Title:	Chief Executive Officer

Each person whose signature appears below constitutes and appoints each of Brenton L. Saunders, Clinton E. Carnell or Liyuan Woo, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on July 16, 2021.

Signature	Title

/s/ Clinton E. Carnell	Chief Executive Officer and Director
Clinton E. Carnell	(Principal Executive Officer)

/s/ Liyuan Woo	Chief Financial Officer
Liyuan Woo	(Principal Financial and Accounting Officer)

/s/ Brenton L. Saunders	Executive Chairman
Brenton L. Saunders

/s/ Michael D. Capellas	Director
Michael D. Capellas

/s/ Julius Few	Director
Julius Few

/s/ Desiree Gruber	Director
Desiree Gruber

/s/ Michelle Kerrick	Director
Michelle Kerrick

/s/ Brian Miller	Director
Brian Miller

/s/ Doug Schillinger	Director
Doug Schillinger